Form 10-K405, Exhibit 13
period 1996-12-31
FIRST NATIONAL BANCORP INC /IL/
filed 1997-03-31
CIK 788783

FIRST NATIONAL BANCORP, INC.
BUILDING FOR THE FUTURE
ANNUAL REPORT 1996

FINANCIAL HIGHLIGHTS...
In thousands, except per share data         1996         1995         % INCREASE
                                            ----         ----         ----------
Total Assets at year end                    $ 824,570    $ 749,990    9.94%
Net Income                                  $   8,521    $   8,211    3.78%
Earnings per share                          $    7.01    $    6.75
Stockholders' Equity                        $  71,391    $  66,425    7.48%
Equity Per Share                            $   58.71    $   54.63

THREE YEAR COMPARISONS
In thousands, except per share data         1996         1995         1994
                                            ----         ----         ----
Total Assets at year end                    $  824,570   $ 749,990    $ 692,642
Net Income                                  $    8,521   $   8,211    $   7,507
Earnings per share                          $     7.01   $    6.75    $    6.17
Stockholders' Equity                        $   71,391   $  66,425    $  61,657

CONTENTS...
Letter to Shareholders...                     2
Management's Discussion and Analysis..        4
Report of Independent Auditors...            10
Consolidated Balance Sheets...               11
Consolidated Statements of Income...         12
Consolidated Statements of Cash Flow...      13
Consolidated Statements of Changes
     in Stockholders' Equity...              15
Notes to Consolidated Financial Statements.. 16
Selected Financial Data...                   23
Directors...                                 26
Officers...                                  28

A GROWING CONCERN DOES NOT RELY ON TRADITION BUT BUILDS UPON IT. THE FOUNDATION HAS BEEN LAID, THE FRAMEWORK BUILT, THE STRUCTURE EVOLVES--ALL ACCORDING TO PLAN. RECOGNIZING THE NUANCES OF CHANGE, WE STAY THE COURSE--TRUE TO THE BLUEPRINT OF CORE VALUES YET ALWAYS LOOKING AHEAD. THE GRAND PROJECT CONTINUES--ALWAYS PERFECTING THE VISION. ALWAYS BUILDING FOR THE FUTURE.

TO OUR SHAREHOLDERS:
    The Bancorp's performance in 1996 is significant not only in view of profit but in an emerging strategic plan that will help us achieve future growth. The Bancorp continued its long trend of setting records in virtually every financial category. Each of the four subsidiary banks contributed by reaching new heights within their respective operations.
    Total Assets approached $825 million, an approximate 10% increase over last year. Each of the four banks reached new asset highs in 1996. Total Deposits also set a new standard, nearly $691 million, up 14% over last year. A concerted effort to attract new deposits with an aggressive marketing program helped us achieve this deposit record.
    Strong relationship lending contributed to our Asset growth. Net Loans improved 8.5% to $464.4 million. Aided by a stable prime rate, steady economic growth, and more direct lending through our branches, Real Estate Loans were up nearly $24 million and Consumer Loans increased nearly $10 million over 1995. Over 60% of the Real Estate Loan increase came in the Residential category. Entering the new year, loan demand remains very strong.
    Net Income rose to an all time high of $8.5 million. Each of the banks reported increases over their Net Income totals in 1995. Earnings per share were $7.01, a 26-cent jump over last year's figure
    To enhance customer convenience and maintain a high level of personalized service, the Bancorp expanded its branch and ATM network. In the past year, First National Bank of Joliet began serving customers in new facilities in Channahon and Romeoville. The Bank has now opened four new facilities over the past two years. Recognizing the potential of the Romeoville market, the Bank moved its data processing facilities into the new office and recently purchased another site on the western edge of the Village for future expansion.

    During the past year and a half, the Bancorp undertook a comprehensive technology study. After reviewing recommendations of its internal task force and outside consultants, the Bancorp is now initiating an extensive upgrade of its voice and data infrastructure encompassing all facets of our operation.
With a wider array of products and improved delivery systems, we will strengthen existing customer relationships and forge new ones. Ultimately, this upgrade will improve our competitive position in the future financial services environment of 1998 and beyond.
    Recognizing the need for continuity of leadership throughout the Bancorp, the Board of Directors promoted John J. Keigher, James T. Limacher, Jack A. Podlesny and Michael C. Reardon to the positions of Senior Vice President at First National Bank of Joliet. These officers have made many contributions to all the banks and their collective insight will be an invaluable asset to the Board of Directors as it guides the Bancorp into the new millennium.
    Early in 1997, the Board also moved to accelerate the payment of cash dividends to shareholders. Beginning in June 1997, shareholders will receive their dividends on a quarterly basis.
    Building the future begins in the present--identifying opportunities, assessing alternatives, and seizing initiatives. The building process is not limited to corporate planning but permeates every workstation. We cannot foretell the future with certainty, but through collective vision and diligent effort, we are placing the future within our grasp.

Sincerely,



Kevin T. Reardon                                           Albert G. D'Ottavio
Chairman of the Board and                                  President and Chief
Chief Executive Officer                                     Operating Officer


1996 HIGHLIGHTS

REGION ON A ROLL
    Economic development may be likened to a high stakes poker game. When the cards fall right, residential and commercial development is "on a roll."
    Will County, which is right in the heart of the Bancorp's retail and commercial trading areas, ranks second in population growth among all Illinois counties with an increase of 56,000 in the period between April, 1990 and July, 1995. (Source: U.S. Census Bureau)
    In a year-to-date survey through November 1996, approximately 13% of all residential building permits issued in the State of Illinois originated in Will County. Between 1990 and 1995, the value of building permits in the County increased by more than $300 million. (Source: U.S. Census Bureau, Construction Statistics Division)
    During the same five year period, retail sales increased by over 34% in Will County to more than $3 billion. (Source: Illinois Department of Revenue)
    These growth trends indicate tremendous opportunities for commercial and residential financing by the Bancorp.


SITE LINES
    Service is our lifeblood. It's not only a question of how well we serve but how close we are to our customers.
    To optimize our service delivery and enhance customer convenience, the Bancorp carefully considers where its customers are, residential growth patterns and commercial development when selecting sites for offices and Automatic Teller Machines.
    In 1996, new First National Bank of Joliet offices in Channahon and Romeoville began serving customers in those communities. That marks four new facilities in two years. The Bancorp also expanded its ATM network into gas station convenience stores in Joliet and Romeoville. Bancorp customers can use any of our twenty ATMs located in three counties without charge.
    That's an investment in our customers and soon-to-be customers who want "Banking Made Easier."


90 YEARS OF EXPERIENCE
    And then there are four--senior vice presidents entrusted with the future of First National Bank of Joliet.
    Collectively, these four senior vice presidents bring 90 years of experience to customer service, financial analysis, lending, investment management, and branch operations. Their contributions extend beyond the bottom line--to expanding customer relationships, to motivating their respective staffs, to improving their communities.
    Imbued with the community bank philosophy, their decisions transcend the daily course of business to help the Chairman and President shape First National's future.

EVERYTHING'S COMING UP--SILVER!
    The Bank of Lockport is part of the recent history of a very historical town. Since opening its doors in 1971 on Ninth Street, just east of the downtown area, it's been an integral part of the community. A year long celebration of its 25th anniversary began June 11th. As part of its silver anniversary, the Bank refurbished its interior decor. Six years ago, the Bank opened its second office on Route 7 in Homer Township to serve the burgeoning population in the area between Lockport, Lemont and Orland Park.
    Bank president Bruce Wolfersberger has watched the Bank's growth parallel that of the Lockport community. "This is a community built on loyalty and a tradition of trust. Our involvement in the business community has been mutually beneficial, and the response of the people of Lockport has been most gratifying."


MAKING A DIFFERENCE
    For Theretha "Tee" Fleming, work as a Land Trust administrator in First National Bank of Joliet's Investment Management and Trust Department may seem routine in comparison to her volunteer activities in Joliet.
    For the past 12 years, she has brought harmony to the youth of Joliet in more ways than one. Her gospel choir, Tee and Company, is making a difference in the community.
    Nearly all fifty members have had firsthand experience with gangs, drugs and alcohol, teenage parenthood, or poverty. Beyond directing beautiful music, Tee directs their lives so they can safely reach their full potential.
    If you ever hear Tee and Company, you'll see more than just gospel music, you'll see the handiwork of a hard-working volunteer making a major contribution to area youth.


THE ART OF BUSINESS BANKING
    Satisfying the financial needs of the business customer is an art. Cultivating a business relationship demands knowledge of the organization's key executives, their operation and their markets.
    Each firm's needs are unique in penetrating old and new market segments, in resources required for achieving growth, and in deposit services needed to optimize the financial operation. Beyond the initial handshake, the business development representative, the commercial lender, and the customer service representative at each bank work as a team to build the relationship through frequent contact and strategic direction.
    Whether it's a start-up entrepreneur or a large developer, Bancorp officers and staff have refined the art of business banking.


DISTINGUISHED SERVICE
    Technology is a tool that helps people work at peak efficiency. In financial services, the fastest data systems can't guarantee customer loyalty. But the level and degree of service will. Service is the essence of our business --the difference between getting by and getting ahead. Our core value of personalized service begins with people (our staff) and ends with people (our customers and prospects). Little things make the difference: the smile and name recognition at the teller line, the one day response on a loan application, the switchboard operator's greeting, the time taken to answer a question about an account balance.
    We're investing in more than upgraded technology. We're investing in people --training them in sales technique, product knowledge, and the use of our new systems. Our response to customers must be warm, knowledgeable and timely. The optimal service delivery satisfies the customer's need time after time.
    Building for the future is something we do one customer at a time.


FUTURE STARS
    Reaching out to our future, First National Bank of Joliet and the Herald News co-sponsored Future Stars, an age-group competition for area boys and girls.
    Youngsters from as far away as Naperville descended upon Bicentennial Park to test their athletic prowess in four events. Under the watchful eye of parents and peers, they ran against the clock, took aim at the basket, launched the football far down field and reached back for something extra on the fastball. Not everyone captured a medal, yet all were winners.
    Through sponsorships and scholarships, the Bancorp renews its commitment to youth year after year. Each has a talent that gives one a sense of accomplishment and confidence. Supporting youth activities is an investment in their future and ours.


MANAGEMENT'S DISCUSSION AND ANALYSIS

(Table dollar amounts in thousands, except per share data)

The following presents management's discussion and analysis of the results of operations and financial condition of the First National Bancorp, Inc. (the Company) as of the dates and for the periods indicated. This discussion should be read in conjunction with "Selected Financial Data," the Company's Consolidated Financial Statements and the Notes thereto and other financial data appearing elsewhere in this Annual Report. The statements contained in this management's discussion and analysis that are not historical facts are forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995.

OVERVIEW
The Company is a multi-bank holding company serving primarily the Will, Grundy and Kendall Counties, Illinois area. The Company was originated on September 30, 1986 with the merger of First National Bank of Joliet. While the principal office of the Company and the First National Bank of Joliet continues to be Joliet, Illinois, expansion has occurred through the acquisition in January 1989 of Southwest Suburban Bank, located in Bolingbrook, Illinois (25 miles southwest of Chicago), and the acquisition in December 1990 of Bank of Lockport (35 miles southwest of Chicago). In March 1992, the First National Bank of Joliet acquired the Minooka facility of Morris Federal Savings Bank. Plano Bancshares, Inc., the parent of Community Bank of Plano (45 miles west of Chicago), was acquired in October 1994. At December 31, 1996, the Company, with its four wholly-owned subsidiaries now has fifteen customer banking locations and total assets of $824,570,000 compared to $749,990,000 at the end of 1995. During 1996, the Company established two new banking locations. Four new branch offices have been opened in the past two years. These acquisitions and branch openings are reflective of management's strategic plan to expand in areas where the Company either already has market penetration or where the Company's present customer service area borders the new market.


RESULTS OF OPERATIONS
For the year ended December 31, 1996, the Company earned $8,521,000 or $7.01 per share as compared to $8,211,000 or $6.75 per share and $7,507,000 or $6.17 per share for the years ended December 31, 1995 and 1994, respectively. On a percentage basis, net income for 1996 increased by 3.78% over that of 1995 while a 9.38% increase was achieved in 1995 over net income for 1994. The operating performance of bank holding companies is often measured, and comparisons made,
based on net income to average assets and net income to average   equity.  The
Company's return on average assets for the year ended December 31, 1996 was 1.10%. Corresponding figures were 1.13% and 1.17% for 1995 and 1994 respectively. Return on average equity was 12.48% in 1996, 12.88% in 1995 and 12.70% in 1994.


NET INTEREST INCOME
Net interest income, the difference between total interest earned on earning assets and total interest expense on interest bearing liabilities, is the Company's principal source of income. Net interest income is influenced by changes in the volume and yield on earning assets as well as changes in the volume and rates paid on interest bearing liabilities. The Company attempts to favorably impact net interest income through investment decisions on interest earning assets and monitoring interest rates its banking subsidiaries offer, particularly rates for time deposits and short-term borrowings.

On a tax equivalent basis (35% income tax rate), the Company's net interest income expressed as a percentage of average interest earning assets was 4.47% for 1996 as compared to 4.62% in 1995 and 4.72% in 1994. The decrease in net interest income in 1996 is due primarily to a drop in the yield on earning assets to 7.91% in 1996 from 8.11% in 1995 as the yield on interest bearing liabilities remained relatively stable during the year. The drop in the yield on interest earning assets was caused by the combined volume of securities and federal funds sold becoming a larger proportion of average earning assets during 1996, combined with a decrease in yield on these earning assets during 1996.
The decrease in net interest income during 1995 was due to the cost   of
interest bearing deposits increasing at a faster rate than the yield on earning assets. The yield on earning assets increased 70 basis points to 8.11% in 1995, while the yield on interest bearing liabilities increased 88 basis points to 4.12% in 1995. A portion of the increase in the cost of interest bearing liabilities is because time deposits and short-term borrowings combined became a larger percentage of total interest bearing liabilities during 1995.

Net interest income for the year ended December 31, 1996 increased by $833,000, or 2.7%, compared to 1995. The increase in the volume of earning assets net of interest bearing liabilities produced $1,765,000 of the net interest income increase while changes in interest rates reduced income by $932,000. Net interest income for the year ended December 31, 1995 increased by $3,075,000, or 11.1%, compared to 1994. The increase in earning assets net of interest bearing liabilities produced $2,205,000 of the net interest income increase with the remainder due to the changes in interest rates during the year.

As the following table illustrates, the Company has maintained consistent levels of average interest earning assets to total average assets and to average interest bearing liabilities over the past three years. The ratio of average time deposits and borrowed funds to total average liabilities has also remained stable during the past two years.

                                                         1996      1995     1994
                                                         ----      ----    -----

Interest earning assets to total assets                   .91       .91      .91

Interest earning assets to interest bearing liabilities  1.19      1.18     1.20

Time deposits and borrowed Funds to interest
 bearing liabilities                                      .53       .53      .49

The following table sets forth certain information relating to the Company's average consolidated balance sheets and reflects the yield on average earning assets and cost of average interest bearing liabilities for the years indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities. Interest income is measured on a tax-equivalent basis using a 35% income tax rate. The average balance sheet amounts for loans include balances for non-performing loans and the securities average balance sheet amounts are based on amortized cost.

                                        Analysis of Average Balances, Tax Equivalent Interest
                                            and Yield/Rates For the Years Ended December 31,

                                             1996                           1995                            1994
                                  --------------------------      -------------------------      --------------------------
                                                      YIELD/                         YIELD/                          YIELD/
                                  AVERAGE             RATE        AVERAGE            RATE        AVERAGE             RATE
                                  BALANCE  INTEREST   (%)         BALANCE  INTEREST  (%)         BALANCE   INTEREST  (%)

Interest Earning Assets:
Interest-bearing deposits in
   other financial institutions   $  --    $   --                 $     70 $      3  4.29%       $  6,014  $   214    3.56%
Federal funds sold                 50,143    2,568    5.12%         47,572    2,800  5.89          14,791      559     378
Taxable securities                178,087   10,980    6.17         149,884    9,428  6.29         150,036    8,177    5.45
Tax-exempt securities              35,566    3,102    8.72          39,721    3,549  8.93          42,854    3,841    8.96
Loans                             441,619   39,148    8.86         426,523   38,027  8.92         371,442   30,585    8.23
                                  -------   ------                 -------   ------               -------   ------
   Total interest earning assets  705,415   55,798    7.91         663,770   53,807  8.11         585,137   43,376    7.41
                                  -------   ------                 -------   ------               -------   ------

Noninterest Earning Assets:
Cash and due from banks            32,368                           30,469                         26,960
Premises and equipment             16,898                           14,861                         12,900
Intangibles and other assets       19,111                           20,701                         15,391
                                  -------
   Total noninterest earning
    assets                         68,377                           66,031                         55,251
                                  -------                          -------                        -------
   Total assets                  $773,792                         $729,801                       $640,388
                                  -------                          -------                        -------
Interest Bearing Liabilities:
Deposits:
   NOW and Money Market          $108,735  $ 2,559    2.35        $ 99,827 $  2,338  2.34        $ 91,237  $ 1,991    2.18
   Savings                        160,224    4,007    2.50         153,661    3,872  2.52         152,383    3,778    2.48
   Time                           263,545   14,525    5.51         224,427   12,012  5.35         170,939    7,205    4.21
Short-term borrowings              51,993    2,600    5.00          74,552    4,210  5.65          69,647    2,624    3.77
Long-term debt                      7,239      581    8.03           7,966      682  8.56           2,235      160    7.16
                                  -------   ------                 -------   ------               -------   ------

   Total interest bearing
      liabilities                 591,736   24,272    4.10         560,433   23,114  4.12         486,441   15,758    3.24
                                  -------   ------   -----         -------   ------  -----        -------   ------    -----

Noninterest Bearing Liabilities:
Demand deposits                   107,981                           99,178                         90,994
Other liabilities                   5,806                            6,449                          3,863
Stockholders' equity               68,269                           63,741                         59,090
                                  -------                          -------                        -------

Total liabilities and
   stockholders' equity          $773,792                         $729,801                        $640,388
                                 ========                         ========                        ========
Net interest income                       $ 31,526                          $30,693                        $27,618
                                            ------                           ------
Net interest spread                                   3.81%                          3.99%                            4.17%
                                                      ----                           ----                             ====
Net interest margin to average
   interest earning assets                            4.47%                          4.62%                            4.72%
                                                      ----                           ----                             ====



PROVISION FOR LOAN LOSSES
The provision for loan losses is based on management's judgment of the amount necessary to maintain the allowance for loan losses at an adequate level. The provision for loan losses amounted to $1,024,000 in 1996 as compared to $1,191,000 and $830,000 in 1995 and 1994, respectively. The provision is determined by management through an evaluation which takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions. On December 31, 1996, the allowance for loan losses was $4,414,000 or 0.94% of outstanding loans, compared to $3,931,000 or 0.91% of outstanding loans at December 31, 1995.

One measurement used by management in assessing the risk inherent in the loan portfolio is the level of nonperforming loans. Nonperforming loans are comprised of those loans on which interest income is not being accrued and those loans which are contractually in arrears as to principal or interest for ninety days or more. Non-performing assets, which include other real estate acquired in satisfaction of loans, at December 31 for each of the past five years are as follows:

NONPERFORMING ASSETS

                                   1996        1995       1994       1993     1992
                                  ------      ------     ------     ------   ------
Non-accrual loans                 $  785      $  169     $1,084     $  449   $  917
Other loans contractually past
   due ninety days or more         1,072         981        985      1,168    1,034
Other real estate                     13         444        444        534      498
                                  ------      ------     ------     ------   ------
                                  $1,870      $1,594     $2,513     $2,151   $2,449
                                  ======      ======     ======     ======   ======

Total non-performing assets to
   total stockholders' equity       2.62%       2.40%      4.08%      3.74%    4.61%
Total non-performing assets
   to total assets                  0.23%       0.21%      0.36%      0.34%    0.41%


Impaired loans are included in non-accrual loans and totaled $580,000 at
December 31, 1996.  Impaired loans consist of   commercial and commercial real
estate loans. Management has allocated approximately $147,000 of the allowance for loan losses specifically to impaired loans as of December 31, 1996. There was no interest income recognized on impaired loans during 1996. No loans were considered impaired as of December 31, 1995.

The management process for evaluating the adequacy of the allowance for loan losses includes reviewing each month's loan committee reports which list all loans that do not meet certain internally developed criteria as to collateral adequacy, payment performance, economic conditions and overall risk credit risk. These reports, in narrative form, also address the current status and actions in process on each listed loan. From this information, adjustments are made to the allowance for loan losses. Such adjustments include both specific loss allocation amounts and general provisions by loan category based on present and past collection experience, nature and volume of the loan portfolio, overall portfolio quality, and current economic conditions that may affect the borrower's ability to pay.

For the five years presented, there were no restructured loans or leases to be reported. As of December 31, 1996 management has identified potential problem loans by type of loan. This includes the non-accrual and past due loans listed above in Nonperforming Assets.

Commercial                    $  967
Real estate, commercial        2,918
Real estate, residential         490
Consumer                           9
                              ------
                              $4,384
                              ======

NONINTEREST INCOME
Noninterest income consists primarily of service charges on customer deposit accounts and fees earned on trust department and farm management services.
Total noninterest income increased $367,000, or 7.2%, in 1996 compared with $1.3 million, or 33.5%, in 1995. The ratio of noninterest income to income before taxes was 43%, 43% and 36% in 1996, 1995 and 1994, respectively.

Trust department and farm management services income increased $164,000, or 19.7%, in 1996 after consistent amounts in 1995 and 1994. The 1996 increase is generally reflective of the increased emphasis by management in marketing trust services. During 1996, the specific trust revenues which had meaningful percentage increases over 1995 included employee/benefit trusts, agency trusts, estates and guardianships, and custodial accounts.

Service fees, which consist primarily of service fees on deposit accounts, increased $174,000, or 6.0%, in 1996 after increasing $519,000, or 21.9%, in
1995. Both years increases are generally reflective of increases in overdraft and demand deposit service charges as a result of increases in the number of demand deposit accounts as well as fee schedule increases. Approximately $280,000 of the 1995 increase relates to reporting a full year of activity for the Community Bank of Plano, which was acquired in October 1994.

Other income increased $163,000, or 14.8%, in 1996 compared with $459,000, or 71.7%, in 1995. The 1996 increase relates to many items, including increases in ATM fees, merchant credit card fees, credit life insurance income, demand deposit check charges, and gains on sales of other real estate owned, partially offset by a decrease of $74,000 in gains on sales of mortgage loans. The 1995 increase relates primarily to gains on sales of mortgage loans ($108,000 in 1995 compared to $17,000 in 1994) and other real estate owned ($51,000 in 1995 and none in 1994). The Company also recorded loan servicing fees of $108,000 in 1995 compared to a nominal amount in 1994. The rest of the increase in other income is primarily due to reporting a full year of activity for the Community Bank of Plano.


NONINTEREST EXPENSES
Total noninterest expenses increased $830,000, or 3.9%, in 1996 after increasing $2.9 million, or 15.5%, in 1995. A portion of the 1995 increase pertains to the inclusion of the Community Bank of Plano for a full year after its October 1994 acquisition. Details of noninterest expenses for the three years ended December 31, 1996 are presented in the following schedule:



                                       1996      1995      1994
                                       ----      ----      ----
Salaries and employee benefits         $11,122   $10,372   $ 9,157
Occupancy expense                        1,799     1,548     1,387
Data processing                          1,085       945       818
Equipment expense                        1,329     1,356     1,002
FDIC insurance and bank
  examination assessments                  160       893     1,249
Printing, stationary and supplies          754       598       461
Postage                                    461       391       342
Amortization of intangibles              1,070     1,070       553
All other expenses                       4,469     4,246     3,571
                                        ------    ------    ------
                                       $22,249   $21,419   $18,540
                                       =======   =======   =======

Salaries and employee benefits, which represent the largest component of noninterest expenses, increased by $750,000, or 7.2%, in 1996 after increasing $1.2 million, or 13.3%, in 1995. The 1996 increase is primarily due to a 6.7% increase in the average full-time equivalent number of employees at the Company. The 1995 increase is primarily due to the inclusion of the salaries and benefits of the Community Bank of Plano for a full year. General pay increases also contribute to the increased payroll expense in both 1996 and 1995. At December 31, 1996, 1995 and 1994, the Company's
number of     full-time equivalent employees was 352, 301 and 311,
respectively.

During 1995, the Federal Deposit Insurance Corporation (FDIC) lowered deposit insurance rates and reduced the Company's premiums by $555,000 from the expense incurred in 1994. The 1996 expense reflects a full year at the lower premium rates established by the FDIC. During each of the three years in the period
ended December 31, 1996, the subsidiary Banks were    categorized as "well-
capitalized" and, therefore, were being assessed at the lowest deposit insurance premium rate. Deposit insurance costs in 1996 were approximately $8,000, reflecting the fully funded status of the FDIC's Bank Insurance Fund.

Occupancy, printing stationary and supplies, and postage expense increases over the past two years are generally reflective of the Company's overall growth and establishment of new facility locations. Data processing expenses have increased in 1996 and 1995 as a result of the third-party data processing contract converting to a variable-fee basis from a fixed-fee basis in 1995. The Company plans to change third party data processing service providers in the second quarter of 1997 and management expects the fees associated with this new contract to be less than the fees currently being charged. Lastly, expense increases in 1995 over 1994 result from reporting a full year of the Community Bank of Plano's operations.

INCOME TAXES
The Company's income tax expense was $4,137,000 in 1996 compared to $3,754,000 in 1995 and $3,273,000 in 1994. Income tax expense as a percentage of income before income taxes was 32.7%, 31.4% and 30.4% in 1996, 1995 and 1994, respectively. The increase in this ratio during 1996 and 1995 is generally a result of less tax-exempt interest income relative to total income.

ASSET/LIABILITY MANAGEMENT
The primary objectives of the Company's asset/liability management program are to achieve a stable net interest margin, to follow prudent investment strategies and to maintain adequate liquidity to meet the withdrawal requirements of depositors and the financing needs of prospective borrowers. Management continually monitors the liquidity requirements and rate sensitivity of its short-term sources of funds. The accompanying schedule illustrates repricing of the Company's rate sensitive assets and liabilities position at December 31, 1996.



                                              Less Than          90 to             1 to 5             Over
                                              90 DAYS            365 DAYS          YEARS              5 YEARS
                                              ---------          --------          ------             -------
Rate sensitive assets:
  Securities                                  $  13,148          $  24,887         $ 159,278          $ 17,515

  Federal funds sold                             73,241             --                --                --
  Loans                                         107,605             36,590           198,227           126,364
                                               --------           --------          --------           -------

     Total interest earning assets            $ 193,994          $  61,477         $ 357,505          $143,879
                                              =========          =========         =========          ========

     Cumulative interest earning assets       $ 193,994          $ 255,471         $ 612,976          $756,855
                                              =========          =========         =========          ========

Rate sensitive liabilities:
  Savings deposits                            $ 160,653          $  --             $  --              $ --

  Time deposits                                 122,873            146,114            32,847            --
  Other deposits and liabilities                158,757              9,309            --                --
                                               --------           --------          --------           -------

     Total interest-bearing liabilities       $ 442,283          $ 155,423         $  32,847          $ --
                                              =========          =========         =========          ========

     Cumulative interest-bearing liabilities  $ 442,283          $ 597,706         $ 630,553          $630,553
                                              =========          =========         =========          ========
     Excess interest earning assets
       (liabilities)                          $(248,289)         $ (93,946)        $ 324,658          $143,879
     Cumulative excess interest
       earning assets (liabilities)           $(248,289)         $(342,235)        $ (17,577)         $126,302

     Cumulative rate sensitivity ratio
       (interest Earning assets divided by
       interest-bearing liabilities)               0.44               0.43              0.97              1.20



Included in "Less Than 90 Days" rate sensitive liabilities are $160,653,000 of savings deposits and $111,879,000 of NOW and money market deposits which management considers more core deposit in nature. While the shorter term negative GAP position represents a potential adverse impact on the Company's net interest income position in periods of rising interest rates, the same position generally results in a favorable impact when interest rates remain constant or decline.


LIQUIDITY
The Company's primary sources of funds are deposits, proceeds from principal and interest payments on loans, maturities of securities, federal funds sold, and short term borrowings (consisting of securities sold under agreements to repurchase and U.S. Treasury demand note accounts). While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions, and competition.

The Company's liquidity, represented by cash equivalents, is a product of its operating, investing and financing activities. Cash flows from operating activities were greater than accrual basis net income by $2.9 million, $5.5 million and $1.1 million during 1996, 1995 and 1994, respectively. Management expects ongoing operating activities to continue to be a primary source of cash flows for the Company.

A primary investing activity of the Company is the origination of loans. Loans made to customers, net of principal collections were $37.0 million, $11.3 million and $52.3 million for the years ended December 31, 1996, 1995 and 1994, respectively. The Company also makes significant investments in securities and federal funds sold. Investing activities related to these investments resulted in net cash outflows of $43.4 million in 1996 and $50.2 million in 1995 and cash inflows of $61.1 million in 1994.

Financing activities are centered primarily in deposits, short term borrowings (including securities sold under agreements to repurchase) and dividends paid. The Company has experienced growing deposit levels over the past several years, which has helped maintain an adequate level of cash for the Company's activities. The Company has recently established new branch offices in an effort to increase the deposit base of the Company. Deposits increased $85.4 million, $49.0 million and $15.4 million in 1996, 1995 and 1994, respectively. As competition for deposits is expected to remain strong, future deposit growth cannot be predicted with any certainty.

Many of the repurchase agreements are with municipalities, including county governmental offices. As such, the amount of the funds borrowed fluctuates from period to period. Short term borrowings decreased by $15.5 million in 1996, increased by $5.2 million in 1994 and decreased by $18.4 million in 1994. Dividends paid to stockholders' as a percentage of net income were 42.8%, 40.7% and 43.4% in 1996, 1995 and 1994, respectively. Cash dividends per share have increased in each of the last three years.

Financing activities also include long term debt. The Company's long term debt was incurred to acquire subsidiary banks. Cash flow activities related to long term debt obligations consist of debt service requirements. No additional long term debt was issued in the last two years. To help insure the ability to meet its funding needs, including any unexpected strain on liquidity, the Company has $40 million of federal funds lines of credit from three independent banks.

The Company has made expenditures during the past two years related to the opening of new branch offices and currently plans to continue to open new branch offices. Additionally, the Company plans to make expenditures during 1997 to update its current voice and data processing technologies. Management does not believe these expenditures will have a significant impact on the liquidity of the Company.


CAPITAL RESOURCES
In 1996, stockholders' equity increased by $4,966,000 to $71,391,000. The amounts comprising this net increase were net income of $8,521,000 and a $91,000 change in unrealized losses on securities available for sale, offset by decreases related to dividends paid to stockholders of $3,646,000. At December 31, 1996 stockholders' equity represented 8.66% of total assets compared to the year earlier position of 8.86%.

Under rules adopted by federal bank regulatory agencies, bank holding companies and financial institutions are subject to "risk based" capital measurements. These regulations establish minimum levels for risk-based Tier 1 Capital and Total Capital ratios and the leverage ratio. The parent company (on a consolidated basis) and its subsidiary Banks currently are considered "well-capitalized" and exceed the capital requirements established by federal bank regulatory agencies. Please refer to Note 14 to the Company's Consolidated Financial Statements for further information with respect to compliance with regulatory capital requirements.


EFFECTS OF INFLATION
A financial institution's assets and liabilities are primarily monetary. The net monetary assets of a financial institution are affected more by the general level of interest rates than by the prices of other goods and services. High rates of inflation are generally accompanied by higher than normal interest rates. Conversely, with a low inflation rate, or the anticipation of lower rates of inflation, interest rates are usually lower. The Company generally is able to offset the higher cost of funds predominant in periods of higher inflation with increased yields on loans and securities. When inflation rates drop, and interest rates follow that pattern, the Company's cost of funds and interest earned on assets are likely to decrease proportionately. An analysis of a financial institution's asset and liability structure provides the best indication of how a financial institution is positioned to respond to changing interest rates and maintain profitability.

Assets such as premises and equipment are considered non-monetary in nature and are not directly affected by inflation in the normal flow of business. These assets are directly affected by current rates of inflation only when purchased or sold.


IMPACT OF NEW ACCOUNTING STANDARDS
Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", was issued by the Financial Accounting Standards Board in 1996. This Statement revises the accounting for transfers of financial assets, such as loans and securities, and for distinguishing between sales and secured borrowings. Statement 125 is effective for some transactions in 1997 and others in 1998. The effect on the Company's financial statements has not yet been determined.

REPORT OF INDEPENDENT AUDITORS
CROWE CHIZEK
BOARD OF DIRECTORS
FIRST NATIONAL BANCORP, INC. AND SUBSIDIARIES
JOLIET, ILLINOIS

    We have audited the accompanying consolidated balance sheet of First National Bancorp, Inc. and Subsidiaries as of December 31, 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The accompanying consolidated financial statements of the Company as of December 31, 1995, and for the two years then ended, were audited by other auditors whose report dated January 26, 1996 expressed an unqualified opinion on those statements.
    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
    In our opinion, the 1996 consolidated financial statements referred to above present fairly, in all material respects, the financial position of First National Bancorp, Inc. and Subsidiaries as of December 31, 1996, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

Crowe, Chizek and Company LLP
Oak Brook, Illinois
January 25, 1997

CONSOLIDATED BALANCE SHEETS
First National Bancorp, Inc. and Subsidiaries
Years Ended December 31, 1996 and 1995
       (In thousands, except share data)


                                                                  1996              1995
                                                                  ----              ----
ASSETS
Cash and due from banks                                           $ 35,785          $ 42,979
Federal funds sold                                                  73,241            41,537
Securities available-for-sale                                       11,404            17,337
Securities held-to-maturity (fair value of $203,500 in 1996
  and $187,269 in 1995)                                            203,424           185,374
Loans
    Commercial                                                      81,981             79,967
    Agricultural                                                     8,692              8,815
    Real estate                                                    234,604            210,631
    Consumer                                                       144,162            134,344
                                                                   -------            -------
         Total loans                                               469,439            433,757
    Unearned discount                                                 (653)            (1,909)
    Allowance for loan losses                                       (4,414)            (3,931)
                                                                   -------            -------
         Loans, net                                                464,372            427,917
Premises and equipment, net                                         17,880             15,579
Accrued interest and other assets                                    7,954              7,687
Intangibles, net                                                    10,510             11,580
                                                                   -------            -------
    Total assets                                                  $824,570           $749,990
                                                                   -------            -------
                                                                   -------            -------

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
    Deposits
         Demand, noninterest-bearing                              $116,147           $114,035
         NOW accounts                                               74,749             58,027
         Money market accounts                                      37,130             41,646
         Savings                                                   160,653            152,128
         Time deposits, $100,000 and over                           63,189             34,781
         Other time deposits                                       238,645            204,520
                                                                   -------            -------
            Total deposits                                         690,513            605,137
    Short-term borrowings                                           49,236             64,771
    Long-term debt                                                   6,951              7,701
    Accrued interest and other liabilities                           6,479              5,956
                                                                   -------            -------
         Total liabilities                                         753,179            683,565
                                                                   -------            -------
Stockholders' equity
    Preferred stock, no par value, authorized
      1,000,000 shares; none issued                                 --                 --
    Common stock, par value $10; 2,750,000 shares
       authorized; 1,215,902 shares issued                          12,159             12,159
    Additional paid-in capital                                       8,846              8,846
    Retained earnings                                               50,394             45,519
    Unrealized loss on securities available-for-sale,
       net of taxes                                                     (8)               (99)
                                                                   -------            -------

         Total stockholders' equity                                 71,391             66,425
                                                                   -------            -------

         Total liabilities and stockholders' equity               $824,570           $749,990
                                                                   -------            -------
                                                                   -------            -------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF INCOME
First National Bancorp, Inc. and Subsidiaries
Years Ended December 31, 1996, 1995 and 1994
           (In thousands, except for per share data)



                                             1996           1995           1994
                                             ----           ----           ----
INTEREST INCOME
    Loans                                    $39,148        $38,027        $30,585
    Securities
         Taxable                              10,980          9,428          8,177
         Tax-exempt                            2,016          2,307          2,535
    Federal funds sold                         2,568          2,800            559
    Deposits in other financial institutions  --                  3            214
                                              ------         ------         ------
         Total interest income                54,712         52,565         42,070
                                              ------         ------         ------

INTEREST EXPENSE
    Deposits                                  21,091         18,222         12,974
    Short-term borrowings                      2,600          4,210          2,624
    Long-term debt                               581            682            160
                                              ------         ------         ------
         Total interest expense               24,272         23,114         15,758
                                              ------         ------         ------

Net interest income                           30,440         29,451         26,312
Provision for loan losses                      1,024          1,191            830
                                              ------         ------         ------
Net interest income after provision
   for loan losses                            29,416         28,260         25,482
                                              ------         ------         ------
NONINTEREST INCOME
    Trust department and farm
        management income                        996            832            833
    Service fees                               3,058          2,884          2,365
    Securities gains, net                        175            309         --
    Other income                               1,262          1,099            640
                                              ------         ------         ------
        Total noninterest income               5,491          5,124          3,838
                                              ------         ------         ------
NONINTEREST EXPENSES
    Salaries and employee benefits            11,122         10,372          9,157
    Occupancy expense                          1,799          1,548          1,387
    Data processing                            1,085            945            818
    Equipment expense                          1,329          1,356          1,002
    Amortization of intangibles                1,070          1,070            553
    Other expenses                             5,844          6,128          5,623
                                              ------         ------         ------
     Total noninterest expenses               22,249         21,419         18,540
                                              ------         ------         ------

INCOME BEFORE INCOME TAXES                    12,658         11,965         10,780

Income tax expense                             4,137          3,754          3,273
                                              ------         ------         ------

NET INCOME                                   $ 8,521        $ 8,211        $ 7,507
                                              ------         ------         ------
                                              ------         ------         ------

Earnings per common share                    $  7.01        $  6.75        $  6.17
                                              ------         ------         ------
                                              ------         ------         ------




SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF CASH FLOW
First National Bancorp, Inc. and Subsidiaries
Years Ended December 31, 1996, 1995 and 1994
(In thousands)




                                                                  1996           1995          1994
                                                                  ----           ----          ----
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                    $8,521         $  8,211      $ 7,507
    Adjustments to reconcile net income to
      net cash provided by operating activities
         Depreciation                                              1,321            1,288          984
         Provision for loan losses                                 1,024            1,191          830
         Deferred income tax benefit                                (172)            (190)        (214)
         Amortization of securities premiums,
           net of accretion                                          (94)             195          327
         Amortization of intangibles                               1,070            1,070          553
         Securities gains, net                                      (175)            (309)       --
         Proceeds from sales of loans                             19,482           10,758        4,826
         Loans originated for sale                               (19,942)         (10,650)      (4,809)
         Net gains on sales of loans                                 (34)            (108)         (17)
         (Increase) decrease in accrued interest
           and other assets                                         (267)           2,946       (2,033)
         Increase (decrease) in accrued interest
           and other liabilities                                     649             (686)         675
                                                                  ------           ------       ------
              Net cash provided by
                 operating activities                             11,383           13,716        8,629
                                                                  ------           ------       ------

CASH FLOWS FROM INVESTING ACTIVITIES
    Decrease in interest-bearing deposits in other
      financial institutions                                      --                4,198        4,455
    Proceeds from maturities of securities held-to-maturity
                                                                  85,143           58,051       66,469
    Proceeds from sale of securities available-for-sale
                                                                   1,653           --           --
    Proceeds from maturities of securities available-for-sale
                                                                  10,028           --           --
    Purchase of securities available-for-sale                       (998)          --           --
    Purchase of securities held-to-maturity                     (107,537)         (70,924)     (48,971)
    Change in federal funds sold and securities purchased
      under agreements to resell, net                            (31,704)         (41,537)      39,114
    Loans made to customers, net of principal collections
                                                                 (36,985)         (11,313)     (52,331)
    Purchase of Plano Bancshares, Inc., net of cash
      acquired and debentures issued                              --               --           (4,644)
    Purchase of premises and equipment                            (3,622)          (2,207)      (1,807)
                                                                  ------           ------       ------
              Net cash provided by (used in)
               investing activities                              (84,022)         (63,732)       2,285
                                                                  ------           ------       ------
CASH FLOWS FROM FINANCING ACTIVITIES
    Net increase in deposit accounts                              85,376           48,975       15,393
    Net increase (decrease) in short-term borrowings
                                                                 (15,535)           5,157      (18,423)
    Proceeds from long-term debt                                  --               --            3,800
    Principal paid on long-term debt                                (750)            (625)        (250)
    Cash paid in lieu of fractional shares                        --               --              (34)
    Dividends paid                                                (3,646)          (3,344)      (3,258)
                                                                  ------           ------       ------

              Net cash provided by (used in)
               financing activities                                65,445           50,163      (2,772)

Net increase (decrease) in cash and due from banks                (7,194)             147        8,142
CASH AND DUE FROM BANKS
    Beginning of year                                             42,979            42,832      34,690
                                                                  ------            ------      ------
    End of year                                                  $35,785           $42,979     $42,832
                                                                  ------            ------      ------
                                                                  ------            ------      ------




SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
    Cash payments for
    Interest                                              $23,515   $21,796   $15,529
    Income taxes                                            4,447     4,091     3,503

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
    Transfer of securities held-to-maturity to
      securities available-for-sale                       $--       $17,487   $--
    Other real estate acquired in settlement of loans      --         1,123    --

    Acquisition of Plano Bancshares, Inc.
         Assets acquired
              Cash and due from banks                                         $ 2,317
              Securities                                                       16,827
              Federal funds sold                                                  814
              Loans, net                                                       34,174
              Premises and equipment                                            1,609
              Accrued interest and other assets                                   753
              Intangibles                                                       6,127
                                                                               ------
                                                                              $62,621
                                                                               ------
         Liabilities assumed
              Demand, NOW, and money market deposits                          $ 6,106
              Savings and time deposits                                        43,649
              Deferred taxes                                                    1,526
              Other liabilities                                                   603
                                                                               ------
                                                                              $51,884
                                                                              -------
                 Total purchase price                                         $10,737
              Debentures issued                                                 3,776
                                                                               ------
              Cash paid                                                       $ 6,961
                                                                               ------
                                                                               ------



SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
First National Bancorp, Inc. and Subsidiaries
Years Ended December 31, 1996, 1995, and 1994
                       (In thousands, except per share data)



                                                                                           NET
                                                                                           UNREALIZED
                                                                                           LOSS ON
                                   COMMON STOCK           ADDITIONAL                       SECURITIES
                                             PAR          PAID-IN     RETAINED             AVAILABLE-
                                   SHARES   VALUE         CAPITAL     EARNINGS             FOR-SALE           TOTAL
                                   ------  ------         ----------  --------             ------------       -----
Balance, December 31, 1993            869  $8,689         $12,350     $36,403              $--                $57,442
    Net income                      --       --            --           7,507               --                  7,507
    Stock split of two
      additional shares for
      each five shares
      previously held,
      fractional shares
      paid in cash                     347    3,470        (3,504)     --                   --                    (34)
    Cash dividends declared-
      $1.43 per share prior
      to stock split and $1.25
      subsequent to stock split     --       --            --          (3,258)              --                 (3,258)
                                    ------   -------       ------      -------             -----               -------

Balance, December 31, 1994           1,216   12,159        8,846       40,652               --                 61,657
    Net income                      --       --            --           8,211               --                  8,211
    Cash dividends declared-
      $2.75 per share               --       --            --          (3,344)              --                 (3,344)
    Net change in unrealized
      loss on securities
      available-for-sale,
      net of taxes                  --       --            --          --                  (99)                   (99)
                                    ------   -------       ------      -------             -----               -------

Balance, December 31, 1995          1,216    12,159        8,846       45,519              (99)                66,425
    Net income                      --       --           --            8,521               --                  8,521
    Cash dividends declared-
      $3.00 per share               --       --           --           (3,646)              --                 (3,646)
    Net change in unrealized
      loss on securities
      available-for-sale,
      net of taxes                  --       --           --           --                   91                     91
                                    ------   -------       ------      -------             -----               -------

Balance, December 31, 1996          1,216    $12,159       $8,846      $50,394              $(8)               $71,391
                                    ------   -------       ------      -------             -----               -------
                                    ------   -------       ------      -------             -----               -------



SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
First National Bancorp, Inc. and Subsidiaries
(Table Amounts in Thousands, Except Per Share Data)

1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES
First National Bancorp, Inc. (the Company) is a multi-bank holding company providing financial and other banking services to customers located primarily in the Will, Grundy, and Kendall Counties, Illinois area. A major portion of loans are secured by various forms of collateral including real estate, business assets, consumer property, and other items, although borrower cash flow may also be a primary source of repayment.

The following summarizes the significant accounting policies used in the preparation of the accompanying consolidated financial statements.

USE OF ESTIMATES:
In preparing the financial statements in accordance with generally accepted accounting principles, management makes estimates and assumptions based on available information. These estimates and assumptions affect the reported amounts in the financial statements and the disclosures provided, and future results could differ. The collectibility of loans, fair values of financial instruments, and status of contingencies are particularly subject to change. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION:
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, First National Bank of Joliet, Southwest Suburban Bank, Bank of Lockport, and Plano Bancshares, Inc. (collectively, the Banks). Plano Bancshares, Inc. owns 100% of the stock of Community Bank of Plano. All material intercompany items and transactions have been eliminated in consolidation.

SECURITIES:
Securities are classified as either held-to-maturity or available-for-sale. Securities classified as held-to-maturity are those debt securities that the Company has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs, or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives.

Securities classified as available-for-sale are those securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available-for-sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in stockholders' equity, net of the related deferred income tax effect.

Gains and losses on sales are determined using the amortized cost of the specific security sold. Interest income includes amortization of purchase premiums and discounts.

LOANS AND ALLOWANCE FOR LOAN LOSSES:
Loans are reported at their unpaid principal outstanding, net of unearned discount, deferred loan fees, and the allowance for loan losses. Interest on loans is calculated primarily by using the simple interest method on daily balances of the principal amount outstanding. Nonrefundable loan fees, net of related origination costs, are initially deferred with the resulting deferred income recognized over the term of the related loan as an adjustment to the yield.

Real estate loans held for sale are carried at the lower of cost or fair value in the aggregate. Declines in fair value are charged to a valuation allowance.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions.

The Company adopted Financial Accounting Standards Board (FASB) Statement 114, "Accounting by Creditors for Impairment of a Loan", as amended by Statement 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures", on January 1, 1995. Loans are considered impaired when, based on current information and events, it is probable that the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. Under these statements, the impairment is measured based on the present value of expected future cash flows or, alternatively, the observable market price of the loans or the fair value of the collateral. However, for those loans that are collateral dependent and for which management has determined foreclosure is probable, the measure of impairment is based on the fair value of the collateral.

For impaired loans and other loans, accrual of interest is discontinued on a loan when management believes, after considering collection efforts and other
factors, that the borrower's financial condition is such that   collection of
interest is doubtful.  Cash collections on impaired loans are credited to the
loan receivable   balance, and no interest income is recognized on those loans until the principal balance has been collected.

PREMISES AND EQUIPMENT:
Asset cost is reported net of accumulated depreciation. Depreciation expense is calculated primarily on the straight-line method for premises and 150% declining-balance method for equipment over the following estimated useful lives of the assets.

                             IN YEARS
                             --------
Land improvements              5-15
Buildings                     15-40
Equipment                      5-10

INTANGIBLES:
The portion of the purchase price of subsidiary banks which represents the value assigned to the existing deposit base for which the annual interest and servicing costs are below market rates (core deposit intangibles) is being amortized on the straight-line method over five to ten years. The excess of cost over fair value of net assets acquired (goodwill) in the purchase of subsidiary banks is being amortized on the straight-line method over fifteen and twenty years.

EMPLOYEE BENEFITS:
The Company has a pension plan covering all full-time employees of its subsidiary banks who have completed one year of service and meet specific age requirements. The Company's funding policy is to make the minimum annual contribution that is required by applicable regulations, plus such amounts as the Company may determine to be appropriate.

The Company also has a defined contribution 401(k) plan. Substantially all the Company's employees are covered under the 401(k) plan. Participants make tax deferred contributions. The Company makes matching contributions equal to 50% of each participant's contribution up to the first 6% of compensation that is deferred.

INCOME TAXES:
Income tax expense is the sum of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

EARNINGS PER SHARE:
Earnings per share are calculated on the basis of the weighted average number of shares outstanding.

PRESENTATION OF CASH FLOWS:
Cash flows from interest-bearing deposits in other financial institutions, loans, federal funds sold, short-term borrowings, and all customer deposit accounts are shown net.

SERVICING RIGHTS:
The Company has not purchased rights to service loans for others. Servicing rights resulting from the origination and sale of loans with servicing retained are not significant. Therefore, the effect of the Company's adoption of FASB Statement 122, "Accounting for Mortgage Servicing Rights" on January 1, 1996 has been immaterial.

RECLASSIFICATIONS:
Some items in prior financial statements have been reclassified to conform with the current year presentation.

2.  ACQUISITION
On October 31, 1994, the Company acquired 100% of the outstanding shares of Plano Bancshares, Inc. for $10,737,000 paid through issuing $3,776,000 of debentures plus cash of $6,961,000. The excess of acquisition cost over the fair value of net assets acquired was $2,311,000.

The acquisition has been accounted for as a purchase with the results of operations of Plano Bancshares, Inc. since October 31, 1994 included in the consolidated financial statements. Unaudited pro forma consolidated financial operations for the year ended December 31, 1994 as though Plano Bancshares, Inc. had been acquired as of January 1, 1994 follow:

Net interest income          $27,878
Net income                     7,125
Earnings per common share       5.86

The above amounts reflect adjustments for amortization and depreciation on revalued purchased assets, interest expense on long-term debt, and income taxes.

3. INTANGIBLES
Intangibles consist of goodwill, net of accumulated amortization, of $7,503,000 and $8,125,000 as of December 31, 1996 and 1995, respectively, and core deposit intangibles, net of accumulated amortization, of $3,007,000 and $3,455,000 as of December 31, 1996 and 1995, respectively.


4. SECURITIES
The amortized cost and fair value of securities available-for-sale at December 31, 1996 and 1995 are as follows:



                                                       GROSS          GROSS
                                      AMORTIZED        UNREALIZED     UNREALIZED       FAIR
                                      COST             GAINS          LOSSES           VALUE
                                      ---------        ----------     ----------       ------
         1996
    U.S. Treasury                     $ 9,317          $24            $ (33)           $ 9,308
    U.S. government agencies            1,800           --               (4)             1,796
    Other                                 300           --              --                 300
                                       ------           --             -----            ------
                                      $11,417          $24            $ (37)           $11,404
                                       ------           --             -----            ------
                                       ------           --             -----            ------
         1995
    U.S. Treasury                     $12,638          $70            $ (65)           $12,643
    U.S. government agencies            4,549            1             (156)             4,394
    Other                                 300           --             --                  300
                                      ------           --             -----            ------

                                      $17,487          $71            $(221)           $17,337
                                      ------           --             -----            ------
                                      ------           --             -----            ------


The amortized cost and fair value of securities held-to-maturity at December 31, 1996 and 1995 are as follows:


                                                       GROSS          GROSS
                                      AMORTIZED        UNREALIZED     UNREALIZED      FAIR
                                      COST             GAINS          LOSSES          VALUE
                                      ---------        ----------     ----------      ------
         1996
    U.S. Treasury                     $ 40,194         $   93         $  (155)        $ 40,132
    U.S. government agencies           127,472            177          (1,012)         126,637
    States and political subdivisions   35,758          1,038             (65)          36,731
                                       -------          -----          -------        --------

                                      $203,424         $1,308         $(1,232)        $203,500
                                       -------          -----          -------        --------
                                       -------          -----          -------        --------

         1995
    U.S. Treasury                     $ 40,968         $  252         $  (144)         $ 41,076
    U.S. government agencies           106,661            896            (401)          107,156
    States and political subdivisions   37,745          1,350             (58)           39,037
                                       -------          -----          -------        ---------

                                      $185,374         $2,498         $  (603)         $187,269
                                       -------          -----          -------        ---------
                                       -------          -----          -------        ---------



The amortized cost and fair value of securities as of December 31, 1996, by earliest contractual maturity date, are shown below. Actual maturities may differ from the maturities presented because borrowers may or may not exercise rights to call or prepay their obligations.


                                  AVAILABLE-FOR-SALE       HELD-TO-MATURITY
                                  ------------------       ----------------
                                  AMORTIZED     FAIR       AMORTIZED   FAIR
                                  COST          VALUE      COST        VALUE
                                  --------      -----      ---------   -----
    Due in 1 year or less         $ 8,102       $ 8,106    $ 28,883    $ 28,007
    Due after 1 through 5 years     3,015         2,998     156,453     157,431
    Due after 5 through 10 years   --            --          17,988      17,962
    Due after 10 years                300           300         100         100
                                  -------       -------    --------    --------
                                  $11,417       $11,404    $203,424    $203,500
                                  -------       -------    --------    --------
                                  -------       -------    --------    --------

Securities with a carrying value of $133,000,00 and $122,000,000 at December 31, 1996 and 1995, respectively, were pledged to secure public deposits, securities sold under agreements to repurchase, and for other purposes required or permitted by law.

Proceeds from the sales of available-for-sale securities in 1996 were $1,653,000, resulting in gross losses of $97,000. Securities called before their contractual maturity date resulted in gains of $272,000 and $309,000 during the years ended December 31, 1996 and 1995, respectively. No securities were sold in 1995 or 1994.

During December 1995, the Company made a one-time transfer of certain securities from held-to-maturity to available-for-sale.


5. LOANS
The subsidiary banks make loans to both individuals and commercial entities in a wide variety of industries. Loan terms vary as to interest rate, repayment period, and collateral requirements based on the type of loan requested and the credit worthiness of the prospective borrower. Credit risk tends to be geographically concentrated in that the majority of the loan customers are located in the markets served by the subsidiary banks.

The components of real estate loans at December 31, 1996 and 1995 are as follows:

                             1996          1995
                             ----          ----
    Commercial               $ 76,354      $ 70,046
    Residential               138,443       123,652
    Construction               19,807        16,933
                              -------       -------
                             $234,604      $210,631
                              -------       -------
                              -------       -------

Included in residential real estate loans are loans held for sale totaling $460,000 and $0 at December 31, 1996 and 1995, respectively. The carrying value of loans held for sale approximated fair value at December 31, 1996.

Loans on which the accrual of interest has been discontinued amounted to $785,000 and $169,000 at December 31, 1996 and 1995, respectively. If interest on nonaccrual loans had been accrued, such income would have approximated $33,000, $7,000, and $88,000 for 1996, 1995, and 1994, respectively. No interest income was received on nonaccrual loans in 1996 and 1994. In 1995, $4,000 of interest income was received on nonaccrual loans.

At December 31, 1996, impaired loans amounted to $580,000. There were no impaired loans at December 31, 1995. Impaired loans averaged $747,000 for the year ended December 31, 1996. The allowance for loan losses related to impaired loans was $147,000 on December 31, 1996. A portion of the allowance for loan losses has been allocated to each impaired loan. No interest income was recognized on impaired loans during 1996.

Changes in the allowance for loan losses were as follows:


                                           1996           1995           1994
                                           ----           ----           ----
    Balance, beginning of year             $3,931         $3,082         $2,722
         Addition with purchase of Plano
           Bancshares, Inc.                 --             --               303
         Provision charged to operations    1,024          1,191            830
         Loans charged-off                   (700)          (646)          (950)
         Recoveries                           159            304            177
                                           ------         ------         ------
    Balance, end of year                   $4,414         $3,931         $3,082
                                           ------         ------         ------
                                           ------         ------         ------

At December 31, 1996 and 1995, certain executive officers and directors, and companies in which they have management or beneficial ownership, were loan customers of the Banks. These loans have similar terms to other customer loans. An analysis of the aggregate changes in these loans, which individually exceed $60,000, during 1996 and 1995 follows:

                                           1996           1995
                                           ----           ----
    Balance, beginning of year             $4,968         $4,782
         Loans                              7,448          4,901
         Principal repayments              (7,058)        (4,715)
                                           ------         ------
    Balance, end of year                   $5,358         $4,968
                                           ------         ------
                                           ------         ------

6. PREMISES AND EQUIPMENT
Major classifications of premises and equipment are summarized as follows at December 31, 1996 and 1995.

                                           1996           1995
                                           ----           ----
    Land and land improvement              $  4,747       $ 3,926
    Buildings                                14,515        13,285
    Equipment                                 9,340         8,111
                                           --------       -------

                                             28,602        25,322
    Accumulated depreciation                (10,722)       (9,743)
                                           --------       -------
                                           $ 17,880       $15,579
                                           --------       -------
                                           --------       -------

Total depreciation expense for years ended December 31, 1996, 1995, and 1994 was $1,321,000, $1,288,000, and $984,000, respectively.


7. EMPLOYEE BENEFIT PLANS
The amount charged to expense for the Company's pension plan consisted of the following:


                                           1996           1995           1994
                                           ----           ----           ----

Service cost                               $336           $272           $240
Interest cost on projected
  benefit obligation                        377            341            370
Actual (return) loss
  on plan assets                           (590)          (621)            62
Net amortization
  and deferral                              236            322           (361)
                                           ----           ----           ----
    Pension expense                        $359           $314           $311
                                           ----           ----           ----
                                           ----           ----           ----

The following table sets forth the plan's funding status as of October 31, 1996 and 1995 and the amount recognized in the accompanying consolidated balance sheets as of December 31, 1996 and 1995:

                                                  1996           1995
                                                -------        -------
Actuarial present value of
  benefit obligations
    Vested benefits                              $3,297         $3,135
    Accumulated benefits                         $3,390         $3,217
Projected benefit obligation                     $5,396         $5,138
Plan assets at fair value                         5,034          4,628
Plan assets less than
  projected benefit obligation                     (362)          (510)
Unrecognized net loss                               811          1,165
Unrecognized prior service cost                     (18)           (19)
Unrecognized net transition asset                  (561)          (591)
                                                 -------        -------
    Prepaid (accrued) pension
      asset (liability)                          $ (130)        $   45
                                                 -------        -------
                                                 -------        -------

Assumptions used by the Company in the determination of pension plan information consisted of the following as of October 31, 1996 and 1995:

                                       1996      1995
                                     -------   -------

Discount rate                         7.75%     7.50%

Rate of increase in
compensation level                    4.50      4.50

Expected long-term rate
of return on plan assets              8.00      8.00

Plan assets consist primarily of investments in common stocks and U.S. government securities. Plan assets include common stock of the Company with a market value of $777,000 and $665,000 October 31, 1996 and 1995, respectively.

Contributions by the Banks to the 401(k) plan for the years ended
December 31, 1996, 1995, and 1994 were $266,000, $255,000, and
$167,000, respectively.

8. DEPOSITS

At December 31, 1996, the scheduled maturities of time deposits are as follows:

    1997           $268,491
    1998             20,169
    1999              7,202
    2000              5,299
    2001                673
                   --------
                   $301,834
                   --------
                   --------


9. INCOME TAXES

Net deferred tax liabilities consist of the following components as of December 31, 1996 and 1995:

                                            1996      1995
                                           ------    -------
Deferred tax assets
    Securities available-for-sale          $    5    $   51
    Allowance for loan losses               1,727     1,503
    Deferred loan fees                         60        88
    Other                                      78       184
                                           ------    -------
                                            1,870     1,826
                                           ------    -------
                                           ------    -------

                                            1996      1995
                                           ------    -------

Deferred tax liabilities
    Premises and equipment                  (1,008)   (1,278)
    Intangibles                             (1,103)   (1,197)
    Other                                     (364)      (82)
                                           ------    -------
                                            (2,475)   (2,557)
                                           ------    -------
    Net deferred tax liabilities            $ (605)   $ (731)
                                           ------    -------
                                           ------    -------


Net deferred tax liabilities of $605,000 and $731,000 at December 31, 1996 and 1995 are included in accrued interest and other liabilities. No valuation allowance was considered necessary for deferred tax assets. The components of income tax expense are as follows:

                                        1996           1995           1994
                                       -------        -------        -------
    Currently payable tax
         Federal                       $4,065         $3,622         $3,136
         State                            244            322            351
    Deferred tax benefit                 (172)          (190)          (214)
                                       -------        -------        -------
                                       $4,137         $3,754         $3,273
                                       -------        -------        -------
                                       -------        -------        -------

The reconciliation of the statutory income tax to income taxes included in the consolidated statements of income for the years ended December 31, 1996, 1995, and 1994 is as follows:

                                   1996           1995             1994
                                  AMOUNT   %     AMOUNT      %    AMOUNT    %
                                  ------ -----   ------    -----  ------  -----
Income tax at statutory rate      $4,430 35.0%   $4,188    35.0%  $3,773  35.0%
Increase (decrease) resulting
from State income taxes, net of
     federal income tax benefit     139   1.1       199     1.7      239   2.2
    Tax-exempt income              (728) (5.8)     (828)   (6.9)    (891) (8.3)
    Goodwill amortization           218   1.7       195     1.6      173   1.6
    Nondeductible interest expense   79    .7        84      .7       72    .7
    Other items, net                 (1)   --       (84)    (.7)     (93)  (.8)
                                  ------ -----   ------    -----  ------  -----
                                 $4,137  32.7%   $3,754    31.4%  $3,273  30.4%
                                  ------ -----   ------    -----  ------  -----
                                  ------ -----   ------    -----  ------  -----


10. SHORT-TERM BORROWINGS

Short-term borrowings, consisting of securities sold under agreements to repurchase and U.S. Treasury demand note accounts, are as follows at December 31 of each year:

                                              1996           1995      1994
                                            -------        -------   -------
End of year
    Outstanding balance                     $49,236        $64,771   $59,614
    Weighted average
      interest rate                            5.25%          5.40%     5.31%
During the year
    Average outstanding
      balance                               $51,993        $74,552   $69,647
    Maximum outstanding
      balance                                64,771         92,986    80,379
    Weighted average
      interest rate                            5.00%          5.65%     3.77%

Securities underlying the agreements at December 31, 1996:

  Carrying value                            $59,604
  Estimated fair value                       59,775

At December 31, 1996, the Company had unused lines of credit to purchase federal funds from other banks totaling $40 million.

11. LONG-TERM DEBT

The Company has a term note payable to another financial institution of $2,925,000 which accrues interest at the London Interbank Offered Rate plus 175 basis points (7.383% at December 31, 1996) and requires quarterly principal payments of $125,000 plus interest until October 1999, when the remaining principal is due. The note is unsecured. The Company also has a term note payable to another financial institution of $250,000 which accrues interest at the national prime interest rate (8.25% at December 31, 1996) and requires semi-annual principal payments of $125,000 plus interest. All the outstanding common stock of the Bank of Lockport is pledged as collateral on the note. The Company has debentures payable of $3,776,000 to certain former stockholders of Plano Bancshares, Inc. The debentures require semi-annual interest payments at the national prime interest rate and require that one-third of the outstanding principal be paid annually in October 1997, 1998, and 1999. The debentures are unsecured.

Aggregate maturities of the notes and debentures payable are due as follows:

    Year Ending               Notes             Debentures
    December 31,             PAYABLE              PAYABLE
   -------------             -------             ----------

    1997                     $   750              $1,259
    1998                         500               1,259
    1999                       1,925               1,258
                              ------              -------
                              $3,175              $3,776
                              ------              -------
                              ------              -------


12. COMMITMENTS AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

At December 31, 1996, reserves of approximately $9,515,000 were required as deposits with the Federal Reserve or as cash on hand. These reserves do not earn interest.

The Banks are parties to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of their customers. These financial instruments include commitments to extend credit and standby letters of credit, which to varying degrees, involve elements of credit risk in excess of the amount recognized in the balance sheet.

The Banks' exposure to credit loss in the event of nonperformance by the customer on commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Banks use the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments.

A summary of the contract amounts of the Banks' exposure to off-balance-sheet risk as of December 31, 1996 and 1995 is as follows:

                                                 1996            1995
                                               -------         ---------
Financial instruments whose contract
  amounts represent credit risk

         Loan commitments                      $96,059           $81,272
         Standby letters of credit              19,417            16,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Loan commitments include approximately $14,571,000 and $12,900,000 of unused home equity and credit card lines of credit as of December 31, 1996 and 1995, respectively. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the commitment amounts do not necessarily represent future cash requirements. The Banks evaluate each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained is based on management's credit evaluation of the customer.

Standby letters of credit are conditional commitments issued by the Banks to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan commitments to customers. Most of the Company's standby letters of credit are expected to expire without being drawn upon.

13. PREFERRED STOCK PURCHASE RIGHTS

Pursuant to a Rights Agreement dated November 14, 1996, there is attached to each share of common stock of the Company one preferred stock purchase right (Right). Each Right entitles the holder to buy from the Company one one-thousandth of a share of preferred stock at an exercise price of $300, subject to adjustment.

The Rights will expire on November 14, 2006 unless redeemed earlier and will not be exercisable or transferable separately from the shares of common stock to which they are attached until the earlier of (i) ten days following a public announcement that a person or group of affiliated or associated persons (an Acquiring Person) has acquired beneficial ownership of 10% or more of the then outstanding shares of common stock of the Company (the Stock Acquisition Date) or (ii) ten business days following a public announcement or the commencement of a tender offer or exchange offer that would result in the offeror beneficially owning 10% or more of the outstanding shares of common stock of the Company.

In the event that any party becomes an Acquiring Person (a Flip-In Event), each holder of a Right, other than Rights beneficially owned by an Acquiring Person (which Rights will be void), will thereafter have the right to acquire shares of common stock at 50% of their current per share market price.

In the event that, at any time following a Flip-In Event, (i) the Company is acquired in a merger or other business combination transaction, or (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights which have become void as set forth previously) will thereafter have the right to acquire, upon exercise, shares of common stock of the acquiring company at 50% of their current per share market price.

The Board of Directors of the Company may authorize the redemption of the Rights, at $ .01 per Right, at any time prior to a Flip-In Event. After a Flip-In Event, the Company may exchange outstanding Rights for common stock at a ratio of one share of common stock (or the equivalent value of preferred stock) per Right. The Company cannot, however, exchange Rights for common stock after an Acquiring Person becomes the beneficial owner of 50% or more of the Company's common stock.

The Rights Agreement provides for adjustments in the event of such items as stock splits, dividends, options, reclassifications, etc.

Until a Right is properly exercised, the holder thereof will have no rights as a holder of the underlying preferred stock.

14. REGULATORY MATTERS

The Banks are limited in the amount of dividends that can be paid without prior approval of the banking regulatory agencies. As of December 31, 1996, the Banks could pay dividends to the Company of approximately $10,000,000 without obtaining prior approval of the bank regulatory agencies.

The Company and the Banks are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors, and the regulators can lower classifications in certain cases.
 Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements.

The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required. The minimum requirements are:

                             CAPITAL TO RISK-
                             WEIGHTED ASSETS
                             ----------------          TIER 1 CAPITAL
                             TOTAL     TIER 1         TO AVERAGE ASSETS
                             -----     ------         -----------------
Well capitalized             10%        6%                  5%
Adequately capitalized       8%         4%                  4%
Undercapitalized             6%         3%                  3%

For the Company and the Banks, Tier I capital consists of stockholders' equity (excluding unrealized gains and losses on securities available-for-sale), less intangible assets and related deferred taxes. Total capital consists of Tier I capital plus the allowance for loan losses.
At December 31, 1996, consolidated actual capital levels and minimum required levels for the consolidated Company and the First National Bank of Joliet were:


                                                                        MINIMUM REQUIRED
                                                                           TO BE WELL
                                                  MINIMUM REQUIRED     CAPITALIZED UNDER
                                                   FOR CAPITAL         PROMPT CORRECTIVE
                                   ACTUAL         ADEQUACY PURPOSES:  ACTION REGULATIONS:
                               --------------     ------------------  -------------------
                               AMOUNT   RATIO       AMOUNT   RATIO      AMOUNT   RATIO
                               --------------     ------------------  -------------------
Total capital (to risk
weighted  assets)
    Consolidated               $66,488  13.07%     $40,689    8.0%      $50,861  10.0%
    First National
    Bank of Joliet             $54,246  13.99%     $31,013    8.0%      $38,766  10.0%
Tier I capital (to risk
  weighted  assets)
    Consolidated               $62,074  12.20%     $20,344    4.0%      $30,517   6.0%
    First National Bank
      of Joliet                $50,966  13.15%     $15,506    4.0%      $23,260   6.0%
Tier I capital (to average
  assets)
    Consolidated               $62,074   7.66%     $24,326    3.0%      $40,545   5.0%
    First National Bank
      of Joliet                $50,966   8.49%     $24,022    4.0%      $30,279   5.0%



At December 31, 1996, the Company and all of the Banks were categorized as well capitalized per the banking regulations described above.

The Company's consolidated actual capital ratios at December 31, 1996 and December 31, 1995 are summarized below:

                                             1996           1995
                                            ------         ------
Total capital to risk-weighted assets       13.07%         12.96%
Tier I capital to risk-weighted assets      12.20          12.11
Tier I capital to average assets             7.66           7.56


15. FAIR VALUE OF FINANCIAL INSTRUMENTS AND INTEREST RATE RISKS

The carrying amount and estimated fair value of financial instruments as of December 31, follow:

                                                 1996                  1995
                                          -----------------     ------------------
                                          CARRYING    FAIR      CARRYING    FAIR
                                           AMOUNT     VALUE       AMOUNT    VALUE
                                           -------   -------      -------   -------
Financial assets
    Cash and due from banks                $35,785   $35,785      $42,979   $42,979
    Securities available-for-sale           11,404    11,404       17,337    17,337
    Securities held-to-maturity            203,424   203,500      185,374   187,269
    Federal funds sold                      73,241    73,241       41,537    41,537
    Loans                                  464,372   468,079      427,917   427,836
    Accrued interest receivable              6,692     6,692        6,138     6,138

Financial liabilities
    Deposits                               690,513   691,432      605,137   606,203
    Short-term borrowings                   49,236    49,236       64,771    64,771
    Long-term debt                           6,951     6,951        7,701     7,701
    Accrued interest payable                 4,136     4,136        3,379     3,379


FASB Statement 107, "Disclosures About Fair Value of Financial
Instruments", requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, may not be realized in immediate settlement of the instrument. Statement 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented above do not represent the underlying value of the Company.

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

CASH AND DUE FROM BANKS AND FEDERAL FUNDS SOLD: The carrying amounts reported in the consolidated balance sheet for cash and due from banks and federal funds sold approximate their fair values.

SECURITIES: Fair values for securities are based on quoted market prices, where available. If quoted prices are not available, fair values are based on quoted market prices of comparable instruments.

LOANS: Most commercial loans, and some real estate mortgage loans, are made on a variable rate basis. For those variable-rate loans that reprice frequently, and with no significant change in credit risk, fair values are based on carrying values. The fair values for fixed rate and all other loans are estimated using discounted cash flow analyses, applying the interest rates currently offered to borrowers for loans of similar credit quality and comparable payment terms.

ACCRUED INTEREST: The carrying amount of accrued interest receivable and payable approximate their fair value.

DEPOSIT LIABILITIES: The fair values disclosed for noninterest-bearing demand, NOW, savings, and money market deposits equal their carrying amounts which represent the amount payable on demand. Fair values for time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregate expected maturities on time deposits.

SHORT-TERM BORROWINGS: The carrying amounts of securities sold under agreements to repurchase and other short-term borrowings approximate their fair values.

LONG-TERM DEBT: The fair value of long-term debt is equal to the outstanding principal amount because the interest rate is variable based on current interest rates and on the expected ability of the Company to be able to borrow additional funds at the same rate and terms of the present existing debt.

LOAN COMMITMENTS AND LETTERS OF CREDIT: The fair values of loan commitments and letters of credit are not material.

The Company assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations. As a result, fair values of the Company's financial instruments will change when interest rate levels change and that change may be either favorable or unfavorable to the Company. Management attempts to match maturities of assets and liabilities to the extent believed appropriate to manage interest rate risk. However, borrowers with fixed rate obligations are more likely to prepay in a falling rate environment and less likely to prepay in a rising rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. Management monitors rates and maturities of assets and liabilities and attempts to manage interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Company's overall interest rate risk.

16. CONDENSED PARENT COMPANY FINANCIAL INFORMATION

The condensed financial statements of First National Bancorp, Inc. (parent company only) are presented below:

BALANCE SHEETS
ASSETS                                             1996      1995
                                                 -------   -------
Cash                                                $444      $291
Investments in subsidiaries                       78,244    74,124
Land                                                 106       106
Other assets                                          36        37
                                                 -------   -------
    Total assets                                 $78,830   $74,558
                                                 -------   -------
                                                 -------   -------

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
    Long-term debt                                $6,951    $7,701
    Other liabilities                                488       432
Stockholders' equity                              71,391    66,425
                                                 -------   -------
    Total liabilities and
     stockholders' equity                        $78,830   $74,558
                                                 -------   -------
                                                 -------   -------


STATEMENTS OF INCOME                                        YEARS ENDED DECEMBER 31
                                                            ------------------------
                                                             1996     1995     1994
                                                            ------   ------   ------
Dividends from subsidiaries                                 $5,183   $4,649   $5,019
Interest and other expenses                                  1,070    1,126      394
Income before income taxes and equity
  in undistributed net income of subsidiaries                4,113    3,523    4,625
Income tax benefit                                            (379)    (436)     (92)
Income before equity in undistributed net
  income of subsidiaries                                     4,492    3,959    4,717
Equity in undistributed net income of subsidiaries           4,029    4,252    2,790
                                                            ------   ------   ------
Net income                                                  $8,521   $8,211   $7,507
                                                            ------   ------   ------
                                                            ------   ------   ------

STATEMENTS OF CASH FLOWS                                    YEARS ENDED DECEMBER 31,
                                                            ------------------------
                                                             1996     1995     1994
                                                            ------   ------   ------
Cash Flows From Operating Activities
    Net income                                              $8,521   $8,211   $7,507
    Adjustments to reconcile net  income to net
      cash provided by operating activities
         Undistributed earnings of  subsidiaries            (4,029)  (4,252)  (2,790)
         Change in other assets and
           other liabilities                                    57      (14)       9
                                                            ------   ------   ------
            Net cash provided
              by operating activities                        4,549    3,945    4,726
                                                            ------   ------   ------
Cash flows from investing activities
    Purchase of Plano Bancshares, Inc.                          --       --   (6,961)
                                                            ------   ------   ------
Cash flows from financing activities
    Proceeds from long-term debt                                --       --    3,800
    Principal payments on
      long-term debt                                          (750)    (625)    (250)
    Cash dividends paid                                     (3,646)  (3,344)  (3,258)
    Cash paid in lieu of fractional shares                      --       --      (34)
                                                            ------   ------   ------
         Net cash provided  by (used in)
           financing activities                             (4,396)  (3,969)     258
                                                            ------   ------   ------
Net increase (decrease) In cash                                153      (24)  (1,977)
Cash
    Beginning of year                                          291      315    2,292
                                                            ------   ------   ------
    End of year                                               $444     $291     $315
                                                            ------   ------   ------
                                                            ------   ------   ------

                                      -28-


SELECTED FINANCIAL DATA
(Table dollar amounts in thousands, except per share data)
FINANCIAL HIGHLIGHTS

                                                  1996        1995        1994       1993         1992
                                              ---------   ---------   ---------   ---------   ---------
STATEMENT OF INCOME:
    Net interest income                         $30,440     $29,451     $26,312     $25,096     $23,447
    Provision for loan losses                     1,024       1,191         830         687       1,153
    Noninterest income                            5,491       5,124       3,838       3,770       3,483
    Noninterest expense                          22,249      21,419      18,540      17,730      15,884
    Income before taxes                          12,658      11,965      10,780      10,449       9,893

    Net income                                    8,521       8,211       7,507       7,366       6,826


BALANCE SHEET - END OF YEAR BALANCES:
    Securities                                 $214,828    $202,711    $189,874    $190,872    $170,778
    Loans, net                                  464,372     427,917     418,918     333,243     295,810
    Total assets                                824,570     749,990     692,642     631,786     594,000
    Deposits                                    690,513     605,137     556,162     491,014     477,388
    Stockholders' equity                         71,391      66,425      61,657      57,442      53,118

BALANCE SHEET - AVERAGE BALANCES:
    Securities                                 $213,653    $189,605    $192,890    $184,559    $158,303
    Loans, net                                  441,619     426,523     371,442     303,578     293,216
    Total assets                                773,792     729,801     640,388     604,202     577,808
    Deposits                                    640,485     577,093     505,553     477,938     471,494
    Stockholders' equity                         68,269      63,741      59,090      55,068      49,547

WEIGHTED AVERAGE SHARES
  OUTSTANDING (1)                             1,215,902   1,215,902   1,215,902   1,215,902   1,215,902
                                              ---------   ---------   ---------   ---------   ---------
PER SHARE DATA (1):
    Book value                                   $58.71      $54.63      $50.71      $47.24       43.69
    Earnings                                       7.01        6.75        6.17        6.06        5.61
    Cash dividends                                 3.00        2.75        2.68        2.50        2.50

SELECTED FINANCIAL RATIOS:
    Average net loans to average
      deposits                                    68.95%      73.91%      73.47%    63.52%        62.19%
    Return on average assets                       1.10%       1.13%       1.17%     1.22%         1.18%
    Return on average equity                      12.48%      12.88%      12.70%    13.38%        13.78%
    Net interest margin (2)                        4.47%       4.62%       4.72%     4.78%         4.73%
    Average equity to
            average assets                         8.82%       8.73%       9.23%     9.11%        8.59%
    Dividend payout ratio                         42.80%      40.73%      43.40%    41.29%       44.53%


(1) Adjusted to reflect 7 for 5 stock split in 1994 and 20% stock dividend in 1991.

(2) Based on average interest earning assets with the computation on a fully tax equivalent basis assuming an income tax rate of 35%.

INTEREST DIFFERENTIAL

The following table allocates change in interest income and interest expense between amounts attributable to changes in rate and changes in volume for the various categories of interest earning assets and interest bearing liabilities. The changes in interest income and interest expense due to both volume and rate has been allocated proportionally. Interest earned is assumed to be on a tax equivalent basis using an income tax rate of 35%.


                                       1996 COMPARED TO 1995              1995 COMPARED TO 1994
                                           CHANGES DUE TO:                    CHANGES DUE TO:
                                       ------------------------         --------------------------
                                       VOLUME    RATE    CHANGE         VOLUME      RATE    CHANGE
                                       ------------------------         --------------------------
INTEREST EARNED ON:
Interest-bearing deposits
   in other financial institutions     $  (3)    $  -    $   (3)        $ (212)    $    1   $ (211)
Federal funds sold                        15     (383)     (232)         1,239      1,002    2,241
Taxable securities                     1,774     (222)    1,552             (8)     1,259    1,251
Tax-exempt securities                   (371)     (76)     (447)          (281)       (11)    (292)
Loans                                  1,346     (225)    1,121          4,533      2,909    7,442
                                      ------    ------   -------        -------    -------  -------
Total interest income                  2,897     (906)    1,991          5,271      5,160   10,431
                                      ------    ------   -------        -------    -------  -------
INTEREST EXPENSE ON:
Deposits
   NOW & Money Market                    209        12       221            187        160     347
   Savings                               165       (30)      135             32         62      94
   Time                                2,094       419     2,513          2,252      2,555   4,807
Short-term borrowings                 (1,274)     (336)   (1,610)           185      1,401   1,586
Long-term debt                           (62)      (39)     (101)           410        112     522
                                      ------    ------   -------        -------    -------  -------
Total interest expense                 1,132        26     1,158          3,066      4,290   7,356
                                      ------    ------   -------        -------    -------  -------
Net interest income                   $1,765     $(932)    $ 833         $2,205     $  870  $3,075
                                      ------    ------   -------        -------    -------  -------
                                      ------    ------   -------        -------    -------  -------

SECURITIES

The following table shows the book value of the securities of the Company by category at year end for the past three years.

                                             1996            1995          1994
                                           --------         --------    ---------
Available for Sale (at fair value)
    U.S. Treasury Securities                $ 9,308        $  12,643
    U.S. government agencies                  1,796            4,394
    Other                                       300              300
                                           --------         --------
         Total available for sale         $  11,404        $  17,337
                                           --------         --------

Held to Maturity (at amortized cost)
    U.S. Treasury Securities               $ 40,194         $ 40,968     $ 42,437
    U.S. government agencies                127,472          106,661      104,144
    Obligations of states and
       political subdivisions                35,758           37,745       42,638
    Corporate and other                          --               --          655
                                           --------         --------    ---------
         Total held to maturity            $203,424         $185,374     $189,874
                                           --------         --------    ---------
                   Total                   $214,828         $202,711     $189,874
                                           --------         --------    ---------
                                           --------         --------    ---------

At December 31, 1996, the Company held no securities of any single issuer, other than the U.S. Treasury and U.S. government agencies, that exceeded 10% of stockholders' equity.

SECURITIES MATURITIES

The following table shows the relative maturities of securities (at carrying value) held by the Company at December 31, 1996 and the weighted average interest rate for each range of maturities. The yields on tax-exempt securities are stated on a fully tax-equivalent basis, assuming a federal income tax rate of 35%.

              AVAILABLE FOR SALE
                                                                   WEIGHTED
                 U.S.          U.S.                                AVERAGE
               TREASURY     GOVERNMENT        OTHER                INTEREST
              SECURITIES     AGENCIES       SECURITIES     TOTAL     RATE
              ----------    ----------      ----------    -------   --------

Under 1 year   $ 6,310       $  1,796       $   -          $ 8,106    5.70%
1 to 5 years     2,998           -              -            2,998    5.45%
5 to 10 years     -              -              -               -      -
Over 10 years     -              -             300             300    6.00%
               -------       --------       ------         -------
Total          $ 9,308       $  1,796       $  300         $11,404
               -------       --------       ------         -------
               -------       --------       ------         -------


              HELD TO MATURITY
                                                                   WEIGHTED
                 U.S.          U.S.                                AVERAGE
               TREASURY     GOVERNMENT        OTHER                INTEREST
              SECURITIES     AGENCIES       SECURITIES     TOTAL     RATE
              ----------    ----------      ----------    -------   --------
Under 1 year    $15,701      $  11,204        $  1,978   $ 28,883     5.87%
1 to 5 years     24,493        113,175          18,785    156,453     6.20%
5 to 10 years      -             3,093          14,895     17,988     5.52%
Over 10 years      -              -                100        100     3.75%
                -------       --------       ---------    -------
Total           $40,194       $127,472         $35,758   $203,424
                -------       --------       ---------    -------
                -------       --------       ---------    -------


TYPES OF LOANS

Set forth below are major categories of the Company's loan portfolio at December 31:

                                   1996         1995         1994         1993         1992
                                 --------     --------     --------     --------     --------
Commercial                       $ 81,981     $ 79,967     $ 91,120     $ 82,942     $ 73,375
Agricultural                        8,692        8,815        8,485        6,907        6,319
Real estate:
   Construction                    19,807       16,933        7,775        3,793        3,143
   Commercial                      76,354       70,046       68,743       47,417       36,441
   Residential                    138,443      123,652      108,277       74,998       71,268
Consumer                          144,162      134,344      141,611      126,273      115,438
                                 --------     --------     --------     --------     --------
Total Loans*                     $469,439     $433,757     $426,011     $342,330     $305,984
Less:
   Unearned discount                 (653)      (1,909)      (4,011)      (6,365)      (7,525)
   Allowance for loan losses       (4,414)      (3,931)      (3,082)      (2,722)      (2,649)
                                 --------     --------     --------     --------     --------
Net loans                        $464,372     $427,917     $418,918     $333,243     $295,810
                                 --------     --------     --------     --------     --------
                                 --------     --------     --------     --------     --------
Ratio of net loans
   to total assets                  56.32%       57.06%       60.48%       52.75%       49.80%
                                 --------     --------     --------     --------     --------
                                 --------     --------     --------     --------     --------

* During 1996, the Company changed its method of classifying loans. The change has been retroactively applied to this schedule.

LOAN MATURITY AND RATE SENSITIVITY

The following sets forth the maturity distribution and interest sensitivity of certain loan categories at December 31, 1996.

                                           AFTER ONE
                             ONE YEAR       THROUGH        OVER
                             OR LESS       FIVE YEARS    FIVE YEARS     TOTAL
                            ---------     -----------    ----------   --------
Maturity:
Commercial                   $41,807        $26,331        $13,843    $ 81,981
Agricultural                   6,916          1,394            382       8,692
Real Estate, Construction      5,776          2,642          1,389      19,807
Real Estate, Commercial        6,449         27,258         42,647      76,354
                             -------        -------        -------    --------
                             $70,948        $57,625        $58,261    $186,834
                             -------        -------        -------    --------
                             -------        -------        -------    --------
Interest rate sensitivity:
   Fixed rate                $22,117        $45,254        $47,681   $115,052
   Floating with prime        48,831         12,371         10,580     71,782
                             -------        -------        -------    --------
                             $70,948        $57,625        $58,261   $186,834
                             -------        -------        -------    --------
                             -------        -------        -------    --------


ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

The following table sets forth the allocation of the Company's allowance for loan losses and percent of each category to the gross loans less any unearned discount for the period shown. The allowance for loan losses is available to absorb losses in any particular category of loans, notwithstanding management's allocation of the allowance.


Loan Type                1996    %      1995     %      1994    %       1993     %      1992      %
                       ------   ---    ------   ---    ------   ---    ------   ---    ------   ---
Commercial              $ 795    17    $  747    18    $  678    21    $  680    24     $ 662     24
Agricultural               88     2        79     2        62     2        54     2        53      2
Real Estate:
  Construction            178     4       157     4        62     2        54     1        53      1
  Commercial              706    16       629    16       493    16       381    14       318     12
  Residential           1,280    30     1,100    29       739    25       487    22       449     23
Consumer                1,367    31     1,219    31     1,048    34     1,007    37     1,033     38
Unallocated               -      -       -       -       -       -         59    -         81    -
                       ------   ---    ------   ---    ------   ---    ------   ---    ------   ---
Total                  $4,414   100    $3,931   100    $3,082   100    $2,722   100    $2,649   100
                       ------   ---    ------   ---    ------   ---    ------   ---    ------   ---
                       ------   ---    ------   ---    ------   ---    ------   ---    ------   ---

SUMMARY OF LOAN LOSS ACTIVITY

The following table details the component changes in the Company's allowance for loan losses for the past five years.

                                  1996      1995      1994      1993      1992
                                 ------    ------    -----     ------    ------
Allowance, beginning of year     $3,931    $3,082    $2,722    $2,649    $1,915
Loans charged off:
 Commercial and agricultural     $  (39)   $  (60)   $ (592)   $ (398)   $ (274)
 Real estate:
    Construction                    --        --        --        --        --
    Commercial                      --        --        --       (105)      --
    Residential                     --        --        --        --        --
 Consumer                          (661)     (586)     (358)     (273)     (352)
Total loan charge offs             (700)     (646)     (950)     (776)     (626)
Loan recoveries:
 Commercial and agricultural         19       145        21        15        54
 Real estate:
    Construction                    --        --        --        --        --
    Commercial                      --         10       --        --        --
    Commercial                      --        --        --        --        --
Consumer                            140       149       156       147       153
                                 ------    ------    ------    ------    ------
Total loan recoveries               159       304       177       162       207
                                 ------    ------    ------    ------    ------
Net loans charged off              (541)     (342)     (773)     (614)     (419)
Provision for loan losses         1,024     1,191       830       687     1,153
Other additions (1)                --        --         303       --        --
                                 ------    ------    ------    ------    ------
Allowance, end of year           $4,414    $3,931    $3,082    $2,722    $2,649
                                 ------    ------    ------    ------    ------
                                 ------    ------    ------    ------    ------
Net loans charged off to
     average loans outstanding     0.12%     0.08%     0.21%     0.20%     0.14%
Allowance for loan losses to
    ending loans outstanding       0.94%     0.91%     0.73%     0.81%     0.89%
Allowance for loan losses to
    nonperforming loans          237.70%   341.83%   148.96%   168.34%   135.78%

(1) Represents increase with purchase of Plano Bancshares, Inc. in 1994.

In determining the provision for loan losses for each of the five years presented above, management was influenced by the Company's consistent loan growth and amount of net charge offs in each year. Other factors, such as changes in the loan portfolio mix, delinquency trends, current economic conditions and trends, review of larger and known problem credits at each subsidiary, and the results of internal loan reviews and regulatory examinations are also considered by management in assessing the adequacy of the allowance for loan losses.


DEPOSITS
The following shows the maturity schedule and amounts for the Company's time deposits of $100,000 or more at December 31, 1996.

Under 3 months            $38,962
3 to 12 months             21,047
Over 12 months              3,180
                          --------
                          $63,189
                          --------
                          --------

QUARTERLY FINANCIAL INFORMATION 1996-1995 (UNAUDITED)

                                       1996                                               1995
                                       ----                                               ----
In thousands except net
income per share data        4TH       3RD       2ND       1ST             4TH       3RD       2ND       1ST
                           -------   -------   -------   -------         -------   -------   -------  --------
Total interest income      $14,639   $13,886   $13,150   $13,037         $13,410   $13,462   $12,966   $12,727
Net interest income        $ 7,921   $ 7,779   $ 7,527   $ 7,213         $ 7,281   $ 7,390   $ 7,147   $ 7,633
Provision for loans losses     208       209       300       307             354       279       279       279
Noninterest income           1,432     1,339     1,280     1,440           1,326     1,430     1,294     1,074
Noninterest expense          6,508     5,572     5,248     4,921           6,734     4,871     5,111     4,703
                           -------   -------   -------   -------         -------   -------   -------  --------
Income before income taxes   2,637     3,337     3,259     3,425           1,519     3,670     3,051     3,725
Income tax expense             851     1,073     1,069     1,144             418     1,188       928     1,220
                           -------   -------   -------   -------         -------   -------   -------  --------
Net income                 $ 1,786   $ 2,264   $ 2,190   $ 2,281         $ 1,101   $ 2,482   $ 2,12 3  $ 2,505
                           -------   -------   -------   -------         -------   -------   -------  --------
                           -------   -------   -------   -------         -------   -------   -------  --------
Net income per
 common share              $  1.47   $  1.86   $  1.80   $  1.88         $  0.90   $  2.04   $  1.75   $  2.06
Average common shares
     outstanding             1,216     1,216     1,216     1,216           1,216     1,216     1,216     1,216


Income for the fourth quarter of 1996 and 1995 is less than the first three quarters due to discretionary contributions and other compensation expenses.

COMMON STOCK PRICE RANGE, DIVIDENDS 1996-1995 (UNAUDITED)

               PRICE RANGE
              -------------    CASH DIVIDENDS
               HIGH     LOW       PER SHARE
              -----   ------    --------------
   1996
4th Quarter    $90      $89         $ --
3rd Quarter     88       85          1.50
2nd Quarter     85       78           --
1st Quarter     78       77          1.50

    1995
4th Quarter    $77      $76         $ --
3rd Quarter     76       73          1.50
2nd Quarter     73       71           --
1st Quarter     71       69          1.25

BOARD OF DIRECTORS
FIRST NATIONAL BANCORP, INC.
& FIRST NATIONAL BANK OF JOLIET
Kevin T. Reardon
Chairman of the Board
and Chief Executive Officer

Albert G. D'Ottavio
President and Chief Operating Officer

Sheldon C. Bell
President, Coldwell Banker Bell

George H. Buck
President, Werden Buck Company

Watson A. Healy
Architect

Paul A. Lambrecht
Retired Chairman
Brown & Lambrecht Earthmovers, Inc.

Harvey J. Lewis
Farmer

Walter F. Nolan, CPA
Member, Clifton Gunderson & Co., L.L.C.

Charles R. Peyla
President, Illinois Securities

Louis R. Peyla
Chairman, Illinois Securities

Howard E. Reeves
President, HOW Enterprises, Inc.



BUILDING FOR
THE FUTURE

FIRST NATIONAL BANK OF JOLIET

OFFICERS
CHAIRMAN OF THE BOARD AND CEO
Kevin T. Reardon

PRESIDENT & COO
Albert G. D'Ottavio

COMMERCIAL & MORTGAGE LOAN DEPARTMENT
John J. Keigher, Senior Vice President
Terrence P. Hackett, Vice President
Carl D. Holmquist, Vice President
Roger R. Kreig, Assistant Vice President
Gregory L. Schaefer, Assistant Vice President

Harry R. McSteen, Assistant Vice President
Catherine E. Crowley, Loan Officer
Michael J. Schutz, Loan Officer

CONSUMER LOAN DEPARTMENT
Steven J. Randich, Vice President
Mark Thelo, Assistant Vice President
Patricia J. Brannick, Assistant Vice President
Lowell G. Conway, Assistant Vice President
Michelle S. Scott, Business Development Officer
James M. Cassady, Loan Officer
Investment Management & Trust Department
James T. Limacher, Senior Vice President
Wayne Huffman, Vice President & Trust Officer
Allan C. Somers, Trust Officer
Jeri L. Madison, Trust Officer
Andrew Midlock, Jr., Trust Officer

OPERATIONS DEPARTMENT
Jack A. Podlesny, Senior Vice President & Cashier
Dominic M. Paone, Assistant Vice President
Leif Hendricksen, Building & Facilities Officer

COMPLIANCE DEPARTMENT
Scott D. Nolan, Vice President & Compliance Officer

HUMAN RESOURCE DEPARTMENT
Betty J. McTee, Vice President
Kathryn G. Porter, Training Officer

SALES & CUSTOMER SERVICE DEPARTMENT
Michael C. Reardon, Senior Vice President
James K. Alexa, Vice President
Daniel A. Friant, Assistant Vice President
Mary Lou Rutherford, Assistant Vice President
Daniel J. Mihelich, Loan Officer
Gail K. Moss, Loan Officer
Ronald E. Wencel, Loan Officer
Judith R. Connelly, Assistant Cashier
Suzanne M. Gazelle, Assistant Cashier
Steven P. Marchio, Assistant Cashier

INFORMATION SYSTEMS DEPARTMENT
Olivier G. May, Director of Information Systems

DATA PROCESSING DEPARTMENT
David E. Glasscock, Vice President
Beverly I. Boostrom, Assistant Vice President

AUDITING DEPARTMENT
Mark Midlock, Assistant Auditor
Saundra K. Lucas, Assistant Auditor

MARKETING DEPARTMENT
Lawrence M. Ryan, Jr., Director of Marketing

FIRST NATIONAL BANK OF JOLIET
78 North Chicago Street - Joliet, IL 60432 815/726-4371

78 North Chicago Street, Joliet

Scott & Jefferson, Joliet

Midland & Campbell, Joliet

Black & Essington, Joliet

1590 N. Larkin, Joliet

191 S. Larkin, Joliet

207 W. Mondamin, Minooka

Rte. 52 & Brookshore, Shorewood

23841 W. Eames, (Inside Frank's), Channahon

24745 W. Eames, (Rte. 6), Channahon

626 Townhall Drive, Romeoville

Member FDIC   Equal Housing Lender


BANK OF LOCKPORT

BOARD OF DIRECTORS
Bruce J. Wolfersberger
Dr. Reno G. Caneva
Eugene N. Cornolo
Albert G. D'Ottavio
Thomas E. Drake
Sandra M. Pesavento
George K. Pilkenton
Jack A. Podlesny
Kevin T. Reardon
Michael C. Reardon
Ray L. Woock

OFFICERS
PRESIDENT
Bruce J. Wolfersberger

COMMERCIAL & MORTGAGE LOAN DEPARTMENT
Mark J. Griglione, Vice President
Sandra M. Pesavento, Vice President
Michael J. Tierney, Assistant Vice President

OPERATIONS DEPARTMENT
Rhonda L. Bebar, Assistant Cashier

INSTALLMENT LOAN DEPARTMENT
Pamela J. Tarrant, Vice President & Cashier
Phyllis M. Clear, Assistant Vice President

BANK OF LOCKPORT
826 East Ninth Street
Lockport, IL 60441
815/838-8600

826 East Ninth Street,  Lockport

159th Street & Cedar Road
Homer Township

Member FDIC   Equal Housing Lender


COMMUNITY BANK OF PLANO

BOARD OF DIRECTORS
Roger D. Gossett
R. Keith Caywood
Albert G. D'Ottavio
Ronald J. Hill
Thomas E. Klatt
Peter L. Krentz
Jack A. Podlesny
Kevin T. Reardon

OFFICERS
PRESIDENT
Roger D. Gossett

EXECUTIVE VICE PRESIDENT & CASHIER
Ronald J. Hill

LOAN DEPARTMENT
Eric H. Leggett, Vice President
Todd W. Meier,Mortgage Loan Officer
Sharon R. Haggard, Installment Loan Officer
Patricia R. Hatcher, Assistant Loan Officer

OPERATIONS DEPARTMENT
M. Patricia Coultrip, Assistant Cashier
Patricia A. Fiedler, Assistant Cashier

COMMUNITY BANK OF PLANO

2005 West Route 34
Plano, IL 60545
630/552-3154

Member FDIC   Equal Housing Lender


SOUTHWEST SUBURBAN BANK OF BOLINGBROOK

BOARD OF DIRECTORS
Kevin T. Reardon, Chairman
Albert G. D'Ottavio
Bruce J. Wolfersberger
Jack A. Podlesny
John J. Keigher

OFFICERS
PRESIDENT
Bruce J. Wolfersberger

LOAN DEPARTMENT
Michael W. Nolan, Assistant Vice President
Jeanne Szymanski, Loan Officer

OPERATIONS DEPARTMENT
Jeanie Bettenhausen, Assistant Cashier

SOUTHWEST SUBURBAN BANK
225 Lily Cache Lane
Bolingbrook, IL 60440
630/759-1234

Member FDIC   Equal Housing Lender


A copy of the company's Annual Report on Form 10K for 1996 may be obtained by writing to: Executive Secretary, First National Bancorp, Inc., 78 N. Chicago Street, Joliet, IL 60432


FIRST NATIONAL BANCORP, INC.

78 NORTH CHICAGO STREET - JOLIET, ILLINOIS 60432

BUILDING FOR THE FUTURE