Form 10-K, Exhibit 13
period 1997-12-31
FIRST NATIONAL BANCORP INC /IL/
filed 1998-03-25
CIK 788783

                           FIRSTNATIONAL BANCORP, INC.
                             78 NORTH CHICAGO STREET
                             JOLIET, ILLINOIS 60432

                                                                BUILDING UPON A
                                                             140 YEAR TRADITION.

                                                    FIRST NATIONAL BANCORP, INC.
                                                             ANNUAL REPORT 1997

FINANCIAL HIGHLIGHTS

IN THOUSANDS, EXCEPT PER SHARE DATA          1997          1996        % Increase
Total Assets at year end                  $ 860,756      $ 824,570        4.39%
Net Income                                $   9,174      $   8,521        7.66%
Earnings per share                        $    3.77      $    3.50
Stockholders' Equity                      $  76,945      $  71,391        7.78%
Equity Per Share                          $   31.64      $   29.36

THREE YEAR COMPARISONS

In thousands, except per share data         1996          1995         1994
Total Assets at year end                  $ 860,756     $ 824,570    $ 749,990
Earnings per share                        $    3.77     $    3.50    $    3.38
Net Income                                $   9,174     $   8,521    $   8,211
Stockholders' Equity                      $  76,945     $  71,391    $  66,425


CONTENTS...


LETTER TO SHAREHOLDERS..............  2

CONSOLIDATED BALANCE SHEETS.........  6

CONSOLIDATED STATEMENTS OF INCOME...  7

CONSOLIDATED STATEMENTS OF CHANGES
     IN STOCKHOLDERS' EQUITY........  8

REPORT OF INDEPENDENT AUDITORS......  8

FINANCIAL HIGHLIGHTS &
      COMMON STOCK DATA.............  9

DIRECTORS........................... 10

OFFICERS............................ 12

BUILDING UPON A TRADITION REQUIRES HISTORICAL PERSPECTIVE AND FUTURE PURPOSE. FOR WHAT IS STRUCTURE WITHOUT DEFINED PURPOSE? OUR 140TH YEAR IS NOT MERELY A MILESTONE BUT A MONUMENT TO PAST ACHIEVEMENT AND A BELLWETHER FOR FUTURE GROWTH.

TO OUR SHAREHOLDERS



Though each year is a milestone in First National Bancorp's history, the events of 1997 will profoundly influence the Bancorp's future course.

It was our 140th year. A time not only to build upon a rich tradition of outstanding financial performance and consistent growth, but also a time to position our banks for opportunities--unifying our corporate structure, upgrading our support systems and renewing our commitment to the customer.

The tradition of exceptional performance is reflected in the financial benchmarks at the front of this report and within the statements that follow this letter. Paralleling the success in numbers is a continued pattern of steady growth, increasing loan activity and expansion of our ATM network.

1997 was another record breaking financial year. Buoyed by record asset levels at each of the four banks, the Bancorp's Total Assets at year end approached $861 million, a 4.4% increase over the previous year. Net Income reached an all-time high of $9.17 million, representing a 7.7% gain over 1996. Earnings per Share increased 27 cents to $3.77 as adjusted to reflect the two-for-one stock split approved by the Board of Directors in March, 1997.

Loan growth was a major factor in our success. Net Loans jumped 12.4% to nearly $522 million. Spurred by a strong effort at First National Bank of Joliet, Commercial Loans increased almost 12% to more than $195 million. Consumer Loans posted the biggest gain, just under 20%, due in part to Bank of Lockport doubling its portfolio.

Late in 1997, the boards of each bank approved a resolution to consolidate Bank of Lockport, Southwest Suburban Bank and Community Bank of Plano under the First National Bank of Joliet charter. The actual consolidation is planned for March, 1998.

This step is a natural outcome of a trend toward unifying various Bancorp operations in recent years. Departments such as auditing, accounting, compliance and loan review, data processing and check processing have been centralized. The banks have also been sharing resources in lending, investment management, human resources and business development.

Besides improved operating efficiency, the consolidation will benefit Bancorp customers who will be able to transact business at any of our fifteen offices and to choose from a wider array of products. Along with the recent upgrade of the Bancorp's information systems, the consolidation will enhance customer service and convenience while competitively positioning the Bancorp for future growth in the financial services industry.

The Bancorp's ATM network grew 55% in 1997. The network now includes ATM sites in eleven communities throughout Will, Grundy, Kendall, Cook and DeKalb counties. The increasing popularity of ATMs with customers has made network expansion one of the Bancorp's top priorities.

The Bancorp has intensified its efforts toward branch expansion. Construction of a new facility on Weber Road in Romeoville will be well underway by the summer of 1998. The Bancorp is also poised for entry into Plainfield. Early in 1998, negotiations were completed for the purchase of a site along Route
59. The anticipated opening of these new facilities will give the Bancorp an opportunity to tap into two rapidly growing markets in Will County.

Building upon a 140 year old tradition involves dedication to the core values of customer convenience, community involvement and consistent financial growth. This building process also provides a perspective on future strategic direction.

Another long-standing value, increased return for shareholders, is an integral part of this First National tradition. We gratefully acknowledge your loyalty and support as an inspiration toward higher goals and continued success in the years ahead.

Sincerely,

/s/ Kevin T. Reardon

KEVIN T. REARDON
Chairman of the Board and Chief Executive Officer


/s/ Albert G. D'Ottavio

ALBERT G. D'OTTAVIO
President and Chief Operating Officer

Local officers appear at autograph sessions to sign their bank-sponsored Cop Cards.

Kevin Reardon and Bert D'Ottavio present a check to Joliet city officials for site improvements at Richards Grove, a new subdivision for low income, first-time homebuyers.

Seniors Club on tour.

Employee participation in the annual holiday toy drive is another example of community involvement throughout the year.

First National co-sponsored a high school basketball tournament that drew thousands of area fans.

Building upon a 140 year tradition of...

 ...Customer Commitment

 ...Community Involvement

 ...Banking Convenience

Directors and employees respond enthusiastically to Kevin Reardon's remarks during a Bancorp meeting on customer commitment during the technology upgrade.

A high school choir fills the bank with holiday cheer.

A rapidly expanding ATM network provides 24 hour banking for customers in eleven communities.

CONDENSED CONSOLIDATED BALANCE SHEETS

FIRST NATIONAL BANCORP, INC.
YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                        (IN THOUSANDS, EXCEPT SHARE DATA)
                                                           1997                   1996
                                                      -----------------------------------
ASSETS
Cash and due from banks                               $    34,591             $   35,785
Federal funds sold                                         50,800                 73,241
Securities available-for-sale                              11,831                 11,404
Securities held-to-maturity (fair value
  of $206,269 in 1997 and $203,500 in 1996)               204,870                203,424
Loans
     Commercial                                           195,449                175,145
     Agricultural                                          10,769                  8,692
     Residential real estate                              147,625                141,440
     Consumer                                             172,695                144,162
                                                      -----------             ----------
         Total loans                                      526,538                469,439
     Unearned discount                                       (158)                  (653)
     Allowance for loan losses                             (4,437)                (4,414)
                                                      -----------             ----------
         Loans, net                                       521,943                464,372

Premises and equipment, net                                18,840                 17,880
Accrued interest receivable and
  other assets                                              8,392                  7,954
Intangibles, net                                            9,489                 10,510
                                                      -----------             ----------

            Total assets                              $   860,756             $  824,570
                                                      -----------             ----------
                                                      -----------             ----------

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
     Deposits
         Demand, noninterest-bearing                  $   129,243             $  116,147
         NOW accounts                                      78,660                 74,749
         Money market accounts                             37,086                 37,130
         Savings                                          165,341                160,653
         Time deposits, $100,000 and over                  70,472                 63,189
         Other time deposits                              245,354                238,645
                                                      -----------             ----------
            Total deposits                                726,156                690,513
     Short-term borrowings                                 46,207                 49,236
     Long-term debt                                         4,817                  6,951
     Accrued interest and other liabilities                 6,631                  6,479
                                                      -----------             ----------
         Total liabilities                                783,811                753,179

Stockholders' equity
     Preferred stock, no par value, authorized
  1,000,000 shares; none issued                                --                     --
     Common stock, par value $10; shares
    authorized - 5,500,000 in 1997 and
    2,750,000 in 1996; shares issued and
    outstanding - 2,431,804 in 1997 and
    1,215,902 in 1996                                      24,318                 12,159
     Additional paid-in capital                                --                  8,846
     Retained earnings                                     52,607                 50,394
     Unrealized gain (loss) on securities
   available-for-sale, net of taxes                            20                     (8)
                                                      -----------             ----------
         Total stockholders' equity                        76,945                 71,391
                                                      -----------             ----------
            Total liabilities and stockholders'
             equity                                   $   860,756             $  824,570
                                                      -----------             ----------
                                                      -----------             ----------

                          CONDENSED CONSOLIDATED STATEMENTS OF INCOME


FIRST NATIONAL BANCORP, INC.
YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                       (In thousands, except share data)
                                                          1997                   1996
                                                      ----------------------------------
INTEREST INCOME

     Loans                                            $    43,556             $   39,148
     Securities
         Taxable                                           12,504                 10,980
         Tax-exempt                                         1,892                  2,016
     Federal funds sold                                     1,736                  2,568
                                                          -------                -------
         Total interest income                             59,688                 54,712

INTEREST EXPENSE

     Deposits                                              23,788                 21,091
     Short-term borrowings                                  2,470                  2,600
     Long-term debt                                           508                    581
                                                          -------                -------
         Total interest expense                            26,766                 24,272
                                                          -------                -------

Net interest income                                        32,922                 30,440

Provision for loan losses                                   1,118                  1,024
                                                          -------                -------

Net interest income after provision
  for loan losses                                          31,804                 29,416

NONINTEREST INCOME

     Trust fees                                             1,035                    996
     Service fees                                           3,534                  3,058
     Securities gains, net                                     13                    175
     Other income                                           1,317                  1,262
                                                          -------                -------
         Total noninterest income                           5,899                  5,491

NONINTEREST EXPENSES

     Salaries and employee benefits                        12,562                 11,122
     Occupancy expense                                      1,800                  1,799
     Data processing                                        1,215                  1,085
     Equipment expense                                      1,449                  1,329
     Amortization of intangibles                            1,021                  1,070
     Other expenses                                         6,180                  5,844
                                                          -------                -------
         Total noninterest expenses                        24,227                 22,249
                                                          -------                -------

INCOME BEFORE INCOME TAXES                                 13,476                 12,658

Income tax expense                                          4,302                  4,137
                                                          -------                -------

NET INCOME                                            $     9,174             $    8,521
                                                          -------                -------
                                                          -------                -------

Earnings per share (2,431,804 shares outstanding
  after a 2-for-1 stock split effected
  in the form of a 100% stock dividend in 1997)       $      3.77             $     3.50
                                                          -------                -------
                                                          -------                -------

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

FIRST NATIONAL BANCORP, INC.
YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                                           (IN THOUSANDS, EXCEPT SHARE DATA)
                                                                                                         NET
                                                                                                     UNREALIZED
                                            COMMON STOCK                                             GAIN (LOSS)
                                      ------------------------       ADDITIONAL                     ON SECURITIES
                                                         PAR          PAID-IN        RETAINED        AVAILABLE-
                                        SHARES          VALUE         CAPITAL        EARNINGS         FOR-SALE        TOTAL
---------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1996              1,215,902      $  12,159       $  8,846       $  45,519         $    (99)    $ 66,425
     Net income                              --             --             --           8,521               --        8,521
     Cash dividends declare-
       $1.50 per share (1)                   --             --             --          (3,646)              --       (3,646)
     Net unrealized
       gain on securities
       available-for-sale,
       net of taxes                          --             --             --              --               91           91
                                      ---------      ---------       --------       ---------         --------     --------

Balance, December 31, 1996            1,215,902         12,159          8,846          50,394               (8)      71,391
     Net income                              --             --             --           9,174               --        9,174
     Cash dividends declare-
       $1.50 per share                       --             --             --          (3,648)              --       (3,648)
     Net unrealized
       gain on securities
       available-for-sale,
       net of taxes                          --             --             --             --                28           28
     2-for-1 stock split effected
       in the form of a 100%
       stock dividend                 1,215,902         12,159         (8,846)         (3,313)              --           --
                                      ---------      ---------       --------       ---------         --------     --------


Balance, December 31, 1997            2,431,804      $  24,318       $     --       $  52,607         $     20     $ 76,945
                                      ---------      ---------       --------       ---------         --------     --------
                                      ---------      ---------       --------       ---------         --------     --------

(1) As restated for the 2-for-1 stock split effected in the form of a 100% stock dividend in 1997.

REPORT OF INDEPENDENT AUDITORS

BOARD OF DIRECTORS AND STOCKHOLDERS
FIRST NATIONAL BANCORP, INC.
JOLIET, ILLINOIS

     We have audited, in accordance with generally accepted auditing standards, the consolidated balance sheets of First National Bancorp, Inc. as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended (not presented herein); and in our report dated January 24, 1998, we expressed an unqualified opinion on those consolidated financial statements.

     In our opinion, the information set forth in the accompanying condensed consolidated balance sheets as of December 31, 1997 and 1996, and the condensed consolidated statements of income and changes in stockholders' equity for the years then ended is fairly stated, in all material respects, in relation to the consolidated financial statements from which they have been derived.

/s/ Crowe, Chizek and Company LLP

Oak Brook, Illinois                                          [LOGO]
January 24, 1998

                                        FINANCIAL HIGHLIGHTS & COMMON STOCK DATA


(Table dollar amounts in thousands, except share data)

FINANCIAL HIGHLIGHTS

                                  1997        1996       1995       1994       1993
                                  ----        ----       ----       ----       ----
STATEMENT OF INCOME:
  Net interest income           $32,922     $30,440    $29,451    $26,312     $25,096
  Provision for loan losses       1,118       1,024      1,191        830         687
  Noninterest income              5,899       5,491      5,124      3,838       3,770
  Noninterest expense            24,227      22,249     21,419     18,540      17,730
  Income before taxes            13,476      12,658     11,965     10,780      10,449
  Net income                      9,174       8,521      8,211      7,507       7,366

BALANCE SHEET - END OF YEAR
BALANCES:
  Securities                    $216,701   $214,828   $202,711   $189,874    $190,872
  Loans, net                     521,943    464,372    427,917    418,918     333,243
  Total assets                   860,756    824,570    749,990    692,642     631,786
  Deposits                       726,156    690,513    605,137    556,162     491,014
  Stockholders' equity            76,945     71,391     66,425     61,657      57,442

BALANCE SHEET - AVERAGE
BALANCES:
  Securities                    $234,941   $213,653   $189,605   $192,890    $184,559
  Loans, net                     493,790    441,619    426,523    371,442     303,578
  Total assets                   829,878    773,792    729,801    640,388     604,202
  Deposits                       698,068    640,485    577,093    505,553     477,938
  Stockholders' equity            74,040     68,269     63,741     59,090      55,068

WEIGHTED AVERAGE SHARES
OUTSTANDING (1)                2,431,804  2,431,804  2,431,804  2,431,804   2,431,804

PER SHARE DATA (1):
  Book value                      $31.64     $29.36     $27.32     $25.35      $23.62
  Earnings                          3.77       3.50       3.38       3.09        3.03
  Cash dividends                    1.50       1.50       1.38       1.34        1.25

SELECTED FINANCIAL RATIOS:
  Average net loans to
   average deposits               70.74%     68.95%     73.91%     73.47%      63.52%
  Return on average assets         1.11%      1.10%      1.13%      1.17%       1.22%
  Return on average equity        12.39%     12.48%     12.88%     12.70%      13.38%
  Net interest margin (2)          4.47%      4.47%      4.62%      4.72%       4.78%
  Average equity to
   average assets                  8.92%      8.82%      8.73%      9.23%       9.11%
  Dividend payout ratio           39.76%     42.80%     40.73%     43.40%      41.29%

(1) Per share data for the years 1993 through 1996 has been restated for the 2-for-1 stock split effected in the form of a 100% stock dividend in 1997.

(2) Based on average interest earning assets with the computation on a fully tax equivalent basis assuming an income tax rate of 35%.

COMMON STOCK PRICE RANGE, DIVIDENDS 1997-1996 (UNAUDITED)

                         PRICE RANGE
                         -----------       CASH DIVIDENDS DECLARED
                     HIGH          LOW            PER SHARE
                     ----          ---            ---------
1997
4th Quarter           $60          $56              $0.25
3rd Quarter            56           50               0.25
2nd Quarter            52           46               0.25
1st Quarter (1)        47           46               0.75

1996 (1)
4th Quarter           $45          $45              $  --
3rd Quarter            44           43               0.75
2nd Quarter            43           39                 --
1st Quarter            39           39               0.75

(1) Per Share information restated for the 2-for-1 stock split effected in the form of a 100% stock dividend in 1997.

BOARD OF DIRECTORS


CHARLES R. PEYLA
KEVIN T. REARDON
HOWARD E. REEVES


HARVEY J. LEWIS
WATSON A. HEALY
LOUIS R. PEYLA

FIRST NATIONAL BANCORP, INC. & FIRST NATIONAL BANK OF JOLIET


SHELDON C. BELL
PAUL A. LAMBRECHT
ALBERT G. D'OTTAVIO


KEVIN T. REARDON
CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

ALBERT G. D'OTTAVIO
PRESIDENT AND CHIEF OPERATING OFFICER

SHELDON C. BELL
PRESIDENT, BELL REALTY, INC.

GEORGE H. BUCK
PRESIDENT, WERDEN BUCK COMPANY

WATSON A. HEALY
ARCHITECT

PAUL A. LAMBRECHT
RETIRED CHAIRMAN BROWN & LAMBRECHT EARTHMOVERS, INC.

HARVEY J. LEWIS
FARMER

WALTER F. NOLAN, CPA
MEMBER, CLIFTON GUNDERSON & CO., L.L.C.

CHARLES R. PEYLA
PRESIDENT, ILLINOIS SECURITIES

LOUIS R. PEYLA
CHAIRMAN, ILLINOIS SECURITIES

MICHAEL C. REARDON
SENIOR VICE PRESIDENT FIRST NATIONAL BANK OF JOLIET

HOWARD E. REEVES
PRESIDENT, HOW ENTERPRISES, INC.


MICHAEL C. REARDON
WALTER F. NOLAN
GEORGE H. BUCK

FIRST NATIONAL BANK OF JOLIET

OFFICERS
CHAIRMAN OF THE BOARD AND CEO
KEVIN T. REARDON


PRESIDENT & COO
ALBERT G. D'OTTAVIO


COMMERCIAL & MORTGAGE LOAN DEPARTMENT
JOHN J. KEIGHER, SENIOR VICE PRESIDENT
TERRENCE P. HACKETT, VICE PRESIDENT
CARL D. HOLMQUIST, VICE PRESIDENT
GREGORY L. SCHAEFER, VICE PRESIDENT
HARRY R. MCSTEEN, ASSISTANT VICE PRESIDENT
CATHERINE E. CROWLEY, ASSISTANT VICE PRESIDENT
DANIEL J. MIHELICH, ASSISTANT VICE PRESIDENT
MICHAEL J. SCHUTZ, LOAN OFFICER


CONSUMER LOAN DEPARTMENT
STEVEN J. RANDICH, VICE PRESIDENT
MARK THELO, ASSISTANT VICE PRESIDENT
PATRICIA J. BRANNICK, ASSISTANT VICE PRESIDENT
LOWELL G. CONWAY, ASSISTANT VICE PRESIDENT
THOMAS A. MEYER, LOAN OFFICER
MICHELLE S. SCOTT, BUSINESS DEVELOPMENT OFFICER


INVESTMENT MANAGEMENT & TRUST DEPARTMENT
JAMES T. LIMACHER, SENIOR VICE PRESIDENT
WAYNE HUFFMAN, VICE PRESIDENT
ALLAN C. SOMERS, TRUST OFFICER
JERI L. MADISON, TRUST OFFICER
ANDREW MIDLOCK, JR., TRUST OFFICER


OPERATIONS DEPARTMENT
JACK A. PODLESNY, SENIOR VICE PRESIDENT & CASHIER
DOMINIC M. PAONE, ASSISTANT VICE PRESIDENT
LEIF HENDRICKSEN, BUILDING & FACILITIES OFFICER


COMPLIANCE DEPARTMENT
SCOTT D. NOLAN, VICE PRESIDENT & COMPLIANCE OFFICER


HUMAN RESOURCE DEPARTMENT
JUDITH R. CONNELLY, ASSISTANT VICE PRESIDENT


INFORMATION SYSTEMS DEPARTMENT
OLIVIER G. MAY, DIRECTOR OF INFORMATION SYSTEMS


DATA PROCESSING DEPARTMENT
BEVERLY I. BOOSTROM, ASSISTANT VICE PRESIDENT


AUDITING DEPARTMENT
RICHARD G. DEGRUSH, VICE PRESIDENT
MARK MIDLOCK, ASSISTANT AUDITOR
SAUNDRA K. LUCAS, AUDITING OFFICER


SALES & CUSTOMER SERVICE DEPARTMENT
MICHAEL C. REARDON, SENIOR VICE PRESIDENT
JAMES K. ALEXA, VICE PRESIDENT
DAVID E. GLASSCOCK, VICE PRESIDENT
DANIEL A. FRIANT, ASSISTANT VICE PRESIDENT
MARY LOU RUTHERFORD, ASSISTANT VICE PRESIDENT
STEPHEN P. MARCHIO, ASSISTANT VICE PRESIDENT
GAIL K. MOSS, LOAN OFFICER
SUZANNE M. GAZELLE, ASSISTANT CASHIER
KATHRYN G. PORTER, TRAINING OFFICER


BANK CONTROL
RONALD E. WENCEL, LOAN OFFICER


MARKETING DEPARTMENT
LAWRENCE M. RYAN, JR., DIRECTOR OF MARKETING
LAUREN A. MUELLER, MARKETING OFFICER


                   78 North Chicago Street (Y) Joliet, IL60432
                                  815/726-4371

--------------------------------------------------------------------------------

BANK OF LOCKPORT


BOARD OF DIRECTORS

BRUCE J. WOLFERSBERGER
DR. RENO G. CANEVA
EUGENE N. CORNOLO
ALBERT G. D'OTTAVIO
THOMAS E. DRAKE
MARK J. GRIGLIONE
SANDRA M. PESAVENTO
JACK A. PODLESNY
KEVIN T. REARDON
MICHAEL C. REARDON
RAY L. WOOCK


OFFICERS

PRESIDENT
BRUCE J. WOLFERSBERGER

COMMERCIAL & MORTGAGE LOAN DEPARTMENT
MARK J. GRIGLIONE, VICE PRESIDENT
SANDRA M. PESAVENTO, VICE PRESIDENT
MICHAEL J. TIERNEY, ASSISTANT VICE PRESIDENT


OPERATIONS DEPARTMENT
RHONDA L. BEBAR, ASSISTANT CASHIER


INSTALLMENT LOAN DEPARTMENT
PAMELA J. TARRANT, VICE PRESIDENT & CASHIER
PHYLLIS M. CLEAR, LOAN OPERATIONS OFFICER


                  826 East Ninth Street (Y) Lockport, IL 60441
                                  815/838-8600

--------------------------------------------------------------------------------

COMMUNITY BANK OF PLANO


BOARD OF DIRECTORS

ROGER D. GOSSETT
R. KEITH CAYWOOD
ALBERT G. D'OTTAVIO
RONALD J. HILL
THOMAS E. KLATT
PETER L. KRENTZ
JACK A. PODLESNY
KEVIN T. REARDON


OFFICERS

PRESIDENT
ROGER D. GOSSETT


SALES & CUSTOMER SERVICE
BETTY J. MCTEE, VICE PRESIDENT


EXECUTIVE VICE PRESIDENT & CASHIER
RONALD J. HILL


LOAN DEPARTMENT
ERIC H. LEGGETT, VICE PRESIDENT
TODD W. MEIER, MORTGAGE LOAN OFFICER
SHARON R. HAGGARD, INSTALLMENT LOAN OFFICER
PATRICIA R. HATCHER, ASSISTANT LOAN OFFICER


OPERATIONS DEPARTMENT
M. PATRICIA COULTRIP, ASSISTANT CASHIER
PATRICIA A. FIEDLER, ASSISTANT CASHIER


                     2005 West Route 34 (Y) Plano, IL 60545
                                  630/552-3154

--------------------------------------------------------------------------------

SOUTHWEST SUBURBAN BANK OF BOLINGBROOK


BOARD OF DIRECTORS

KEVIN T. REARDON, CHAIRMAN
ALBERT G. D'OTTAVIO
BRUCE J. WOLFERSBERGER
JACK A. PODLESNY
JOHN J. KEIGHER
MICHAEL W. NOLAN


OFFICERS

PRESIDENT
BRUCE J. WOLFERSBERGER


LOAN DEPARTMENT
MICHAEL W. NOLAN, VICE PRESIDENT
JEANNE SZYMANSKI, LOAN OFFICER

OPERATIONS DEPARTMENT
JEANIE BETTENHAUSEN, ASSISTANT CASHIER
ALICIA INGRAM, OPERATIONS OFFICER


                   225 Lily Cache Lane o Bolingbrook, IL 60440
                                  630/759-1234


MEMBERS FDIC, EQUAL HOUSING LENDERS

A copy of the company's Annual Report on Form 10K for 1997 may be obtained by writing to:
  Executive Secretary, First National Bancorp, Inc., 78 N. Chicago Street, Joliet, IL 60432

                             FIRST NATIONAL BANCORP, INC.
                                1997 Financial Report

                               FIRST NATIONAL BANCORP, INC.
                                      1997 Financial Report




                                       CONTENTS



MANAGEMENT'S DISCUSSION AND ANALYSIS . . . . . . . . . . . . . . . . . . .   1

REPORT OF INDEPENDENT AUDITORS . . . . . . . . . . . . . . . . . . . . . .  10


FINANCIAL STATEMENTS

     CONSOLIDATED BALANCE SHEETS . . . . . . . . . . . . . . . . . . . . .  11

     CONSOLIDATED STATEMENTS OF INCOME . . . . . . . . . . . . . . . . . .  12

     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY. . . . . .  13

     CONSOLIDATED STATEMENTS OF CASH FLOWS . . . . . . . . . . . . . . . .  14

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS. . . . . . . . . . . . . .  15

MANAGEMENT'S DISCUSSION AND ANALYSIS
The following presents management's discussion and analysis of the results of operations and financial condition of the First National Bancorp, Inc. (the Company) as of the dates and for the periods indicated. This discussion should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto and other financial data appearing elsewhere in the Annual Report.

The statements contained in this management's discussion and analysis that are not historical facts are forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Any risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

OVERVIEW
The Company is a multi-bank holding company providing financial and other banking services to customers located primarily in the Will, Grundy and Kendall Counties, Illinois area. The Company was originated on September 30, 1986 with the merger of First National Bank of Joliet. While the principal office of the Company and the First National Bank of Joliet continues to be Joliet, Illinois, expansion has occurred through the acquisition in January 1989 of Southwest Suburban Bank, located in Bolingbrook, Illinois (25 miles southwest of Chicago), and the acquisition in December 1990 of Bank of Lockport (35 miles southwest of Chicago). In March 1992, the First National Bank of Joliet acquired the Minooka facility of Morris Federal Savings Bank. Plano Bancshares, Inc., the parent of Community Bank of Plano (45 miles west of Chicago), was acquired in October 1994. At December 31, 1997, the Company, with its four wholly-owned subsidiaries now has fifteen customer banking locations and total assets of $860,756,000 compared to $824,570,000 at the end of 1996. Four new branch offices have been opened in the past three years. These acquisitions and branch openings are reflective of management's strategic plan to expand in areas where the Company either already has market penetration or where the Company's present customer service area borders the new market.

In 1998, the Company plans to merge Southwest Suburban Bank, Bank of Lockport, and Community Bank of Plano into First National Bank of Joliet. This action should produce certain operating efficiencies within the Company.

FINANCIAL CONDITION
In both 1997 and 1996, the Company experienced growth in deposits, earning assets, total assets, and capital. Average earning assets for 1997 were $759,778,000, an increase of $54,363, or 7.71%, from $705,415,000 in 1996. In
1996, average earning assets increased $41,645,000, or 6.27%, from $663,770,000 in 1995. The 1997 increase is primarily due to increases in the average loan portfolio. The largest contributors to loan growth in 1997 were consumer and commercial real estate loans, which was funded primarily through average deposit growth of 8.99%. Also during 1997, the Company shifted earning assets from federal funds sold into securities. The 1996 increase is primarily due to increases in the loan and securities portfolio, funded by 10.98% growth in average deposits. The largest contributors to loan growth in 1996 were consumer and residential real estate loans. Economics factors are currently favorable, and management expects loan growth to continue as the markets the Company serves continue to expand.

Average interest bearing liabilities for 1997 were $632,751,000, an increase of $41,015,000, or 6.93%, from $591,736,000 in 1996. In 1996, average interest bearing liabilities increased $31,303,000, or 5.59%, from $560,433,000 in 1995. Both years' increases are primarily due to increases in time deposits, although each year also reflected increases in savings and NOW and money market accounts. Average demand deposits for 1997 were $116,773,000, an increase of $8,792,000, or 8.14%, from $107,981,000 in 1996. In 1996, average demand deposits increased $8,803,000, or 8.88%, from $99,178,000 in 1995. An important source of deposit growth in 1997 and 1996 has been the opening of new branch offices.

As discussed under "Capital Resources", the Company's stockholders' equity increased 7.78% and 7.48% in 1997 and 1996, respectively, based on year end amounts. Retained earnings has been the primary source of growth in stockholders' equity in 1997 and 1996. Total stockholders' equity at December 31, 1997 was $76,945,000, an increase of $5,554,000 from the prior year end. Book value per share increased to a record high of $31.64 at December 31, 1997, after the 2-for1 stock split effected in the form of a 100% stock dividend in 1997.

RESULTS OF OPERATIONS
For the year ended December 31, 1997, the Company earned $9,174,000 or $3.77 per share as compared to $8,521,000 or $3.50 per share and $8,211,000 or $3.38 per share for the years ended December 31, 1996 and 1995, respectively. Net income for 1997 increased by 7.66% over that of 1996 while a 3.78% increase was achieved in 1996 over 1995. The operating performance of bank holding companies is often measured, and comparisons made, based on net income to average assets and net income to average equity. The Company's return on average assets was 1.11% in 1997. Corresponding figures were 1.10% and 1.13% for 1996 and 1995, respectively. Return on average equity was 12.39% in 1997, 12.48% in 1996 and 12.88% in 1995.

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

On a tax equivalent basis (35% income tax rate), the Company's net interest income expressed as a percentage of average interest earning assets (net interest margin) was 4.47% in 1997 and 1996, as compared to 4.62% in 1995. The net interest margin remained consistent in 1997 as compared to 1996 while the yield on earning assets increased 9 basis points to 8.00% and the yield on interest bearing liabilities increased 13 basis points to 4.23%. The increase in the yield on earning assets is due primarily to the increase in loan volume. The increase in the yield on interest bearing liabilities is due primarily to a combination of the increase in the volume of time deposits and the increase in rates paid on those deposits. The decrease in net interest margin in 1996 is due primarily to a drop in the yield on earning assets to 7.91% from 8.11% in 1995, as the yield on interest bearing liabilities remained relatively stable during the year. The drop in the yield on interest earning assets was caused by the combined volume of securities and federal funds sold becoming a larger proportion of average earning assets during 1996, combined with a decrease in yield on these earning assets during 1996.

Net interest income in 1997 increased by $2,455,000, or 7.8%, on a tax-equivalent basis compared to 1996. The increase in the volume of earning assets net of interest bearing liabilities produced $3,121,000 of the net interest income increase while changes in interest rates reduced income by $666,000. Net interest income in 1996 increased by $833,000, or 2.7%, compared to 1995. The increase in the volume of earning assets net of interest bearing liabilities produced $1,765,000 of the net interest income increase while changes in interest rates reduced income by $932,000.

As the following table illustrates, the Company has maintained consistent levels of average interest earning assets to total average assets and to average interest bearing liabilities over the past three years. The ratio of average time deposits and short-term borrowings to average interest bearing liabilities has also remained stable during the past two years.

                                                   1997      1996      1995
                                                   ----      ----      ----
Interest-earning assets to total assets             .92       .91       .91
Interest-earning assets to interest-
 bearing liabilities                               1.20      1.19      1.18
Time deposits and short-term borrowings
 to interest-bearing liabilities                    .52       .53       .53

The following table sets forth certain information relating to the Company's average consolidated balance sheets and reflects the yield on average earning assets and cost of average interest bearing liabilities for the years indicated. Such yields and costs are derived by dividing interest income or interest expense by the average balance of assets or liabilities. Interest income is measured on a tax-equivalent basis using a 35% income tax rate. The average balance sheet amounts for loans include balances for non-performing loans and the securities average balance sheet amounts are based on amortized cost.

                                                                 For the Years Ended December 31,
                                   ---------------------------------------------------------------------------------------------
                                                1 9 9 7                      1 9 9 6                         1 9 9 5
                                     ----------------------------  ----------------------------  -----------------------------
                                                           Yield/                       Yield/                         Yield/
                                      Average               Rate    Average              Rate     Average               Rate
                                      Balance   Interest     (%)    Balance  Interest    (%)      Balance   Interest     (%)
                                     ---------  --------   ------  --------- --------  --------  ---------  --------   -------
INTEREST-EARNING ASSETS:
Interest-bearing deposits in
  other financial institutions       $      -   $      -           $      -  $      -            $     70   $      3     4.29%
Federal funds sold                     31,047      1,736   5.59%     50,143     2,568   5.12%      47,572      2,800     5.89
Taxable securities                    200,981     12,504   6.22     178,087    10,980   6.17      149,884      9,428     6.29
Tax-exempt securities                  33,960      2,911   8.57      35,566     3,102   8.72       39,721      3,549     8.93
Loans                                 493,790     43,596   8.83     441,619    39,148   8.86      426,523     38,027     8.92
                                     --------   --------           --------  --------            --------   --------
     Total interest-
      earning assets                  759,778     60,747   8.00     705,415    55,798   7.91      663,770     53,807     8.11
                                     --------   --------           --------  --------            --------   --------

NONINTEREST-EARNING ASSETS:
Cash and due from banks                33,266                        32,368                        30,469
Premises and equipment                 18,300                        16,898                        14,861
Intangibles and other assets           18,534                        19,111                        20,701
                                     --------                      --------                      --------

     Total noninterest
      earning assets                   70,100                        68,377                        66,031
                                     --------                      --------                      --------

       Total assets                  $829,878                      $773,792                      $729,801
                                     --------                      --------                      --------
                                     --------                      --------                      --------

INTEREST-BEARING LIABILITIES:
Deposits
     NOW and
      money market                   $115,855   $  3,047   2.63%   $108,735  $  2,559   2.35%    $ 99,827   $  2,338     2.34%
     Savings                          168,397      4,206   2.50     160,224     4,007   2.50      153,661      3,872     2.52
     Time                             297,043     16,535   5.57     263,545    14,525   5.51      224,427     12,012     5.35
     Short-term
      borrowings                       45,276      2,470   5.46      51,993     2,600   5.00       74,552      4,210     5.65
     Long-term debt                     6,180        508   8.22       7,239       581   8.03        7,966        682     8.56
                                     --------   --------           --------  --------            --------   --------
      Total interest-
       bearing liabilities            632,751     26,766   4.23     591,736    24,272   4.10      560,433     23,114     4.12
                                     --------   --------   ----    --------  --------   ----     --------   --------     ----

NONINTEREST BEARING LIABILITIES:
Demand deposits                       116,773                       107,981                        99,178
Other liabilities                       6,314                         5,806                         6,449
STOCKHOLDERS' EQUITY                   74,040                        68,269                        63,741
                                     --------                      --------                      --------

     Total liabilities and
      stockholders' equity           $829,878                      $773,792                      $729,801
                                     --------                      --------                      --------
                                     --------                      --------                      --------
NET INTEREST INCOME                             $ 33,981                     $ 31,526                       $ 30,693
                                                --------                     --------                       --------
                                                --------                     --------                       --------
NET INTEREST SPREAD                                        3.77%                        3.81%                            3.99%
                                                           ----                         ----                             ----
                                                           ----                         ----                             ----
NET INTEREST MARGIN
 TO AVERAGE INTEREST
 EARNING ASSETS                                            4.47%                        4.47%                            4.62%
                                                           ----                         ----                             ----
                                                           ----                         ----                             ----

PROVISION FOR LOAN LOSSES
The provision for loan losses is based on management's judgment of the amount necessary to maintain the allowance for loan losses at an adequate level. The provision for loan losses amounted to $1,118,000 in 1997 as compared to $1,024,000 and $1,191,000 in 1996 and 1995, respectively. The provision is determined by management through an evaluation which takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions. On December 31, 1997, the allowance for loan losses was $4,437,000 or 0.84% of outstanding loans, compared to $4,414,000 or 0.94% of outstanding loans at December 31, 1996.

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

                                                              NONPERFORMING ASSETS
                                           ---------------------------------------------------------
                                            1997        1996         1995        1994          1993
                                           -------     -------      -------     -------      -------
Non-accrual loans                          $ 1,153     $   785      $   169     $ 1,084      $   449
Other loans contractually past
  due ninety days or more                      952       1,072          981         985        1,168
Other real estate                                5          13          444         444          534
                                           -------     -------      -------     -------      -------

                                           $ 2,110     $ 1,870      $ 1,594     $ 2,513      $ 2,151
                                           -------     -------      -------     -------      -------
                                           -------     -------      -------     -------      -------
Nonperforming loans to
  total loans                                  .40%        .40%         .27%        .49%         .47%
Allowance for loan losses
  to nonperforming loans                    210.78%     237.70%      341.83%     148.96%      168.34%
Total nonperforming assets
  to total stockholders' equity               2.74%       2.62%        2.40%       4.08%        3.74%
Total nonperforming assets
  to total assets                              .25%        .23%         .21%        .36%         .34%

Impaired loans totaled $876,000 and $580,000 at December 31, 1997 and 1996, respectively. Impaired loans consist of commercial and commercial real estate loans. Management has allocated $224,000 and $147,000 of the allowance for loan losses specifically to impaired loans as of December 31, 1997 and 1996, respectively. Interest income recognized on impaired loans during 1997 or 1996 was immaterial. No loans were considered impaired as of December 31, 1995.

There have been no restructured loans or leases in the past five years. As of December 31, 1997 management has identified other potential problem loans by type of loan in the table below. Generally, these loans are considered substandard by management. These amounts exclude the non-accrual and past due loans listed above in the Nonperforming Assets table.

Commercial                       $   740
Commercial real estate             1,188
Residential real estate              497
Consumer                             311
                                 -------

                                 $ 2,736
                                 -------
                                 -------

In determining the provision for loan losses, management was influenced by the Company's consistent loan growth and amount of net charge offs in each year. Other factors, such as changes in the loan portfolio mix, delinquency trends, current economic trends, review of large and known problem credits at each subsidiary, and the results of internal loan reviews and regulatory examinations are also considered by management in assessing the adequacy of the allowance for loan losses. The management process for evaluating the adequacy of the allowance for loan losses includes reviewing each month's loan committee reports which list all loans that do not meet certain internally developed criteria as to collateral adequacy, payment performance, economic conditions and overall credit risk. These reports, in narrative form, also address the current status and actions in process on each listed loan.

The Company's ratio of the allowance for loan losses to nonperforming loans was over 2:1 at December 31, 1997, 1996, and 1995. The ratio of nonperforming loans to total loans has been .40% or less for the past three years, which management considers relatively low. Lastly, the Company's ratio of net loan charge-offs to average loans was .22%, .12%, and .08% in 1997, 1996, and 1995, respectively. Based on the factors discussed above, management believes the allowance for loan losses is adequate.

NONINTEREST INCOME
Noninterest income consists primarily of service charges on customer deposit accounts and fees earned on trust department and farm management services. Total noninterest income increased $408,000, or 7.4%, in 1997 compared with an increase of $367,000, or 7.2%, in 1996. The ratio of noninterest income to income before taxes was 44%, 43% and 43% in 1997, 1996 and 1995, respectively.

Trust fee income increased $39,000, or 3.9%, in 1997 as compared with an increase of $164,000, or 19.7% in 1996. The 1997 increase relates to increases in employee benefit trusts, personal trusts and agency trusts, partially offset by decreases in farm management income, estates/guardianships and custodial accounts. The 1996 increase is generally reflective of the increased emphasis by management in marketing trust services. During 1996, the specific trust revenues which had meaningful percentage increases over 1995 included employee/benefit trusts, agency trusts, estates and guardianships, and custodial accounts.

Service fees, which consist primarily of service fees on deposit accounts, increased $476,000, or 15.6%, in 1997 after increasing $174,000, or 6.0%, in
1995. Both years increases are generally reflective of increases in overdraft and demand deposit service charges as a result of increases in the number of demand deposit accounts.

Other income increased $55,000, or 4.4%, in 1997 compared with an increase of $163,000, or 14.8%, in 1996. The 1997 increase primarily relates to increases in ATM surcharge fees, loan servicing fee income, and demand deposit check charges/commissions, partially offset by decreases in merchant credit card fees, credit life insurance income, and gains on sale of other real estate owned. The 1996 increase relates to many items, including increases in ATM fees, merchant credit card fees, credit life insurance income, demand deposit check charges, and gains on sales of other real estate owned, partially offset by a decrease of $74,000 in gains on sales of mortgage loans.

NONINTEREST EXPENSE
Total noninterest expense increased $2.0 million, or 8.9%, in 1996 after increasing $830,000, or 3.9%, in 1996. Details of noninterest expenses for the three years ended December 31, 1997 are presented in the following schedule:

                                               1997        1996         1995
                                            --------     --------    --------
Salaries and employee benefits              $ 12,562     $ 11,122    $ 10,372
Occupancy expense                              1,800        1,799       1,548
Data processing                                1,215        1,085         945
Equipment expense                              1,449        1,329       1,356
FDIC insurance and bank
  examination assessments                        238          160         893
Printing, stationery, and supplies               703          754         598
Postage                                          467          461         391
Amortization of intangibles                    1,021        1,070       1,070
All other expenses                             4,772        4,469       4,246
                                            --------     --------    --------

Total noninterest expense                   $ 24,227     $ 22,249    $ 21,419
                                            --------     --------    --------
                                            --------     --------    --------

Salaries and employee benefits, which represent the largest component of noninterest expense, increased by $1.4 million, or 12.9%, in 1997 after increasing $750,000, or 7.2%, in 1996. The increases are primarily due to 9.5% and 6.9% increases in the average full-time equivalent number of employees at the Company during 1997 and 1996, respectively. General pay increases and retirement plan costs also contribute to the increased payroll expense in both 1997 and 1996. At December 31, 1997, 1996 and 1995, the Company's number of full-time equivalent employees was 364, 352 and 301, respectively. The increase in full-time equivalent employees in 1997 and 1996 is primarily due to opening new branch offices.

In January 1998, the Board of Directors approved the formation of a new employee retirement plan, with contributions to the new plan to be funded with Company common stock. Also in January 1998, the Board approved the process of terminating the pension plan. No credit will be given for participant service after January 31, 1998. Management does not expect the net loss from curtailment and termination of the pension plan to be material. Management expects the termination process to be completed by October 31, 1998.

During 1995, the Federal Deposit Insurance Corporation (FDIC) lowered deposit insurance rates and reduced the Company's premiums by $555,000. The 1996 expense reflects a full year at the lower premium rates established by the FDIC. During each of the three years in the period ended December 31, 1997, the subsidiary Banks were categorized as "well-capitalized" and, therefore, were being assessed at the lowest deposit insurance premium rate. Deposit insurance costs were $86,000 and $8,000 in 1997 and 1996, respectively. The 1996 insurance costs reflect the fully funded status of the FDIC's Bank Insurance Fund.

Occupancy, printing stationary and supplies, and postage expense remained relatively consistent in 1997 as compared to 1996. The increases in 1996 as compared to 1995 are generally reflective of the Company's overall growth and establishment of new branch office locations. Data processing expense increased in 1997 as a result of the conversion to a different third-party data processing service during the year. The 1997 expense includes non-recurring costs for the data processing conversion. The increase in data processing expenses in 1996 as compared with 1995 is a result of the former third-party data processing contract converting to a variable-fee basis from a fixed-fee basis in 1995.

INCOME TAXES
The Company's income tax expense was $4,302,000 in 1997 compared to $4,137,000 in 1996 and $3,754,000 in 1995. Income tax expense as a percentage of income before income taxes has remained relatively consistent over the past three years at 31.9%, 32.7% and 31.4% in 1997, 1996 and 1995, respectively.

ASSET/LIABILITY MANAGEMENT
The primary objectives of the Company's asset/liability management program are to achieve a stable net interest margin, to follow prudent investment strategies and to maintain adequate liquidity to meet the withdrawal requirements of depositors and the financing needs of prospective borrowers. Management continually monitors the liquidity requirements and rate sensitivity of its short-term sources of funds. The accompanying schedule illustrates repricing of the Company's rate sensitive assets and liabilities position at December 31, 1997.

                                                          Less
                                                          Than        90 to        1 to 5       Over
                                                         90 Days     365 Days      Years      5 Years
                                                        ---------   ---------    ---------   ---------
Rate sensitive assets
     Taxable securities                                 $   4,362   $  31,300    $ 120,422   $  27,983
     Tax-exempt securities                                    938       2,336       18,898      10,462
     Federal funds sold                                    50,800           -            -           -
     Loans                                                141,336      70,351      225,996      88,697
                                                        ---------   ---------    ---------   ---------

          Total interest earning assets                 $ 197,436   $ 103,987    $ 365,316   $ 127,142
                                                        ---------   ---------    ---------   ---------
                                                        ---------   ---------    ---------   ---------

          Cumulative interest earning assets            $ 197,436   $ 301,423    $ 666,739   $ 793,881
                                                        ---------   ---------    ---------   ---------
                                                        ---------   ---------    ---------   ---------

Rate sensitive liabilities
     Deposits
          NOW and money market                          $ 115,746   $       -    $       -   $       -
          Savings                                         165,341           -            -           -
          Time                                            116,588     163,453       35,785           -
     Short-term borrowings                                 41,550       4,657            -           -
     Long-term debt                                         4,817           -            -           -
                                                        ---------   ---------    ---------   ---------

          Total interest-bearing liabilities            $ 444,042   $ 168,110    $  35,785   $       -
                                                        ---------   ---------    ---------   ---------
                                                        ---------   ---------    ---------   ---------

Cumulative interest-bearing liabilities                 $ 444,042   $ 612,152    $ 647,937   $ 647,937
                                                        ---------   ---------    ---------   ---------
                                                        ---------   ---------    ---------   ---------

Excess interest earning assets (liabilities)            $(246,606)  $ (64,123)   $ 329,531   $ 127,142

Cumulative excess interest-earning
  assets (liabilities)                                   (246,606)   (310,729)      18,802     145,944

Cumulative rate sensitivity ratio
  (interest-earning assets divided by
  interest-bearing liabilities)                               .44         .49         1.03        1.23

Included in "Less Than 90 Days" rate sensitive liabilities are $165,341,000 of savings deposits and $115,746,000 of NOW and money market deposits which management considers more core deposit in nature than time deposits. Approximately $80 million of securities are callable in 1998, and are included in the above table based upon their contractual terms. Most of these callable securities are issued by U.S. Government Agencies.

While the shorter term negative GAP position represents a potential adverse impact on the Company's net interest income position in periods of rising interest rates, the same position generally results in a favorable impact when interest rates remain constant or decline.

The target GAP position, as defined by the Company's Asset & Liability Policy, is to maintain a ratio (as adjusted) of rate sensitive assets to rate sensitive liabilities of at least .75 and not more than 1.25 on a one year measurement basis. Deviations from these prescribed parameters for three consecutive months requires discussion of potential solutions and/or courses of action at the subsequent month's Board of Directors meeting.

For purposes of the policy parameters, management does not consider savings, NOW and money market account deposits to be repriceable within 90 days. If these core deposits are assumed to reprice after one year, then the Company's cumulative excess interest bearing liabilities would be $29,642,000 at the one year time horizon, and the cumulative rate sensitivity ratio would be .91.

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

The Company's liquidity, represented by cash and due from banks, is a product of its operating, investing and financing activities. Cash flows from operating activities were greater than accrual basis net income by $3.0 million, $2.9 million and $5.5 million in 1997, 1996 and 1995, respectively. Management expects ongoing operating activities to continue to be a primary source of cash flows for the Company.

A primary investing activity of the Company is the origination of loans. Loans made to customers, net of principal collections were $58.5 million, $37.0 million and $11.3 million in 1997, 1996 and 1995, respectively. The Company also makes significant investments in securities and federal funds sold. Investing activities related to these investments resulted in net cash inflows of $20.8 million in 1997 and net cash outflows of $43.4 million and $50.2 million in 1996 and 1995, respectively.

Financing activities are centered primarily in deposits, short-term borrowings (including securities sold under agreements to repurchase) and dividends paid. The Company has experienced growing deposit levels over the past several years, which has helped maintain an adequate level of cash for the Company's activities. The Company has recently established new branch offices in an effort to increase the deposit base of the Company. Deposits increased $35.6 million, $85.4 million and $49.0 million in 1997, 1996 and 1995, respectively. As competition for deposits is expected to remain strong, future deposit growth cannot be predicted with any certainty.

Many of the repurchase agreements are with municipalities, including county governmental offices. As such, the amount of the funds borrowed fluctuates from period to period. Short-term borrowings decreased by $3.0 million and $15.5 million in 1997 and 1996, respectively, and increased by $5.2 million in 1995. Dividends paid to stockholders as a percentage of net income were 39.8%, 42.8% and 40.7% in 1997, 1996 and 1995, respectively. Cash dividends per share were consistent in 1997 and 1996 after increasing in each of three years prior to 1996.

Financing activities also include long-term debt. The Company's long-term debt was incurred to acquire subsidiary banks. Cash flow activities related to long-term debt obligations consist of debt service requirements. No additional long term debt has been issued in the last three years. To help insure the ability to meet its funding needs, including any unexpected strain on liquidity, the Company has $40 million of federal funds lines of credit from three independent banks.

The Company has made expenditures during recent years related to the opening of new branch offices and currently plans to continue to open new branch offices. Additionally, the Company plans to continue to make expenditures during 1998 to update its current voice and data processing technologies. Management does not believe these expenditures will have a significant impact on the liquidity of the Company.

CAPITAL RESOURCES
In 1997, stockholders' equity increased by $5,554,000 to $76,945,000. The amounts comprising this net increase were net income of $9,174,000 and a $28,000 change in unrealized gains on securities available for sale, offset by dividends paid to stockholders of $3,648,000. At December 31, 1997, stockholders' equity represented 8.94% of total assets compared to the year earlier position of 8.66%.

Under rules adopted by federal bank regulatory agencies, bank holding companies and financial institutions are subject to certain capital measurements. These regulations establish minimum levels for risk-based Tier 1 Capital and Total Capital ratios and the leverage ratio. The parent company (on a consolidated basis) and its subsidiary Banks currently are considered "well-capitalized" and exceed the capital requirements established by federal bank regulatory agencies. Please refer to Note 13 to the Company's Consolidated Financial Statements for further information with respect to compliance with regulatory capital requirements.

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

IMPACT OF NEW ACCOUNTING STANDARDS
Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", was issued by the Financial Accounting Standards Board in 1996. This Statement revises the accounting for transfers of financial assets, such as loans and securities, and for distinguishing between sales and secured borrowings. Statement 125 is effective for some transactions in 1997 and others in 1998. The effect of Statement 125 on the Company's financial statements is not material.

Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income", was issued by the Financial Accounting Standards Board in 1997. This Statement established standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. It does not address issues of recognition or measurement for comprehensive income and its components. Statement 130 is effective for fiscal years beginning after December 15, 1997. Since the provisions of this Statement are disclosure oriented, it will have no impact on the operations of the Company.

Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information", was issued in 1997 by the Financial Accounting Standards Board. This Statement established standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. Statement 131 is effective for periods beginning after December 15, 1997. Management does not believe that the provisions of this Statement are applicable to the Company, since substantially all of the Company's operations are banking activities.

YEAR 2000
The Company has conducted a review of its computer systems for those that could be affected by the "Year 2000" issue and is developing an implementation plan to resolve the issue. The Year 2000 problem is the result of computer programs being written using two digits rather than four to define the applicable year. The Company presently believes that, with modifications to existing software and by converting to new software, the Year 2000 problem will not pose significant operational problems for the Company's computer systems as so modified and converted. However, if such modifications and conversions are not completed timely, the Year 2000 problem may have a material impact on the operations of the Company. The Company has been in continual contact with its data processing providers on Year 2000 issues, and does not anticipate significant problems.

                                     [LETTERHEAD]


                            REPORT OF INDEPENDENT AUDITORS



Board of Directors and Stockholders
First National Bancorp, Inc.
Joliet, Illinois


We have audited the accompanying consolidated balance sheets of First National Bancorp, Inc. as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The accompanying consolidated financial statements of the Company for the year ended December 31, 1995 were audited by other auditors whose report dated January 26, 1996 expressed an unqualified opinion on those statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First National Bancorp, Inc. as of December 31, 1997 and 1996 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.





                                             /s/ Crowe, Chizek and Company LLP

                                             Crowe, Chizek and Company LLP

Oak Brook, Illinois
January 24, 1998

CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
DECEMBER 31, 1997 AND 1996

                                                                                    1997           1996
                                                                                 ---------      ---------
ASSETS
Cash and due from banks                                                          $  34,591      $  35,785
Federal funds sold                                                                  50,800         73,241
Securities available-for-sale                                                       11,831         11,404
Securities held-to-maturity (fair value of $206,269 in 1997
  and $203,500 in 1996)                                                            204,870        203,424

Loans, net of unearned discount                                                    526,380        468,786
Allowance for loan losses                                                           (4,437)        (4,414)
                                                                                 ---------      ---------
     Loans, net                                                                    521,943        464,372
Premises and equipment, net                                                         18,840         17,880
Accrued interest receivable and other assets                                         8,392          7,954
Intangibles, net                                                                     9,489         10,510
                                                                                 ---------      ---------

     Total assets                                                                $ 860,756      $ 824,570
                                                                                 ---------      ---------
                                                                                 ---------      ---------
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
     Deposits
        Demand, non-interest-bearing                                             $ 129,243      $ 116,147
        NOW accounts                                                                78,660         74,749
        Money market accounts                                                       37,086         37,130
        Savings                                                                    165,341        160,653
        Time deposits, $100,000 and over                                            70,472         63,189
        Other time deposits                                                        245,354        238,645
                                                                                 ---------      ---------
           Total deposits                                                          726,156        690,513
     Short-term borrowings                                                          46,207         49,236
     Long-term debt                                                                  4,817          6,951
     Accrued interest and other liabilities                                          6,631          6,479
                                                                                 ---------      ---------
        Total liabilities                                                          783,811        753,179

Stockholders' equity
     Preferred stock, no par value, authorized 1,000,000 shares; none issued             -              -
     Common stock, par value $10; shares authorized - 5,500,000 in 1997 and 2,750,000 in 1996; shares issued and outstanding -
       2,431,804 in 1997 and 1,215,902 in 1996                                      24,318         12,159
     Additional paid-in capital                                                          -          8,846
     Retained earnings                                                              52,607         50,394
     Unrealized gain (loss) on securities available-for-sale, net of taxes              20             (8)
                                                                                 ---------      ---------

        Total stockholders' equity                                                  76,945         71,391
                                                                                 ---------      ---------

           Total liabilities and stockholders' equity                            $ 860,756      $ 824,570
                                                                                 ---------      ---------
                                                                                 ---------      ---------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995

                                                                          1997           1996           1995
                                                                        --------       --------       --------
INTEREST INCOME
   Loans                                                                $ 43,556       $ 39,148       $ 38,027
   Securities
       Taxable                                                            12,504         10,980          9,428
       Tax-exempt                                                          1,892          2,016          2,307
   Federal funds sold                                                      1,736          2,568          2,800
   Deposits in other financial institutions                                    -              -              3
                                                                        --------       --------       --------
       Total interest income                                              59,688         54,712         52,565

INTEREST EXPENSE
   Deposits                                                               23,788         21,091         18,222
   Short-term borrowings                                                   2,470          2,600          4,210
   Long-term debt                                                            508            581            682
                                                                        --------       --------       --------
       Total interest expense                                             26,766         24,272         23,114
                                                                        --------       --------       --------

Net interest income                                                       32,922         30,440         29,451

Provision for loan losses                                                  1,118          1,024          1,191
                                                                        --------       --------       --------

Net interest income after provision for loan losses                       31,804         29,416         28,260

NONINTEREST INCOME
   Trust fees                                                              1,035            996            832
   Service fees                                                            3,534          3,058          2,884
   Securities gains, net                                                      13            175            309
   Other income                                                            1,317          1,262          1,099
                                                                        --------       --------       --------
       Total noninterest income                                            5,899          5,491          5,124

NONINTEREST EXPENSE
   Salaries and employee benefits                                         12,562         11,122         10,372
   Occupancy expense                                                       1,800          1,799          1,548
   Data processing                                                         1,215          1,085            945
   Equipment expense                                                       1,449          1,329          1,356
   Amortization of intangibles                                             1,021          1,070          1,070
   Other expenses                                                          6,180          5,844          6,128
                                                                        --------       --------       --------
       Total noninterest expense                                          24,227         22,249         21,419
                                                                        --------       --------       --------

INCOME BEFORE INCOME TAXES                                                13,476         12,658         11,965

Income tax expense                                                         4,302          4,137          3,754
                                                                        --------       --------       --------

NET INCOME                                                              $  9,174       $  8,521       $  8,211
                                                                        --------       --------       --------
                                                                        --------       --------       --------

Earnings per share (2,431,804 shares outstanding after a 2-for-1
  stock split effected in the form of a 100% stock dividend in 1997)    $   3.77       $   3.50       $   3.38
                                                                        --------       --------       --------
                                                                        --------       --------       --------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995

                                                                                              NET
                                                                                          UNREALIZED
                                              COMMON STOCK                                GAIN (LOSS)
                                              ------------        ADDITIONAL             ON SECURITIES
                                                        PAR        PAID-IN     RETAINED    AVAILABLE-
                                          SHARES       VALUE       CAPITAL     EARNINGS     FOR-SALE      TOTAL
                                         ---------   ---------    ---------   ---------   ------------  ---------
Balance, January 1, 1995                 1,215,902   $  12,159    $   8,846   $  40,652   $        -    $ 61,657
     Net income                                  -           -            -       8,211            -       8,211
     Cash dividends declared-
       $1.375 per share (1)                      -           -            -      (3,344)           -      (3,344)
     Net unrealized
       loss on securities
       available-for-sale,
       net of taxes                              -           -            -           -          (99)        (99)
                                         ---------   ---------    ---------   ---------   ------------  ---------

Balance, December 31, 1995               1,215,902      12,159        8,846      45,519          (99)     66,425
     Net income                                  -           -            -       8,521            -       8,521
     Cash dividends declared-
       $1.50 per share (1)                       -           -            -      (3,646)           -      (3,646)
     Net unrealized
       gain on securities
       available-for-sale,
       net of taxes                              -           -            -           -           91          91
                                         ---------   ---------    ---------   ---------   ------------  ---------

Balance, December 31, 1996               1,215,902      12,159        8,846      50,394           (8)     71,391
     Net income                                  -           -            -       9,174            -       9,174
     Cash dividends declared-
       $1.50 per share                           -           -            -      (3,648)           -      (3,648)
     Net unrealized
       gain on securities
       available-for-sale,
       net of taxes                              -           -            -           -           28          28
     2-for-1 stock split effected
       in the form of a
       100% stock dividend               1,215,902      12,159       (8,846)     (3,313)           -           -
                                         ---------   ---------    ---------   ---------   ------------  ---------

Balance, December 31, 1997               2,431,804   $  24,318    $       -   $  52,607   $       20    $ 76,945
                                         ---------   ---------    ---------   ---------   ------------  ---------
                                         ---------   ---------    ---------   ---------   ------------  ---------

(1) As restated for the 2-for-1 stock split effected in the form of a 100% stock dividend in 1997

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)
YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995

                                                                     1997           1996           1995
                                                                   --------       --------       --------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                      $  9,174       $  8,521       $  8,211
   Adjustments to reconcile net income to net cash
     from operating activities
       Depreciation                                                   1,556          1,321          1,288
       Provision for loan losses                                      1,118          1,024          1,191
       Deferred income tax benefit                                     (222)          (172)          (190)
       Amortization of securities premiums, net of accretion           (234)           (94)           195
       Amortization of intangibles                                    1,021          1,070          1,070
       Securities gains, net                                            (13)          (175)          (309)
       Proceeds from sales of loans                                  20,526         19,482         10,758
       Loans originated for sale                                    (20,626)       (19,942)       (10,650)
       Net gains on sales of loans                                      (42)           (34)          (108)
       (Increase) decrease in accrued interest and other assets        (438)          (267)         2,946
       Increase (decrease) in accrued interest and other
         liabilities                                                    356            649           (686)
                                                                   --------       --------       --------
           Net cash from operating activities                        12,176         11,383         13,716

CASH FLOWS FROM INVESTING ACTIVITIES
   Change in federal funds sold                                      22,441        (31,704)       (41,537)
   Decrease in interest-bearing deposits in other
     financial institutions                                               -              -          4,198
   Proceeds from maturities of securities held-to-maturity           98,587         85,143         58,051
   Proceeds from sale of securities available-for-sale                    -          1,653              -
   Proceeds from maturities of securities available-for-sale         10,100         10,028              -
   Purchase of securities available-for-sale                        (10,486)          (998)             -
   Purchase of securities held-to-maturity                          (99,781)      (107,537)       (70,924)
   Loans made to customers, net of principal collections            (58,547)       (36,985)       (11,313)
   Purchase of premises and equipment                                (2,516)        (3,622)        (2,207)
                                                                   --------       --------       --------
       Net cash from investing activities                           (40,202)       (84,022)       (63,732)

CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase in deposit accounts                                  35,643         85,376         48,975
   Net increase (decrease) in short-term borrowings                  (3,029)       (15,535)         5,157
   Principal paid on long-term debt                                  (2,134)          (750)          (625)
   Dividends paid                                                    (3,648)        (3,646)        (3,344)
                                                                   --------       --------       --------
       Net cash from financing activities                            26,832         65,445         50,163
                                                                   --------       --------       --------

Net change in cash and due from banks                                (1,194)        (7,194)           147

CASH AND DUE FROM BANKS
   Beginning of year                                                 35,785         42,979         42,832
                                                                   --------       --------       --------

   End of year                                                     $ 34,591       $ 35,785       $ 42,979
                                                                   --------       --------       --------
                                                                   --------       --------       --------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES
First National Bancorp, Inc. (the Company) is a multi-bank holding company providing financial and other banking services to customers located primarily in the Will, Grundy, and Kendall Counties, Illinois area. A major portion of loans are secured by various forms of collateral including real estate, business assets, consumer property, and other items, although borrower cash flow is expected to be the primary source of repayment.

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

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, First National Bank of Joliet, Southwest Suburban Bank, Bank of Lockport, and Plano Bancshares, Inc. Plano Bancshares, Inc. owns 100% of the stock of Community Bank of Plano (collectively, the Banks). All material intercompany items and transactions have been eliminated in consolidation.

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

The Company adopted Financial Accounting Standards Board (FASB) Statement 114, "Accounting by Creditors for Impairment of a Loan", as amended by Statement 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures", on January 1, 1995. Loans are considered impaired when, based on current information and events, it is probable that the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. Under these statements, the impairment is measured based on the present value of expected future cash flows or, alternatively, the observable market price of the loans or the fair value of the collateral. However, for those loans that are collateral dependent and for which management has determined foreclosure is probable, the measure of impairment is based on the fair value of the collateral.

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

                             In Years
                             --------
Land improvements              5-15
Buildings                     15-40
Equipment                      3-10

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

EARNINGS PER SHARE: Earnings per share are calculated on the basis of the weighted average number of shares outstanding. Earnings per share in 1996 and 1995 have been restated to reflect the 2-for-1 stock split effected in the form of a 100% stock dividend in 1997.

PRESENTATION OF CASH FLOWS: Cash flows from interest-bearing deposits in other financial institutions, loans, federal funds sold, short-term borrowings, and all customer deposit accounts are shown net.

SERVICING RIGHTS: The Company has not purchased rights to service loans for others. Servicing rights resulting from the origination and sale of loans with servicing retained are not material and have not been recorded by the Company. Therefore, the effect of FASB Statement 122, "Accounting for Mortgage Servicing Rights," effective for loan sales after December 31, 1995, has been immaterial.

NOTE 2 - SECURITIES
The amortized cost and fair value of securities available-for-sale at year-end are as follows:

                                                               Gross           Gross
                                               Amortized     Unrealized     Unrealized        Fair
                                                 Cost          Gains          Losses         Value
                                               --------       --------       --------       --------
     1997
U.S. Treasury                                  $  7,997       $     41        $    (9)      $  8,029
U.S. government agencies                          3,501              2             (1)         3,502
Other                                               300              -              -            300
                                               --------       --------        -------       --------

                                               $ 11,798       $     43        $   (10)      $ 11,831
                                               --------       --------        -------       --------
                                               --------       --------        -------       --------

     1996
U.S. Treasury                                  $  9,317       $     24        $   (33)      $  9,308
U.S. government agencies                          1,800              -             (4)         1,796
Other                                               300              -              -            300
                                               --------       --------        -------       --------

                                               $ 11,417       $     24        $   (37)      $ 11,404
                                               --------       --------        -------       --------
                                               --------       --------        -------       --------

The amortized cost and fair value of securities held-to-maturity at year-end are as follows:

                                                               Gross           Gross
                                               Amortized     Unrealized     Unrealized        Fair
                                                 Cost          Gains          Losses         Value
                                               --------       --------       --------       --------
     1997
U.S. Treasury                                  $ 24,509       $    156        $   (44)      $ 24,621
U.S. government agencies                        147,373            444           (189)       147,628
State and political subdivisions                 32,988          1,037             (5)        34,020
                                               --------       --------        -------       --------

                                               $204,870       $  1,637        $  (238)      $206,269
                                               --------       --------        -------       --------
                                               --------       --------        -------       --------

     1996
U.S. Treasury                                  $ 40,194       $     93        $  (155)      $ 40,132
U.S. government agencies                        127,472            177         (1,012)       126,637
State and political subdivisions                 35,758          1,038            (65)        36,731
                                               --------       --------        -------       --------

                                               $203,424       $  1,308        $(1,232)      $203,500
                                               --------       --------        -------       --------
                                               --------       --------        -------       --------

The amortized cost and fair value of securities as of December 31, 1997, by earliest contractual maturity date, are shown below. Actual maturities may differ from the maturities presented because borrowers may exercise rights to call or prepay their obligations.

                                 Available-for-Sale       Held-to-Maturity
                                ---------------------   ---------------------
                                Amortized     Fair       Amortized    Fair
                                  Cost        Value        Cost       Value
                                --------     --------    --------    --------
Due in 1 year or less           $  2,008    $  1,998     $ 36,938    $ 35,875
Due after 1 through 5 years        9,490       9,533      129,787     131,891
Due after 5 through 10 years           -           -       37,103      37,426
Due after 10 years                   300         300        1,042       1,077
                                --------     --------    --------    --------

                                $ 11,798    $  11,831    $204,870    $206,269
                                --------     --------    --------    --------
                                --------     --------    --------    --------

Securities with a carrying value of approximately $150,000,000 and $133,000,000 at December 31, 1997 and 1996 were pledged to secure public deposits, securities sold under agreements to repurchase, and for other purposes required or permitted by law.

No securities were sold in 1997 or 1995. Proceeds from the sales of securities available-for-sale in 1996 were $1,653,000, resulting in gross losses of $97,000. Securities called before their contractual maturity date resulted in gains of $13,000, $272,000, and $309,000 in 1997, 1996, and 1995, respectively.


NOTE 3 - LOANS
The subsidiary banks make loans to both individuals and commercial entities in a wide variety of industries. Loan terms vary as to interest rate, repayment period, and collateral requirements based on the type of loan requested and the credit worthiness of the prospective borrower. Credit risk tends to be geographically concentrated in that the majority of the loan customers are located in the markets served by the subsidiary banks.

Loans at year-end are as follows:

                                                      1997           1996
                                                    --------       --------
Commercial                                          $ 90,009       $ 81,981
Commercial real estate                                91,334         76,354
Construction                                          14,106         16,810
Agricultural                                          10,769          8,692
Residential real estate                              147,625        141,440
Consumer                                             172,695        144,162
                                                    --------       --------
     Total loans                                     526,538        469,439
Unearned discount                                       (158)          (653)
                                                    --------       --------
     Loans, net of unearned discount                 526,380        468,786
Allowance for loan losses                             (4,437)        (4,414)
                                                    --------       --------
                                                    $521,943       $464,372
                                                    --------       --------
                                                    --------       --------

Included in residential real estate loans are loans held for sale totaling $602,000 and $460,000 at December 31, 1997 and 1996. The carrying value of loans held for sale approximated fair value at December 31, 1997 and 1996.

 Impaired loans are as follows:

                                                      1997           1996           1995
                                                    --------       --------       --------
Average balance of impaired loans during the year   $    695       $    747       $      -
Impaired loans at year-end                               876            580              -
Allowance for loan losses allocated to impaired
  loans at year-end                                      224            147              -

A portion of the allowance for loan losses has been allocated to each impaired loan. Interest income recognized on impaired loans was immaterial in 1997. No income was recognized on impaired loans in 1996 or 1995.

Changes in the allowance for loan losses were as follows:

                                                      1997           1996           1995
                                                    --------       --------       --------
Balance, beginning of year                          $  4,414       $  3,931       $  3,082
     Provision charged to operations                   1,118          1,024          1,191
     Loans charged-off                                (1,300)          (700)          (646)
     Recoveries                                          205            159            304
                                                    --------       --------       --------

Balance, end of year                                $  4,437       $  4,414       $  3,931
                                                    --------       --------       --------
                                                    --------       --------       --------

Certain executive officers and directors and companies in which they have management or beneficial ownership are loan customers of the Banks. These loans have similar terms to other customer loans. An analysis of the aggregate changes in these loans, which individually exceed $60,000 follows:

                                            1997           1996
                                          --------       --------
Total loans at beginning of year          $  5,358       $  4,968
New loans                                    3,280          7,448
Repayments                                  (3,204)        (7,058)
                                          --------       --------

   Total loans at end of year             $  5,434       $  5,358
                                          --------       --------
                                          --------       --------

NOTE 4 - PREMISES AND EQUIPMENT
Major classifications of premises and equipment are summarized as follows at year-end.

                                            1997           1996
                                           -------        -------
Land and land improvements                 $ 5,024        $ 4,747
Buildings                                   14,747         14,515
Equipment                                   11,336          9,340
                                           -------        -------
                                            31,107         28,602
Accumulated depreciation                   (12,267)       (10,722)
                                           -------        -------

                                           $18,840        $17,880
                                           -------        -------
                                           -------        -------

NOTE 5 - INTANGIBLES
Intangible assets consist of goodwill, net of accumulated amortization, of $6,880,000 and $7,503,000 as of December 31, 1997 and 1996, respectively, and core deposit intangibles, net of accumulated amortization, of $2,609,000 and $3,007,000 as of December 31, 1997 and 1996, respectively.


NOTE 6 - EMPLOYEE BENEFIT PLANS
The amount charged to expense for the Company's pension plan consisted of the following:

                                                      1997         1996        1995
                                                    --------     --------    --------
Service cost                                        $    394    $    336     $    272
Interest cost on projected benefit obligation            457         377          341
Actual return on plan assets                            (828)       (590)        (621)
Net amortization and deferral                            444         236          322
                                                    --------     --------    --------

   Pension expense                                  $    467    $    359     $    314
                                                    --------     --------    --------
                                                    --------     --------    --------

The following table sets forth the plan's funding status as of October 31, 1997 and 1996 and the amount recognized in the accompanying consolidated balance sheets as of December 31, 1997 and 1996:

                                                           1997        1996
                                                         --------    --------
Actuarial present value of benefit obligations
   Vested benefits                                       $ (4,235)   $ (3,297)
                                                         --------    --------
                                                         --------    --------

   Accumulated benefits                                  $ (4,349)   $ (3,390)
                                                         --------    --------
                                                         --------    --------

Projected benefit obligation                             $ (7,178)   $ (5,396)
Plan assets at fair value                                   5,855       5,034
                                                         --------    --------
Plan assets (less than) projected benefit obligation       (1,323)       (362)
Unrecognized net loss                                       1,571         811
Unrecognized prior service cost                               (16)        (18)
Unrecognized net transition asset                            (529)       (561)
                                                         --------    --------

   Accrued pension liability                             $   (297)   $   (130)
                                                         --------    --------
                                                         --------    --------

Assumptions used by the Company in the determination of pension plan information consisted of the following as of October 31, 1997 and 1996:

                                                           1997        1996
                                                         --------    --------
Discount rate                                               7.00%       7.75%
Rate of increase in compensation levels                     4.50%       4.50%
Expected long-term rate of return on plan assets            8.00%       8.00%

The actuarially determined obligation amounts for the pension plan in 1997 also reflects change in assumptions with respect to lump sum payments.

Plan assets consist primarily of investments in common stocks and U.S. government securities. Plan assets include common stock of the Company with a market value of $950,000 and $777,000 at October 31, 1997 and 1996.

In January 1998, the Board of Directors approved the formation of a new employee retirement plan, with contributions to the new plan to be funded with Company common stock. Also in January 1998, the Board approved the process of terminating the pension plan. No credit will be given for participant service after January 31, 1998.

Contributions by the Banks to the 401(k) plan for the years ended December 31, 1997, 1996, and 1995 were $299,000, $266,000, and $255,000, respectively.


NOTE 7 - DEPOSITS
At December 31, 1997, the scheduled maturities of time deposits are as follows:

1998       $ 280,041
1999          20,634
2000           8,053
2001           3,797
2002           3,301
           ---------

           $ 315,826
           ---------
           ---------

NOTE 8 - SHORT-TERM BORROWINGS
Short-term borrowings consist of securities sold under agreements to repurchase, federal funds purchased, and U.S. Treasury demand note accounts. These short-term borrowings are financing arrangements. Physical control is maintained for securities sold under repurchase agreements.

Information concerning short-term borrowings follows:

                                                                  1997              1996             1995
                                                               ---------         ---------        ---------
End of year
     Outstanding balance                                       $  46,207         $  49,236        $  64,771
     Weighted average interest rate                                 5.28%             5.25%            5.40%
During the year
     Average outstanding balance                               $  45,276         $  51,993        $  74,552
     Maximum outstanding balance                                  54,899            64,771           92,986
     Weighted average interest rate                                 5.46%             5.00%            5.65%

Securities underlying the agreements at December 31, 1997:


Carrying value                                                 $  77,529
Estimated fair value                                              76,584

At December 31, 1997, the Company had unused lines of credit to purchase federal funds from other banks totaling $40 million.


NOTE 9 - LONG-TERM DEBT
The Company has a term note payable to another financial institution of $2,300,000 which accrues interest at the London Interbank Offered Rate plus 175 basis points (approximately 7.3% at December 31, 1997) and requires quarterly principal payments of $125,000 plus interest until October 1999, when the remaining principal is due. The note is unsecured.

The Company has debentures payable of $2,517,000 to certain former stockholders of Plano Bancshares, Inc. The debentures require semi-annual interest payments at the national prime interest rate (8.5% at December 31, 1997) and require that one-half of the outstanding principal be paid annually in 1998 and 1999. The debentures are unsecured.

Aggregate maturities of the notes and debentures payable are due as follows:

Year Ending                                          Note        Debentures
December 31,                                       Payable        Payable
                                                  ----------     ----------
1998                                              $      500     $    1,259
1999                                                   1,800          1,258
                                                  ----------     ----------

                                                  $    2,300     $    2,517
                                                  ----------     ----------
                                                  ----------     ----------

NOTE 10 - INCOME TAXES
Net deferred tax liabilities consist of the following components at year-end.

                                                                1997           1996
                                                             ---------      ---------
Deferred tax assets
   Securities available-for-sale                             $       -      $       5
   Allowance for loan losses                                     1,763          1,727
   Other items, net                                                118            138
                                                             ---------      ---------
                                                                 1,881          1,870

Deferred tax liabilities
   Securities available-for-sale                                   (13)             -
   Premises and equipment                                         (958)        (1,008)
   Intangibles                                                    (954)        (1,103)
   Purchase accounting adjustments and other items, net           (357)          (364)
                                                             ---------      ---------
                                                                (2,282)        (2,475)
                                                             ---------      ---------

       Net deferred tax liabilities                          $    (401)     $    (605)
                                                             ---------      ---------
                                                             ---------      ---------

Net deferred tax liabilities of $401,000 and $605,000 at December 31, 1997 and 1996 are included in accrued interest and other liabilities. No valuation allowance was considered necessary for deferred tax assets.

The components of income tax expense are as follows:

                                                 1997        1996         1995
                                              ---------   ---------    ---------
Currently payable tax
   Federal                                    $   4,379   $   4,065    $   3,622
   State                                            145         244          322
Deferred tax benefit                               (222)       (172)        (190)
                                              ---------   ---------    ---------

   Income tax expense                         $   4,302   $   4,137    $   3,754
                                              ---------   ---------    ---------
                                              ---------   ---------    ---------

The reconciliation of the statutory income tax to income tax expense included in the consolidated statements of income follows:

                                                 1 9 9 7                  1 9 9 6                 1 9 9 5
                                           -----------------        -----------------        -----------------
                                           Amount        %          Amount        %          Amount        %
                                           -------     -----        -------     -----        -------     -----
Income tax at statutory rate               $ 4,717     35.0%        $ 4,430     35.0%        $ 4,188     35.0%
Increase (decrease)
  resulting from
   State income taxes,
     net of federal
     income tax benefit                         71        .5            139       1.1            199       1.7
   Tax-exempt income                          (707)     (5.3)          (728)     (5.8)          (828)     (6.9)
   Goodwill amortization                       218       1.6            218       1.7            195       1.6
   Nondeductible
     interest expense                           80        .6             79        .7             84        .7
   Other items, net                            (77)      (.5)            (1)        -            (84)      (.7)
                                           -------     -----        -------     -----        -------     -----

       Income tax expense                  $ 4,302     31.9%        $ 4,137     32.7%        $ 3,754     31.4%
                                           -------     -----        -------     -----        -------     -----
                                           -------     -----        -------     -----        -------     -----

NOTE 11 - COMMITMENTS AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK At December 31, 1997, reserves of approximately $11,361,000 were required as deposits with the Federal Reserve Bank or as cash on hand. These reserves do not earn interest.

The Banks are parties to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of their customers. These financial instruments include commitments to extend credit and standby letters of credit, which to varying degrees, involve elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheet.

The Banks' exposure to credit loss in the event of nonperformance by the customer on commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Banks use the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments.

A summary of the contract amounts of the Banks' exposure to off-balance-sheet risk at year-end follows:

                                                                1997        1996
                                                              --------    --------
Financial instruments whose contract amounts
  represent credit risk
     Loan commitments, including unused lines of credit       $ 87,612    $ 96,059
     Standby letters of credit                                  16,629      19,417

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without begin drawn upon, the commitment amounts do not necessarily represent future cash requirements. The Banks evaluate each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained is based on management's credit evaluation of the customer.

Standby letters of credit are conditional commitments issued by the Banks to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan commitments to customers. Most of the Bank's standby letters of credit are expected to expire without being drawn upon.


NOTE 12 - PREFERRED STOCK PURCHASE RIGHTS
Pursuant to a Rights Agreement dated November 14, 1996, there is attached to each share of common stock of the Company one preferred stock purchase right (Right). Each Right entitles the holder to buy from the Company one one-thousandth of a share of preferred stock at an exercise price of $150, subject to adjustment.

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

In the event that, at any time following a Flip-In Event, (i) the Company is acquired in a merger or other business combination transaction or (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights which have become void as set forth previously) will thereafter have the right to acquire, upon exercise, shares of common stock of the acquiring company at 50% of their current per share market price.

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


NOTE 13 - REGULATORY MATTERS
The Banks are limited in the amount of dividends that can be paid without prior approval of the banking regulatory agencies. As of December 31, 1997, the Banks could pay dividends to the Company of approximately $8,759,000 without obtaining prior approval of the bank regulatory agencies.

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

                                        Capital to Risk-
                                         Weighted Assets        Tier 1 Capital
                                      Total          Tier 1    to Average Assets
Well capitalized                      10%             6%             5%
Adequately capitalized                 8%             4%             4%
Undercapitalized                       6%             3%             3%

For the Company and the Banks, Tier I capital consists of stockholders' equity (excluding unrealized gains and losses on securities available-for-sale), less intangible assets and related deferred taxes. Total capital consists of Tier I capital plus the allowance for loan losses. At December 31, 1997, consolidated actual capital levels and minimum required levels for the consolidated Company and the First National Bank of Joliet were:

                                                                                               Minimum Amount
                                                                                               Required to be
                                                                       Minimum Amount         Well Capitalized
                                                Actual               Required for Capital  Under Prompt Corrective
                                         Ratio           Amount       Adequacy Purposes      Action Regulations
Total capital (to risk-
  weighted assets)
   Consolidated                         12.87%         $ 72,908           $ 45,324                $ 56,656
   First National Bank of Joliet        13.50%         $ 57,480           $ 34,053                $ 42,567
Tier I capital (to risk-
  weighted assets)
   Consolidated                         12.09%         $ 68,471           $ 22,662                $ 33,993
   First National Bank of Joliet        12.71%         $ 54,089           $ 17,027                $ 25,540
Tier I capital (to average assets)
   Consolidated                          8.01%         $ 68,471           $ 34,185                $ 42,732
   First National Bank of Joliet         8.57%         $ 54,089           $ 25,249                $ 31,562

At December 31, 1997 and 1996, the Company and all of the Banks were categorized as well capitalized per the banking regulations described above. There are no conditions or events since that notification that management believes have changed the Company and all of the Bank's categorization.

Actual capital ratios at year-end are summarized below:

                                                   Consolidated           First National
                                                      Company             Bank of Joliet
                                                   1997      1996          1997     1996
Total capital to risk-weighted assets             12.87%    13.07%         13.50%    13.99%
Tier I capital to risk-weighted assets            12.09     12.20          12.71     13.15
Tier I capital to average assets                   8.01      7.66           8.57      8.49


NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS AND INTEREST RATE RISKS
The carrying amount and estimated fair value of financial instruments as of December 31, follow:

                                                  1997          1996
                                                Carrying        Fair              Carrying         Fair
                                                 Amount        Value               Amount          Value
Financial assets
   Cash and due from banks                     $ 34,591       $ 34,591            $ 35,785       $ 35,785
   Federal funds sold                            50,800         50,800              73,241         73,241
   Securities available-for-sale                 11,831         11,831              11,404         11,404
   Securities held-to-maturity                  204,870        206,269             203,424        203,500
   Loans                                        521,943        526,252             464,372        468,079
   Accrued interest receivable                    7,729          7,729               6,692          6,692

Financial liabilities
   Deposits                                     726,156        727,509             690,513        691,432
   Short-term borrowings                         46,207         46,207              49,236         49,236
   Long-term debt                                 4,817          4,817               6,951          6,951
   Accrued interest payable                       4,206          4,206               4,136          4,136

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

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

CASH, DUE FROM BANKS AND FEDERAL FUNDS SOLD: The carrying amounts reported in the consolidated balance sheet for cash, due from banks and federal funds sold approximate their fair values.

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

DEPOSIT LIABILITIES: The fair values disclosed for non-interest-bearing demand, NOW, savings, and money market deposits equal their carrying amounts which represent the amount payable on demand. Fair values for time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregate expected maturities on time deposits.

SHORT-TERM BORROWINGS: The carrying amounts of securities sold under agreements to repurchase and other short-term borrowings approximate their fair values.

LONG-TERM DEBT: The fair value of long-term debt is equal to the outstanding principal amount because the interest rate is variable based on current interest rates and on the expected ability of the Company to borrow additional funds at the same rate and terms of the present existing debt.

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

NOTE 15 - CASH FLOW INFORMATION
Supplemental disclosures of cash flow information are as follows:

                                                                  1997           1996           1995
     Cash payments for
        Interest                                              $ 26,696       $ 23,515       $ 21,796
        Income taxes                                             4,688          4,447          4,091

Supplemental schedule of noncash investing and
  financing activities
     Transfer of securities held-to-maturity to
       securities available-for-sale                                 -              -         17,487
     Other real estate acquired in settlement of loans               -              -          1,123

NOTE 16 - CONDENSED PARENT COMPANY FINANCIAL INFORMATION
The condensed financial statements of First National Bancorp, Inc. (parent company only) are presented below:

                                    BALANCE SHEETS

                                                      1997           1996
ASSETS
Cash                                                $     48       $    444
Investments in subsidiaries                           81,907         78,244
Land                                                     106            106
Other assets                                              40             36

     Total assets                                   $ 82,101       $ 78,830

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
     Long-term debt                                 $  4,817       $  6,951
     Other liabilities                                   339            488
Stockholders' equity                                  76,945         71,391

     Total liabilities and stockholders' equity     $ 82,101       $ 78,830


                                 STATEMENTS OF INCOME

                                                                      Years Ended December 31,
                                                                 1997           1996           1995
Dividends from subsidiaries                                    $ 6,222        $ 5,183        $ 4,649
Interest and other expenses                                      1,132          1,070          1,126

Income before income taxes and equity
  in undistributed net income of subsidiaries                    5,090          4,113          3,523
Income tax benefit                                                 449            379            436

Income before equity in undistributed net
  income of subsidiaries                                         5,539          4,492          3,959
Equity in undistributed net income of subsidiaries               3,635          4,029          4,252

Net income                                                     $ 9,174        $ 8,521        $ 8,211

                               STATEMENTS OF CASH FLOWS

                                                                   Years Ended December 31,
                                                                 1997        1996         1995
Cash flows from operating activities
   Net income                                                  $ 9,174     $ 8,521      $ 8,211
   Adjustments to reconcile net income to net
     cash provided by operating activities
       Undistributed earnings of subsidiaries                   (3,635)     (4,029)      (4,252)
       Change in other assets and other liabilities               (153)         57          (14)
           Net cash from operating activities                    5,386       4,549        3,945


Cash flows from financing activities
   Principal payments on long-term debt                         (2,134)       (750)        (625)
   Cash dividends paid                                          (3,648)     (3,646)      (3,344)
       Net cash from financing activities                       (5,782)     (4,396)      (3,969)

Net change in cash                                                (396)        153          (24)

Cash
   Beginning of year                                               444         291          315

   End of year                                                  $   48     $   444      $   291

NOTE 17 - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                              Year Ended December 31, 1997                    Year Ended December 31, 1996
                                                   Three Months Ended                              Three Months Ended
                                   Dec. 31     Sept. 30     June 30     March 31     Dec. 31     Sept. 30     June 30     March 31
Net interest income                $ 8,483      $ 8,397     $ 8,231      $ 7,811     $ 7,921      $ 7,779     $ 7,527      $ 7,213
Provision for loan losses              459          229         228          202         208          209         300          307
Noninterest income                   1,538        1,504       1,443        1,414       1,432        1,339       1,280        1,440
Noninterest expense                  7,275        5,998       5,582        5,372       6,508        5,572       5,248        4,921
Income before income
  taxes                              2,287        3,674       3,864        3,651       2,637        3,337       3,259        3,425
Income tax expense                     679        1,194       1,229        1,200         851        1,073       1,069        1,144

Net income                         $ 1,608      $ 2,480     $ 2,635      $ 2,451     $ 1,786      $ 2,264     $ 2,190      $ 2,281

Earnings per share (1)             $   .66      $  1.02     $  1.08      $  1.01     $   .73      $   .93     $   .90      $   .94

Average common
  shares outstanding (1)         2,431,804    2,431,804   2,431,804    2,431,804   2,431,804    2,431,804   2,431,804    2,431,804

(1) Earnings per share and average common shares outstanding in 1996 have been restated to reflect the 2-for-1 stock split effected in the form of a 100% stock dividend in 1997.

                                       [LOGO]


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


                                       [LOGO]


                           826 East Ninth Street, Lockport
                      159th Street & Cedar Road, Homer Township




                                       [LOGO]

                              2005 West Route 34, Plano


                                       [LOGO]

                           225 Lily Cache Lane, Bolingbrook




                                  Members FDIC [LOGO]

                             FIRST NATIONAL BANCORP, INC.
                               78 NORTH CHICAGO STREET
                                JOLIET, ILLINOIS 60432