Form 10-K405, Exhibit 13
period 1998-12-31
FIRST NATIONAL BANCORP INC /IL/
filed 1999-03-23
CIK 788783

Annual
Report
1998





[Logo] FIRST NATIONAL BANCORP, INC.

FINANCIAL
HIGHLIGHTS
---------------------------------------

IN THOUSANDS, EXCEPT PER SHARE DATA           1998           1997      % Increase
---------------------------------------------------------------------------------
Total Assets At Year End                    $ 902,675      $ 860,756      4.87%
Net Income                                  $   9,727      $   9,174      6.03%
Earnings Per Share                          $    4.01      $    3.77      6.37%
Stockholders' Equity                        $  82,108      $  76,945      6.71%
Book Value Per Share                        $   33.92      $   31.64      7.21%


                           TOTAL ASSETS AT YEAR END
                                (IN THOUSANDS)

                                                                $902,675
$900,000
                                       $860,756
                 $824,570
$800,000


$700,000


$600,000
                   1996                  1997                      1998


                                  NET INCOME
                                (IN THOUSANDS)

$10,000
                                                                $9,727
                                       $9,174
$ 9,000
                 $8,521

$ 8,000


$ 7,000


$ 6,000
                  1996                   1997                     1998

CONTENTS
------------------------------------------------------------
Letter to Shareholders . . . . . . . . . . . . . . . . . . 2

First National People. . . . . . . . . . . . . . . . . . . 4

Condensed Consolidated Balance Sheets. . . . . . . . . . . 6

Condensed Consolidated Statements of Income. . . . . . . . 7

Condensed Consolidated Statements
   of Stockholders' Equity . . . . . . . . . . . . . . . . 8

Report of Independent Auditors . . . . . . . . . . . . . . 8

Financial Highlights & Common
   Stock Data. . . . . . . . . . . . . . . . . . . . . . . 9

Directors. . . . . . . . . . . . . . . . . . . . . . . . .10

Officers . . . . . . . . . . . . . . . . . . . . . . . . .12

                                                                      FINANCIAL
                                                                     HIGHLIGHTS
                                        ---------------------------------------

A NEW SYMBOL FOR A PROUD TRADITION

On the cover and throughout this year's report, we have featured a new logo, which symbolizes our new structure and the strategic vision inside First National Bancorp.

While the look is new, the meaning is unchanged. It is a new symbol of our commitment to customer convenience, community involvement and consistent financial growth - core values which our shareholders, customers and employees understand and endorse.


                              EARNINGS PER SHARE

                                                                $4.01
$4.00
                                       $3.77
$3.75

$3.50            $3.50

$3.25

$3.00
                 1996                  1997                      1998


                       STOCKHOLDERS' EQUITY AT YEAR END
                                (IN THOUSANDS)

                                                                $82,108
$80,000
                                       $76,945
$75,000
                 $71,391
$70,000

$65,000

$60,000
                  1996                  1997                      1998

TO OUR
SHAREHOLDERS
---------------------------------------

[PHOTO]

Positioning First National Bancorp to compete in today's changing financial world requires a mix of traditional values and fresh ideas. This concept has been captured in our new logo which symbolizes readiness for the future and eagerness to continue our community banking philosophy - a philosophy whose success was evident in our performance during 1998.

This year was again marked by record-setting financials. By year end, Total Assets had grown to nearly $903 million. Net Income rose to an all-time high of $9.7 million, representing a 6% increase over last year. For the first time in history, Earnings Per Share exceeded $4.00. Acknowledging the Bancorp's performance, the Board of Directors authorized an increase in the December quarterly cash dividend to 42 1/2 cents.

The refinancing "frenzy" experienced in '97 continued throughout 1998 as consumers took full advantage of the low rates. Despite this fierce interest rate competition, we experienced noticeable growth in our total loan portfolio, while at the same time increasing our net interest income. Within the company, increased consumer credit clearly spearheaded this loan growth. Our loan-to-deposit ratio averaged a desirable 73% for 1998 with our deposit growth continuing to be the primary source of funds.

The Bancorp's on-going effort to develop fee-generating business added stability to both retail and commercial income. Lending produced over $1.3 million in fee income from loan sales, closing costs and servicing fees. Fees collected from commercial service charges, investment management and our ATM network reached all-time highs.

                                                                         TO OUR
                                                                   SHAREHOLDERS
                                        ---------------------------------------

Our consolidation of subsidiary banks in Lockport, Bolingbrook and Plano into First National Bank of Joliet was completed in March of 1998. This has not only produced additional on-going cost savings, but has also developed a greater sense of teamwork between our community banks. Sharing the Bancorp's most valuable resource - our people - strengthens our corporate structure.

To enhance customer convenience and follow our community banking philosophy, the Bancorp will be opening branches in two rapidly growing communities in Will County. Construction should be completed in 1999 for our facilities on Weber Road in Romeoville and Route 59 in Plainfield.

Knowing and using the right technology is a foundation of banking success. During 1995 and 1996, First National undertook a comprehensive technology study. The results of this study and our ongoing research is the basis for our current Technology Plan which addresses issues into the next century, including Y2K readiness. Please be assured that your Bancorp will be well prepared to serve you efficiently in the 21st century.

Technology enhancements scheduled for 1999 will include a comprehensive on-line banking product. This new internet service will be available for First National customers to conduct traditional banking transactions from the convenience of their home or office. In addition, clients of our Investment Management and Trust division will be able to review their investment transactions and receive daily pricing of their securities via their personal computers.

First National Bancorp is ready for the future, yet we will never forget the basics - who we are and what our customers and shareholders expect of us. These basics have not changed since we opened our doors in 1857, and we pledge to continue our efforts to provide the best in community banking.

On behalf of the directors, officers and employees, we wish to thank you, the shareholders, for your continued confidence and support.



/s/ Kevin T. Reardon                      /s/ Albert G. D'Ottavio
-------------------------                 -------------------------------------
KEVIN T. REARDON                          ALBERT G. D'OTTAVIO
Chairman of the Board and                 President and Chief Operating Officer
Chief Executive Officer

FIRST NATIONAL
PEOPLE
---------------------------------------

FIRST NATIONAL PEOPLE
ARE LEADING THE WAY...

Unifying four subsidiary banks into one organization has required a great deal of expertise, dedication and creativity. We salute the people featured on these pages, and all of our people at First National who have exemplified the true meaning of teamwork.


                                       [PHOTO]

Whether in Joliet, Lockport, Plano, Bolingbrook or a neighboring community, our BUSINESS DEVELOPMENT OFFICERS have delivered our message of tradition, integrity and experience to the business community.

FROM LEFT TO RIGHT: STEVE LAKEN, JIM ALEXA AND MIKE NOLAN


                                       [PHOTO]

While helping to streamline our operations and implement new technologies, our BANKING CENTER TEAMS have worked closely with our customers to keep them informed and in control of their financial futures.

FROM LEFT TO RIGHT: JOANNE LANGBEIN, RON HILL, BETTY MCTEE (PRESIDENT, PLANO BANKING CENTER), BRUCE WOLFERSBERGER (PRESIDENT, LOCKPORT & BOLINGBROOK BANKING CENTERS), ALICIA INGRAM AND RHONDA BEBAR


                                       [PHOTO]

While many banks and investment firms have turned their attention to size and fee changes, our INVESTMENT MANAGEMENT SPECIALISTS remain committed to personal service and financial performance.

FROM LEFT TO RIGHT: TOM PAXSON, JERI MADISON, JIM LIMACHER, ANDY MIDLOCK AND ALLAN SOMERS

                                                                 FIRST NATIONAL
                                                                         PEOPLE
                                        ---------------------------------------



                                       [PHOTO]

With competitive rates, numerous products and added conveniences, our MORTGAGE LOAN SPECIALISTS make it easier for our customers to obtain a home loan.

SEATED BEHIND DESK: STEVE MARCHIO



                                       [PHOTO]

Our team of experienced COMMERCIAL LENDERS weave their personal approach throughout our complete range of business services to help companies manage their growth and capitalize on new opportunities.

FROM LEFT TO RIGHT: CARL HOLMQUIST, TERRY HACKETT, MARK GRIGLIONE, MIKE TIERNEY AND ERIC LEGGETT



                                       [PHOTO]

In 1998, our team of INFORMATION SYSTEMS PROFESSIONALS not only improved the way we communicate and process customer transactions, but positioned First National to help its customers bank in new and more efficient ways in 1999.

FROM LEFT TO RIGHT: OLIVIER MAY, CHERYL GLADKOWSKI AND BRAD PEDERSON

CONDENSED CONSOLIDATED
BALANCE SHEETS
---------------------------------------

                                                                 First National Bancorp, Inc.
                                                                   December 31, 1998 & 1997
                                                                   ------------------------
(In thousands, except share data)                                    1998           1997
                                                                   ------------------------
ASSETS

Cash and due from banks. . . . . . . . . . . . . . . . . . .       $ 39,710       $ 34,591
Federal funds sold . . . . . . . . . . . . . . . . . . . . .         31,000         50,800
Securities available-for-sale. . . . . . . . . . . . . . . .         66,927         11,831
Securities held-to-maturity (fair value of $195,526 in
   1998 and $206,269 in 1997). . . . . . . . . . . . . . . .        193,733        204,870

Loans
     Commercial. . . . . . . . . . . . . . . . . . . . . . .        200,612        195,449
     Agricultural. . . . . . . . . . . . . . . . . . . . . .          9,763         10,769
     Residential real estate . . . . . . . . . . . . . . . .        136,894        147,625
     Consumer  . . . . . . . . . . . . . . . . . . . . . . .        193,677        172,537
                                                                   --------       --------
          Total loans. . . . . . . . . . . . . . . . . . . .        540,946        526,380
     Allowance for loan losses . . . . . . . . . . . . . . .         (4,946)        (4,437)
                                                                   --------       --------
          Loans, net . . . . . . . . . . . . . . . . . . . .        536,000        521,943

Premises and equipment, net. . . . . . . . . . . . . . . . .         18,753         18,840
Accrued interest receivable and other assets . . . . . . . .          8,067          8,392
Intangibles, net . . . . . . . . . . . . . . . . . . . . . .          8,485          9,489
                                                                   --------       --------
               Total assets. . . . . . . . . . . . . . . . .       $902,675       $860,756
                                                                   --------       --------
                                                                   --------       --------

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
     Deposits
          Demand, non-interest-bearing . . . . . . . . . . .       $142,427       $129,243
          NOW accounts . . . . . . . . . . . . . . . . . . .         87,611         78,660
          Money market accounts. . . . . . . . . . . . . . .         45,736         37,086
          Savings. . . . . . . . . . . . . . . . . . . . . .        172,329        165,341
          Time deposits, $100,000 and over . . . . . . . . .         69,871         70,472
          Other time deposits. . . . . . . . . . . . . . . .        228,342        245,354
                                                                   --------       --------
               Total deposits. . . . . . . . . . . . . . . .        746,316        726,156
     Short-term borrowings . . . . . . . . . . . . . . . . .         65,540         46,207
     Long-term debt. . . . . . . . . . . . . . . . . . . . .          3,059          4,817
     Accrued interest and other liabilities. . . . . . . . .          5,652          6,631
                                                                   --------       --------
          Total liabilities. . . . . . . . . . . . . . . . .        820,567        783,811

Stockholders' equity
     Preferred stock, no par value, 1,000,000 shares authorized;
       none issued . . . . . . . . . . . . . . . . . . . . . .            -              -
     Common stock, $10 par value; 5,500,000 shares authorized;
       2,431,804 shares issued . . . . . . . . . . . . . . . .       24,318         24,318
     Additional paid-in capital. . . . . . . . . . . . . . .             14              -
     Retained earnings . . . . . . . . . . . . . . . . . . .         58,578         52,607
     Unrealized gain (loss) on securities available-for-sale,
       net of tax. . . . . . . . . . . . . . . . . . . . . . .          (52)            20
     Treasury stock, at cost (11,368 shares in 1998) . . . .           (750)             -
                                                                   --------       --------

          Total stockholders' equity . . . . . . . . . . . .         82,108         76,945
                                                                   --------       --------

               Total liabilities and stockholders' equity. .       $902,675       $860,756
                                                                   --------       --------
                                                                   --------       --------

First National Bancorp, Inc.
Years Ended December 31, 1998 & 1997


                                                                   CONDENSED CONSOLIDATED
                                                                    STATEMENTS OF INCOME
                                                                  ------------------------
(In thousands, except share data)                                     1998           1997
                                                                  ------------------------
INTEREST INCOME

     Loans     . . . . . . . . . . . . . . . . . . . . . . .      $  46,483      $  43,556
     Securities
          Taxable. . . . . . . . . . . . . . . . . . . . . .         11,025         12,504
          Tax-exempt . . . . . . . . . . . . . . . . . . . .          1,709          1,892
     Federal funds sold. . . . . . . . . . . . . . . . . . .          2,981          1,736
                                                                  ---------      ---------
               Total interest income . . . . . . . . . . . .         62,198         59,688

INTEREST EXPENSE

     Deposits  . . . . . . . . . . . . . . . . . . . . . . .         24,053         23,788
     Short-term borrowings . . . . . . . . . . . . . . . . .          2,711          2,470
     Long-term debt. . . . . . . . . . . . . . . . . . . . .            366            508
                                                                  ---------      ---------
          Total interest expense . . . . . . . . . . . . . .         27,130         26,766
                                                                  ---------      ---------

Net interest income. . . . . . . . . . . . . . . . . . . . .         35,068         32,922

Provision for loan losses. . . . . . . . . . . . . . . . . .          2,034          1,118
                                                                  ---------      ---------

Net interest income after provision for loan losses. . . . .         33,034         31,804

NONINTEREST INCOME

     Trust fees. . . . . . . . . . . . . . . . . . . . . . .          1,153          1,035
     Service charges on deposit accounts . . . . . . . . . .          3,915          3,662
     Securities gains, net . . . . . . . . . . . . . . . . .            121             13
     Other income. . . . . . . . . . . . . . . . . . . . . .          1,950          1,189
                                                                  ---------      ---------
          Total noninterest income . . . . . . . . . . . . .          7,139          5,899

NONINTEREST EXPENSE

     Salaries and employee benefits. . . . . . . . . . . . .         13,099         12,562
     Occupancy expense . . . . . . . . . . . . . . . . . . .          1,857          1,800
     Data processing . . . . . . . . . . . . . . . . . . . .          1,485          1,215
     Equipment expense . . . . . . . . . . . . . . . . . . .          1,681          1,449
     Amortization of intangibles . . . . . . . . . . . . . .          1,004          1,021
     Other expenses. . . . . . . . . . . . . . . . . . . . .          6,506          6,180
                                                                  ---------      ---------
          Total noninterest expense. . . . . . . . . . . . .         25,632         24,227
                                                                  ---------      ---------

INCOME BEFORE INCOME TAXES . . . . . . . . . . . . . . . . .         14,541         13,476

Income tax expense . . . . . . . . . . . . . . . . . . . . .          4,814          4,302
                                                                  ---------      ---------

NET INCOME     . . . . . . . . . . . . . . . . . . . . . . .      $   9,727      $   9,174
                                                                  ---------      ---------
                                                                  ---------      ---------

Earnings per share . . . . . . . . . . . . . . . . . . . . .          $4.01          $3.77

Weighted average shares outstanding  . . . . . . . . . . . .      2,423,494      2,431,804

CONDENSED CONSOLIDATED
STATEMENTS OF STOCKHOLDERS' EQUITY
---------------------------------------

                                                                          First National Bancorp, Inc.
                                                                      Years Ended December 31, 1998 & 1997
                                                   --------------------------------------------------------------------------------
(In thousands, except share data)
                                                                                                    Unrealized
                                                                                                       Gain
                                                                                                     (Loss) on
                                                        Common Stock       Additional               Securities
                                                   ---------------------    Paid-In     Retained    Available-    Treasury
                                                     Shares    Par Value    Capital     Earnings     for-Sale       Stock    Total
                                                   ---------   ---------   ----------   --------    ----------   ---------  -------
Balance, January 1, 1997                           1,215,902     $12,159     $8,846     $50,394      $   (8)     $          $71,391

Comprehensive income
     Net income                                            -           -          -       9,174           -            -      9,174
     Other comprehensive income, net of tax
          Unrealized gains on securities,
             net of reclassification adjustment            -           -          -           -          28            -         28
                                                                                                                             ------
               Total comprehensive income                                                                                     9,202

Cash dividends declared - $1.50 per share                  -           -          -      (3,648)          -            -     (3,648)

2-for-1 stock split effected in the form
   of a 100% stock dividend                        1,215,902      12,159     (8,846)     (3,313)          -            -          -
                                                   ---------   ---------   ----------   --------    ----------   ---------  -------
Balance, December 31, 1997                         2,431,804      24,318          -      52,607          20            -     76,945

Comprehensive income
     Net income                                            -           -          -       9,727           -            -      9,727
     Other comprehensive income, net of tax
          Unrealized losses on securities,
             net of reclassification adjustment            -           -          -           -         (72)           -        (72)
                                                                                                                             ------
                      Total comprehensive income                                                                              9,655

Cash dividends declared - $1.55 per share                  -           -          -      (3,756)          -            -     (3,756)

17,268 shares of common stock purchased
   from terminated pension plan                            -           -          -           -           -       (1,140)    (1,140)

5,900 shares of common stock contributed
   to profit sharing plan                                  -           -         14           -           -          390        404
                                                   ---------   ---------   ----------   --------    ----------   ---------  -------

Balance, December 31, 1998                         2,431,804     $24,318     $   14     $58,578      $  (52)     $  (750)   $82,108
                                                   ---------   ---------   ----------   --------    ----------   ---------  -------
                                                   ---------   ---------   ----------   --------    ----------   ---------  -------

-------------------------------------------------------------------------------



REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
First National Bancorp, Inc.
Joliet, Illinois

            [LOGO]
         CROWE CHIZEK

We have audited, in accordance with generally accepted auditing standards, the consolidated balance sheets of First National Bancorp, Inc. as of December 31, 1998 and 1997 and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended (not presented herein); and in our report dated January 22, 1999 we expressed an unqualified opinion on those consolidated financial statements.

In our opinion, the information set forth in the accompanying condensed consolidated balance sheets as of December 31, 1998 and 1997 and the condensed consolidated statements of income and stockholders' equity for the years then ended is fairly stated, in all material respects, in relation to the consolidated financial statements from which they have been derived.

/s/ Crowe, Chizek and Company LLP
---------------------------------
Oak Brook, Illinois
January 22, 1999

                                                                                          FINANCIAL HIGHLIGHTS
                                                                                           & COMMON STOCK DATA
                                           -------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
(In thousands, except share data)            1998           1997           1996           1995           1994
                                           -------        -------        -------        -------        -------
STATEMENT OF INCOME
     Net interest income                  $ 35,068       $ 32,922       $ 30,440       $ 29,451       $ 26,312
     Provision for loan losses               2,034          1,118          1,024          1,191            830
     Noninterest income                      7,139          5,899          5,491          5,124          3,838
     Noninterest expense                    25,632         24,227         22,249         21,419         18,540
     Income before taxes                    14,541         13,476         12,658         11,965         10,780
     Net income                              9,727          9,174          8,521          8,211          7,507

BALANCE SHEET -
END OF YEAR BALANCES
     Securities                           $260,660       $216,701       $214,828       $202,711       $189,874
     Loans, net                            536,000        521,943        464,372        427,917        418,918
     Total assets                          902,675        860,756        824,570        749,990        692,642
     Deposits                              746,316        726,156        690,513        605,137        556,162
     Stockholders' equity                   82,108         76,945         71,391         66,425         61,657

BALANCE SHEET -
AVERAGE BALANCES
     Securities                           $211,946       $234,941       $213,653       $189,605       $192,890
     Loans, net                            529,752        493,790        441,619        426,523        371,442
     Total assets                          867,915        829,878        773,792        729,801        640,388
     Deposits                              724,894        698,068        640,485        577,093        505,553
     Stockholders' equity                   80,098         74,040         68,269         63,741         59,090

WEIGHTED AVERAGE
SHARES OUTSTANDING (1)                   2,423,494      2,431,804      2,431,804      2,431,804      2,431,804

PER SHARE DATA (1)
     Book value                           $  33.92       $  31.64       $  29.36       $  27.32       $  25.35
     Earnings                                 4.01           3.77           3.50           3.38           3.09
     Cash dividends                           1.55           1.50           1.50           1.38           1.34

SELECTED FINANCIAL RATIOS
     Average net loans to
       average deposits                     73.08%         70.74%         68.95%         73.91%         73.47%
     Return on average assets                1.12%          1.11%          1.10%          1.13%          1.17%
     Return on average equity               12.14%         12.39%         12.48%         12.88%         12.70%
     Net interest margin (2)                 4.53%          4.47%          4.47%          4.62%          4.72%
     Average equity to
       average assets                        9.23%          8.92%          8.82%          8.73%          9.23%
     Dividend payout ratio                  38.61%         39.76%         42.80%         40.73%         43.40%
-------------------------
(1)  Per share data for the years 1994 through 1996 have been restated for a 2-
     for-1 stock split effected in the form of a 100% stock dividend in 1997.

(2) Based on average interest earning assets with the computation on a fully tax equivalent basis assuming an income tax rate of 35%.

COMMON STOCK PRICE RANGE,
DIVIDENDS 1998-1997 (UNAUDITED)

                                                                      Cash
                                            Price Range            Dividends
                                         -------------------        Declared
                                         High            Low       Per Share
                                         ----            ---       ---------
1998
4th quarter                               $72            $68         $0.425
3rd quarter                                76             63          0.375
2nd quarter                                69             61          0.375
1st quarter                                69             57          0.375

1997
4th quarter                               $60            $56          $0.25
3rd quarter                                56             50           0.25
2nd quarter                                52             46           0.25
1st quarter (1)                            47             46           0.75
---------------------
(1)  Per Share information restated for the 2-for-1 stock split effected in the form of a 100% stock dividend in 1997.

BOARD OF
DIRECTORS
---------------------------------------






              [PHOTO]

                                                                       BOARD OF
                                                                      DIRECTORS
                                        ---------------------------------------

LEFT TO RIGHT:

MICHAEL C. REARDON
Senior Vice President
First National Bank of Joliet

GEORGE H. BUCK
President, Werden Buck Company

HARVEY J. LEWIS
Farmer

WATSON A. HEALY
Architect

HOWARD E. REEVES
President, HOW Enterprises, Inc.

KEVIN T. REARDON
Chairman of the Board
and Chief Executive Officer

SHELDON C. BELL
President, Bell Realty, Inc.

ALBERT G. D'OTTAVIO
President and Chief Operating Officer

WALTER F. NOLAN, CPA
Member, Clifton Gunderson & Co., L.L.C.

LOUIS R. PEYLA
Chairman, Illinois Securities

CHARLES R. PEYLA
President, Illinois Securities

PAUL A. LAMBRECHT
Retired Chairman
Brown & Lambrecht Earthmovers, Inc.

BANK
OFFICERS
---------------------------------------

FIRST NATIONAL BANK OF JOLIET
---------------------------------------

CHAIRMAN OF THE BOARD & CEO
---------------------------
KEVIN T. REARDON

PRESIDENT & COO
---------------
ALBERT G. D'OTTAVIO

COMMERCIAL &
MORTGAGE LOAN DEPARTMENT
------------------------
JOHN J. KEIGHER, SENIOR VICE PRESIDENT
TERRENCE P. HACKETT, VICE PRESIDENT
CARL D. HOLMQUIST, VICE PRESIDENT
GREGORY L. SCHAEFER, VICE PRESIDENT
HARRY R. MCSTEEN, VICE PRESIDENT
CATHERINE E. CROWLEY, ASSISTANT VICE PRESIDENT
DANIEL J. MIHELICH, ASSISTANT VICE PRESIDENT
STEPHEN P. MARCHIO, ASSISTANT VICE PRESIDENT
MICHAEL J. SCHUTZ, LOAN OFFICER
CATHY A. ALBERTSON, LOAN OFFICER

CONSUMER LOAN DEPARTMENT
------------------------
STEVEN J. RANDICH, VICE PRESIDENT
MARK THELO, ASSISTANT VICE PRESIDENT
PATRICIA J. BRANNICK, ASSISTANT VICE PRESIDENT
LOWELL G. CONWAY, ASSISTANT VICE PRESIDENT
GAIL MOSS, LOAN OFFICER
ROBERT A. DILORENZO, LOAN OFFICER

INVESTMENT MANAGEMENT
& TRUST DEPARTMENT
---------------------
JAMES T. LIMACHER, SENIOR VICE PRESIDENT
THOMAS E. PAXSON, SENIOR INVESTMENT SPECIALIST
ALLAN C. SOMERS, TRUST OFFICER
JERI L. MADISON, TRUST OFFICER
ANDREW MIDLOCK, JR., TRUST OFFICER

OPERATIONS DEPARTMENT
---------------------
JACK A. PODLESNY, SENIOR VICE PRESIDENT & CASHIER
DOMINIC M. PAONE, VICE PRESIDENT
LEIF HENDRICKSEN, BUILDING & FACILITIES OFFICER
JEANIE BETTENHAUSEN, OPERATIONS OFFICER

COMPLIANCE DEPARTMENT
---------------------
SCOTT D. NOLAN, VICE PRESIDENT &
                COMPLIANCE OFFICER

HUMAN RESOURCE DEPARTMENT
-------------------------
JUDITH R. CONNELLY, ASSISTANT VICE PRESIDENT

INFORMATION SYSTEMS DEPARTMENT
------------------------------
OLIVIER G. MAY, VICE PRESIDENT

DATA PROCESSING DEPARTMENT
--------------------------
BEVERLY I. BOOSTROM, ASSISTANT VICE PRESIDENT

AUDITING DEPARTMENT
-------------------
RICHARD G. DEGRUSH, SENIOR VICE PRESIDENT
MARK MIDLOCK, ASSISTANT AUDITOR

SALES & CUSTOMER SERVICE DEPARTMENT
-----------------------------------
MICHAEL C. REARDON, SENIOR VICE PRESIDENT
JAMES K. ALEXA, VICE PRESIDENT
DAVID E. GLASSCOCK, VICE PRESIDENT
DANIEL A. FRIANT, ASSISTANT VICE PRESIDENT
SAUNDRA K. LUCAS, RETAIL BANKING OFFICER
SUZANNE M. GAZELLE, RETAIL BANKING OFFICER
KATHRYN G. PORTER, RETAIL BANKING OFFICER
THOMAS A. MEYER, LOAN OFFICER
MAX T. ZIESMER, BUSINESS DEVELOPMENT OFFICER
STEVEN T. LAKEN, BUSINESS DEVELOPMENT OFFICER

BANK CONTROL DEPARTMENT
-----------------------
RONALD E. WENCEL, BANK CONTROL OFFICER

MARKETING DEPARTMENT
--------------------
LAUREN A. MUELLER, MARKETING OFFICER

A copy of the company's Annual Report on Form 10K for 1998 may be obtained by writing to: Executive Secretary, First National Bancorp, Inc., 78 N. Chicago Street, Joliet, IL 60432

MEMBER FDIC      [LOGO]

                                                                           BANK
                                                                       OFFICERS
                                        ---------------------------------------
LOCKPORT BANKING CENTER
---------------------------------------

ADVISORY BOARD MEMBERS
----------------------
BRUCE J. WOLFERSBERGER
DR. RENO G. CANEVA
EUGENE N. CORNOLO
ALBERT G. D'OTTAVIO
THOMAS E. DRAKE
MARK J. GRIGLIONE
SANDRA M. PESAVENTO
JACK A. PODLESNY
KEVIN T. REARDON
MICHAEL C. REARDON
RAY L. WOOCK

PRESIDENT
---------
BRUCE J. WOLFERSBERGER

COMMERCIAL &
MORTGAGE LOAN DEPARTMENT
------------------------
MARK J. GRIGLIONE, VICE PRESIDENT
SANDRA M. PESAVENTO, VICE PRESIDENT
MICHAEL J. TIERNEY, ASSISTANT VICE PRESIDENT

DEPOSIT SERVICES DEPARTMENT
---------------------------
RHONDA L. BEBAR, ASSISTANT VICE PRESIDENT

INSTALLMENT LOAN DEPARTMENT
---------------------------
PAMELA J. TARRANT, VICE PRESIDENT
PHYLLIS M. CLEAR, LOAN OPERATIONS OFFICER


PLANO BANKING CENTER
---------------------------------------

ADVISORY BOARD MEMBERS
----------------------
BETTY J. MCTEE
R. KEITH CAYWOOD
ALBERT G. D'OTTAVIO
ROGER D. GOSSETT
RONALD J. HILL
THOMAS E. KLATT
PETER L. KRENTZ
JACK A. PODLESNY
KEVIN T. REARDON

PRESIDENT
---------
BETTY J. MCTEE

EXECUTIVE VICE PRESIDENT
------------------------
RONALD J. HILL

LOAN DEPARTMENT
---------------
ERIC H. LEGGETT, VICE PRESIDENT
TODD W. MEIER, MORTGAGE LOAN OFFICER
MICHAEL JACKSON, LOAN OFFICER
SHARON R. HAGGARD, INSTALLMENT LOAN OFFICER
PATRICIA R. HATCHER, ASSISTANT LOAN OFFICER

CUSTOMER SERVICE DEPARTMENT
---------------------------
M. PATRICIA COULTRIP, CUSTOMER SERVICE OFFICER
PATRICIA A. FIEDLER, OPERATIONS OFFICER


BOLINGBROOK BANKING CENTER
---------------------------------------

ADVISORY BOARD MEMBERS
----------------------
KEVIN T. REARDON
ALBERT G. D'OTTAVIO
BRUCE J. WOLFERSBERGER
JACK A. PODLESNY
JOHN J. KEIGHER
MICHAEL W. NOLAN

PRESIDENT
---------
BRUCE J. WOLFERSBERGER

LOAN DEPARTMENT
---------------
MICHAEL W. NOLAN, VICE PRESIDENT
JEANNE SZYMANSKI, LOAN OFFICER

CUSTOMER SERVICE DEPARTMENT
---------------------------
ALICIA INGRAM, OPERATIONS OFFICER

                            First National Bancorp, Inc.

                              78 North Chicago Street

                              Joliet, Illinois  60432

                         FIRST NATIONAL BANCORP, INC.

                                   [LOGO]


                            Financial Report 1998

                                   [LOGO]

                         FIRST NATIONAL BANCORP, INC.

                            FINANCIAL REPORT 1998
-----------------------------------------------------------------
                                  CONTENTS

Management's Discussion and Analysis . . . . . . . . . . . . . .1

Additional Statistical Information . . . . . . . . . . . . . . 12

Report of Independent Auditors . . . . . . . . . . . . . . . . 17

Financial Statements

    --Consolidated Balance Sheets. . . . . . . . . . . . . . . 18

    --Consolidated Statements of Income. . . . . . . . . . . . 19

    --Consolidated Statements of Stockholders' Equity. . . . . 20

    --Consolidated Statements of Cash Flows. . . . . . . . . . 21

    --Notes to Consolidated Financial Statements . . . . . . . 22

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

The statements contained in this management's discussion and analysis that are not historical facts are forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiary banks include, but are not limited to, changes in: interest rates; general economic conditions; legislative/regulatory changes; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality or composition of the loan or securities investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company's market area; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

OVERVIEW
The Company is a bank holding company providing banking and other financial services to customers located primarily in the Will, Grundy, and Kendall Counties, Illinois area. The Company was originated on September 30, 1986 with the merger of First National Bank of Joliet. While the principal office of the Company and the First National Bank of Joliet continues to be Joliet, Illinois, expansion has occurred through the acquisition in January 1989 of Southwest Suburban Bank, located in Bolingbrook, Illinois (25 miles southwest of Chicago), and the acquisition in December 1990 of Bank of Lockport (35 miles southwest of Chicago). In March 1992, the First National Bank of Joliet acquired the Minooka facility of Morris Federal Savings Bank. Plano Bancshares, Inc., the parent of Community Bank of Plano (45 miles west of Chicago), was acquired in October 1994. At December 31, 1998, the Company has fifteen customer banking locations with total assets of $902.7 million compared to $860.8 million at the end of 1997. In 1998, the Company merged Southwest Suburban Bank, Bank of Lockport, and Community Bank of Plano into First National Bank of Joliet. Four new branch offices have been opened in the past four years. These acquisitions and branch openings are reflective of management's strategic plan to expand in areas where the Company either already has market penetration or where the Company's present customer service area borders the new market.

FINANCIAL CONDITION
In both 1998 and 1997, the Company experienced continued growth in deposits, earning assets, total assets, and capital. Average earning assets for 1998 were $796.6 million, an increase of $36.8 million, or 4.85%, from $759.8 million in 1997. In 1997, average earning assets increased $54.4 million, or 7.71%, from $705.4 million in 1996. Both years' average earning asset growth is primarily due to increases in the average loan portfolio. In 1998, growth in consumer and commercial loans was partially offset by decreases in commercial and residential real estate loans. This growth was funded through average deposit growth of 3.84% and average short-term borrowing growth of 14.09%. The largest contributors to loan growth in 1997 were consumer and commercial real estate loans which were funded primarily through average deposit growth of 8.99%. Economic factors remain favorable, and management expects loan growth to continue as the markets the Company serves continue to expand.

Total average deposits continued to grow in 1998, as they have for several years in a row. Each deposit category experienced growth in both 1998 and 1997. An important source of deposit growth has been the opening of new branch offices during the past few years. Average interest-bearing liabilities for 1998 were $654.6 million, an increase of 3.45% from 1997. In 1997, average interest-bearing liabilities increased 6.93% from 1996.
Average savings, NOW, and money market deposits increased $13.0 million, or 4.58%, in 1998 and $15.3 million, or 5.69%, in 1997. Average time deposits increased $4.3 million, or 1.46%, in 1998 after increasing by $33.5 million, or 12.71%, in 1997.

Average demand deposits for 1998 were $126.3 million, an increase of 8.13%, from $116.8 million in 1997. In 1997, average demand deposits increased 8.14%, from $108.0 million in 1996.

As discussed under "Capital Resources," stockholders' equity increased 6.71% and 7.78% in 1998 and 1997, respectively, based on year-end amounts. Retained earnings has been the primary source of growth in stockholders' equity in 1998 and 1997.

During 1998, the Company curtailed and terminated its defined benefit pension plan. The plan held 17,268 shares of the Company's stock, which the Company purchased from the plan in 1998. The Company paid the plan $1.1 million for the stock, based on an independent appraisal. In December 1998, the Company contributed 5,900 of the shares to a new profit sharing plan covering substantially all full-time employees, and recorded $404,000 of expense based on the fair value of the contributed shares. Management believes that the new profit sharing plan will provide an incentive for all of the Company's employees, since employer contributions can be made in Company stock or cash. The effect of these treasury stock transactions reduced stockholders' equity by $736,000 in 1998.

Total stockholders' equity at December 31, 1998 was $82.1 million, an increase of $5.2 million from the prior year end. Book value per share increased to a record high of $33.92 at December 31, 1998. Total equity and book value per share have increased for several consecutive years.

RESULTS OF OPERATIONS
For the year ended December 31, 1998, the Company earned $9.7 million or $4.01 per share as compared to $9.2 million or $3.77 per share and $8.5 million or $3.50 per share for the years ended December 31, 1997 and 1996, respectively. Net income for 1998 increased by 6.03% over that of 1997 while a 7.66% increase was achieved in 1997. The operating performance of bank holding companies is often measured, and comparisons made, based on net income to average assets and net income to average equity. The Company's return on average assets was 1.12% in 1998. Corresponding figures were 1.11% and 1.10% for 1997 and 1996, respectively. Return on average equity was 12.14% in 1998, 12.39% in 1997, and 12.48% in 1996.

NET INTEREST INCOME
Net interest income, the difference between total interest earned on earning assets and total interest expense on interest-bearing liabilities, is the Company's principal source of income. Net interest income is influenced by changes in the volume and yield on earning assets as well as changes in the volume and rates paid on interest-bearing liabilities. The Company attempts to favorably impact net interest income through investment decisions and monitoring interest rates offered to customers, particularly for time deposits and short-term borrowings.

On a tax equivalent basis (35% income tax rate), the Company's net interest income expressed as a percentage of average interest earning assets (net interest margin) was 4.53% in 1998, as compared to 4.47% in both 1997 and 1996. In 1998, the yield on earning assets decreased 6 basis points to 7.94% and the yield on interest-bearing liabilities decreased 9 basis points to 4.14%. The decrease in the yield on earning assets is due primarily to the general decline in interest rates that occurred during 1998. The decrease in the yield on interest-bearing liabilities is due primarily to a combination of the increase in the volume of lower cost savings, NOW, and money market deposits and the decrease in rates paid on higher cost time deposits and short-term borrowings.

Net interest income in 1998 increased by $2.1 million, or 6.22%, on a tax-equivalent basis compared to 1997. The increase in the volume of earning assets net of interest-bearing liabilities produced $2.1 million of the increase in net interest income while changes in interest rates reduced income by $24,000. Net interest income in 1997 increased by $2.5 million, or 7.79%, on a tax-equivalent basis compared to 1996. The increase in the volume of earning assets net of interest-bearing liabilities produced $3.1 million of the net interest income increase while changes in interest rates reduced income by $666,000.

The following table sets forth certain information relating to the Company's average consolidated balance sheets and reflects the yield on average earning assets and cost of average interest-bearing liabilities for the years indicated. Such yields and costs are derived by dividing interest income or expense by the average balance of assets or liabilities. Interest income is measured on a tax-equivalent basis using a 35% income tax rate. The average balance sheet amounts for loans include balances for non-performing loans and the securities average balance sheet amounts are based on amortized cost.

                                                                  For the Years Ended December 31,
                                   ----------------------------------------------------------------------------------------------
                                               1 9 9 8                         1 9 9 7                         1 9 9 6
                                   -----------------------------   ------------------------------   -----------------------------
                                                          Yield/                           Yield/                          Yield/
                                    Average                Rate    Average                  Rate    Average                 Rate
                                    Balance    Interest    (%)     Balance     Interest     (%)     Balance    Interest     (%)
                                   --------    --------   ------   -------     --------    ------   -------    --------    ------
INTEREST-EARNING ASSETS:
Federal funds sold                 $ 54,945    $ 2,981    5.43%    $ 31,047    $ 1,736      5.59%   $ 50,143   $ 2,568     5.12%
Taxable securities                  181,130     11,025    6.09      200,981     12,504      6.22     178,087    10,980     6.17
Tax-exempt securities                30,816      2,629    8.53       33,960      2,911      8.57      35,566     3,102     8.72
Loans                               529,752     46,589    8.79      493,790     43,596      8.83     441,619    39,148     8.86
                                   --------    -------             --------    -------              --------   -------
     Total interest-
       earning assets               796,643     63,224    7.94      759,778     60,747      8.00     705,415    55,798     7.91
                                   --------    -------             --------    -------              --------   -------

NON-INTEREST-EARNING ASSETS:
Cash and due from banks              35,750                          33,266                           32,368
Premises and equipment               18,693                          18,300                           16,898
Intangibles and other
  assets                             16,829                          18,534                           19,111
                                   --------                        --------                          -------
     Total noninterest
       earning assets                71,272                          70,100                           68,377
                                   --------                        --------                         --------

       Total assets                $867,915                        $829,878                         $773,792
                                   --------                        --------                         --------
                                   --------                        --------                         --------

INTEREST-BEARING LIABILITIES:
Deposits
     NOW and money market          $123,460    $ 3,436    2.78%    $115,855     $3,047     2.63%    $108,735   $ 2,559     2.35%
     Savings                        173,803      4,264    2.45      168,397      4,206     2.50      160,224     4,007     2.50
     Time                           301,369     16,353    5.43      297,043     16,535     5.57      263,545    14,525     5.51
Short-term borrowings                51,656      2,711    5.25       45,276      2,470     5.46       51,993     2,600     5.00
Long-term debt                        4,315        366    8.48        6,180        508     8.22        7,239       581     8.03
                                   --------    -------             --------    -------              --------   -------
     Total interest-bearing
       liabilities                  654,603     27,130    4.14      632,751     26,766      4.23     591,736    24,272     4.10
                                   --------    -------    -----    --------    -------      -----   --------   -------     -----

NON-INTEREST-BEARING LIABILITIES:
Demand deposits                     126,262                         116,773                         107,981
Other liabilities                     6,952                           6,314                           5,806
STOCKHOLDERS' EQUITY                 80,098                          74,040                          68,269
                                   --------                        --------                         --------

     Total liabilities and
       stockholders' equity        $867,915                        $829,878                         $773,792
                                   --------                        --------                         --------
                                   --------                        --------                         --------

NET INTEREST INCOME                            $36,094                         $33,981                          $31,526
                                               -------                         -------                          -------
                                               -------                         -------                          -------

NET INTEREST SPREAD                                       3.80%                            3.77%                            3.81%
                                                          -----                            -----                            -----
                                                          -----                            -----                            -----

NET INTEREST MARGIN
  TO AVERAGE INTEREST
  EARNING ASSETS                                          4.53%                            4.47%                            4.47%
                                                          -----                            -----                            -----
                                                          -----                            -----                            -----

As the following table illustrates, the Company has maintained consistent levels of average interest earning assets to total average assets and to average interest-bearing liabilities over the past three years. The ratio of average time deposits and short-term borrowings to average interest-bearing liabilities has also remained stable during this period.

                                             1998        1997        1996
                                             ----        ----        ----
Interest-earning assets to total assets       .92         .92         .91
Interest-earning assets to interest-
  bearing liabilities                        1.22        1.20        1.19
Time deposits and short-term borrowings
  to interest-bearing liabilities             .54         .52         .53

PROVISION FOR LOAN LOSSES
The provision for loan losses is based on management's judgment of the amount necessary to maintain the allowance for loan losses at an adequate level. The provision for loan losses amounted to $2.0 million in 1998 as compared to $1.1 million and $1.0 million in 1997 and 1996, respectively. The provision is determined by management through an evaluation which takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions. On December 31, 1998, the allowance for loan losses was $4.9 million, or .91% of outstanding loans, compared to $4.4 million, or 0.84% of outstanding loans at December 31, 1997.

One measurement used by management in assessing the risk inherent in the loan portfolio is the level of nonperforming loans. Nonperforming loans are comprised of those loans on which interest income is not being accrued and other loans which are past due ninety days or more. Nonperforming assets, which include other real estate acquired in satisfaction of loans, at December 31 for each of the past five years are as follows:

                                                               NONPERFORMING ASSETS
                                       ------------------------------------------------------------------
                                        1998           1997           1996           1995           1994
                                       ------         ------         ------         ------         ------
Non-accrual loans                      $  955         $1,153         $  785         $  169         $1,084
Other loans contractually past
  due ninety days or more               2,209            952          1,072            981            985
Other real estate                          56              5             13            444            444
                                       ------         ------         ------         ------         ------

                                       $3,220         $2,110         $1,870         $1,594         $2,513
                                       ------         ------         ------         ------         ------
                                       ------         ------         ------         ------         ------

Nonperforming loans to
  total loans                            .59%           .40%           .40%           .27%           .49%
Allowance for loan losses
  to nonperforming loans               156.32         210.78         237.70         341.83         148.96
Total nonperforming assets
  to total stockholders' equity          3.92           2.74           2.62           2.40           4.08
Total nonperforming assets
  to total assets                         .36            .25            .23            .21            .36


Impaired loans totaled $786,000 and $876,000 at December 31, 1998 and 1997, respectively. Impaired loans consist of commercial and commercial real estate loans. Management has allocated $118,000 and $224,000 of the allowance for loan losses specifically to impaired loans as of December 31, 1998 and 1997, respectively. Interest income recognized on impaired loans during 1998 or 1997 was immaterial.

There have been no restructured loans or leases in the past five years. As of December 31, 1998, management has identified other potential problem loans by type of loan in the table below. Generally, these loans are considered substandard by management. These amounts exclude the non-accrual and past due loans listed above in the Nonperforming Assets table.


Commercial                               $336
Commercial real estate                    113
Consumer                                  109
                                         ----
                                         $558
                                         ----
                                         ----

In determining the provision for loan losses, management was influenced by the Company's loan growth and amount of net charge offs in each year. Other factors, such as changes in the loan portfolio mix, delinquency trends, current economic trends, review of large and known problem credits, and the results of internal loan reviews and regulatory examinations are also considered by management in assessing the adequacy of the allowance for loan losses.

The management process for evaluating the adequacy of the allowance for loan losses also includes reviewing each month's loan committee reports which list all loans that do not meet certain internally developed criteria as to collateral adequacy, payment performance, economic conditions, and overall credit risk. These reports, in narrative form, also address the current status and actions in process on each listed loan.

The provision for loan losses in 1998 is significantly higher than the provision in each of the prior four years due to increases in nonperforming loans and net charge offs. In addition, the loan portfolio mix in 1998 shifted to a higher percentage of commercial and consumer loans, which generally have more risk than real estate loans.

The Company's ratio of the allowance for loan losses to nonperforming loans has been over 1.5:1 for the past four years. The ratio of nonperforming loans to total loans has been .59% or less for each of the past five years, which management considers relatively low. The Company's ratio of net loan charge-offs to average loans was .29%, .22%, and .12% in 1998, 1997, and 1996, respectively. Net loan charge-offs are primarily attributable to the consumer loan portfolio and have increased in recent years along with the growth of the portfolio.

Based on the manageable levels of nonperforming loans and historical losses, as well as the increased loan loss provision in 1998 as discussed above, management believes the allowance for loan losses is adequate.

NONINTEREST INCOME
Noninterest income consists primarily of service charges on customer deposit accounts and fees earned on trust department and farm management services.
Total noninterest income increased $1.2 million, or 21.0%, in 1998 compared with an increase of $408,000, or 7.4%, in 1997. The ratio of noninterest income to income before taxes was 49%, 44%, and 43% in 1998, 1997, and 1996, respectively.

Trust fee income increased $118,000, or 11.4%, in 1998 as compared with an increase of $39,000, or 3.9%, in 1997. The 1998 increase relates to improved revenues from employee benefit trusts, personal trusts, agency trusts, and estates/guardianships. The 1997 increase also relates to increases in employee benefit trusts, personal trusts, and agency trusts, partially offset by decreases in farm management income, and fees from estates/guardianships and custodial accounts.

The market value of trust assets increased approximately 12.6% during 1998, totaling $274.0 million at year end. Growth in trust assets, due to favorable market conditions and more trust accounts, resulted in greater fees in both 1998 and 1997.

Service charges on deposit accounts increased $253,000, or 6.9%, in 1998 after increasing $536,000, or 17.1%, in 1997. Both years' increases are generally reflective of greater overdraft and demand deposit service charges as a result of increases in the number of demand deposit accounts. Additionally, during 1998 overdraft fees were increased from $20 to $25.

Other income increased $761,000, or 64%, in 1998 compared with a decrease of $5,000, or .4%, in 1997. The 1998 increase is primarily due to increases in gains on sales of loans, ATM surcharge fees, demand deposit check commissions, and letters of credit fees. Real estate loan sales were $76.2 million in 1998, compared to sales of $20.5 million in 1997 and $19.9 million in 1996. Gains on loan sales increased significantly to $396,000 in 1998, compared to $42,000 and $34,000 in 1997 and 1996, respectively. Lower market interest rates in 1998 were key to greater loan origination volume. ATM surcharge fees increased to $347,000 in 1998 from $184,000 in 1997 as a result of additions to the ATM network and an increase in per item charges to nonbank customers.

NONINTEREST EXPENSE
Total noninterest expense increased $1.4 million, or 5.8%, in 1998 after increasing $2.0 million, or 8.9%, in 1997. Details of noninterest expense for the three years in the period ended December 31, 1998 are presented in the following schedule:

                                        1998           1997           1996
                                      -------        -------        -------
Salaries and employee benefits        $13,099        $12,562        $11,122
Occupancy expense                       1,857          1,800          1,799
Data processing                         1,485          1,215          1,085
Equipment expense                       1,681          1,449          1,329
FDIC insurance and bank
  examination assessments                 256            238            160
Printing, stationery, and supplies        665            703            754
Postage                                   538            467            461
Amortization of intangibles             1,004          1,021          1,070
All other expenses                      5,047          4,772          4,469
                                      -------        -------        -------
Total noninterest expense             $25,632        $24,227        $22,249
                                      -------        -------        -------
                                      -------        -------        -------

Salaries and employee benefits, which represent the largest component of noninterest expense, increased by $537,000, or 4.3%, in 1998 after increasing $1.4 million, or 12.9%, in 1997. The 1998 increase is attributable to general pay increases and an increase in health insurance costs. The increase in 1997 was primarily due to a 4.5% increase in the average full-time equivalent number of employees at the Company. General pay increases and retirement plan costs also contributed to increased payroll expense in both 1998 and 1997. At December 31, 1998, 1997, and 1996, the Company's number of full-time equivalent employees was 356, 364, and 352, respectively.

Growth in the volume of loan and deposit accounts contributed to higher data processing expense in 1998 and 1997. Data processing expense in 1998 includes a full year with the third party processing service converted to during 1997, in which enhancements to the data processing services were added including loan collection systems, query (report writer), and expanded voice response capabilities. The 1997 expense includes non-recurring costs for the data processing conversion.

The increase in equipment expense during 1998 and 1997 relates to increased depreciation expenses associated with new computer equipment and a new telephone system installed during the latter half of 1997.

Printing, stationery, and supplies decreased during 1998 and 1997 as a result of the Company's efforts to reduce existing inventory of materials on hand, since there is a plan to change the Company's logo. Additionally, as a result of the merger of the subsidiary banks, the Company has begun ordering on a centralized basis for all locations and purchasing items in larger quantities to take advantage of discounts available from vendors.

Postage increased during 1998 primarily as a result of the merger and increased marketing efforts. Each of the subsidiary banks had special notification mailings to customers informing them of the merger. Marketing materials were also distributed to Bank customers regarding the merger. Lastly, there were increased direct mailing programs distributed to market the Bank's home equity product.

INCOME TAXES
The Company's income tax expense was $4.8 million in 1998 compared to $4.3 million in 1997 and $4.1 million in 1996. Income tax expense as a percentage of income before income taxes has remained relatively consistent over the past three years at 33.1%, 31.9%, and 32.7% in 1998, 1997, and 1996, respectively.

ASSET/LIABILITY MANAGEMENT
The primary objectives of the Company's asset/liability management program are to achieve a stable net interest margin, to follow prudent investment strategies, and to maintain adequate liquidity to meet the withdrawal requirements of depositors and the financing needs of prospective borrowers. Management continually monitors the liquidity requirements and rate sensitivity of its short-term sources of funds. The accompanying schedule illustrates repricing of the Company's rate sensitive assets and liabilities position at December 31, 1998.

                                                      Less
                                                      Than          90 to          1 to 5          Over
                                                     90 Days       365 Days        Years         5 Years
                                                    --------       --------       --------       --------
Rate sensitive assets
   Taxable securities                               $ 14,067       $  2,001       $175,552       $ 39,001
   Tax-exempt securities                               1,082          2,677         20,082          6,198
   Federal funds sold                                 31,000              -              -              -
   Loans                                             145,550         71,494        240,641         83,261
                                                    --------       --------       --------       --------
     Total interest earning assets                  $191,699       $ 76,172       $436,275       $128,460
                                                    --------       --------       --------       --------
                                                    --------       --------       --------       --------
     Cumulative interest earning assets             $191,699       $267,871       $704,146       $832,606
                                                    --------       --------       --------       --------
                                                    --------       --------       --------       --------

Rate sensitive liabilities
   Deposits
     NOW and money market                           $133,347       $      -       $      -       $      -
     Savings                                         172,329              -              -              -
     Time                                            148,133        118,514         31,566              -
   Short-term borrowings                              65,540              -              -              -
   Long-term debt                                      3,059              -              -              -
                                                    --------       --------       --------       --------

     Total interest-bearing liabilities             $522,408       $118,514        $31,566       $      -
                                                    --------       --------       --------       --------
                                                    --------       --------       --------       --------

Cumulative interest-bearing liabilities             $522,408       $640,922       $672,488       $672,488
                                                    --------       --------       --------       --------
                                                    --------       --------       --------       --------

Excess interest earning assets (liabilities)       $(330,709)      $(42,342)      $404,709       $128,460

Cumulative excess interest-earning
  assets (liabilities)                              (330,709)      (373,051)        31,658        160,118

Cumulative rate sensitivity ratio
  (interest-earning assets divided by
  interest-bearing liabilities)                          .37            .42           1.05           1.24

Included in "Less Than 90 Days" rate sensitive liabilities are $172.3 million of savings deposits and $133.3 million of NOW and money market deposits which management considers more core deposit in nature than time deposits. Approximately $181.0 million of securities are callable in 1999 and are included in the above table based upon their contractual terms. Most of these callable securities are issued by U.S. Government Agencies.

While the shorter term negative GAP position represents a potential adverse impact on the Company's net interest income position in periods of rising interest rates, the same position generally results in a favorable impact when interest rates remain constant or decline.

The target GAP position, as defined by the Company's Asset & Liability Policy, is to maintain a ratio (as adjusted) of cumulative rate sensitive assets to rate sensitive liabilities of at least .75 and not more than 1.25 on a one-year measurement basis. Deviations from these prescribed parameters for three consecutive months require discussion of potential solutions and/or courses of action at the subsequent month's Board of Directors meeting.

For purposes of the policy parameters, management does not consider savings, NOW, and money market account deposits to be repriceable within 90 days. If these core deposits are assumed to reprice after one year, then the Company's cumulative excess interest-bearing liabilities would be $67.5 million at the one-year time horizon and the cumulative rate sensitivity ratio would be .80.

MARKET RISK
The Company does not engage in foreign currency transactions, forward position or futures contracts, options, swaps, or other types of complex financial instruments, nor does it engage in trading account activities. Thus, market risk is primarily limited to the interest rate risks associated with the investing, lending, customer deposit-taking, and borrowing activities of its banking subsidiary. Except for a term note borrowing of $1.8 million payable to another financial institution that accrues interest based on the London Interbank Offered Rate, the Company's exposure to interest rate risk primarily results from changes in either the short-term U.S. prime interest rate or the rates offered for short- and medium-term bonds and notes of the U.S. Treasury. The following tables present the interest rate sensitivity and expected maturities of securities, fixed rate loans, time deposits, short-term borrowings, and long-term debt as of December 31, 1998 and 1997.

                                                       Analysis as of December 31, 1998
                                                       --------------------------------
                                             Expected Maturity Amounts for Years Ending December 31,
                                      --------------------------------------------------------------------
                                                               2001                                Fair
                                                              Through      After                   Value
                                       1999        2000        2003        2003         Total      Total
                                      ------     ------      ---------    --------     -------     -------
ASSETS
  Securities, fixed rate
    Available-for-sale                $ 4,999     $     -     $ 47,008      $15,006     $ 67,013    $ 66,927
      Average interest rate              6.05           -         5.35         6.04         5.55

    Held-to-maturity                   14,821      12,126      136,638       30,148      193,733     195,526
      Average interest rate              5.85        6.09         5.90         5.78         5.89

  Loans, fixed rate(1)                 97,040      52,838      187,935       83,262      421,075     425,351
      Average interest rate              8.63        8.74         8.46         8.07         8.46

LIABILITIES
  NOW, money market, and
    savings deposits(2)              $305,676     $     -     $      -      $     -     $305,676    $305,676
      Average interest rate              2.50           -            -            -         2.50

  Time deposits, fixed rate           266,648      16,586       14,979            -      298,213     300,001
      Average interest rate              4.98        5.68         5.77            -         5.06

  Short-term borrowings, fixed rate    65,540           -            -            -       65,540      65,540
      Average interest rate              4.92           -            -            -         4.92

  Long-term debt, variable rate         3,059           -            -            -        3,059       3,059
      Average interest rate              7.49           -            -            -         7.49

(1) Information on variable rate loans by maturity period is not readily available. Interest rate risk on loan commitments, unused lines of credit, and standby letters of credit is minimal since most are for terms of ninety days or less and include variable rate features.

(2) NOW, money market and savings accounts are variable rate deposits. These deposit accounts, while shown as maturing in 1999, are considered by management as core deposits for asset/liability management purposes with account lives extending beyond one year.

                                                       Analysis as of December 31, 1997
                                                       --------------------------------
                                             Expected Maturity Amounts for Years Ending December 31,
                                      ---------------------------------------------------------------------
                                                                 2000                                Fair
                                                                Through       After                  Value
                                        1998        1999         2002         2002       Total       Total
                                        ----        ----         ----         ----       -----       -----
ASSETS
  Securities, fixed rate
    Available-for-sale                $  2,008     $ 8,490     $  1,000     $   300    $ 11,798    $ 11,831
      Average interest rate              4.92%       6.23%        6.49%       6.00%       6.03%

    Held-to-maturity                    36,938      27,619      102,168      38,145     204,870     206,269
      Average interest rate              5.31%       5.93%        6.40%       6.15%       6.09%

  Loans, fixed rate(1)                  97,629      58,289      164,056      88,697     408,671     412,919
      Average interest rate              8.72%       8.42%        8.77%       8.34%       8.61%

LIABILITIES
  NOW, money market, and
    savings deposits(2)               $281,087     $     -     $      -     $     -    $281,087    $281,087
      Average interest rate              2.55%           -            -           -       2.55%

  Time deposits, fixed rate            280,041      20,634       15,151           -     315,826     317,179
      Average interest rate              5.74%       5.71%        6.20%                   5.76%

  Short-term borrowings, fixed rate     46,207           -            -           -      46,207      46,207
      Average interest rate              5.28%           -            -           -       5.28%

  Long-term debt, variable rate          1,759       3,058            -           -       4,817       4,817
      Average interest rate              8.16%       7.79%            -           -       7.93%

(1) Information on variable rate loans by maturity period is not readily available. Interest rate risk on loan commitments, unused lines of credit, and standby letters of credit is minimal since most are for terms of ninety days or less and include variable rate features.

(2) NOW, money market and savings accounts are variable rate deposits. These deposit accounts, while shown as maturing in 1998, are considered by management as core deposits for asset/liability management purposes with account lives extending beyond one year.

LIQUIDITY
The Company's primary sources of funds are deposits, proceeds from principal and interest payments on loans, maturities of securities, federal funds sold, and short-term borrowings (consisting of securities sold under agreements to repurchase and U.S. Treasury demand note accounts). While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions, and competition.

The Company's liquidity, represented by cash and due from banks, is a product of its operating, investing, and financing activities. Cash flows from operating activities were greater than accrual basis net income by $645,000, $3.0 million, and $2.9 million in 1998, 1997, and 1996, respectively. Management expects ongoing operating activities to continue to be a primary source of cash flows for the Company.

A primary investing activity of the Company is the origination of loans. Loans made to customers, net of principal collections, were $12.3 million, $58.5 million, and $37.0 million in 1998, 1997, and 1996, respectively. The Company also makes significant investments in securities and federal funds sold. Investing activities related to these investments resulted in net cash outflows of $24.2 million in 1998, net cash inflows of $20.9 million in 1997, and net cash outflows of $43.4 million in 1996.

Financing activities are centered primarily in deposits, short-term borrowings (including securities sold under agreements to repurchase), and dividends paid. The Company has experienced growing deposit levels over the past several years, which has helped maintain an adequate level of cash for the Company's activities. The Company has recently established new branch offices in an effort to increase the deposit base of the Company. Deposits increased $20.1 million, $35.6 million, and $85.4 million in 1998, 1997, and 1996, respectively. As competition for deposits is expected to remain strong, future deposit growth cannot be predicted with any certainty.

Many of the repurchase agreements are with municipalities, including county governmental offices. As such, the amount of the funds borrowed fluctuates from period to period. Short-term borrowings increased by $19.3 million in 1998, and decreased by $3.0 million and $15.5 million in 1997 and 1996, respectively. Dividends paid to stockholders as a percentage of net income were 38.6%, 39.8%, and 42.8% in 1998, 1997, and 1996, respectively. Cash dividends per share were $1.55 in 1998, and $1.50 in both 1997 and 1996.

Financing activities also include long-term debt. The Company's long-term debt was incurred to acquire subsidiary banks. Cash flow activities related to long-term debt obligations consist of debt service requirements. No additional long-term debt has been issued in the last four years. To help ensure the ability to meet its funding needs, including any unexpected strain on liquidity, the Company has $40 million of federal funds lines of credit from three independent banks of which $5 million was drawn upon as of December 31, 1998.

CAPITAL RESOURCES
In 1998, stockholders' equity increased by $5.2 million to $82.1 million. The amounts comprising this net increase were net income of $9.7 million, offset by dividends paid to stockholders of $3.8 million, net treasury stock transactions aggregating $736,000, and a $72,000 change in unrealized losses (net of tax) on securities available-for-sale. At December 31, 1998, stockholders' equity represented 9.10% of total assets compared to the year earlier position of 8.94%.

Under rules adopted by federal bank regulatory agencies, bank holding companies and financial institutions are subject to certain capital measurements. These regulations establish minimum levels for risk-based Tier 1 Capital and Total Capital ratios and the leverage ratio. The parent company (on a consolidated basis) and its subsidiary Bank currently are considered "well-capitalized" and exceed the capital requirements established by federal bank regulatory agencies. Please refer to Note 13 to the Company's Consolidated Financial Statements for further information with respect to compliance with regulatory capital requirements.

EFFECTS OF INFLATION
A financial institution's assets and liabilities are primarily monetary. The net monetary assets of a financial institution are affected more by the general level of interest rates than by the prices of other goods and services. High rates of inflation are generally accompanied by higher than normal interest rates. Conversely, with a low inflation rate, or the anticipation of lower rates of inflation, interest rates are usually lower. The Company generally is able to offset the higher cost of funds predominant in periods of higher inflation with increased yields on loans and securities. When inflation rates drop and interest rates follow that pattern, the Company's cost of funds and interest earned on assets are likely to decrease proportionately. An analysis of a financial institution's asset and liability structure provides useful information on how a financial institution is positioned to respond to changing interest rates and maintain profitability.

Assets such as premises and equipment are considered non-monetary in nature and are not directly affected by inflation in the normal flow of business. These assets are directly affected by current rates of inflation only when purchased or sold.

NEW ACCOUNTING PRONOUNCEMENTS
In 1999 and 2000, new accounting pronouncements that have been issued will take effect. These pronouncements and their expected effects on the Company, are summarized below.

Statement of Financial Accounting Standards (Statement) 133 on derivatives will, in 2000, require all derivatives to be recorded at fair value in the balance sheet, with changes in fair value charged or credited to income. If derivatives are documented and effective as hedges, the change in the derivative fair value will be offset by an equal change in the fair value of the hedged item. Under the new standard, securities held-to maturity can no longer be hedged, except for changes in the issuer's creditworthiness. Therefore, upon adoption of Statement 133, companies will have another one-time window of opportunity to reclassify held-to-maturity securities to either trading or available-for-sale, provided certain criteria are met. This Statement may be adopted early at the start of a calendar quarter. Since the Company has no significant derivative instruments or hedging activities, adoption of Statement 133 is not expected to have a material impact on the Company's financial statements. However, the Company may take advantage of the opportunity provided by Statement 133 to reclassify held-to-maturity securities to available-for-sale. Management has not decided whether to adopt Statement 133 early.

Statement 134 on mortgage banking will, in 1999, allow mortgage loans that are securitized to be classified as trading, available-for-sale, or, in certain circumstances, held-to-maturity. Currently, these must be classified as trading. Since the Company has not securitized mortgage loans, Statement 134 is not expected to affect the Company.

AICPA Statement of Position 98-1, effective in 1999, sets the accounting requirement to capitalize costs incurred to develop or obtain software that is to be used solely to meet internal needs. Costs to capitalize are those direct costs incurred after the preliminary project stage, up to the date when all testing has been completed and the software is substantially ready for use. All training costs, research and development costs, costs incurred to convert data, and all other general and administrative costs are to be expensed as incurred. The capitalized cost of internal-use software is amortized over its useful life and reviewed for impairment using the criteria in Statement 121. Statement of Position 98-1 is not expected to have a material impact on the Company.

AICPA Statement of Position 98-5, also effective in 1999, requires all start-up, pre-opening, and organization costs to be expensed as incurred. Any such costs previously capitalized for financial reporting purposes must be written off to income at the start of the year. Statement 98-5 is not expected to have a material impact on the Company.

YEAR 2000
Many current computer programs use only two digits to identify the calendar year in the date field. These programs were designed and developed with little or no consideration of the upcoming change in the century. If not rectified, many computer applications could fail or incur errors when the year 2000 arrives.
The Year 2000 issue affects nearly all companies. The federal banking regulators have issued several statements providing guidance to financial institutions on steps the regulators expect financial institutions to take to ensure Year 2000 compliance.

The Company is taking a proactive approach to this problem and is evaluating the impact of the Year 2000 issue on its computer systems and software applications. The Company utilizes and is dependent upon data processing systems and software to conduct its business. The data processing systems and software include those developed and maintained by the Company's data processing provider and purchased software which is run on in-house computer networks and workstations.

The Company has developed a strategic plan for Year 2000 compliance which is being administered by a committee comprised of individuals from all functional areas of the Company as well as being reviewed by senior management and the Board of Directors. The plan follows guidelines set forth by the Federal Financial Institutions Examinations Council (FFEIC). The Company's overall readiness is reviewed quarterly by the Comptroller of Currency, and their current review schedule will continue throughout 1999. The Company has also developed contingency plans to deal with system failures should they occur internally or externally.

The Company's data processing provider and other vendors have been contacted and have indicated that their hardware and software will be Year 2000 compliant by the first quarter of 1999. This will allow time for testing compliance. In addition, alarms, heating and cooling systems, and other computer controlled mechanical devices which the Company relies on will be evaluated.

The Company has not identified any situations that will require material cost expenditures in order to become fully complaint. An unknown element at this time is the impact of the year 2000 on the Company's borrowing customers. The Company has started a program to communicate with key customers to help ensure that they are aware of and are properly prepared for the year 2000.

                          ADDITIONAL STATISTICAL INFORMATION

INTEREST DIFFERENTIAL

The following table allocates changes in interest income and interest expense between amounts attributable to changes in rate and changes in volume for the various categories of interest-earning assets and interest-bearing liabilities. The changes in interest income and interest expense due to both volume and rate have been allocated proportionally. Interest earned is assumed to be on a tax equivalent basis using an income tax rate of 35%.

                                               1998 Compared to 1997                      1997 Compared to 1996
                                                  Changes Due To:                             Changes Due To:
                                       Volume           Rate         Change         Volume           Rate         Change
                                       -------         ------       --------        ------        ---------       -------
INTEREST EARNED ON:
Federal funds sold                    $ 1,298          $ (53)       $ 1,245         $ (978)          $146         $ (832)
Taxable securities                     (1,201)          (278)        (1,479)         1,412            112          1,524
Tax-exempt securities                    (268)           (14)          (282)          (140)           (51)          (191)
Loans                                   3,163           (170)         2,993          4,624           (176)         4,448
                                      --------         ------       --------        ------        ---------       -------
     Total interest income              2,992           (515)         2,477          4,918             31          4,949
                                      --------         ------       --------        ------        ---------       -------
INTEREST EXPENSE ON:
Deposits:
     NOW and money market                 303             86            389            168            320            488
     Savings                              133            (75)            58            204             (5)           199
     Time                                 239           (421)          (182)         1,846            164          2,010
Short-term borrowings                     338            (97)           241           (336)           206           (130)
Long-term debt                           (158)            16           (142)           (85)            12            (73)
                                      --------         ------       --------        ------        ---------       -------
     Total interest expense               855           (491)           364          1,797            697          2,494
                                      --------         ------       --------        ------        ---------       -------
      Net interest income             $ 2,137          $ (24)       $ 2,113         $3,121          $(666)        $2,455
                                      --------         ------       --------        ------        ---------       -------
                                      --------         ------       --------        ------        ---------       -------

SECURITIES

The following table presents the carrying value of securities of the Company by category at year end for each of the past three years.

                                        1998           1997           1996
                                       ------         ------         ------
Available-for-sale (at fair value)
  U.S. Treasury securities           $  6,048       $  8,029       $  9,308
  U.S. Government agencies             58,845          3,502          1,796
  Corporates                            1,027              -              -
  Federal Reserve Bank stock            1,007            300            300
                                     --------       --------       --------
     Total available-for-sale          66,927         11,831         11,404
                                     --------       --------       --------
Held-to-maturity (at amortized cost)
  U.S. Treasury securities             16,021         24,509         40,194
  U.S. Government agencies            147,673        147,373        127,472
  States and political subdivisions    30,039         32,988         35,758
                                     --------       --------       --------
     Total held-to-maturity           193,733        204,870        203,424
                                     --------       --------       --------
       Total                         $260,660       $216,701       $214,828
                                     --------       --------       --------
                                     --------       --------       --------

At December 31, 1998, the Company held no securities of any single issuer, other than U.S. Treasury and U.S. Government agencies, which exceeded 10% of stockholders' equity.

SECURITIES MATURITIES

The following table shows the relative maturities of debt securities (at carrying values) held by the Company at December 31, 1998 and the weighted average interest rate for each maturity range. Yields on tax-exempt securities are stated on a fully tax-equivalent basis, assuming a federal income tax rate of 35%.

                                                           Available-for-Sale
                                                           ------------------
                                                                                                  Weighted
                                        U.S.          U.S.                                         Average
                                      Treasury     Government        Other                        Interest
                                     Securities     Agencies      Securities         Total          Rate
                                     ----------    ----------     ----------        ------        --------
Under 1 year                           $5,006        $     -         $    -        $ 5,006          6.05%
1 to 5 years                            1,042         44,801          1,027         46,870          5.35
5 to 10 years                               -         14,044              -         14,044          6.04
                                     ----------    ----------     ----------       -------
  Total                                $6,048        $58,845         $1,027        $65,920
                                     ----------    ----------     ----------       -------
                                     ----------    ----------     ----------       -------

                                                                Held-to-Maturity
                                                                ----------------
                                                                                                  Weighted
                                         U.S.         U.S.        States and                       Average
                                      Treasury     Government      Political                      Interest
                                     Securities     Agencies     Subdivisions       Total            Rate
                                     ----------    ----------    ------------     --------        --------
Under 1 year                          $ 8,997       $  2,065        $ 3,759       $ 14,821          6.58%
1 to 5 years                            7,024        121,658         20,082        148,764          6.30
5 to 10 years                               -         23,697          5,823         29,520          6.27
Over 10 years                               -            253            375            628          6.83
                                     ----------    ----------     ----------      --------
  Total                               $16,021       $147,673        $30,039       $193,733
                                     ----------    ----------     ----------      --------
                                     ----------    ----------     ----------      --------

TYPES OF LOANS

Loans represent the principal source of revenue for the Company. Risk is controlled through loan portfolio diversification and the avoidance of credit concentrations. Loans are made primarily within the Company's geographic market area. The loan portfolio is distributed among commercial, residential real estate, and consumer loans. The Company has no foreign loans, no highly leveraged transactions and no syndicated purchase participations.

COMMERCIAL, COMMERCIAL REAL ESTATE, CONSTRUCTION, AND AGRICULTURAL LOANS

This portfolio is comprised primarily of loans to small and mid-sized businesses and agricultural operations within the Company's local market. Commercial real estate loans consist of loans made for the purchase of commercial real estate, real estate development projects, and loans for other commercial purposes secured by real estate. Average loan size within this portfolio at year end was $159,000 for commercial and commercial real estate loans, $325,000 for construction loans, and $52,000 for agricultural loans. This category increased in 1998 by 2.0% from 1997.

RESIDENTIAL REAL ESTATE

This portfolio is comprised of mortgages on 1-4 family residences and residential construction loans primarily for single family homes. This category decreased in 1998 by 7.3% from 1997.

Most residential loans are made on a basis to qualify them for sale to the Federal National Mortgage Association (Fannie Mae). In addition to those retained as part of the loan portfolio, the Bank provides loan servicing for approximately 1,300 loans totaling $105 million that have been sold to Fannie Mae. Generally, the decision to retain or sell is based on rates and terms. Most fixed-rate loans with 15 or 30 year terms are sold.

CONSUMER LOANS

The consumer loan portfolio consists of direct and indirect automobile loans, revolving credit card lines, and other loans made for consumer purposes. Automobile loans account for 69% of this portfolio. Revolving credit card lines represent 2% of the portfolio. Net loan charge-offs for 1998 were .53% of consumer loans outstanding as compared to .52% and .36% for 1997 and 1996, respectively. The increase in 1998 and 1997 is generally reflective of a national trend in which personal bankruptcies have been on the rise despite high employment levels and a healthy economy. Lending activity is concentrated in the geographic markets served by the Company. This category experienced growth of 12.3% in 1998 from 1997.

The Company's loan portfolio by major category as of December 31 for each of the past five years is shown below.

                                       1998           1997           1996           1995           1994
                                     --------       --------       --------       --------       --------
Commercial                           $115,152       $ 90,009       $ 81,981       $ 79,967       $ 91,120
Commercial real estate                 69,836         91,334         76,354         70,046         68,743
Construction                           15,624         14,106         16,810         16,933          7,775
Agricultural                            9,763         10,769          8,692          8,815          8,485
Residential real estate               136,894        147,625        141,440        123,652        108,277
Consumer                              193,703        172,695        144,162        134,344        141,611
                                     --------       --------       --------       --------       --------
  Total loans                         540,972        526,538        469,439        433,757        426,011

Less:
  Unearned discount                       (26)          (158)          (653)        (1,909)        (4,011)
  Allowance for loan losses            (4,946)        (4,437)        (4,414)        (3,931)        (3,082)
                                     --------       --------       --------       --------       --------
    Net loans                        $536,000       $521,943       $464,372       $427,917       $418,918
                                     --------       --------       --------       --------       --------
                                     --------       --------       --------       --------       --------
Ratio of net loans to
  total assets                         59.38%         60.64%         56.32%         57.06%         60.48%


LOAN MATURITIES AND RATE SENSITIVITY

The following table sets forth the maturity distribution and interest rate sensitivity of certain loan categories at December 31, 1998.

                                                        Fixed Rate Loans
                                     -----------------------------------------------------
                                                   After One                                     Floating
                                      One Year      Through         Over                           Rate         Combined
                                      or Less     Five Years     Five Years         Total          Loans          Total
                                     --------     ----------     ----------       --------       --------       --------
MATURITY:
  Commercial                          $20,048        $28,882        $ 9,954       $ 58,884        $56,268       $115,152
  Commercial real estate                6,095         35,791         23,465         65,351          4,485         69,836
  Construction                          1,199          1,459            123          2,781         12,843         15,624
  Agricultural                          6,332          1,249            345          7,926          1,837          9,763
                                     --------       --------       --------       --------       --------       --------
                                      $33,674        $67,381        $33,887       $134,942        $75,433       $210,375
                                     --------       --------       --------       --------       --------       --------
                                     --------       --------       --------       --------       --------       --------

SUMMARY OF LOAN LOSS ACTIVITY

In determining the provision for loan losses, management considers the Company's loan growth and the amount of net charge-offs each year. Other factors, such as changes in the loan portfolio mix, delinquency trends, current economic conditions and trends, reviews of larger loans and known problem credits and the results of internal and regulatory loan examinations are also considered by management in assessing the adequacy of the allowance for loan losses.

The following table details the component changes in the Company's allowance for loan losses for each of the past five years.

                                        1998           1997           1996           1995           1994
                                       ------         ------         ------         ------         ------
Allowance, beginning of year           $4,437         $4,414         $3,931         $3,082         $2,722

Loans charged off:
  Commercial                             (411)          (227)           (39)           (60)          (592)
  Commercial real estate                   (2)             -              -              -              -
  Construction                              -              -              -              -              -
  Agricultural                              -              -              -              -              -
  Residential real estate                (113)             -              -              -              -
  Consumer                             (1,340)        (1,073)          (661)          (586)          (358)
                                       ------         ------         ------         ------         ------
    Total loans charged off            (1,866)        (1,300)          (700)          (646)          (950)
                                       ------         ------         ------         ------         ------
Loan recoveries:
  Commercial                               14             30             19            145             21
  Commercial real estate                    -              -              -             10              -
  Construction                              -              -              -              -              -
  Agricultural                             10              -              -              -              -
  Residential real estate                   -              -              -              -              -
  Consumer                                317            175            140            149            156
                                       ------         ------         ------         ------         ------
    Total loan recoveries                 341            205            159            304            177
                                       ------         ------         ------         ------         ------
Net loans charged off                  (1,525)        (1,095)          (541)          (342)          (773)
Provision for loan losses               2,034          1,118          1,024          1,191            830
Other additions (1)                         -              -              -              -            303
                                       ------         ------         ------         ------         ------
Allowance, end of year                 $4,946         $4,437         $4,414         $3,931         $3,082
                                       ------         ------         ------         ------         ------
                                       ------         ------         ------         ------         ------
Net loans charged off to
  average loans outstanding              0.29%          0.22%          0.12%          0.08%          0.21%
Allowance for loan losses to
  ending loans outstanding               0.91           0.84           0.94           0.91           0.73

(1) Represents increase with purchase of Plano Bancshares, Inc. in 1994.

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

The following table presents the allocation of the Company's allowance for loan losses and the percent of each loan category to total loans net of unearned discount at December 31 for the past five years. The total allowance for loan losses is available to absorb losses in any category of loans, notwithstanding management's allocation of the allowance.


Loan Type                 1998    %      1997    %      1996    %      1995    %      1994    %
---------                ------  ---    ------  ---    ------  ---    ------  ---    ------  ---
Commercial                $989   21      $799   18      $795   18      $747   19      $678   22
Commercial
  real estate              495   13       665   15       706   16       629   16       493   16
Construction               148    3       177    4       178    4       157    4        62    2
Agriculture                 99    2        90    2        88    2        79    2        62    2
Residential
  real estate              742   25     1,109   25     1,280   29     1,100   28       739   24
Consumer                 2,473   36     1,597   36     1,367   31     1,219   31     1,048   34
Unallocated                  -    -         -    -         -    -         -    -         -    -
                        ------  ---    ------  ---    ------  ---    ------  ---    ------  ---
  Total                 $4,946  100    $4,437  100    $4,414  100    $3,931  100    $3,082  100
                        ------  ---    ------  ---    ------  ---    ------  ---    ------  ---
                        ------  ---    ------  ---    ------  ---    ------  ---    ------  ---

DEPOSITS

The following table shows the maturity schedule and amounts for the Company's time deposits of $100,000 or more at December 31, 1998.

  Under 3 months                     $ 31,968
  3 to 6 months                        16,527
  Over 6 to 12 months                  17,441
  Over 12 months                        3,935
                                     --------
                                     $ 69,871
                                     --------
                                     --------

                                [CROWE CHIZEK LOGO]




                           REPORT OF INDEPENDENT AUDITORS




Board of Directors and Stockholders
First National Bancorp, Inc.
Joliet, Illinois

We have audited the accompanying consolidated balance sheets of First National Bancorp, Inc. as of December 31, 1998 and 1997 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First National Bancorp, Inc. as of December 31, 1998 and 1997 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.




                                           /s/ Crowe, Chizek and Company LLP

                                             Crowe, Chizek and Company LLP

Oak Brook, Illinois
January 22, 1999

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE DATA)
DECEMBER 31, 1998 AND 1997

                                                                     1998           1997
                                                                   --------       --------
ASSETS
Cash and due from banks                                            $ 39,710       $ 34,591
Federal funds sold                                                   31,000         50,800
Securities available-for-sale                                        66,927         11,831
Securities held-to-maturity (fair value of $195,526 in 1998
  and $206,269 in 1997)                                             193,733        204,870
Loans, net of unearned discount                                     540,946        526,380
     Allowance for loan losses                                       (4,946)        (4,437)
                                                                   --------       --------
       Loans, net                                                   536,000        521,943
Premises and equipment, net                                          18,753         18,840
Accrued interest receivable and other assets                          8,067          8,392
Intangibles, net                                                      8,485          9,489
                                                                   --------       --------
       Total assets                                                $902,675       $860,756
                                                                   --------       --------
                                                                   --------       --------
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
     Deposits
       Demand, non-interest-bearing                                $142,427       $129,243
       NOW accounts                                                  87,611         78,660
       Money market accounts                                         45,736         37,086
       Savings                                                      172,329        165,341
       Time deposits, $100,000 and over                              69,871         70,472
       Other time deposits                                          228,342        245,354
                                                                   --------       --------
         Total deposits                                             746,316        726,156
     Short-term borrowings                                           65,540         46,207
     Long-term debt                                                   3,059          4,817
     Accrued interest and other liabilities                           5,652          6,631
                                                                   --------       --------
         Total liabilities                                          820,567        783,811

Stockholders' equity
     Preferred stock, no par value, 1,000,000 shares authorized;
       none issued                                                        -              -
     Common stock, $10 par value;  5,500,000 shares authorized;
       2,431,804 shares issued                                       24,318         24,318
     Additional paid-in capital                                          14              -
     Retained earnings                                               58,578         52,607
     Unrealized gain (loss) on securities available-for-sale,
       net of tax                                                       (52)            20
     Treasury stock, at cost (11,368 shares in 1998)                   (750)             -
                                                                   --------       --------
       Total stockholders' equity                                    82,108         76,945
                                                                   --------       --------
         Total liabilities and stockholders' equity                $902,675       $860,756
                                                                   --------       --------
                                                                   --------       --------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF INCOME

(IN THOUSANDS, EXCEPT SHARE DATA)
YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

                                                       1998           1997           1996
                                                     -------        -------        -------
INTEREST INCOME
     Loans                                           $46,483        $43,556        $39,148
     Securities
       Taxable                                        11,025         12,504         10,980
       Tax-exempt                                      1,709          1,892          2,016
     Federal funds sold                                2,981          1,736          2,568
                                                     -------        -------        -------
         Total interest income                        62,198         59,688         54,712

INTEREST EXPENSE
     Deposits                                         24,053         23,788         21,091
     Short-term borrowings                             2,711          2,470          2,600
     Long-term debt                                      366            508            581
                                                     -------        -------        -------
         Total interest expense                       27,130         26,766         24,272
                                                     -------        -------        -------

Net interest income                                   35,068         32,922         30,440

Provision for loan losses                              2,034          1,118          1,024
                                                     -------        -------        -------

Net interest income after provision for loan losses   33,034         31,804         29,416

NONINTEREST INCOME
     Trust fees                                        1,153          1,035            996
     Service charges on deposit accounts               3,915          3,662          3,126
     Securities gains, net                               121             13            175
     Other income                                      1,950          1,189          1,194
                                                     -------        -------        -------
         Total noninterest income                      7,139          5,899          5,491

NONINTEREST EXPENSE
     Salaries and employee benefits                   13,099         12,562         11,122
     Occupancy expense                                 1,857          1,800          1,799
     Data processing                                   1,485          1,215          1,085
     Equipment expense                                 1,681          1,449          1,329
     Amortization of intangibles                       1,004          1,021          1,070
     Other expenses                                    6,506          6,180          5,844
                                                     -------        -------        -------
         Total noninterest expense                    25,632         24,227         22,249
                                                     -------        -------        -------

INCOME BEFORE INCOME TAXES                            14,541         13,476         12,658

Income tax expense                                     4,814          4,302          4,137
                                                     -------        -------        -------

NET INCOME                                            $9,727         $9,174         $8,521
                                                     -------        -------        -------
                                                     -------        -------        -------

Earnings per share                                     $4.01          $3.77          $3.50

Weighted average shares outstanding                2,423,494      2,431,804      2,431,804

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(IN THOUSANDS, EXCEPT SHARE DATA)
YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

                                                                                              UNREALIZED
                                              COMMON STOCK                                       GAIN
                                              ------------                                    (LOSS) ON
                                                                    ADDITIONAL                SECURITIES
                                                         PAR         PAID-IN      RETAINED     AVAILABLE-     TREASURY
                                           SHARES       VALUE        CAPITAL      EARNINGS      FOR-SALE        STOCK       TOTAL
                                         ---------     -------       -------      --------      --------      --------     -------
Balance, January 1, 1996                 1,215,902     $12,159        $8,846       $45,519        $(99)       $   -        $66,425
     Comprehensive income
      Net income                                 -           -             -         8,521           -            -          8,521
      Other comprehensive income,
       net of tax
       Unrealized gains on securities,
        net of reclassification adjustment       -           -             -             -          91            -             91
                                                                                                                           -------
          Total comprehensive income                                                                                         8,612
     Cash dividends declared -
       $1.50 per share (1)                       -           -             -        (3,646)          -            -         (3,646)
                                         ---------     -------       -------      --------      --------      --------     -------


Balance, December 31, 1996               1,215,902      12,159         8,846        50,394          (8)           -         71,391
     Comprehensive income
      Net income                                 -           -             -         9,174           -            -          9,174
      Other comprehensive income,
       net of tax
       Unrealized gains on securities,
        net of reclassification adjustment       -           -             -             -          28            -             28
                                                                                                                           -------
          Total comprehensive income                                                                                         9,202
     Cash dividends declared -
       $1.50 per share                           -           -             -        (3,648)          -            -         (3,648)
     2-for-1 stock split effected
       in the form of a 100% stock
       dividend                          1,215,902      12,159        (8,846)       (3,313)          -            -              -
                                         ---------     -------       -------      --------      --------      --------     -------

Balance, December 31, 1997               2,431,804      24,318             -        52,607          20            -         76,945
     Comprehensive income
      Net income                                 -           -             -         9,727           -            -          9,727
      Other comprehensive income,
       net of tax
       Unrealized losses on securities,
        net of reclassification adjustment       -           -             -             -         (72)           -            (72)
                                                                                                                           -------
          Total comprehensive income                                                                                         9,655
     Cash dividends declared -
       $1.55 per share                           -           -             -        (3,756)          -            -         (3,756)
     17,268 shares of common stock
       purchased from terminated
       pension plan                              -           -             -             -           -       (1,140)        (1,140)
     5,900 shares of common stock
       contributed to profit sharing plan        -           -            14             -           -          390            404
                                         ---------     -------       -------      --------      --------      --------     -------

Balance, December 31, 1998               2,431,804     $24,318        $   14       $58,578        $(52)       $(750)       $82,108
                                         ---------     -------       -------      --------      --------      --------     -------
                                         ---------     -------       -------      --------      --------      --------     -------

(1) As restated for the 2-for-1 stock split effected in the form of a 100% stock dividend in 1997.

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)
YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

                                                                           1998            1997           1996
                                                                         -------         -------        -------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                          $ 9,727         $ 9,174        $ 8,521
     Adjustments to reconcile net income to net cash
       from operating activities
        Depreciation                                                       1,805           1,556          1,321
        Provision for loan losses                                          2,034           1,118          1,024
        Deferred income tax expense (benefit)                                 40            (222)          (172)
        Amortization of securities premiums, net of accretion                 56            (234)           (94)
        Amortization of intangibles                                        1,004           1,021          1,070
        Common stock contributed to profit sharing plan                      404               -              -
        Securities gains, net                                               (121)            (13)          (175)
        Proceeds from sales of loans                                      76,174          20,526         19,482
        Loans originated for sale                                        (79,772)        (20,626)       (19,942)
        Net gains on sales of loans                                         (396)            (42)           (34)
        Net gains on sales of other real estate owned                        (14)              -              -
        (Increase) decrease in accrued interest and other assets             377            (438)          (267)
        Increase (decrease) in accrued interest and other
         liabilities                                                        (946)            356            649
                                                                         -------         -------        -------
          Net cash from operating activities                              10,372          12,176         11,383

CASH FLOWS FROM INVESTING ACTIVITIES
     Change in federal funds sold                                         19,800          22,441        (31,704)
     Proceeds from maturities of securities held-to-maturity             192,130          98,587         85,143
     Proceeds from sale of securities available-for-sale                       -               -          1,653
     Proceeds from maturities of securities available-for-sale             3,500          10,100         10,028
     Purchase of securities available-for-sale                           (58,715)        (10,486)          (998)
     Purchase of securities held-to-maturity                            (180,928)        (99,781)      (107,537)
     Loans made to customers, net of payments                            (12,254)        (58,547)       (36,985)
     Purchase of premises and equipment                                   (1,718)         (2,516)        (3,622)
     Proceeds from sales of other real estate owned                          119               -              -
                                                                         -------         -------        -------
          Net cash from investing activities                             (38,066)        (40,202)       (84,022)

CASH FLOWS FROM FINANCING ACTIVITIES
     Net increase in deposit accounts                                     20,134          35,643         85,376
     Net increase (decrease) in short-term borrowings                     19,333          (3,029)       (15,535)
     Principal paid on long-term debt                                     (1,758)         (2,134)          (750)
     Dividends paid                                                       (3,756)         (3,648)        (3,646)
     Common stock purchased from terminated pension plan                  (1,140)              -              -
                                                                         -------         -------        -------
          Net cash from financing activities                              32,813          26,832         65,445
                                                                         -------         -------        -------
Net change in cash and due from banks                                      5,119          (1,194)        (7,194)

CASH AND DUE FROM BANKS
     Beginning of year                                                    34,591          35,785         42,979
                                                                         -------         -------        -------
     End of year                                                         $39,710         $34,591        $35,785
                                                                         -------         -------        -------
                                                                         -------         -------        -------

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

First National Bancorp, Inc. (the Company), through the branch network of its subsidiary, First National Bank of Joliet, provides financial and other banking services to customers located primarily in the Will, Grundy, and Kendall Counties, Illinois area. Customers in these areas are the primary users of the Company's loan, deposit, and trust services. A major portion of loans are secured by various forms of collateral including real estate, business assets, consumer property, and other items, although borrower cash flow is expected to be the primary source of repayment.

While the Company's chief decision makers monitor the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, all of the Company's banking operations are considered by management to be aggregated in one reportable operating segment.

The following summarizes the significant accounting policies used in the preparation of the accompanying consolidated financial statements.

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, First National Bank of Joliet.

In 1998, the Company merged all of its banking subsidiaries together under the charter of First National Bank of Joliet. Previously, these subsidiaries operated as four separate banks known as First National Bank of Joliet, Southwest Suburban Bank, Bank of Lockport, and Community Bank of Plano. Also in 1998, Plano Bancshares, Inc. (Plano) was merged into the Company. Prior to the merger, Plano was a wholly-subsidiary of the Company and Plano owned 100% of the stock of Community Bank of Plano. The separate bank subsidiaries are sometimes referred to collectively as "the Bank" in these financial statements.

All material intercompany items and transactions have been eliminated in consolidation.

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

Gains and losses on sales are determined using the amortized cost of the specific security sold. Interest income includes amortization of purchase premiums and accretion of purchase discounts.

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

The allowance for loan losses is a valuation allowance for probable credit losses. The allowance is increased by the provision for loan losses charged to expense. The allowance is decreased by loan charge-offs, net of recoveries.

Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance balance is estimated by management based on evaluations of the collectibility of loans and prior loan loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged off.

A loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage and consumer loans, and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

Accrual of interest is discontinued on a loan when management believes, after considering collection efforts and other factors, that the borrower's financial condition is such that collection of interest is doubtful.

PREMISES AND EQUIPMENT: Premises and equipment are stated at cost, net of accumulated depreciation. Depreciation expense is calculated primarily on the straight-line method over the following estimated useful lives of the assets.


                              Years
                              -----
     Land improvements         5-15
     Buildings                15-40
     Equipment                 3-10

INTANGIBLES: The portion of the purchase price of acquired banks which represents the value assigned to the existing deposit base for which the annual interest and servicing costs are below market rates (core deposit intangibles) is being amortized on the straight-line method over five to ten years. The excess of cost over fair value of net assets acquired (goodwill) in the purchase of acquired banks is being amortized on the straight-line method over fifteen and twenty years.

EMPLOYEE BENEFITS PLANS: In 1998, the Company curtailed and terminated its defined benefit pension plan. The pension plan covered all full-time employees of subsidiary banks who completed one year of service and met specific age requirements. The Company's funding policy was to make the minimum annual contribution required by applicable regulations, plus any such amounts as the Company determined to be appropriate.

In 1998, the Company established a new profit sharing plan covering substantially all the Company's employees. The plan only allows for contributions at the discretion of the Company's Board of Directors. The plan does not provide for employee contributions. The Company's contributions may be made in cash or Company stock.

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

SERVICING RIGHTS: The Company has not purchased rights to service loans for others. Servicing rights resulting from the origination and sale of loans with servicing retained are not material and have not been recorded by the Company. Therefore, the effect of FASB Statement 125, "Accounting for Mortgage Servicing Rights," effective for loan sales after December 31, 1995, has been immaterial.

EARNINGS PER SHARE: Earnings per share are calculated on the basis of the weighted average number of shares outstanding. Earnings per share in 1996 have been restated to reflect the 2-for-1 stock split effected in the form of a 100% stock dividend in 1997.

COMPREHENSIVE INCOME: Under a new accounting standard, comprehensive income is now reported for all periods. Comprehensive income includes both net income and other comprehensive income. Other comprehensive income consists of the change in unrealized gains and losses on securities available-for-sale, net of reclassification adjustments and tax effects. Such reclassification adjustments and tax effects were not material.

PRESENTATION OF CASH FLOWS: Cash flows from loans, federal funds sold, deposits, and short-term borrowings are shown net.


NOTE 2 - SECURITIES

The amortized cost and fair value of securities available-for-sale at year-end are as follows:

                                                           Gross          Gross
                                          Amortized     Unrealized      Unrealized        Fair
                                             Cost          Gains          Losses         Value
                                          ---------     ----------      ----------      -------
1998
     U.S. Treasury                         $ 5,998           $ 50          $   -        $ 6,048
     U.S. Government agencies               58,985             65           (205)        58,845
     Corporate                               1,023              4              -          1,027
                                           -------          ------        -------       -------
       Total debt securities                66,006            119           (205)        65,920
     Federal Reserve Bank stock              1,007              -              -          1,007
                                           -------          ------        -------       -------
                                           $67,013           $119          $(205)       $66,927
                                           -------          ------        -------       -------
                                           -------          ------        -------       -------
1997

     U.S. Treasury                         $ 7,997           $ 41          $  (9)       $ 8,029
     U.S. Government agencies                3,501              2             (1)         3,502
                                           -------          ------        -------       -------
       Total debt securities                11,498             43            (10)        11,531
     Federal Reserve Bank stock                300              -              -            300
                                           -------          ------        -------       -------
                                           $11,798           $ 43          $ (10)       $11,831
                                           -------          ------        -------       -------
                                           -------          ------        -------       -------


The amortized cost and fair value of securities held-to-maturity at year-end are as follows:


                                                           Gross          Gross
                                          Amortized     Unrealized      Unrealized        Fair
                                             Cost          Gains          Losses         Value
                                          ---------     ----------      ----------      -------
1998
     U.S. Treasury                        $ 16,021         $  229          $   -       $ 16,250
     U.S. Government agencies              147,673            736           (174)       148,235
     States and political subdivisions      30,039          1,005             (3)        31,041
                                          ---------     ----------      ----------      -------
                                          $193,733         $1,970          $(177)      $195,526
                                          ---------     ----------      ----------      -------
                                          ---------     ----------      ----------      -------

1997
     U.S. Treasury                        $ 24,509         $  156          $ (44)      $ 24,621
     U.S. Government agencies              147,373            444           (189)       147,628
     States and political subdivisions      32,988          1,037             (5)        34,020
                                          ---------     ----------      ----------      -------
                                          $204,870         $1,637          $(238)      $206,269
                                          ---------     ----------      ----------      -------
                                          ---------     ----------      ----------      -------

The amortized cost and fair value of debt securities as of December 31, 1998, by earliest contractual maturity date, are shown below. Actual maturities may differ from the maturities presented because borrowers may exercise rights to call or prepay their obligations.

                                   Available-for-Sale       Held-to-Maturity
                                   -------------------    -------------------
                                   Amortized    Fair      Amortized    Fair
                                     Cost       Value        Cost      Value
                                   ---------   -------    ---------   -------
   Due in 1 year or less            $ 4,999    $ 5,006    $ 14,821    $ 14,884
   Due after 1 through 5 years       47,008     46,870     148,764     150,303
   Due after 5 through 10 years      13,999     14,044      29,520      29,705
   Due after 10 years                     -          -         628         634
                                    -------    -------    --------    --------

                                    $66,006    $65,920    $193,733    $195,526
                                    -------    -------    --------    --------
                                    -------    -------    --------    --------

Securities with a carrying value of approximately $155,000,000 and $150,000,000 at December 31, 1998 and 1997 were pledged to secure public deposits, securities sold under agreements to repurchase, and for other purposes required or permitted by law.

No securities were sold in 1998 or 1997. Proceeds from the sales of securities available-for-sale in 1996 were $1,653,000, resulting in gross losses of $97,000. Securities called before their contractual maturity date resulted in gains of $121,000, $13,000, and $272,000 in 1998, 1997, and 1996, respectively.

NOTE 3 - LOANS
Loans at year-end are as follows:

                                            1998            1997
                                          --------        -------
   Commercial                             $115,152        $ 90,009
   Commercial real estate                   69,836          91,334
   Construction                             15,624          14,106
   Agricultural                              9,763          10,769
   Residential real estate                 136,894         147,625
   Consumer                                193,677         172,537
                                          --------        --------
     Total loans                           540,946         526,380
   Allowance for loan losses                (4,946)         (4,437)
                                          --------        --------
     Loans, net                           $536,000        $521,943
                                          --------        --------
                                          --------        --------

Included in residential real estate loans are loans held for sale totaling $4,596,000 and $602,000 at December 31, 1998 and 1997. The carrying value of loans held for sale approximated fair value at December 31, 1998 and 1997.

Impaired loans are as follows:

                                                         1998    1997    1996
                                                         ----    ----    ----
  Average balance of impaired loans during
     the year                                            $920    $695    $747
  Impaired loans at year-end                              786     876     580
  Allowance for loan losses allocated to impaired
     loans at year-end                                    118     224     147

A portion of the allowance for loan losses has been allocated to each impaired loan. Interest income recognized on impaired loans was immaterial in 1998 and 1997. No income was recognized on impaired loans in 1996.

Activity in the allowance for loan losses follows:

                                          1998         1997        1996
                                          ----         ----        ----
Balance, beginning of year              $4,437       $4,414       $3,931
  Provision charged to operations        2,034        1,118        1,024
  Loans charged-off                     (1,866)      (1,300)        (700)
  Recoveries                               341          205          159
                                        ------       ------       ------
  Balance, end of year                  $4,946       $4,437       $4,414
                                        ------       ------       ------
                                        ------       ------       ------


Certain executive officers and directors and companies in which they have management or beneficial ownership are loan customers of the Bank. These loans have similar terms to other customer loans. An analysis of the changes in these loans, which exceed $60,000 in the aggregate per borrower, follows:

                                                            1998
                                                           ------
     Total loans at beginning of year                      $5,434
     New loans                                                324
     Repayments                                              (559)
                                                           ------
       Total loans at end of year                          $5,199
                                                           ------
                                                           ------

Loans serviced for other investors which are not reported as assets in the financial statements approximated $105,000,000 at December 31, 1998.

NOTE 4 - PREMISES AND EQUIPMENT
Major classifications of premises and equipment are summarized as follows at year-end.

                                              1998           1997
                                             -------        -------
  Land and land improvements                 $ 5,888        $ 5,024
  Buildings                                   14,854         14,747
  Equipment                                   10,695         11,336
                                             -------        -------
     Total cost                               31,437         31,107
  Accumulated depreciation                   (12,684)       (12,267)
                                             -------        -------

     Carrying value                          $18,753        $18,840
                                             -------        -------
                                             -------        -------

NOTE 5 - INTANGIBLES
Intangible assets consist of goodwill, net of accumulated amortization, of $6,258,000 and $6,880,000 as of December 31, 1998 and 1997, respectively, and core deposit intangibles, net of accumulated amortization, of $2,227,000 and $2,609,000 as of December 31, 1998 and 1997, respectively.

NOTE 6 - EMPLOYEE BENEFIT PLANS
In January 1998, the Board of Directors approved the termination of the pension plan. No credit was given for participant service after January 31, 1998. Final distributions aggregating $6.5 million were made to participants in September 1998.

The amount charged to expense for the Company's pension plan consisted of the following:

                                                    1998      1997      1996
                                                    ----      ----      ----
Service cost                                        $119      $394      $336
Interest cost on projected benefit obligation        444       457       377
Expected return on plan assets                      (448)     (402)     (590)
Net amortization                                      19        18       236
Settlement loss, net of curtailment gain             287         -         -
                                                    ----      ----      ----
  Pension expense                                   $421      $467      $359
                                                    ----      ----      ----
                                                    ----      ----      ----

Assumptions used
  Discount rate                                    7.00%     7.00%     7.75%
  Expected return on plan assets                   8.00%     8.00%     8.00%
  Rate of compensation increase                    4.50%     4.50%     4.50%

The following table sets forth information regarding the plan's funding status as of October 31, 1998 and 1997 and the amount recognized in the accompanying consolidated balance sheets as of December 31, 1997:

                                                         1998           1997
                                                        ------         ------
Change in benefit obligation
  Beginning benefit obligation                          $7,178         $5,396
  Service cost                                             119            394
  Interest cost                                            444            457
  Actuarial (gain) loss                                   (919)         1,237
  Settlement loss, net of curtailment gain                 287              -
  Benefits and final distribution paid                  (7,109)          (306)
                                                        ------         ------
    Ending benefit obligation                                -          7,178

Change in plan assets
  Beginning fair value                                   5,855          5,034
  Investment income, net of administrative expenses        536            828
  Employer contribution                                    718            299
  Benefits and final distribution paid                  (7,109)          (306)
                                                        ------         ------
    Ending fair value                                        -          5,855

Funded status                                                -         (1,323)
Unrecognized net actuarial loss                              -          1,571
Unrecognized net transition asset                            -           (529)
Unrecognized prior service cost                              -            (16)
                                                        ------         ------
    Accrued benefit liability                           $    -         $ (297)
                                                        ------         ------
                                                        ------         ------

Contributions to the 401(k) plan for the years ended December 31, 1998, 1997, and 1996 were $177,000, $176,000, and $160,000, respectively.

The Company's contribution to the new profit sharing plan in 1998 consisted of 5,900 shares of the Company's common stock valued at $404,000. All 5,900 shares are to be allocated to participants as of December 31, 1998. A participant or beneficiary who receives Company stock from the plan has the right to require the Company to purchase the stock at fair market value during two sixty-day put option periods. The second put option expires sixty days after the participant receives notice of the next valuation of the stock following the distribution. The Company anticipates obtaining a valuation on an annual basis. The fair value of the stock held by the profit sharing plan is considered immaterial to the Company's total stockholders' equity at December 31, 1998.

NOTE 7 - DEPOSITS
At December 31, 1998, the scheduled maturities of time deposits are as follows:

                     1999                     $266,648
                     2000                       16,586
                     2001                        7,950
                     2002                        3,608
                     2003                        3,421
                                              --------
                                              $298,213
                                              --------
                                              --------

NOTE 8 - SHORT-TERM BORROWINGS
Short-term borrowings consist of securities sold under agreements to repurchase, federal funds purchased, and U.S. Treasury demand note accounts. These short-term borrowings are financing arrangements. Physical control is maintained for securities sold under repurchase agreements.

Information concerning short-term borrowings follows:

                                                           1998       1997      1996
                                                          -------    -------   -------
End of year
  Outstanding balance                                     $65,540    $46,207   $49,236
  Weighted average interest rate                             4.92%      5.28%     5.25%
During the year
  Average outstanding balance                             $51,656    $45,276   $51,993
  Maximum outstanding balance                              65,540     54,899    64,771
  Weighted average interest rate                             5.25%      5.46%     5.00%

Securities underlying the agreements at December 31, 1998:

  Carrying value                                          $69,074
  Fair value                                               69,482

At December 31, 1998, the Company had unused lines of credit to purchase federal funds from other banks totaling $35,000,000.

NOTE 9 - LONG-TERM DEBT
The Company has a term note payable to another financial institution of $1,800,000 which accrues interest at the London Interbank Offered Rate plus 175 basis points (approximately 7.3125% at December 31, 1998) and requires quarterly principal payments of $125,000 plus interest until October 1999, when the remaining principal is due. The note is unsecured.

The Company has debentures payable of $1,259,000 to certain former stockholders of Plano Bancshares, Inc. The debentures require semi-annual interest payments at the national prime interest rate (7.75% at December 31, 1998) and require that the outstanding principal be paid in 1999. The debentures are unsecured.

NOTE 10 - INCOME TAXES
Net deferred tax liabilities consist of the following components at year-end.

                                                          1998          1997
                                                         ------        ------
Deferred tax assets
   Securities available-for-sale                         $   34        $    -
   Allowance for loan losses                              1,962         1,763
   Other items, net                                         104           118
                                                         ------        ------
                                                          2,100         1,881
Deferred tax liabilities
   Securities available-for-sale                              -           (13)
   Premises and equipment                                (1,236)         (958)
   Intangibles                                             (811)         (954)
   Purchase accounting adjustments and other items, net    (447)         (357)
                                                         ------        ------
                                                         (2,494)       (2,282)
                                                         ------        ------

     Net deferred tax liabilities                        $ (394)       $ (401)
                                                         ------        ------
                                                         ------        ------

Net deferred tax liabilities of $394,000 and $401,000 at December 31, 1998 and 1997 are included in accrued interest and other liabilities. No valuation allowance was considered necessary for deferred tax assets.

The components of income tax expense are as follows:

                                             1998         1997        1996
                                            ------       ------      ------
Currently payable tax
  Federal                                   $4,464       $4,379      $4,065
  State                                        310          145         244
Deferred tax expense (benefit)                  40         (222)       (172)
                                            ------       ------      ------
  Income tax expense                        $4,814       $4,302      $4,137
                                            ------       ------      ------
                                            ------       ------      ------

A reconciliation of income tax expense and the amount computed by applying the statutory federal income tax rate of 35% to income before income taxes follows:

                                     1 9 9 8           1 9 9 7            1 9 9 6
                                 --------------     --------------     --------------
                                 Amount      %      Amount      %      Amount     %
                                 ------    ----     ------    ----     ------    ----
  Income tax at statutory rate   $5,089    35.0%    $4,717    35.0%    $4,430    35.0%
  Increase (decrease)
    resulting from
      State income taxes,
        net of federal benefit      190     1.3         71      .5        139     1.1
      Tax-exempt income            (675)   (4.6)      (707)   (5.3)      (728)   (5.8)
      Goodwill amortization         218     1.5        218     1.6        218     1.7
      Nondeductible
        interest expense             79      .5         80      .6         79      .7
      Other items, net              (87)    (.6)       (77)    (.5)        (1)      -
                                 ------    -----    ------    -----    ------    -----
        Income tax expense       $4,814    33.1%    $4,302    31.9%    $4,137    32.7%
                                 ------    -----    ------    -----    ------    -----
                                 ------    -----    ------    -----    ------    -----

NOTE 11 - COMMITMENTS AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK
At December 31, 1998, reserves of approximately $18.7 million were required as deposits with the Federal Reserve Bank or as cash on hand. These reserves do not earn interest.

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of customers. These financial instruments include commitments to extend credit and standby letters of credit, which, to varying degrees, involve elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheet.

The Bank's exposure to credit loss on commitments to extend credit and standby letters of credit in the event of nonperformance by the customer is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments.

A summary of the contract amounts of the Bank's exposure to off-balance-sheet risk at year-end follows:

                                                            1998       1997
                                                          -------     -------
Financial instruments whose contract amounts
   represent credit risk
     Loan commitments, including unused lines of credit   $69,092     $87,612
     Standby letters of credit                             16,833      16,629

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained is based on management's credit evaluation of the customer.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan commitments to customers. Most of the Bank's standby letters of credit are expected to expire without being drawn upon.


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

NOTE 13 - CAPITAL REQUIREMENTS
The Bank is limited in the amount of dividends that can be paid without prior approval of the banking regulatory agencies. As of December 31, 1998, the Bank could pay dividends to the Company of approximately $6,700,000 without obtaining prior approval of the bank regulatory agencies.

The Company and the Bank are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements.

The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as are asset growth and expansion, and plans for capital restoration are required. The minimum requirements are:

                                 Capital to Risk-
                                 Weighted Assets
                               ------------------      Tier 1 Capital
                               Total      Tier 1     to Average Assets
                               -----      ------     -----------------
Well capitalized                10%        6%              5%
Adequately capitalized           8%        4%              4%
Undercapitalized                 6%        3%              3%

For the Company and the Bank, Tier I capital consists of stockholders' equity (excluding unrealized gains and losses on securities available-for-sale), less intangible assets and related deferred taxes. Total capital consists of Tier I capital plus the allowance for loan losses. At December 31, 1998, consolidated actual capital levels and minimum required levels for the consolidated Company and the Bank were:

                                                                                         Minimum Amount
                                                                                          Required to Be
                                            Actual              Minimum Amount           Well Capitalized
                                       -----------------     Required for Capital    Under Prompt Corrective
                                        Ratio     Amount       Adequacy Purposes        Action Regulations
                                       ------    -------     --------------------    -----------------------
Total capital (to risk-weighted
 assets)
   Consolidated                        13.43%    $79,504           $47,362                    $59,203
   Bank                                13.78%    $81,474           $47,297                    $59,121
Tier I capital (to risk-weighted
 assets)
   Consolidated                        12.59%    $74,558           $23,681                    $35,521
   Bank                                12.94%    $76,528           $23,649                    $35,473
Tier I capital (to average assets)
   Consolidated                         8.43%    $74,558           $35,379                    $44,224
   Bank                                 8.67%    $76,528           $35,309                    $44,136


At December 31, 1998 and 1997, the Company and the Bank were categorized as well capitalized per the banking regulations described above. There are no conditions or events since December 31, 1998 that management believes have changed the Company and the Bank's categorization.

Actual capital ratios at year-end are summarized below:

                                             Consolidated
                                                Company              Bank
                                          -----------------     ----------------
                                           1998       1997       1998      1997
                                          ------     ------     ------    ------
Total capital to risk-weighted assets     13.43%     12.87%     13.78%    13.50%
Tier I capital to risk-weighted assets    12.59      12.09      12.94     12.71
Tier I capital to average assets           8.43       8.01       8.67      8.57

NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS AND INTEREST RATE RISKS
The carrying amount and estimated fair value of financial instruments as of December 31, follow:

                                            1998                   1997
                                    -------------------     -------------------
                                    Carrying     Fair       Carrying     Fair
                                     Amount      Value       Amount      Value
                                    --------   --------     --------   --------
Financial assets
  Cash and due from banks           $ 39,710   $ 39,710     $ 34,591   $ 34,591
  Federal funds sold                  31,000     31,000       50,800     50,800
  Securities available-for-sale       66,927     66,927       11,831     11,831
  Securities held-to-maturity        193,733    195,526      204,870    206,269
  Loans                              536,000    540,276      521,943    526,252
  Accrued interest receivable          7,142      7,142        7,729      7,729

Financial liabilities
  Deposits                           746,316    748,104      726,156    727,509
  Short-term borrowings               65,540     65,540       46,207     46,207
  Long-term debt                       3,059      3,059        4,817      4,817
  Accrued interest payable             3,550      3,550        4,206      4,206

FASB Statement 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, may not be realized in immediate settlement of the instrument. Statement 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented above do not represent the underlying value of the Company.

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

LOANS: Most commercial loans, and some real estate mortgage loans, are made on a variable rate basis. For those variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for fixed rate and all other loans are estimated using discounted cash flow analyses, applying the interest rates currently offered to borrowers for loans of similar credit quality and comparable payment terms.

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

NOTE 15 - CASH FLOW INFORMATION
Supplemental disclosures of cash flow information are as follows:

                                                  1998      1997      1996
                                                  ----      ----      ----
Cash payments for
   Interest                                     $27,786   $26,696   $23,515
   Income taxes                                   4,634     4,688     4,447

Noncash investing and financing activities
   Other real estate acquired in settlement
     of loans                                       157         -         -
   Common stock contributed
     to profit sharing plan                         404         -         -

NOTE 16 - CONDENSED PARENT COMPANY FINANCIAL INFORMATION
The condensed financial statements of First National Bancorp, Inc. (parent company only) are presented below:

                          BALANCE SHEETS

                                                     December 31,
                                                 ----------------------
                                                  1998           1997
                                                 -------        -------
ASSETS
Cash                                             $    15        $    48
Investment in subsidiary                          84,962         81,907
Land                                                 106            106
Other assets                                         447             40
                                                 -------        -------
  Total assets                                   $85,530        $82,101
                                                 -------        -------
                                                 -------        -------

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Long-term debt                                 $ 3,059         $4,817
  Other liabilities                                  363            339
Stockholders' equity                              82,108         76,945
                                                 -------        -------

  Total liabilities and stockholders' equity     $85,530        $82,101
                                                 -------        -------
                                                 -------        -------

                                STATEMENTS OF INCOME

                                                      Years Ended December 31,
                                                    ---------------------------
                                                     1998       1997      1996
                                                    ------     ------    ------
Dividends from subsidiary                           $7,227     $6,222    $5,183
Interest and other expenses                          1,070      1,132     1,070
                                                    ------     ------    ------

Income before income taxes and equity
  in undistributed net income of subsidiary          6,157      5,090     4,113
Income tax benefit                                     443        449       379
                                                    ------     ------    ------

Income before equity in undistributed net
  income of subsidiary                               6,600      5,539     4,492
Equity in undistributed net income of subsidiary     3,127      3,635     4,029
                                                    ------     ------    ------

Net income                                          $9,727     $9,174    $8,521
                                                    ------     ------    ------
                                                    ------     ------    ------

                               STATEMENTS OF CASH FLOWS

                                                        Years Ended December 31,
                                                     -----------------------------
                                                       1998      1997       1996
                                                     -------    -------    -------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                         $ 9,727    $ 9,174    $ 8,521
  Adjustments to reconcile net income to net
    cash provided by operating activities
      Undistributed earnings of subsidiary            (3,127)    (3,635)    (4,029)
      Change in other assets and other liabilities        21       (153)        57
                                                     -------    -------    -------
        Net cash from operating activities             6,621      5,386      4,549

CASH FLOWS FROM FINANCING ACTIVITIES
  Principal payments on long-term debt                (1,758)    (2,134)      (750)
  Common stock purchased from terminated
    pension plan                                      (1,140)         -          -
  Cash dividends paid                                 (3,756)    (3,648)    (3,646)
                                                     -------    -------    -------
        Net cash from financing activities            (6,654)    (5,782)    (4,396)
                                                     -------    -------    -------
Net change in cash                                       (33)      (396)       153

CASH
  Beginning of year                                       48        444        291
                                                     -------    -------    -------
  End of year                                        $    15    $    48    $   444
                                                     -------    -------    -------
                                                     -------    -------    -------

Noncash financing activity
  Common stock contributed to profit sharing plan
    in exchange for receivable due from subsidiary   $   404    $     -    $    -


NOTE 17 - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                 Year Ended December 31, 1998               Year Ended December 31, 1997
                                 ----------------------------               ----------------------------
                                      Three Months Ended                         Three Months Ended
                           ----------------------------------------   -------------------------------------------
                            Dec. 31    Sep. 30   June 30   March 31   Dec. 31    Sep. 30      June 30    March 31
                            -------    -------   -------   --------   -------    -------      -------    --------
Net interest income         $9,102     $8,756    $8,695     $8,515     $8,483     $8,397      $8,231      $7,811
Provision for loan losses      975        375       375        309        459        229         228         202
Noninterest income           1,931      1,774     1,732      1,702      1,538      1,504       1,443       1,414
Noninterest expense          7,350      6,112     6,210      5,960      7,275      5,998       5,582       5,372
                            ------     ------    ------     ------     ------     ------      ------      ------
Income before income
  taxes                      2,708      4,043     3,842      3,948      2,287      3,674       3,864       3,651
Income tax expense             844      1,356     1,281      1,333        679      1,194       1,229       1,200
                            ------     ------    ------     ------     ------     ------      ------      ------

Net income                  $1,864     $2,687    $2,561     $2,615     $1,608     $2,480      $2,635      $2,451
                            ------     ------    ------     ------     ------     ------      ------      ------
                            ------     ------    ------     ------     ------     ------      ------      ------

Earnings per share          $  .77     $ 1.11    $ 1.05      $1.08       $.66      $1.02       $1.08       $1.01
                            ------     ------    ------     ------     ------     ------      ------      ------
                            ------     ------    ------     ------     ------     ------      ------      ------

Average common
  shares outstanding     2,414,600  2,416,038  2,431,804  2,431,804  2,431,804   2,431,804   2,431,804   2,431,804

                         This page intentionally left blank.

                           FIRST NATIONAL BANK OF JOLIET
                                       JOLIET
                              78 North Chicago Street
                                 Scott & Jefferson
                                 Midland & Campbell
                                 Black & Essington
                         1590 N. Larkin (Inside Cub Foods)
                          191 S. Larkin (Inside Cub Foods)

                             SHOREWOOD BANKING CENTER
                               Route 52 & Brookshore

                             CHANNAHON BANKING CENTERS
                                   24745 W. Eames
                           Route 6 & I-55 (Inside Franks)

                              MINOOKA BANKING CENTER
                                  207 W. Mondamin

                             ROMEOVILLE BANKING CENTER
                                 626 Townhall Drive

                              LOCKPORT BANKING CENTER
                               826 East Ninth Street

                           HOMER TOWNSHIP BANKING CENTER
                             159th Street & Cedar Road

                            BOLINGBROOK BANKING CENTER
                                225 Lily Cache Lane

                               PLANO BANKING CENTER
                                 2005 West Route 34