Form 10-K405, Exhibit 13
period 1999-12-31
FIRST NATIONAL BANCORP INC /IL/
filed 2000-03-27
CIK 788783

A Proud Tradition...

     One
     Billion
     Strong


[LOGO]

   FINANCIAL HIGHLIGHTS
---------------------------


IN THOUSANDS, EXCEPT PER SHARE DATA                1999               1998         % Increase
---------------------------------------------------------------------------------------------
Total Assets At Year End                       $  1,014,840         $  902,675         12.43%
Net Income                                     $     10,435         $    9,727          7.28%
Earnings Per Share                             $       4.31         $     4.01          7.48%
Stockholders' Equity                           $     87,265         $   82,108          6.28%
Book Value Per Share                           $      35.97         $    33.92          6.04%

                                            EARNINGS PER SHARE

                                                 [GRAPHIC]


  TOTAL ASSETS AT YEAR END
       (IN THOUSANDS)

       [GRAPHIC]

CONTENTS
------------------------------------------------------------------
Letter to Shareholders .......................................... 2
1999 Highlights ................................................. 4
Condensed Consolidated Balance Sheets ........................... 6
Condensed Consolidated Statements of Income ..................... 7
Condensed Consolidated Statements of Stockholders' Equity ....... 8
Report of Independent Auditors .................................. 8
Selected Financial & Common Stock Data .......................... 9
Directors .......................................................10
Officers ........................................................12

                                                       FINANCIAL HIGHLIGHTS
                                                    ---------------------------

A PROUD TRADITION...ONE BILLION STRONG

In 1999, we surpassed $1 billion in total assets, opened new, full service locations in Romeoville and Plainfield and implemented new technologies including 24 hour internet banking.

These accomplishments have positioned us to continue a tradition of profitable growth for our shareholders and to deliver the products andservices our customers will need to pursue their financial goals in the future.

                         STOCKHOLDERS' EQUITY AT YEAR END
                                (IN THOUSANDS)

                                  [GRAPHIC]



                                                   NET INCOME
                                                 (IN THOUSANDS)

                                                   [GRAPHIC]


                                                        Annual Report 1999   1

   TO OUR SHAREHOLDERS
------------------------------

         For First National Bank of Joliet, 1999 could be characterized as a year of strength... strength in terms of financial condition and profitability, strength and soundness of our banking philosophy, and strength in our ability to perform within changing conditions and situations. First National Bank has remained a cornerstone in our communities and has a reputation of staying true to its charted course of traditional values while embracing the forefront of technology.
[PHOTO]
         Total assets soared to over 1 billion dollars, an increase of 12.4%, resulting in one of the best years in the Bancorp's history. Investment Management/Trust assets had exceptional growth of almost 50% over last year. Net income of $10,435,000 was a 7.3% increase over 1998. Earnings per share increased $.30 to $4.31.

         Solid growth was apparent in our complete loan portfolio. Our experienced lenders have kept up with the changing market. Loans grew to $585 million, a growth of almost $50 million over last year. The Investment Management/Trust Department's fee income grew over 17% which was primarily due to the acquisition of new managed assets.

         The foundation laid so many years ago is still sound. The importance of building strong customer relationships, active community involvement, and a spirit of teamwork are all part of our primary values. Today, we continue to lay the stones... some are masonry in our new branches in Plainfield and Romeoville, while others are cast from the new stones of technology.


 2 First National Bancorp, Inc.

                                                       TO OUR SHAREHOLDERS
                                                 ------------------------------


The opening of our Weber Road office in early August proved to be a great success with record breaking ATM transactions as well as new customer accounts. In late October, following true to form, another new bank in the Plainfield community came to life, mirroring Weber Road's accomplishments.

We continue to understand the importance of technology and traditional banking. Approximately 50% of banking transactions now bypass the traditional "teller window" in favor of electronic channels. ATM transactions and locations again grew substantially in 1999. Our website, www.fnbj.com exposed us to a much wider base of potential customers, while leading existing clients to our Internet banking products. "First on the Net" provides complete 24 hour access to your FNBJ accounts. Investment Management/Trust clients also enjoy access to daily pricing of their investments and the ability to design a personal investment statement. Check imaging, our latest technological advancement, symbolizes First National's commitment to customer convenience. As these technologies usher us into the 21st century, we continue to provide substantial profit for our shareholders.

Our strong dedication to the communities in which we live is a standard for First National. The officers and employees of Joliet, Lockport, Homer Township, Bolingbrook, Plano, Minooka, Channahon, Shorewood, Romeoville and Plainfield willingly contribute their time and money to foster the communities where they work and live. The desire to support these areas was evident with our employee's community involvement totaling more than 32,000 hours in 1999.

As we begin our third century, we will continue to offer the latest in technology for our customers without forgetting the personal service that has been the cornerstone of our organization. With the excellent leadership provided by our Board of Directors and the dedication of our officers and employees, First National Bancorp will continue in a position of strength as a financial institution. We are committed to the understanding that we must learn from our past, manage our present and plan our future. We stand on this foundation eagerly awaiting the challenges of tomorrow.

/s/ Kevin T. Reardon                /s/ Albert G. D'Ottavio
---------------------------         -------------------------------------
Kevin T. Reardon                    Albert G. D'Ottavio
Chairman of the Board               President and Chief Operating Officer
and Chief Executive Officer


                                                           Annual Report 1999 3

   1999 HIGHLIGHTS
------------------------------


PEOPLE YOU CAN COUNT ON
-------------------------------------------------------------------------------
TODAY, AN INSTITUTION CAN RESPOND SUCCESSFULLY TO THE DEMANDS OF GROWTH WHEN EVERYONE PITCHES IN AND WORKS A LITTLE HARDER. AND THAT'S EXACTLY THE LEVEL OF EFFORT AND ENTHUSIASM WE RECEIVED FROM OUR ENTIRE STAFF DURING THE PAST YEAR. WHILE WE HAVE FEATURED ONLY A FEW, WE CONGRATULATE ALL OUR PEOPLE ON A WONDERFUL YEAR AND THANK THEM FOR THEIR EXTRAORDINARY WORK AND DEDICATION.

[PHOTO]

Installment Loan Specialists (from left to right): Mark Thelo, Pat Brannick, Steve Randich, Jordan Ruiz, Randy Burton, Lowell Conway and Bob DiLorenzo

[PHOTO]

Tellers and Customer Service Representatives (from left to right): Jessica Medrano, Tabitha Fleming, Donna Collins and John Ballantine

[PHOTO]

Home Mortgage Lenders (from left to right): Steve Marchio, Gail Moss and Cathy Albertson

[PHOTO]

Commercial Lenders (from left to right): Dan Mihelich, Terry Hackett, Harry McSteen, Carl Holmquist and Greg Schaefer


4 First National Bancorp, Inc.

                                                             1999 HIGHLIGHTS
                                                          ---------------------
MORE LOCATIONS
-------------------------------------------------------------------------------
New banking centers in Plainfield and
Romeoville brought our total number of
locations to 17 and positioned us to meet                    [PHOTO]
the needs of a rapidly expanding region.

EXPANDING ATM NETWORK
-------------------------------------------------------------------------------
                                 As a result of cooperative arrangements with J.C. Penney, service stations and convenience
[PHOTO] stores, our ATM network expanded significantly during 1999.

INTERNET BANKING
-------------------------------------------------------------------------------
Customers looking for added ease and
convenience received more good news in
1999 with the introduction of our internet
banking technology... First on the Net. Now,
in addition to 24 hour telephone access,
authorized bank customers can review                         [PHOTO]
account activity, monitor balances, transfer funds, print statements or pay bills by accessing www.fnbj.com. Trust and
Investment Management customers can
review their investment portfolios with ease.

                                                           Annual Report 1999 5

  CONDENSED CONSOLIDATED BALANCE SHEETS
------------------------------------------

First National Bancorp, Inc.
December 31, 1999 & 1998

(IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                       1999                 1998
                                                                                                       ----                 ----

ASSETS
Cash and due from banks                                                                         $    57,449          $    39,710
Federal funds sold                                                                                   64,700               31,000
Securities available-for-sale                                                                        71,250               66,927
Securities held-to-maturity (fair value of $193,667 in 1999 and $195,526 in 1998)                   198,166              193,733

Loans
      Commercial                                                                                    225,386              200,612
      Agricultural                                                                                   11,015                9,763
      Residential real estate                                                                       131,671              136,894
      Consumer                                                                                      222,856              193,677
                                                                                                 -----------          -----------
            Total loans                                                                             590,928              540,946
      Allowance for loan losses                                                                      (5,870)              (4,946)
                                                                                                 -----------          -----------
            Loans, net                                                                              585,058              536,000

Premises and equipment, net                                                                          20,034               18,753
Accrued interest receivable and other assets                                                         10,703                8,067
Intangibles, net                                                                                      7,480                8,485
                                                                                                 -----------          -----------
                  Total assets                                                                  $ 1,014,840          $   902,675
                                                                                                ============         ============


LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
      Deposits
            Demand, non-interest-bearing                                                        $   148,893          $   142,427
            NOW accounts                                                                             90,321               87,611
            Money market accounts                                                                    49,308               45,736
            Savings                                                                                 176,076              172,329
            Time deposits, $100,000 and over                                                         86,681               69,871
            Other time deposits                                                                     258,330              228,342
                                                                                                ------------         ------------
                  Total deposits                                                                    809,609              746,316
      Short-term borrowings                                                                         112,191               65,540
      Long-term debt                                                                                      -                3,059
      Accrued interest and other liabilities                                                          5,775                5,652
                                                                                                ------------         ------------
            Total liabilities                                                                       927,575              820,567

Stockholders' equity
      Preferred stock, no par value, 1,000,000 shares authorized; none issued                             -                    -
      Common stock, $10 par value; 5,500,000 shares authorized; 2,431,804 shares issued              24,318               24,318
      Additional paid-in capital                                                                        106                   14
      Retained earnings                                                                              64,899               58,578
      Accumulated other comprehensive income (loss)                                                  (1,664)                 (52)
      Treasury stock, at cost (5,968 shares in 1999 and 11,368 shares in 1998)                         (394)                (750)
                                                                                                 -----------             --------
            Total stockholders' equity                                                               87,265               82,108
                                                                                                 -----------             --------
                  Total liabilities and stockholders' equity                                     $1,014,840          $   902,675
                                                                                                 ===========         ============

6 First National Bancorp, Inc.

                                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                               ------------------------------------------------
First National Bancorp, Inc.
Years Ended December 31, 1999 & 1998


(IN THOUSANDS, EXCEPT SHARE DATA)

                                                                   1999                1998
                                                                   ----                ----
INTEREST INCOME
      Loans                                                  $   46,847          $   46,483
      Securities
        Taxable                                                  13,612              11,025
        Tax-exempt                                                1,547               1,709
      Federal funds sold                                          1,965               2,981
                                                              ---------          ----------
            Total interest income                                63,971              62,198

INTEREST EXPENSE

      Deposits                                                   23,580              24,053
      Short-term borrowings                                       3,166               2,711
      Long-term debt                                                100                 366
                                                              ---------          ----------
            Total interest expense                               26,846              27,130
                                                              ---------          ----------
Net interest income                                              37,125              35,068

Provision for loan losses                                         2,300               2,034
                                                              ---------          ----------

Net interest income after provision for loan losses              34,825              33,034

NONINTEREST INCOME

      Trust fees                                                  1,353               1,153
      Service charges on deposit accounts                         3,981               3,915
      Securities gains, net                                          15                 121
      Other income                                                1,869               1,950
                                                              ---------          ----------
            Total noninterest income                              7,218               7,139

NONINTEREST EXPENSE

      Salaries and employee benefits                             13,388              13,099
      Occupancy expense                                           1,878               1,857
      Equipment expense                                           1,776               1,681
      Data processing                                             1,553               1,485
      Amortization of intangibles                                 1,005               1,004
      Other expenses                                              6,802               6,506
                                                              ---------          ----------
            Total noninterest expense                            26,402              25,632
                                                              ---------          ----------

INCOME BEFORE INCOME TAXES                                   $   15,641          $   14,541

Income tax expense                                                5,206               4,814
                                                              ---------          ----------

NET INCOME                                                   $   10,435          $    9,727
                                                              ---------          ----------
                                                              ---------          ----------
Earnings per share                                           $     4.31          $     4.01

Weighted average shares outstanding                           2,420,451           2,423,494

                                                           Annual Report 1999 7

  CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
-------------------------------------------------------------

First National Bancorp, Inc.
Years Ended December 31, 1999 & 1998


(IN THOUSANDS, EXCEPT SHARE DATA)

                                                       Common Stock                              Accumulated
                                                       ------------        Additional               Other
                                                                            Paid-In    Retained  Comprehensive  Treasury
                                                   Shares      Par Value    Capital    Earnings  Income (Loss)    Stock     Total
                                                 ---------     ---------   ----------  --------  -------------  --------  ---------
Balance, January 1, 1998                         2,431,804     $  24,318   $       -   $  52,607  $      20  $       -   $  76,945
Comprehensive income
      Net income                                         -             -           -       9,727          -          -       9,727
      Other comprehensive income, net of tax
            Unrealized losses on securities,
              net of reclassification adjustment         -             -           -           -        (72)         -         (72)
                  Total comprehensive income                                                                              ---------
                                                                                                                             9,655
Cash dividends declared - $1.55 per share                -             -           -      (3,756)         -          -      (3,756)
17,268 shares of common stock
  purchased from terminated pension plan                 -             -           -           -          -     (1,140)     (1,140)
5,900 shares of common stock
  contributed to profit sharing plan                     -             -          14           -          -        390         404
                                                 ---------     ---------   ----------  ---------  ---------  ----------  -----------
Balance, December 31, 1998                       2,431,804        24,318          14      58,578        (52)      (750)     82,108
Comprehensive income
      Net income                                         -             -           -      10,435          -          -      10,435
      Other comprehensive income, net of tax
            Unrealized losses on securities,
              net of reclassification adjustment         -             -           -           -     (1,612)         -      (1,612)
                  Total comprehensive income                                                                                -------
                                                                                                                             8,823
Cash dividends declared - $1.70 per share                -             -                  (4,114)         -          -      (4,114)
5,400 shares of common stock
  contributed to profit sharing plan                     -             -          92           -          -        356         448
                                                 ---------     ---------   ----------  ---------  ---------  ----------  -----------
      Balance, December 31, 1999                 2,431,804     $  24,318   $     106   $  64,899  $  (1,664) $    (394)  $  87,265
                                                 ---------     ---------   ----------  ---------  ---------  ----------  -----------
                                                 ---------     ---------   ----------  ---------  ---------  ----------  -----------

-------------------------------------------------------------------------------

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
First National Bancorp, Inc.
Joliet, Illinois

     We have audited, in accordance with generally accepted auditing standards, the consolidated balance sheets of First National Bancorp, Inc. as of December 31, 1999 and 1998 and the related consolidated statements of income, stockholders' equity, and cash flows (not presented herein) for the years then ended; and in our report dated January 21, 2000, we expressed an unqualified opinion on those consolidated financial statements.

     In our opinion, the information set forth in the accompanying condensed consolidated balance sheets as of December 31, 1999 and 1998 and the condensed consolidated statements of income and stockholders' equity for the years then ended is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.


     /s/ Crowe, Chizek and Company LLP                         [LOGO]
     Oak Brook, Illinois
     January 21, 2000

 8 First National Bancorp, Inc.

                                       SELECTED FINANCIAL & COMMON STOCK DATA
                                  ---------------------------------------------

SELECTED FINANCIAL DATA

(IN THOUSANDS, EXCEPT SHARE DATA)

                                                      1999            1998            1997            1996            1995
                                                      ----            ----            ----            ----            ----
STATEMENT OF INCOME
      Net interest income                       $   37,125      $   35,068      $   32,922      $   30,440      $   29,451
      Provision for loan losses                      2,300           2,034           1,118           1,024           1,191
      Noninterest income                             7,218           7,139           5,899           5,491           5,124
      Noninterest expense                           26,402          25,632          24,227          22,249          21,419
      Income before taxes                           15,641          14,541          13,476          12,658          11,965
      Net income                                    10,435           9,727           9,174           8,521           8,211

BALANCE SHEET - END OF YEAR BALANCES
      Securities                                $  269,416      $  260,660      $  216,701      $  214,828      $  202,711
      Loans, net                                   585,058         536,000         521,943         464,372         427,917
      Total assets                               1,014,840         902,675         860,756         824,570         749,990
      Deposits                                     809,609         746,316         726,156         690,513         605,137
      Stockholders' equity                          87,265          82,108          76,945          71,391          66,425

BALANCE SHEET - AVERAGE BALANCES
      Securities                                $  260,583      $  211,946      $  234,941      $  213,653      $  189,605
      Loans, net                                   560,077         529,752         493,790         441,619         426,523
      Total assets                                 936,199         867,915         829,878         773,792         729,801
      Deposits                                     781,893         724,894         698,068         640,485         577,093
      Stockholders' equity                          85,232          80,098          74,040          68,269          63,741

WEIGHTED AVERAGE SHARES OUTSTANDING (1)
                                                 2,420,451       2,423,494       2,431,804       2,431,804       2,431,804

PER SHARE DATA (1)
      Book value                                $    35.97      $    33.92      $    31.64      $    29.36      $    27.32
      Earnings                                        4.31            4.01            3.77            3.50            3.38
      Cash dividends                                  1.70            1.55            1.50            1.50            1.38

SELECTED FINANCIAL RATIOS
      Average net loans to average deposits          71.63%          73.08%          70.74%          68.95%          73.91%
      Return on average assets                        1.11%           1.12%           1.11%           1.10%           1.13%
      Return on average equity                       12.24%          12.14%          12.39%          12.48%          12.88%
      Net interest margin (2)                         4.44%           4.53%           4.47%           4.47%           4.62%
      Average equity to average assets                9.10%           9.23%           8.92%           8.82%           8.73%
      Dividend payout ratio                          39.43%          38.61%          39.76%          42.80%          40.73%

(1) Per share data for the years 1995 and 1996 have been restated for a 2-for-1 stock split effected in the form of a 100% stock dividend in 1997.

(2) Based on average interest earning assets with the computation on a fully tax equivalent basis assuming an income tax rate of 35%.

COMMON STOCK PRICE RANGE, DIVIDENDS 1999-1998 (UNAUDITED)

                        Price Range           Cash Dividends
                        -----------              Declared
                     High         Low            Per Share
                     ----         ---            ---------
1999
4th quarter       $   85         $   80         $  0.425
3rd quarter           83             78            0.425
2nd quarter           80             73            0.425
1st quarter           75             69            0.425

1998
4th quarter       $   72         $   68         $  0.425
3rd quarter           76             63            0.375
2nd quarter           69             61            0.375
1st quarter           69             57            0.375

                                                          Annual Report 1999 9

   BOARD OF DIRECTORS
-------------------------

   [PHOTO]

George H. Buck
PRESIDENT, WERDEN BUCK COMPANY

Walter F. Nolan, CPA
MEMBER, CLIFTON GUNDERSON & CO., L.L.C.

Albert G. D'Ottavio
PRESIDENT AND CHIEF OPERATING OFFICER


[PHOTO]

Watson A. Healy
ARCHITECT

Michael C. Reardon
SENIOR VICE PRESIDENT

Harvey J. Lewis
FARMER

 10 First National Bancorp, Inc.

                                                         BOARD OF DIRECTORS
                                                     -------------------------

[PHOTO]

Charles R. Peyla
PRESIDENT, ILLINOIS SECURITIES

Sheldon C. Bell
PRESIDENT, BELL REALTY, INC.

Louis R. Peyla
CHAIRMAN, ILLINOIS SECURITIES

[PHOTO]

Howard E. Reeves
PRESIDENT, HOW ENTERPRISES, INC.

Paul A Lambrecht*
RETIRED CHAIRMAN, BROWN & LAMBRECHT EARTHMOVERS, INC.

Kevin T. Reardon
CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

* Denotes Director Emeritus

                                                         Annual Report 1999 11

  BANK OFFICERS
-------------------

                          FIRST NATIONAL BANK OF JOLIET

Chairman of the Board & CEO
---------------------------
Kevin T. Reardon

President & COO
---------------
Albert G. D'Ottavio

Commercial & Mortgage Loan Department
-------------------------------------
John J. Keigher, SENIOR VICE PRESIDENT
Terrence P. Hackett, VICE PRESIDENT
Carl D. Holmquist, VICE PRESIDENT
Gregory L. Schaefer, VICE PRESIDENT
Harry R. McSteen, VICE PRESIDENT
Daniel J. Mihelich, ASSISTANT VICE PRESIDENT
Michael J. Schutz, LOAN OPERATIONS OFFICER
Cathy A. Albertson, LOAN OFFICER
Gail Moss, LOAN OFFICER

Consumer Loan Department
------------------------
Steven J. Randich, VICE PRESIDENT
Mark Thelo, Assistant VICE PRESIDENT
Patricia J. Brannick, ASSISTANT VICE PRESIDENT
Lowell G. Conway, ASSISTANT VICE PRESIDENT
Robert A. DiLorenzo, LOAN OFFICER
Jordan C. Ruiz, LOAN OFFICER
Max T. Ziesmer, LOAN OFFICER

Investment Management & Trust Department
----------------------------------------
James T. Limacher, SENIOR VICE PRESIDENT
Carl D. Lindokken, SENIOR INVESTMENT SPECIALIST
Jeri L. Madison, TRUST OFFICER
Andrew Midlock, Jr., TRUST OFFICER
Allan C. Somers, TRUST OFFICER

Operations Department
---------------------
Jack A. Podlesny, SENIOR VICE PRESIDENT & CASHIER
Dominic M. Paone, VICE PRESIDENT
Leif R. Hendricksen, BUILDING & FACILITIES OFFICER
Jeanie Bettenhausen, OPERATIONS OFFICER

Compliance Department
---------------------
Scott D. Nolan, VICE PRESIDENT & COMPLIANCE OFFICER
Cathy E. Crowley, ASSISTANT VICE PRESIDENT

Human Resource Department
-------------------------
Michael W. Nolan, VICE PRESIDENT
Peg Arnold, TRAINING OFFICER

Information Systems Department
------------------------------
Olivier G. May, VICE PRESIDENT
Cheryl L. Gladkowski, INFORMATION SYSTEMS OFFICER
Brad T. Pedersen, INFORMATION SYSTEMS OFFICER

Data Processing Department
--------------------------
Beverly I. Boostrom, ASSISTANT VICE PRESIDENT

Auditing Department
-------------------
Richard G. DeGrush, SENIOR VICE PRESIDENT
Mark Midlock, ASSISTANT VICE PRESIDENT

Sales & Customer Service Department
-----------------------------------
Michael C. Reardon, SENIOR VICE PRESIDENT
James K. Alexa, VICE PRESIDENT
David E. Glasscock, VICE PRESIDENT
Mark J. Griglione, VICE PRESIDENT
Daniel A. Friant, ASSISTANT VICE PRESIDENT
Stephen P. Marchio, ASSISTANT VICE PRESIDENT
Suzanne M. Gazelle, ASSISTANT VICE PRESIDENT
Kathryn G. Porter, ASSISTANT VICE PRESIDENT
Thomas A. Meyer, RETAIL BANKING OFFICER
Steven T. Laken, BUSINESS DEVELOPMENT OFFICER
Saundra K. Lucas, RETAIL BANKING OFFICER
Alma R. Martinez, RETAIL BANKING OFFICER

Bank Control Department
-----------------------
Ronald E. Wencel, BANK CONTROL OFFICER

Marketing Department
--------------------
Carole L. Sienko, MARKETING OFFICER


Member FDIC

A copy of the company's Annual Report on Form 10K for 1999 may be obtained by writing to: Executive Secretary, First National Bancorp, Inc., 78 N. Chicago Street, Joliet, IL 60432

12 First National Bancorp, Inc.

                                                              BANK OFFICERS
                                                         ----------------------

                            LOCKPORT BANKING CENTER

Advisory Board Members
----------------------
Bruce J. Wolfersberger
Dr. Reno G. Caneva
Eugene N. Cornolo
Albert G. D'Ottavio
Thomas E. Drake
Mark J. Griglione
Sandra M. Pesavento
Jack A. Podlesny
Kevin T. Reardon
Michael C. Reardon
Ray L. Woock

President
----------
Bruce J. Wolfersberger


Commercial & Mortgage Loan Department
-------------------------------------
Sandra M. Pesavento, VICE PRESIDENT
Michael J. Tierney, VICE PRESIDENT

Deposit Services Department
---------------------------
Rhonda L. Bebar, ASSISTANT VICE PRESIDENT

Installment Loan Department
---------------------------
Pamela J. Tarrant, VICE PRESIDENT

                              PLANO BANKING CENTER

Advisory Board Members
----------------------
Betty J. McTee
R. Keith Caywood
Albert G. D'Ottavio
Roger D. Gossett
Thomas E. Klatt
Peter L. Krentz
Jack A. Podlesny
Kevin T. Reardon

President
---------
Betty J. McTee

Loan Department
---------------
Eric H. Leggett, VICE PRESIDENT
Todd W. Meier, ASSISTANT VICE PRESIDENT
Sharon R. Haggard, INSTALLMENT LOAN OFFICER
Patricia R. Hatcher, ASSISTANT LOAN OFFICER

Customer Service Department
---------------------------
M. Patricia Coultrip, CUSTOMER SERVICE OFFICER

                           BOLINGBROOK BANKING CENTER

Advisory Board Members
----------------------
Kevin T. Reardon
Albert G. D'Ottavio
Bruce J. Wolfersberger
Jack A. Podlesny
John J. Keigher
Michael W. Nolan

President
---------
Bruce J. Wolfersberger


Loan Department
---------------
Jeanne Szymanski, LOAN OFFICER

Customer Service Department
---------------------------
Alicia L. Ingram, OPERATIONS OFFICER

                       First National Bancorp, Inc.
                                       1999 Financial Report

      [LOGO]              FIRST NATIONAL BANCORP, INC.

                             FINANCIAL REPORT 1999
-------------------------------------------------------------------------------
                                    Contents

Management's Discussion and Analysis.........................................1

Additional Statistical Information..........................................12

Report of Independent Auditors..............................................17

Financial Statements

     Consolidated Balance Sheets............................................18

     Consolidated Statements of Income......................................19

     Consolidated Statements of Stockholders' Equity........................20

     Consolidated Statements of Cash Flows..................................21

     Notes to Consolidated Financial Statements.............................22

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

The statements contained in this management's discussion and analysis that are not historical facts are forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiary bank include, but are not limited to, changes in: interest rates; general economic conditions; legislation and regulation; monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Federal Reserve Board; the quality or composition of the loan or securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company's market area; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

OVERVIEW
The Company is a bank holding company providing financial and other banking services to customers located primarily in the Will, Grundy, and Kendall Counties, Illinois areas. The Company was originated on September 30, 1986 with the merger of First National Bank of Joliet. While the principal office of the Company and the First National Bank of Joliet continue to be located in Joliet, Illinois, expansion has occurred through the acquisition in January 1989 of Southwest Suburban Bank, located in Bolingbrook, Illinois (25 miles southwest of Chicago), and the acquisition in December 1990 of Bank of Lockport (35 miles southwest of Chicago). In March 1992, the First National Bank of Joliet acquired the Minooka facility of Morris Federal Savings Bank. Plano Bancshares, Inc., the parent of Community Bank of Plano (45 miles west of Chicago), was acquired in October 1994. In 1998, the Company merged Southwest Suburban Bank, Bank of Lockport, and Community Bank of Plano into First National Bank of Joliet. At December 31, 1999, the Company now has 17 customer banking locations and total assets of $1.0 billion compared to $902.7 million at the end of 1998. Six new branch offices have been opened in the past five years. These acquisitions and branch openings are reflective of management's strategic plan to expand in areas where the Company either already has market penetration or where the Company's present customer service area borders the new market.

FINANCIAL CONDITION
In both 1999 and 1998, the Company experienced continued growth in deposits, earning assets, total assets, and stockholders' equity. Average earning assets for 1999 were $860.3 million, an increase of $63.7 million, or 8.0%, from $796.6 million in 1998. The 1999 average earning asset growth is primarily related to increases in the average loan portfolio and the average taxable securities portfolio. The 1998 average earning asset growth is primarily due to increases in the average loan portfolio. This growth was funded through average deposit growth of 7.9% in 1999 and 3.8% in 1998 and average short-term borrowing growth of 22.3% in 1999 and 14.1% in 1998. Economic factors remain favorable, and management expects loan and deposit growth to continue as the markets the Company serves continue to expand.

Total deposits continued to grow in 1999, as they have for several years in a row. Each category of deposits experienced growth in both 1999 and 1998. An important source of deposit growth has been the opening of new branch offices during the past few years. Average interest-bearing liabilities for 1999 were $706.9 million, an increase of 8.0% from 1998. Average savings, NOW, and money market deposits increased $35.6 million, or 12.0%, in 1999 and $13.0 million, or 4.6%, in 1998. Average time deposits increased $8.2 million, or 2.7%, in 1999 after increasing by $4.3 million, or 1.46%, in 1998. Average non-interest-bearing demand deposits for 1999 were $139.4 million, an increase of 10.4% from $126.3 million in 1998.

In addition to deposits, short-term borrowings have been a source of funding for asset growth. Short-term borrowings consist of securities sold under agreements to repurchase, federal funds purchased, and U.S. Treasury demand note accounts. Average short-term borrowings increased $11.5 million, or 22.3%, in 1999 after increasing by $6.4 million, or 14.1%, in 1998.

The Company's stockholders' equity increased 6.3% and 6.7% in 1999 and 1998, respectively, based on year-end amounts. Retained earnings has been the primary source of growth in stockholders' equity in 1999 and 1998.

During 1999, the fair value of the Company's securities available-for-sale decreased in value as market interest rates increased, resulting in an increase in unrealized losses on securities available-for-sale, net of tax, of $1.6 million. During 1998, the Company curtailed and terminated its defined benefit pension plan. The plan held 17,268 shares of the Company's stock, which the Company purchased from the plan in 1998. The Company paid the plan $1.1 million for the stock, based on an independent appraisal.

Total stockholders' equity at December 31, 1999 was $87.3 million, an increase of $5.2 million from the prior year end. Book value per share increased to a record high of $35.97 at December 31, 1999. Total equity and book value per share have increased for several consecutive years.

RESULTS OF OPERATIONS
For the year ended December 31, 1999, the Company earned $10.4 million, or $4.31 per share, as compared to $9.7 million, or $4.01 per share, and $9.2 million or $3.77 per share, for the years ended December 31, 1998 and 1997, respectively. Net income for 1999 increased by 7.3% over that of 1998, while a 6.0% increase was achieved in 1998. The operating performance of bank holding companies is often measured and comparisons made, based on net income to average assets and net income to average equity. The Company's return on average assets was 1.11% in 1999. Corresponding figures were 1.12% and 1.11% for 1998 and 1997, respectively. Return on average equity was 12.24% in 1999, 12.14% in 1998, and 12.39% in 1997.

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

On a tax equivalent basis (35% income tax rate), the Company's net interest income expressed as a percentage of average interest earning assets (net interest margin) was 4.44% in 1999, as compared to 4.53% in 1998 and 4.47% in 1997. In 1999, the yield on earning assets decreased 38 basis points to 7.56% and the yield on interest-bearing liabilities decreased 34 basis points to 3.80%. The yield on earning assets decreased 6 basis points to 7.94% and the yield on interest-bearing liabilities decreased 9 basis points to 4.14% in 1998. The decrease in the yield on earning assets was due primarily to the general decline in interest rates which occurred during 1999 and 1998. The decrease in the yield on interest-bearing liabilities is due primarily to a combination of the increase in the volume of lower cost savings, NOW, and money market deposits and the decrease in rates paid on higher cost time deposits and short-term borrowings.

Net interest income on a tax-equivalent basis increased in both 1999 and 1998 by $2.1 million. In 1999, the increase in volume of earning assets net of interest-bearing liabilities produced $3.0 million of the net interest income increase while changes in interest rates reduced income by $856,000. The increase in the volume of earning assets net of interest-bearing liabilities produced $2.1 million of the net interest income increase while changes in interest rates reduced income by $24,000 during 1998.

The following table sets forth certain information relating to the Company's average consolidated balance sheets and reflects the yield on average earning assets and cost of average interest-bearing liabilities for the years indicated. Such yields and costs are derived by dividing interest income or expense by the average balance of assets or liabilities. Interest income is measured on a tax-equivalent basis using a 35% income tax rate. The average balance sheet amounts for loans include balances for non-performing loans, and the securities average balance sheet amounts are based on amortized cost.

                                                               For the Years Ended December 31,
                                 ------------------------------------------------------------------------------------------
                                            1 9 9 9                          1 9 9 8                        1 9 9 7
                                 ---------------------------     ----------------------------     -------------------------
                                                      Yield/                           Yield/                        Yield/
                                  Average              Rate        Average              Rate      Average             Rate
                                  Balance   Interest    (%)        Balance  Interest     (%)      Balance  Interest    (%)
                                  -------   --------  ------      --------  --------   ------    --------  --------   ------
INTEREST-EARNING ASSETS:
Federal funds sold               $ 39,669   $ 1,965    4.95%     $ 54,945    $ 2,981    5.43%    $ 31,047   $ 1,736   5.59%
Taxable securities                231,278    13,612    5.89       181,130     11,025    6.09      200,981    12,504   6.22
Tax-exempt securities              29,305     2,380    8.12        30,816      2,629    8.53       33,960     2,911   8.57
Loans                             560,077    47,094    8.41       529,752     46,589    8.79      493,790    43,596   8.83
                                  -------   --------              --------  --------             --------  --------
     Total interest-
       earning assets             860,329    65,051    7.56       796,643     63,224    7.94      759,778    60,747   8.00
                                  -------   --------             --------    --------            --------  --------
NON-INTEREST-EARNING ASSETS:
Cash and due from banks            40,499                          35,750                          33,266
Premises and equipment             19,256                          18,693                          18,300
Intangibles and other
  assets                           16,115                          16,829                          18,534
                                  -------                        --------                        --------
     Total non-interest-
       earning assets              75,870                          71,272                          70,100
                                  -------                        --------                        --------
       Total assets              $936,199                        $867,915                        $829,878
                                 ========                        ========                        ========

INTEREST-BEARING LIABILITIES:
Deposits
     NOW and
       money market              $144,378   $ 4,015    2.78%     $123,460    $ 3,436    2.78%    $115,855   $ 3,047   2.63%
     Savings                      188,505     4,093    2.17       173,803      4,264    2.45      168,397     4,206   2.50
     Time                         309,563    15,472    5.00       301,369     16,353    5.43      297,043    16,535   5.57
Short-term
  borrowings                       63,198     3,166    5.01        51,656      2,711    5.25       45,276     2,470   5.46
Long-term debt                      1,245       100    8.03         4,315        366    8.48        6,180       508   8.22
                                  -------   --------              --------  --------             --------  --------
     Total interest-bearing
       liabilities                706,889    26,846    3.80       654,603     27,130    4.14      632,751    26,766   4.23
                                  -------   --------  ------      --------  --------   ------    --------  --------   ----

NON-INTEREST-BEARING LIABILITIES:
Demand deposits                  $139,447                        $126,262                         116,773
Other liabilities                   4,631                           6,952                           6,314
STOCKHOLDERS' EQUITY               85,232                          80,098                          74,040
                                  -------                         -------                          ------
     Total liabilities and
       stockholders' equity      $936,199                        $867,915                        $829,878
                                 ========                        ========                        ========

NET INTEREST INCOME                         $38,205                          $36,094                        $33,981
                                            =======                          =======                        =======
NET INTEREST SPREAD                                    3.76%                            3.80%                        3.77%
                                                       ====                             ====                         ====
NET INTEREST MARGIN
  TO AVERAGE INTEREST
  EARNING ASSETS                                       4.44%                            4.53%                        4.47%
                                                       ====                             ====                         ====

As the following table illustrates, the Company has maintained consistent levels of average interest earning assets to total average assets and to average interest-bearing liabilities over the past three years. The ratio of average time deposits and short-term borrowings to average interest-bearing liabilities has also remained stable during this period.

                                                                   1999              1998               1997
                                                                   ----              ----               ----
Interest-earning assets to total assets                              .92               .92                .92
Interest-earning assets to interest-
  bearing liabilities                                               1.22              1.22               1.20
Time deposits and short-term borrowings
  to interest-bearing liabilities                                    .53               .54                .54

PROVISION FOR LOAN LOSSES
The provision for loan losses is based on management's judgment of the amount necessary to maintain the allowance for loan losses at an adequate level. The provision for loan losses amounted to $2.3 million in 1999 as compared to $2.0 million and $1.1 million in 1998 and 1997, respectively. The provision is determined by management through an evaluation which takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions. On December 31, 1999, the allowance for loan losses was $5.9 million, or .99% of outstanding loans, compared to $4.9 million, or 0.91% of outstanding loans, at December 31, 1998.

One measurement used by management in assessing the risk inherent in the loan portfolio is the level of nonperforming loans. Nonperforming loans are comprised of those loans on which interest income is not being accrued and those loans which are past due ninety days or more. Nonperforming assets, which include other real estate and other assets (primarily automobiles) acquired in satisfaction of loans, at December 31 for each of the past five years are as follows:

                                                                      NONPERFORMING ASSETS
                                            ---------------------------------------------------------------------------
                                              1999             1998             1997             1996             1995
                                            -------          -------          -------          -------          -------
Non-accrual loans                           $   870          $   955          $ 1,153          $   785          $   169
Other loans contractually past
  due ninety days or more                       624            2,209              952            1,072              981
Other real estate and repossessions             416               56                5               13              444
                                            -------          -------          -------          -------          -------
                                            $ 1,910          $ 3,220          $ 2,110          $ 1,870          $ 1,594
                                            =======          =======          =======          =======          =======

Nonperforming loans to
  total loans                                  .25%             .59%             .40%             .40%             .27%
Allowance for loan losses
  to nonperforming loans                    392.90           156.32           210.78           237.70           341.83
Total nonperforming assets
  to total stockholders' equity               2.19             3.92             2.74             2.62             2.40
Total nonperforming assets
  to total assets                              .19              .36              .25              .23              .21

Impaired loans totaled $1,076,000 and $786,000 at December 31, 1999 and 1998, respectively. Impaired loans consist of commercial and commercial real estate loans. Management has allocated $175,000 and $118,000 of the allowance for loan losses specifically to impaired loans as of December 31, 1999 and 1998, respectively. Interest income recognized on impaired loans during 1999 or 1998 was immaterial.

There have been no restructured loans or leases in the past five years. As of December 31, 1999, management has identified other potential problem loans by type of loan in the table below. Generally, these loans are considered substandard by management. These amounts exclude the non-accrual and past due loans listed above in the Nonperforming Assets table.


Commercial                       $    95
Commercial real estate               172
Agriculture                          480
Residential real estate              326
Consumer                             109
                                 -------
                                 $ 1,182
                                 =======

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

The provisions for loan losses recorded in 1999 and 1998 are significantly higher than the provisions in each of the prior three years due to increases in net charge offs. In addition, the loan portfolio mix began to shift in 1998 to a higher percentage of commercial and consumer loans, which generally have more risk than real estate loans. The Company's ratio of the allowance for loan losses to nonperforming loans has been over 1.5:1 for the past five years. The ratio of nonperforming loans to total loans has been .59% or less for the past five years, which management considers relatively low. The Company's ratio of net loan charge-offs to average loans was .25%, .29%, and .22% in 1999, 1998, and 1997, respectively. Net loan charge-offs are primarily attributable to the consumer loan portfolio and have increased in recent years along with the growth of the portfolio.

Based on the manageable levels of nonperforming loans and historical losses, as well as the increased loan loss provision in 1999 as discussed above, management believes that the allowance for loan losses is adequate.

NONINTEREST INCOME
Noninterest income consists primarily of service charges on customer deposit accounts and fees earned on trust services. Total noninterest income increased $79,000, or 1.1%, in 1999 compared with an increase of $1.2 million, or 21.0%, in 1998. The ratio of noninterest income to income before taxes was 46%, 49%, and 44% in 1999, 1998, and 1997, respectively.

Trust fee income increased $200,000, or 17.3%, in 1999 as compared with an increase of $118,000, or 11.4%, in 1998. The market value of trust assets increased approximately 49.8% and 12.6% during 1999 and 1998, respectively, totaling $419.6 million at December 31, 1999. The 1999 growth included one significant account which contains approximately $70 million in assets. Absent this one significant account, growth in 1999 was approximately 24.9%. Growth in trust assets, due to favorable market conditions and more trust accounts, resulted in greater fees in both 1999 and 1998.

Service charges on deposit accounts increased $66,000, or 1.7%, in 1999 after increasing $253,000, or 6.9%, in 1998. Both years' increases are generally reflective of greater overdraft and demand deposit service charges as a result of increases in the number of demand deposit accounts. Additionally, during 1998 overdraft fees were increased from $20 to $25.

Other income decreased $81,000, or 4.2%, in 1999 compared with an increase of $761,000, or 64%, in 1998. The 1999 decrease is primarily a result of decreases in gains on sales of loans partially offset by an increase in loan servicing income. Real estate loan sales were $34.7 million in 1999 compared to $76.2 million in 1998 and $20.5 million in 1997. Gains on loan sales decreased to $217,000 in 1998 compared to $396,000 in 1998. In 1997, gains on loan sales were $42,000. Lower market interest rates in 1998 were key to greater loan origination volume. Loans serviced for others increased to approximately $120 million as of December 31, 1999 compared to $105 million as of December 31, 1998. The 1998 increase in other income is primarily due to increases in gains on sales of loans, ATM surcharge fees, demand deposit check commissions, and letters of credit fees. ATM surcharge fees increased to $347,000 in 1998 from $184,000 in 1997 as a result of an increase in charges to nonbank customers.

NONINTEREST EXPENSE
Total noninterest expense increased $770,000, or 3.0%, in 1999 after increasing $1.4 million, or 5.8%, in 1998. Details of noninterest expense for the three years in the period ended December 31, 1999 are presented in the following schedule:

                                                            1999                  1998                   1997
                                                            ----                  ----                   ----
Salaries and employee benefits                           $  13,388             $  13,099             $  12,562
Occupancy expense                                            1,878                 1,857                 1,800
Data processing                                              1,553                 1,485                 1,215
Equipment expense                                            1,776                 1,681                 1,449
FDIC insurance and bank examination assessments                271                   256                   238
Printing, stationery, and supplies                             635                   665                   703
Postage                                                        468                   538                   467
Advertising                                                    596                   501                   407
Amortization of intangibles                                  1,005                 1,004                 1,021
All other expenses                                           4,832                 4,546                 4,365
                                                         ---------             ---------             ---------
   Total noninterest expense                             $  26,402             $  25,632             $  24,227
                                                         =========             =========             =========

Salaries and employee benefits, which represent the largest component of noninterest expense, increased by $289,000, or 2.2%, in 1999 after increasing $537,000, or 4.3%, in 1998. The 1999 increase is attributable to general pay increases and a higher number of employees partially offset by reductions in health insurance costs and retirement plan costs. The 1998 increase is attributable to general pay increases and an increase in health insurance costs. At December 31, 1999, 1998, and 1997, the Company's number of full-time equivalent employees was 384, 356, and 364, respectively.

Growth in the volume of loan and deposit accounts contributed to higher data processing expense in 1999 and 1998. Data processing expense in 1998 includes a full year of expenses attributable to the third party processing service converted to during 1997. Additionally, enhancements to the data processing services were also added in 1998 including six-day processing, query (report writer), and voice response capabilities.

Equipment expense was fairly consistent in 1999 compared to 1998 as it increased 5.7%. The increase in equipment expense during 1998 relates to increased depreciation expenses associated with new computer equipment and a new telephone system installed during the latter half of 1997.

Printing, stationery, and supplies expense was consistent in 1999 compared to 1998 as it decreased 4.5%. This expense decrease during 1998 was a result of the Company's efforts to reduce existing inventory of materials on hand as a result of the change in the Company's logo. Additionally, as a result of the merger of the subsidiary banks in 1998, the Company has begun ordering on a centralized basis for all locations and purchasing items in larger quantities to take advantage of discounts available from vendors.

Postage decreased 13.0% in 1999 after increasing 15.2% during 1998 as a result of the merger and increased marketing efforts. During 1998, each of the subsidiary banks had special notification mailings to customers informing them of the merger. Marketing materials were also distributed to the Bank's customers regarding the merger. Lastly, there were increased direct mailing programs distributed to market the Bank's home equity product during 1998.

Advertising increased 19.0% in 1999 after increasing 23.1% during 1998. The Company has increased its marketing and advertising expenditures as a result of the merger. Additionally, the Company has focused advertising efforts on specific products, such as home equity loans.

INCOME TAXES
The Company's income tax expense was $5.2 million in 1999 compared to $4.8 million in 1998 and $4.3 million in 1997. Income tax expense as a percentage of income before income taxes has remained relatively consistent over the past three years at 33.3%, 33.1%, and 31.9% in 1999, 1998, and 1997, respectively.

ASSET/LIABILITY MANAGEMENT
The primary objectives of the Company's asset/liability management program are to achieve a stable net interest margin, to follow prudent investment strategies, and to maintain adequate liquidity to meet the withdrawal requirements of depositors and the financing needs of prospective borrowers. Management continually monitors the liquidity requirements and rate sensitivity of its short-term sources of funds. The accompanying schedule illustrates repricing of the Company's rate sensitive assets and liabilities position at December 31, 1999.

                                                        Less
                                                        Than               90 to             1 to 5              Over
                                                       90 Days           365 Days             Years             5 Years
                                                    ----------          ----------         ----------         ----------
Rate sensitive assets
     Taxable securities                             $    1,000          $    7,507         $  225,028         $    7,914
     Tax-exempt securities                               2,008               2,076             17,854              6,029
     Federal funds sold                                 64,700                   -                  -                  -
     Loans                                             161,992              72,308            266,562             90,066
                                                    ----------          ----------         ----------         ----------
        Total interest earning assets               $  229,700          $   81,891         $  509,444         $  104,009
                                                    ==========          ==========         ==========         ==========
        Cumulative interest earning assets          $  229,700          $  311,591         $  821,035         $  925,044
                                                    ==========          ==========         ==========         ==========

Rate sensitive liabilities
     Deposits
        NOW and money market                        $  139,629          $        -         $        -         $        -
        Savings                                        176,076                   -                  -                  -
        Time                                           128,667             174,231             42,113                  -
     Short-term borrowings                              80,436              31,755                  -                  -
                                                    ----------          ----------         ----------         ----------
        Total interest-bearing liabilities          $  524,808          $  205,986         $   42,113         $        -
                                                    ==========          ==========         ==========         ==========
Cumulative interest-bearing liabilities             $  524,808          $  730,794         $  772,907         $  772,907
                                                    ==========          ==========         ==========         ==========
Excess interest-earning assets (liabilities)        $ (295,108)         $ (124,095)        $  467,331         $  104,009

Cumulative excess interest-earning
  assets (liabilities)                                (295,108)           (419,203)            48,128            152,137

Cumulative rate sensitivity ratio
  (interest-earning assets divided by
  interest-bearing liabilities)                           0.44                0.43               1.06               1.20

Included in "Less Than 90 Days" rate sensitive liabilities are $176 million of savings deposits and $140 million of NOW and money market deposits which management considers more core deposit in nature than time deposits. Approximately $201 million of securities are callable in 2000 and are included in the above table based upon their contractual terms. Most of these callable securities are issued by U.S. Government Agencies.

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

For purposes of the policy parameters, management does not consider savings, NOW, and money market account deposits to be repriceable within 90 days. If these core deposits are assumed to reprice after one year, then the Company's cumulative excess interest-bearing liabilities would be $103 million at the one-year time horizon and the cumulative rate sensitivity ratio would be .75.

MARKET RISK
The Company does not engage in foreign currency transactions, forward position or futures contracts, options, swaps, or other types of complex financial instruments, nor does it engage in trading account activities. Thus, market risk is primarily limited to the interest rate risks associated with the investing, lending, customer deposit-taking, and borrowing activities. The Company's exposure to interest rate risk primarily results from changes in either the short-term U.S. prime interest rate or the rates offered for short and medium-term bonds and notes of the U.S. Treasury. The tables below and on page 9 present the interest rate sensitivity and expected maturities of securities, fixed rate loans, time deposits, short-term borrowings, and long-term debt as of December 31, 1999 and 1998.

                               Analysis as of December 31, 1999
                               --------------------------------
                    Expected Maturity Amounts for Years Ending December 31,
                    -------------------------------------------------------

                                                                        2002                                       Fair
                                                                       Through         After                       Value
                                            2000          2001          2004           2004           Total        Total
                                            ----          ----          ----           ----           -----        -----
ASSETS
   Securities, fixed rate
      Available-for-sale             $       -     $    16,996     $    49,008     $     8,005     $    74,009     $ 71,250
          Average interest rate              -            5.43%           5.63%           6.44%           5.67%

      Held-to-maturity                  12,591          33,243         146,160           6,172         198,166      193,667
          Average interest rate           6.10%           5.72%           5.87%           4.65%           5.82%

   Loans, fixed rate(1)                101,653          60,284         207,795          90,066         459,798      456,854
      Average interest rate               8.52%           8.52%           8.28%           7.96%           8.30%

LIABILITIES
   NOW, money market, and
     savings deposits(2)           $   315,705       $       -       $       -        $      -     $   315,705     $315,705
      Average interest rate               2.57%              -               -               -            2.57%

   Time deposits, fixed rate           302,898          23,761          18,352               -         345,011      345,736
      Average interest rate               4.96%           5.44%           5.65%              -            5.03%

   Short-term borrowings,
     fixed rate                        112,191               -               -               -         112,191      112,191
      Average interest rate               5.47%              -               -               -            5.47%

(1) Information on variable rate loans by maturity period is not readily available. Interest rate risk on loan commitments, unused lines of credit, and standby letters of credit is minimal since most are for terms of ninety days or less and include variable rate features.

(2) NOW and savings accounts are fixed rate deposits whereas money market accounts are variable rate deposits. These deposit accounts, while shown as maturing in 2000, are considered by management as core deposits for asset/liability management purposes with account lives extending beyond one year.

                                Analysis as of December 31, 1998
                                --------------------------------
                   Expected Maturity Amounts for Years Ending December 31,
                   -------------------------------------------------------

                                                                        2001                                       Fair
                                                                       Through         After                       Value
                                            1999          2000          2003           2003           Total        Total
                                            ----          ----          ----           ----           -----        -----
ASSETS
   Securities, fixed rate
      Available-for-sale            $     4,999       $       -     $    47,008     $    15,006     $    67,013     $    66,927
          Average interest rate            6.05%              -            5.35%           6.04%           5.55%

      Held-to-maturity                   14,821          12,126         136,638          30,148         193,733         195,526
          Average interest rate            5.85%           6.09%           5.90%           5.78%           5.89%

   Loans, fixed rate(1)                  97,040          52,838         187,935          83,262         421,075         425,351
      Average interest rate                8.63%           8.74%           8.46%           8.07%           8.46%

LIABILITIES
   NOW, money market, and
     savings deposits(2)            $   305,676       $       -       $       -        $      -     $   305,676     $   305,676
      Average interest rate                2.50%              -               -               -            2.50%

   Time deposits, fixed rate            266,648          16,586          14,979               -         298,213         300,001
      Average interest rate                4.98%           5.68%           5.77%              -            5.06%

   Short-term borrowings,
     fixed rate                          65,540               -               -               -          65,540          65,540
      Average interest rate                4.92%              -               -               -            4.92%

   Long-term debt, variable rate          3,059               -               -               -           3,059           3,059
      Average interest rate                7.49%              -               -               -            7.49%

(1) Information on variable rate loans by maturity period is not readily available. Interest rate risk on loan commitments, unused lines of credit, and standby letters of credit is minimal since most are for terms of ninety days or less and include variable rate features.

(2) NOW and savings accounts are fixed rate deposits whereas money market accounts are variable rate deposits. These deposit accounts, while shown as maturing in 1999, are considered by management as core deposits for asset/liability management purposes with account lives extending beyond one year.


LIQUIDITY
The Company's primary sources of funds are deposits, proceeds from principal and interest payments on loans, maturities of securities, federal funds sold, and short-term borrowings (consisting of securities sold under agreements to repurchase and U.S. Treasury demand note accounts). While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions, and competition. Calls of securities are also influenced by market interest rates.

The Company's liquidity, represented by cash and due from banks, is a product of its operating, investing, and financing activities. Cash flows from operating activities were greater than accrual basis net income by $8.4 million, $645,000, and $3.0 million in 1999, 1998, and 1997, respectively. Management expects ongoing operating activities to continue to be a primary source of cash flows for the Company.

A primary investing activity of the Company is the origination of loans. Loans made to customers, net of principal collections, were $55.6 million, $12.3 million, and $58.5 million in 1999, 1998, and 1997, respectively. The Company also makes significant investments in securities and federal funds sold. Investing activities related to these investments resulted in net cash outflows of $45.1 million in 1999 and $24.2 million in 1998 and net cash inflow of $20.9 million in 1997.

Financing activities are centered primarily in deposits, short-term borrowings (including securities sold under agreements to repurchase), and dividends paid. The Company has experienced growing deposit levels over the past several years, which have helped maintain an adequate level of cash for the Company's activities. The Company has recently established new branch offices in an effort to increase the deposit base of the Company. Deposits increased $63.3 million, $20.1 million, and $35.6 million in 1999, 1998, and 1997, respectively. As competition for deposits is expected to remain strong, future deposit growth cannot be predicted with any certainty.

Many of the repurchase agreements are with municipalities, including county governmental offices. As such, the amount of the funds borrowed fluctuates from period to period. Short-term borrowings increased by $46.7 million and $19.3 million in 1999 and 1998, respectively, and decreased by $3.0 million in 1997. Dividends paid to stockholders as a percentage of net income were 39.4%, 38.6%, and 39.8% in 1999, 1998, and 1997, respectively. Cash dividends per share were $1.70 in 1999, $1.55 in 1998, and $1.50 in 1997.

Financing activities also include long-term debt. The Company's long-term debt was incurred to acquire subsidiary banks. Cash flow activities related to long-term debt obligations consist of debt service requirements. No additional long-term debt has been issued in the last five years. All of the Company's long-term debt was repaid in 1999. To help ensure the ability to meet its funding needs, including any unexpected strain on liquidity, the Company has $40 million of federal funds lines of credit from three independent banks. None of these lines were drawn upon as of December 31, 1999.

CAPITAL RESOURCES
In 1999, stockholders' equity increased by $5.2 million to $87.3 million. The amounts comprising this net increase were net income of $10.4 million, offset by dividends paid to stockholders of $4.1 million, net treasury stock transactions aggregating $448,000, and a $1.6 million change in unrealized losses (net of tax) on securities available-for-sale. At December 31, 1999, stockholders' equity represented 8.6% of total assets compared to the year earlier position of 9.1%.

Under rules adopted by federal bank regulatory agencies, bank holding companies and financial institutions are subject to certain capital requirements. These regulations establish minimum levels for risk-based Tier 1 Capital and Total Capital ratios and the leverage ratio. The parent company (on a consolidated basis) and its subsidiary Bank currently are considered "well-capitalized" and exceed the capital requirements established by federal bank regulatory agencies. Please refer to Note 13 to the Company's Consolidated Financial Statements for further information with respect to compliance with regulatory capital requirements.

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

NEW ACCOUNTING PRONOUNCEMENTS
Beginning January 1, 2001, Statement of Financial Accounting Standards (Statement) 133 on derivatives will require all derivatives to be recorded at fair value in the balance sheet. Unless designated as hedges, changes in these fair values will be recorded in the income statement. Fair value changes involving hedges will generally be recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not otherwise recorded. Since the Company has no significant derivative instruments of hedging activities, adoption of Statement 133 is not expected to have a material effect on the Company's financial statements, but the effect will depend on derivative holdings when this standard applies.

YEAR 2000

The Company tested its critical systems for the century date change. No significant problem was encountered during the testing phase. The Company also developed a business resumption plan to address potential problems arising with the century date change. The century date change has not affected any of the Company's critical or non-critical systems.

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

                                           1999 Compared to 1998                       1998 Compared to 1997
                                          ---------------------                       ---------------------
                                              Changes Due To:                             Changes Due To:
                                   Volume          Rate          Change        Volume           Rate        Change
                                   ------          ----          ------        ------           ----        ------
INTEREST EARNED ON:
Federal funds sold              $  (774)       $  (242)       $(1,016)       $ 1,298        $   (53)       $ 1,245
Taxable securities                2,962           (375)         2,587         (1,201)          (278)        (1,479)
Tax-exempt securities              (126)          (123)          (249)          (268)           (14)          (282)
Loans                             2,601         (2,096)           505          3,163           (170)         2,993
                                 ------          -----          ------        -------          -----        ------
   Total interest income          4,663         (2,836)         1,827          2,992           (515)         2,477
                                 ------          -----          ------        -------          -----        ------
INTEREST EXPENSE ON:
Deposits:
   NOW and money market         $   582        $    (3)       $   579        $   303        $    86        $   389
   Savings                          343           (514)          (171)           133            (75)            58
   Time                             436         (1,317)          (881)           239           (421)          (182)
Short-term borrowings               583           (128)           455            338            (97)           241
Long-term debt                     (248)           (18)          (266)          (158)            16           (142)
                                 ------          -----          ------        -------          -----        ------
   Total interest expense         1,696         (1,980)          (284)           855           (491)           364
                                 ------          -----          ------        -------          -----        ------
      Net interest income       $ 2,967        $  (856)       $ 2,111        $ 2,137        $   (24)       $ 2,113
                                 ------          -----          ------        -------          -----        ------
                                 ------          -----          ------        -------          -----        ------

SECURITIES

The following table presents the carrying value of securities of the Company by category at year end for each of the past three years.

                                                            1999                   1998                  1997
                                                            ----                   ----                  ----
Available-for-sale (at fair value)
   U.S. Treasury securities                             $        -             $   6,048             $   8,029
   U.S. Government agencies                                 69,257                58,845                 3,502
   Corporates                                                  986                 1,027                     -
   Federal Reserve Bank stock                                1,007                 1,007                   300
                                                            ------                ------                ------
       Total available-for-sale                             71,250                66,927                11,831
                                                            ------                ------                ------
Held-to-maturity (at amortized cost)
   U.S. Treasury securities                                  7,007                16,021                24,509
   U.S. Government agencies                                163,192               147,673               147,373
   States and political subdivisions                        27,967                30,039                32,988
                                                            ------                ------                ------
       Total held-to-maturity                              198,166               193,733               204,870
                                                            ------                ------                ------
           Total                                        $  269,416             $ 260,660             $ 216,701
                                                            ------                ------                ------
                                                            ------                ------                ------

At December 31, 1999, the Company held no securities of any single issuer, other than U.S. Treasury and U.S. Government agencies, that exceeded 10% of stockholders' equity.

SECURITIES MATURITIES

The following table shows the relative maturities of debt securities (at carrying values) held by the Company at December 31, 1999 and the weighted average interest rate for each maturity range. Yields on tax-exempt securities are stated on a fully tax-equivalent basis, assuming a federal income tax rate of 35%.

                                                                        Available-for-Sale
                                                                        ------------------
                                                                                                               Weighted
                                                                 U.S.                                           Average
                                                              Government                                       Interest
                                                               Agencies        Corporates            Total       Rate
                                                               --------        ----------            -----       ----
1 to 5 years                                                 $   62,493        $    986         $   63,479       5.62%
5 to 10 years                                                     6,764               -              6,764
                                                               --------        ----------            ------       6.50

   Total                                                     $   69,257        $    986         $   70,243
                                                               --------        ----------            ------
                                                               --------        ----------            ------

                                                                         Held-to-Maturity
                                                                         ----------------
                                                                                                               Weighted
                                              U.S.               U.S.          States and                       Average
                                            Treasury          Government        Political                      Interest
                                           Securities          Agencies       Subdivisions           Total       Rate
                                           ----------          --------       ------------           -----       ----
Under 1 year                               $   5,006         $    3,501        $  4,084         $   12,591        7.09%
1 to 5 years                                   2,001            159,548          17,854            179,403        6.12
5 to 10 years                                      -                143           5,363              5,506        7.15
Over 10 years                                      -                  -             666                666        7.11
                                           ---------         ----------        --------         ----------
   Total                                   $   7,007         $  163,192        $ 27,967         $  198,166
                                           ---------         ----------        --------         ----------
                                           ---------         ----------        --------         ----------

TYPES OF LOANS

Loans represent the principal source of revenue for the Company. Risk is controlled through loan portfolio diversification and the avoidance of credit concentrations. Loans are made primarily within the Company's geographic market area. The loan portfolio is distributed among commercial, residential real estate, and consumer loans. The Company has no foreign loans, no highly leveraged transactions, and no syndicated purchase participations.

COMMERCIAL, COMMERCIAL REAL ESTATE, CONSTRUCTION, AND AGRICULTURAL LOANS

This portfolio is comprised primarily of loans to small and mid-sized businesses and agricultural operations within the Company's local market. Commercial real estate loans consist of loans made for the purchase of commercial real estate, real estate development projects, and loans for other commercial purposes secured by real estate. Average loan size within this portfolio at year end was $198,000 for commercial and commercial real estate loans, $300,000 for construction loans, and $57,000 for agricultural loans. This category increased in 1999 by 12.4% from 1998.

RESIDENTIAL REAL ESTATE

This portfolio is comprised of mortgages on 1-4 family residences and residential construction loans primarily for single-family homes. This category decreased in 1999 by 3.8% from 1998.

Most residential loans are made on a basis to qualify them for sale to the Federal National Mortgage Association (Fannie Mae). In addition to those retained as part of the loan portfolio, the Company provides loan servicing for approximately 1,480 loans totaling $120 million that have been sold to Fannie Mae. Generally, the decision to retain or sell is based on rates and terms. Most fixed-rate loans with 15 or 30-year terms are sold.

CONSUMER LOANS

The consumer loan portfolio consists of direct and indirect automobile loans, revolving credit card lines, and other loans made for consumer purposes. Automobile loans account for 70% of this portfolio. Revolving credit card lines represent 2% of the portfolio. Net loan charge-offs for 1999 were .71% of consumer loans outstanding as compared to .53% and .52% for 1998 and 1997, respectively. The increase in 1999 is generally reflective of a national trend in which personal bankruptcies have been on the rise despite high employment levels and a healthy economy. Lending activity is concentrated in the geographic markets served by the Company. This category experienced growth of 15.1% in 1999 from 1998.

The Company's loan portfolio by major category as of December 31 for each of the past five years is shown below.

                                        1999              1998               1997              1996             1995
                                        ----              ----               ----              ----             ----
Commercial                          $  124,965         $ 115,152         $   90,009        $   81,981       $   79,967
Commercial real estate                  87,507            69,836             91,334            76,354           70,046
Construction                            12,914            15,624             14,106            16,810           16,933
Agricultural                            11,015             9,763             10,769             8,692            8,815
Residential real estate                131,671           136,894            147,625           141,440          123,652
Consumer                               222,859           193,703            172,695           144,162          134,344
                                       -------           -------            -------           -------          -------
   Total loans                         590,931           540,972            526,538           469,439          433,757

Less:
   Unearned discount                        (3)              (26)              (158)             (653)          (1,909)
   Allowance for loan losses            (5,870)           (4,946)            (4,437)           (4,414)          (3,931)
                                       -------           -------            -------           -------          -------
      Net loans                     $  585,058         $ 536,000         $  521,943        $  464,372       $  427,917
                                       -------           -------            -------           -------          -------
                                       -------           -------            -------           -------          -------

Ratio of net loans to
  total assets                           57.65%            59.38%             60.64%            56.32%           57.06%

LOAN MATURITIES AND RATE SENSITIVITY

The following table sets forth the maturity distribution and interest rate sensitivity of certain loan categories at December 31, 1999.

                                                          Fixed Rate Loans
                                      ----------------------------------------------------
                                                      After One                                   Floating
                                      One Year         Through        Over                          Rate         Combined
                                       or Less       Five Years    Five Years         Total         Loans          Total
                                     ---------      -----------    ----------      ---------      ---------     ----------
Maturity:
   Commercial                        $  21,541      $  31,310      $   9,095       $  61,946      $  63,019     $  124,965
   Commercial real estate                5,047         48,485         27,494          81,026          6,481         87,507
   Construction                            806          1,007            116           1,929         10,985         12,914
   Agricultural                          6,038          1,950            710           8,698          2,317         11,015
                                     ---------      -----------    ----------      ---------      ---------     ----------
                                     $  33,432      $  82,752      $  37,415       $ 153,599      $  82,802     $  236,401
                                     ---------      -----------    ----------      ---------      ---------     ----------
                                     ---------      -----------    ----------      ---------      ---------     ----------

SUMMARY OF LOAN LOSS ACTIVITY

In determining the provision for loan losses, management considers the Company's consistent loan growth and the amount of net charge-offs each year. Other factors, such as changes in the loan portfolio mix, delinquency trends, current economic conditions and trends, reviews of larger loans and known problem credits, and the results of internal and regulatory loan examinations, are also considered by management in assessing the adequacy of the allowance for loan losses.

The following table details the component changes in the Company's allowance for loan losses for each of the past five years.

                                      1999            1998            1997             1996            1995
                                    -------         -------         -------         -------         -------
Allowance, beginning of year        $ 4,946         $ 4,437         $ 4,414         $ 3,931         $ 3,082

Loans charged off:
   Commercial                           (70)           (411)           (227)            (39)            (60)
   Commercial real estate                (7)             (2)              -               -               -
   Construction                         (13)              -               -               -               -
   Agricultural                           -               -               -               -               -
   Residential real estate              (10)           (113)              -               -               -
   Consumer                          (2,115)         (1,340)         (1,073)           (661)           (586)
                                    -------         -------         -------         -------         -------
      Total loans charged off        (2,215)         (1,866)         (1,300)           (700)           (646)
                                    -------         -------         -------         -------         -------
Loan recoveries:
   Commercial                           298              14              30              19             145
   Commercial real estate                 1               -               -               -              10
   Construction                           -               -               -               -               -
   Agricultural                           -              10               -               -               -
   Residential real estate                -               -               -               -               -
   Consumer                             540             317             175             140             149
                                    -------         -------         -------         -------         -------
      Total loan recoveries             839             341             205             159             304
                                    -------         -------         -------         -------         -------
Net loans charged off                (1,376)         (1,525)         (1,095)           (541)           (342)
Provision for loan losses             2,300           2,034           1,118           1,024           1,191
                                    -------         -------         -------         -------         -------
Allowance, end of year              $ 5,870         $ 4,946         $ 4,437         $ 4,414         $ 3,931
                                    -------         -------         -------         -------         -------
                                    -------         -------         -------         -------         -------
Net loans charged off to
  average loans outstanding            0.25%           0.29%           0.22%           0.12%           0.08%
Allowance for loan losses to
  ending loans outstanding             0.99            0.91            0.84            0.94            0.91

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


Loan Type             1999         %        1998         %        1997         %       1996        %       1995        %
---------             ----        --        ----        --        ----        --       ----       --       ----       --
Commercial          $  968        21      $  989         21     $  799        18     $  795       18     $  747       19
Commercial
  real estate          687        15         495         13        665        15        706       16        629       16
Construction           106         2         148          3        177         4        178        4        157        4
Agriculture            117         2          99          2         90         2         88        2         79        2
Residential
  real estate        1,174        22         742         25      1,109        25      1,280       29      1,100       28
Consumer             2,818        38       2,473         36      1,597        36      1,367       31      1,219       31
Unallocated              -         -           -          -          -         -          -        -          -        -
                    ------       ----     ------        ---     ------       ---     ------      ---     ------      ---
    Total           $5,870       100%     $4,946        100%    $4,437       100%    $4,414      100%    $3,931      100%
                    ======       ====     ======        ===     ======       ===     ======      ===     ======      ===

DEPOSITS

The following table shows the maturity schedule and amounts for the Company's time deposits of $100,000 or more at December 31, 1999.


       Under 3 months                      $  41,368
       3 to 6 months                          23,746
       Over 6 to 12 months                     9,595
       Over 12 months                         11,972
                                           ---------

                                           $  86,681
                                           =========


                                  CROWE CHIZEK

                         REPORT OF INDEPENDENT AUDITORS


Board of Directors and Stockholders
First National Bancorp, Inc.
Joliet, Illinois

We have audited the accompanying consolidated balance sheets of First National Bancorp, Inc. as of December 31, 1999 and 1998 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First National Bancorp, Inc. as of December 31, 1999 and 1998 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.


                                   /s/ Crowe, Chizek and Company LLP

                                   Crowe, Chizek and Company LLP

Oak Brook, Illinois
January 21, 2000

CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)
DECEMBER 31, 1999 AND 1998

                                                                                              1999                  1998
                                                                                       -----------           -----------
ASSETS
Cash and due from banks                                                                $    57,449           $    39,710
Federal funds sold                                                                          64,700                31,000
Securities available-for-sale                                                               71,250                66,927
Securities held-to-maturity (fair value of $193,667 in 1999
  and $195,526 in 1998)                                                                    198,166               193,733
Loans                                                                                      590,928               540,946
     Allowance for loan losses                                                              (5,870)               (4,946)
                                                                                       -----------           -----------
        Loans, net                                                                         585,058               536,000
Premises and equipment, net                                                                 20,034                18,753
Accrued interest receivable and other assets                                                10,703                 8,067
Intangibles, net                                                                             7,480                 8,485
                                                                                       -----------           -----------
     Total assets                                                                      $ 1,014,840           $   902,675
                                                                                       ===========           ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
     Deposits
        Demand, non-interest-bearing                                                   $   148,893           $   142,427
        NOW accounts                                                                        90,321                87,611
        Money market accounts                                                               49,308                45,736
        Savings                                                                            176,076               172,329
        Time deposits, $100,000 and over                                                    86,681                69,871
        Other time deposits                                                                258,330               228,342
                                                                                       -----------           -----------
           Total deposits                                                                  809,609               746,316
     Short-term borrowings                                                                 112,191                65,540
     Long-term debt                                                                              -                 3,059
     Accrued interest and other liabilities                                                  5,775                 5,652
                                                                                       -----------           -----------
        Total liabilities                                                                  927,575               820,567

Stockholders' equity
     Preferred stock, no par value, 1,000,000 shares authorized; none issued                     -                     -
     Common stock, $10 par value; 5,500,000 shares authorized;
        2,431,804 shares issued                                                             24,318                24,318
     Additional paid-in capital                                                                106                    14
     Retained earnings                                                                      64,899                58,578
     Accumulated other comprehensive income (loss)                                          (1,664)                  (52)
     Treasury stock, at cost (5,968 shares in 1999 and 11,368 shares in 1998)                 (394)                 (750)
                                                                                       -----------           -----------

        Total stockholders' equity                                                          87,265                82,108
                                                                                       -----------           -----------
           Total liabilities and stockholders' equity                                  $ 1,014,840           $   902,675
                                                                                       ===========           ===========

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT SHARE DATA)
YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

                                                                   1999                1998                1997
                                                             ----------          ----------          ----------
INTEREST INCOME
     Loans                                                   $   46,847          $   46,483          $   43,556
     Securities
        Taxable                                                  13,612              11,025              12,504
        Tax-exempt                                                1,547               1,709               1,892
     Federal funds sold                                           1,965               2,981               1,736
                                                             ----------          ----------          ----------
           Total interest income                                 63,971              62,198              59,688

INTEREST EXPENSE
     Deposits                                                    23,580              24,053              23,788
     Short-term borrowings                                        3,166               2,711               2,470
     Long-term debt                                                 100                 366                 508
                                                             ----------          ----------          ----------
        Total interest expense                                   26,846              27,130              26,766
                                                             ----------          ----------          ----------

Net interest income                                              37,125              35,068              32,922

Provision for loan losses                                         2,300               2,034               1,118
                                                             ----------          ----------          ----------

Net interest income after provision for loan losses              34,825              33,034              31,804

NONINTEREST INCOME
     Trust fees                                                   1,353               1,153               1,035
     Service charges on deposit accounts                          3,981               3,915               3,662
     Securities gains, net                                           15                 121                  13
     Other income                                                 1,869               1,950               1,189
                                                             ----------          ----------          ----------
        Total noninterest income                                  7,218               7,139               5,899

NONINTEREST EXPENSE
     Salaries and employee benefits                              13,388              13,099              12,562
     Occupancy expense                                            1,878               1,857               1,800
     Equipment expense                                            1,776               1,681               1,449
     Data processing                                              1,553               1,485               1,215
     Amortization of intangibles                                  1,005               1,004               1,021
     Other expenses                                               6,802               6,506               6,180
                                                             ----------          ----------          ----------
        Total noninterest expense                                26,402              25,632              24,227
                                                             ----------          ----------          ----------

INCOME BEFORE INCOME TAXES                                       15,641              14,541              13,476

Income tax expense                                                5,206               4,814               4,302
                                                             ----------          ----------          ----------

NET INCOME                                                   $   10,435          $    9,727          $    9,174
                                                             ==========          ==========          ==========

Earnings per share                                           $     4.31          $     4.01          $     3.77

Weighted average shares outstanding                           2,420,451           2,423,494           2,431,804

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(IN THOUSANDS, EXCEPT SHARE DATA)
YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997


                                                                                              ACCUMULATED
                                                    COMMON STOCK                                 OTHER
                                                 --------------------   ADDITIONAL              COMPRE-
                                                               PAR       PAID-IN    RETAINED    HENSIVE     TREASURY
                                                  SHARES      VALUE      CAPITAL    EARNINGS  INCOME (LOSS)  STOCK     TOTAL
                                                 ---------   --------   ----------   --------   --------     ------    ---------
Balance, January 1, 1997                         1,215,902  $  12,159   $  8,846     $ 50,394   $    (8)     $   -     $  71,391
     Comprehensive income
       Net income                                        -          -          -        9,174         -          -         9,174
       Other comprehensive income,
         net of tax
         Unrealized gains on securities,
            net of reclassification adjustment           -          -          -            -        28          -            28
                                                                                                                       ---------
           Total comprehensive income                                                                                      9,202
     Cash dividends declared -
       $1.50 per share                                   -          -          -       (3,648)        -          -        (3,648)
     2-for-1 stock split effected
       in the form of a 100% stock
       dividend                                  1,215,902     12,159     (8,846)      (3,313)        -          -             -
                                                 ---------   --------   ----------   --------   --------     ------    ---------

Balance, December 31, 1997                       2,431,804     24,318          -       52,607        20          -        76,945
     Comprehensive income
       Net income                                        -          -          -        9,727         -          -         9,727
       Other comprehensive income,
         net of tax
         Unrealized losses on securities,
           net of reclassification adjustment            -          -          -            -       (72)         -           (72)
                                                                                                                       ---------
           Total comprehensive income                                                                                      9,655
     Cash dividends declared -
       $1.55 per share                                   -          -          -       (3,756)        -          -        (3,756)
     17,268 shares of common stock
       purchased from terminated
       pension plan                                      -          -          -            -         -     (1,140)       (1,140)
     5,900 shares of common stock
       contributed to profit sharing plan                -          -         14            -         -        390           404
                                                 ---------   --------   ----------   --------   --------     ------    ---------

Balance, December 31, 1998                       2,431,804     24,318         14       58,578       (52)      (750)       82,108
     Comprehensive income
       Net income                                        -          -          -       10,435         -          -        10,435
       Other comprehensive income,
         net of tax
         Unrealized losses on securities,
           net of reclassification adjustment            -          -          -            -    (1,612)         -        (1,612)
                                                                                                                       ---------
           Total comprehensive income                                                                                      8,823
     Cash dividends declared -
       $1.70 per share                                   -          -          -       (4,114)        -          -        (4,114)
     5,400 shares of common stock
       contributed to profit sharing plan                -          -         92            -         -        356           448
                                                 ---------   --------   ----------   --------  ---------     ------    ---------
Balance, December 31, 1999                       2,431,804   $ 24,318     $  106     $ 64,899  $ (1,664)     $(394)    $  87,265
                                                 =========   ========   ==========   ========  =========     ======    =========

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF CASH FLOWS
-------------------------------------
(IN THOUSANDS)
YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

                                                                               1999                1998                1997
                                                                          ---------           ---------           ---------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                           $  10,435           $   9,727           $   9,174
     Adjustments to reconcile net income to net cash
       from operating activities
        Depreciation                                                          1,967               1,805               1,556
        Provision for loan losses                                             2,300               2,034               1,118
        Deferred income tax expense (benefit)                                  (754)                 40                (222)
        Amortization of securities premiums, net of accretion                   (13)                 56                (234)
        Amortization of intangibles                                           1,005               1,004               1,021
        Common stock contributed to profit sharing plan                         448                 404                   -
        Securities gains, net                                                   (15)               (121)                (13)
        Proceeds from sales of loans                                         34,709              76,174              20,526
        Loans originated for sale                                           (30,444)            (79,772)            (20,626)
        Net gains on sales of loans                                            (217)               (396)                (42)
        Net gains on sales of other real estate owned                             -                 (14)                  -
        (Increase) decrease in accrued interest and other assets               (668)                377                (438)
        Increase (decrease) in accrued interest and other
          liabilities                                                           123                (946)                356
                                                                          ---------           ---------           ---------
            Net cash from operating activities                               18,876              10,372              12,176

CASH FLOWS FROM INVESTING ACTIVITIES
     Change in federal funds sold                                           (33,700)             19,800              22,441
     Proceeds from maturities of securities held-to-maturity                 76,831             192,130              98,587
     Proceeds from sale of securities available-for-sale                      6,982                   -                   -
     Proceeds from maturities of securities available-for-sale                6,000               3,500              10,100
     Purchase of securities available-for-sale                              (19,994)            (58,715)            (10,486)
     Purchase of securities held-to-maturity                                (81,220)           (180,928)            (99,781)
     Loans made to customers, net of payments                               (55,559)            (12,254)            (58,547)
     Purchase of premises and equipment                                      (3,248)             (1,718)             (2,516)
     Proceeds from sales of other real estate owned                               -                 119                   -
                                                                          ---------           ---------           ---------
        Net cash from investing activities                                 (103,908)            (38,066)            (40,202)

CASH FLOWS FROM FINANCING ACTIVITIES
     Net increase in deposit accounts                                        63,293              20,134              35,643
     Net increase (decrease) in short-term borrowings                        46,651              19,333              (3,029)
     Principal paid on long-term debt                                        (3,059)             (1,758)             (2,134)
     Dividends paid                                                          (4,114)             (3,756)             (3,648)
     Common stock purchased from terminated pension plan                          -              (1,140)                  -
                                                                          ---------           ---------           ---------
        Net cash from financing activities                                  102,771              32,813              26,832
                                                                          ---------           ---------           ---------
Net change in cash and due from banks                                        17,739               5,119              (1,194)

CASH AND DUE FROM BANKS
     Beginning of year                                                       39,710              34,591              35,785
                                                                          ---------           ---------           ---------
     End of year                                                          $  57,449           $  39,710           $  34,591
                                                                          =========           =========           =========

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

First National Bancorp, Inc. (the Company), through the branch network of its subsidiary, First National Bank of Joliet, provides financial and other banking services to customers located primarily in the Will, Grundy, and Kendall Counties, Illinois areas. Customers in these areas are the primary users of the Company's loan, deposit, and trust services. A major portion of loans are secured by various forms of collateral including real estate, business assets, consumer property, and other items, although borrower cash flow is expected to be the primary source of repayment.

While the Company's chief decisionmakers monitor the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, all of the Company's banking operations are considered by management to be aggregated in one reportable operating segment.

The following summarizes the significant accounting policies used in the preparation of the accompanying consolidated financial statements.

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, First National Bank of Joliet (the Bank).

In 1998, the Company merged all of its banking subsidiaries together under the charter of First National Bank of Joliet. Previously, these subsidiaries operated as four separate banks known as First National Bank of Joliet, Southwest Suburban Bank, Bank of Lockport, and Community Bank of Plano. Also in 1998, Plano Bancshares, Inc. (Plano) was merged into the Company. Prior to the merger, Plano was a wholly-owned subsidiary of the Company and Plano owned 100% of the stock of Community Bank of Plano.

All material intercompany items and transactions have been eliminated in consolidation.

USE OF ESTIMATES: In preparing the financial statements in accordance with generally accepted accounting principles, management makes estimates and assumptions based on available information. These estimates and assumptions affect the reported amounts in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses, fair values of financial instruments, and status of contingencies are particularly subject to change. Actual results could differ from those estimates.

SECURITIES: Securities are classified as either held-to-maturity or available-for-sale. Securities classified as held-to-maturity are those debt securities that the Company has both the intent and ability to hold to maturity. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives.

Securities classified as available-for-sale are those securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including movements in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available-for-sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in stockholders' equity, net of the related deferred income tax effect.

Gains and losses on sales are determined using the amortized cost of the specific security sold. Interest income includes amortization of purchase premiums and discounts.

LOANS AND ALLOWANCE FOR LOAN LOSSES: Loans are reported at their unpaid principal outstanding, net of deferred loan fees, and the allowance for loan losses. Interest on loans is calculated primarily by using the simple interest method on daily balances of the principal amount outstanding. Nonrefundable loan fees, net of related origination costs, are initially deferred with the resulting deferred income recognized over the term of the related loan as an adjustment to the yield.

Real estate loans held for sale are carried at the lower of cost or fair value in the aggregate. Declines in fair value are charged to a valuation allowance.

The allowance for loan losses is a valuation allowance for probable credit losses. The allowance is increased by the provision for loan losses charged to expense and is decreased by loan charge-offs less recoveries. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance balance is estimated by management based on evaluations of the collectibility of loans and prior loan loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged off. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as future events change.

A loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature, such as residential mortgage and consumer loans, and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

Interest income on loans is discontinued at the time the loan is 90 days delinquent unless the loan is well secured and in the process of collection. Loans are placed on nonaccrual or charged off at an earlier date if collection of principal and interest is doubtful. Interest accrued but not collected is reversed against interest income. Interest received is recognized on the cash basis until qualifying for return to accrual status. Accrual is resumed when all contractually due payments are brought current and future payments are reasonably assured.

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

INTANGIBLES: The portion of the purchase price of acquired banks which represents the value assigned to the existing deposit base for which the annual interest and servicing costs are below market rates (core deposit intangibles) is being amortized on the straight-line method over five to ten years. The excess of cost over fair value of net assets acquired (goodwill) in the purchase of acquired banks is being amortized on the straight-line method over fifteen to twenty years.

SERVICING RIGHTS: The Company has not purchased rights to service loans for others. Servicing rights resulting from the origination and sale of loans with servicing retained are not material and have not been recorded by the Company. Therefore, the effect of FASB Statement 125, "Accounting for Mortgage Servicing Rights," effective for loan sales after December 31, 1995, has been immaterial.

LONG-TERM ASSETS: Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at discounted amounts.

REPURCHASE AGREEMENTS: Substantially all repurchase agreement liabilities represent amounts advanced by various customers. Securities are pledged to cover these liabilities which are not covered by federal deposit insurance.

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

FINANCIAL INSTRUMENTS: Financial instruments include off-balance-sheet credit instruments such as unused lines of credit and commitments to make loans and standby letters of credit which are issued to meet customers' financing needs. The face amount for these items represents the exposures to loss before considering customers' collateral or ability to repay. Such financial instruments are recorded when they are funded.

EARNINGS PER SHARE: Earnings per share are calculated on the basis of the weighted average number of shares outstanding.

COMPREHENSIVE INCOME: Comprehensive income includes both net income and other comprehensive income. Other comprehensive income consists of the change in unrealized gains and losses on securities available-for-sale, net of reclassification adjustments and tax effects.

LOSS CONTINGENCIES: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded when and if the likelihood of loss is probable and an amount or range of loss can be estimated. Management does not believe that any such contingencies now exist that could have a material effect on the Company's financial statements.

PRESENTATION OF CASH FLOWS: Cash flows from loans, federal funds sold, deposits, and short-term borrowings are shown net.

NOTE 2 - SECURITIES

The amortized cost and fair value of securities available-for-sale at year end are as follows:

                                                      Gross                Gross
                                   Amortized        Unrealized           Unrealized            Fair
                                      Cost             Gains               Losses             Value
                                    --------         ---------           --------           --------
1999
----
     U.S. Government agencies       $ 71,984         $       -           $ (2,727)          $ 69,257
     Corporate                         1,018                 -                (32)               986
                                    --------         ---------           --------           --------
         Total debt securities        73,002                 -             (2,759)            70,243
     Federal Reserve Bank stock        1,007                 -                  -              1,007
                                    --------         ---------           --------           --------
                                    $ 74,009         $       -           $ (2,759)          $ 71,250
                                    ========         =========           ========           ========


1998
----
     U.S. Treasury                  $  5,998          $     50           $      -           $  6,048
     U.S. Government agencies         58,985                65               (205)            58,845
     Corporate                         1,023                 4                  -              1,027
                                    --------         ---------           --------           --------
         Total debt securities        66,006               119               (205)            65,920
     Federal Reserve Bank stock        1,007                 -                  -              1,007
                                    --------         ---------           --------           --------
                                    $ 67,013          $    119           $   (205)          $ 66,927
                                    ========         =========           ========           ========

The amortized cost and fair value of securities held-to-maturity at year end are as follows:

                                                                 Gross                Gross
                                          Amortized           Unrealized           Unrealized              Fair
                                            Cost                 Gains               Losses                Value
                                          ---------           ----------           ----------           ---------
1999
----
     U.S. Treasury                        $   7,007           $      17             $      -            $   7,024
     U.S. Government agencies               163,192                   6               (4,559)             158,639
     States and political subdivisions       27,967                 255                 (218)              28,004
                                          ---------           ----------           ----------           ---------
                                          $ 198,166           $     278             $ (4,777)           $ 193,667
                                          =========           ==========           ==========           =========

1998
----
     U.S. Treasury                        $  16,021           $     229             $      -            $  16,250
     U.S. Government agencies               147,673                 736                 (174)             148,235
     States and political subdivisions       30,039               1,005                   (3)              31,041
                                          ---------           ----------           ----------           ---------
                                          $ 193,733           $   1,970             $   (177)           $ 195,526
                                          =========           ==========           ==========           =========

The amortized cost and fair value of debt securities as of December 31, 1999, by earliest contractual maturity date, are shown below. Actual maturities may differ from the maturities presented because borrowers may exercise rights to call or prepay their obligations.

                                                Available-for-Sale                         Held-to-Maturity
                                          -----------------------------             -----------------------------
                                          Amortized              Fair               Amortized              Fair
                                            Cost                 Value                Cost                 Value
                                          ---------           ---------             ---------           ---------
     Due in 1 year or less                $       -           $       -             $ 12,591            $  12,612
     Due after 1 through 5 years             66,004              63,479              179,403              175,045
     Due after 5 through 10 years             6,998               6,764                5,506                5,392
     Due after 10 years                           -                   -                  666                  618
                                          ---------           ----------           ----------           ---------
                                          $  73,002           $  70,243             $198,166            $ 193,667
                                          =========           ==========           ==========           =========

Securities with a carrying value of approximately $215,000,000 and $155,000,000 at December 31, 1999 and 1998 were pledged to secure public deposits, securities sold under agreements to repurchase, and for other purposes required or permitted by law.

Proceeds from the sales of securities available-for-sale in 1999 were $6,982,000 resulting in gross losses of $16,000. No securities were sold in 1998 or 1997. Securities called before their contractual maturity date resulted in gains of $31,000, $121,000, and $13,000 in 1999, 1998, and 1997, respectively.

NOTE 3 - LOANS

Loans at year end are as follows:


                                                                      1999                 1998
                                                                   ---------            ----------
   Commercial                                                      $ 124,965            $  115,152
   Commercial real estate                                             87,507                69,836
   Construction                                                       12,914                15,624
   Agricultural                                                       11,015                 9,763
   Residential real estate                                           131,671               136,894
   Consumer                                                          222,856               193,677
                                                                   ---------            ----------
       Total loans                                                   590,928               540,946
   Allowance for loan losses                                          (5,870)               (4,946)
                                                                   ---------            ----------
       Loans, net                                                  $ 585,058            $  536,000
                                                                   =========            ==========

Included in residential real estate loans are loans held for sale totaling $548,000 and $4,596,000 at December 31, 1999 and 1998. The carrying value of loans held for sale approximated fair value at December 31, 1999 and 1998.

Impaired loans are as follows:

                                                                      1999                 1998                 1997
                                                                   ---------            ----------          ----------
   Average balance of impaired loans during
     the year                                                      $     835            $      920          $      695
   Impaired loans at year end                                          1,076                   786                 876
   Allowance for loan losses allocated to impaired
     loans at year end                                                   175                   118                 224

A portion of the allowance for loan losses has been allocated to each impaired loan. Interest income recognized on impaired loans was immaterial in 1999, 1998, and 1997.

Activity in the allowance for loan losses follows:

                                                                      1999                 1998                 1997
                                                                   ---------            ----------          ----------
  Balance, beginning of year                                      $    4,946            $    4,437          $    4,414
       Provision charged to operations                                 2,300                 2,034               1,118
       Loans charged-off                                              (2,215)               (1,866)             (1,300)
       Recoveries                                                        839                   341                 205
                                                                  ----------            ----------          ----------
   Balance, end of year                                           $    5,870            $    4,946          $    4,437
                                                                  ==========            ==========          ==========

Certain executive officers and directors and companies in which they have management or beneficial ownership are loan customers of the Company. These loans have similar terms to other customer loans. An analysis of the changes in these loans, which exceed $60,000 in the aggregate per borrower, follows:

                                                                      1999
                                                                   ---------
   Total loans at beginning of year                                $   5,199
   New loans                                                           2,076
   Repayments                                                         (2,301)
                                                                   ---------
       Total loans at end of year                                  $   4,974
                                                                   =========


Loans serviced for other investors which are not reported as assets in the financial statements approximated $120,000,000 and $105,000,000 at December 31, 1999 and 1998, respectively.

NOTE 4 - PREMISES AND EQUIPMENT

Major classifications of premises and equipment are summarized as follows at year end.

                                                                      1999                 1998
                                                                   ---------            ----------
   Land and land improvements                                      $   6,038            $    5,888
   Buildings                                                          16,103                14,854
   Equipment                                                          11,507                10,695
                                                                   ---------            ----------
       Total cost                                                     33,648                31,437
   Accumulated depreciation                                          (13,614)              (12,684)
                                                                   ---------            ----------
       Carrying value                                              $  20,034            $   18,753
                                                                   =========            ==========

NOTE 5 - INTANGIBLES

Goodwill of $11,059,000 is reported net of accumulated amortization of $5,424,000 and $4,801,000 as of December 31, 1999 and 1998, respectively. Core deposit intangibles of $4,147,000 are reported net of accumulated amortization of $2,302,000 and $1,920,000 as of December 31, 1999 and 1998, respectively.

NOTE 6 - EMPLOYEE BENEFIT PLANS

In January 1998, the Board of Directors approved the process of terminating the pension plan. No credit was given for participant service after January 31, 1998. Final distributions aggregating $6.5 million were made to participants in September 1998.

The amount charged to expense for the Company's pension plan during 1998 and 1997 consisted of the following:

                                                                      1998                 1997
                                                                   ---------            ----------
   Service cost                                                    $     119            $      394
   Interest cost on projected benefit obligation                         444                   457
   Expected return on plan assets                                       (448)                 (402)
   Net amortization                                                       19                    18
   Settlement loss, net of curtailment gain                              287                     -
                                                                   ---------            ----------
       Pension expense                                             $     421            $      467
                                                                   =========            ==========
   Assumptions used
       Discount rate                                                    7.00%                 7.00%
       Expected return on plan assets                                   8.00%                 8.00%
       Rate of compensation increase                                    4.50%                 4.50%

The following table sets forth information regarding the plan's funding status as of October 31, 1998 and the amount recognized in the accompanying consolidated balance sheet as of December 31, 1998:

   Change in benefit obligation
       Beginning benefit obligation                                $   7,178
       Service cost                                                      119
       Interest cost                                                     444
       Actuarial gain                                                   (919)
       Settlement loss, net of curtailment gain                          287
       Benefits and final distributions paid                          (7,109)
                                                                      ------
          Ending benefit obligation                                $       -
                                                                      ======
   Change in plan assets
       Beginning fair value                                            5,855
       Investment income, net of administrative expenses                 536
       Employer contribution                                             718
       Benefits and final distributions paid                          (7,109)
                                                                      ------
          Ending fair value                                        $       -
                                                                      ======

Contributions to the 401(k) plan for the years ended December 31, 1999, 1998, and 1997 were $188,000, $177,000, and $176,000, respectively.

The Company's contribution to the profit sharing plan was 5,400 and 5,900 shares of the Company's common stock valued at $448,000 and $404,000 in 1999 and 1998, respectively. All shares contributed were allocated to participants as of December 31, 1999 and 1998, respectively. A participant or beneficiary who receives Company stock from the plan has the right to require the Company to purchase the stock at fair market value during two sixty-day put option periods. The second put option expires sixty days after the participant receives notice of the next valuation of the stock following the distribution. The Company obtains a valuation of the stock on an annual basis. The fair value of the stock held by the profit sharing plan is considered immaterial to the Company's total stockholders' equity at December 31, 1999.

NOTE 7 - DEPOSITS

At December 31, 1999, the scheduled maturities of time deposits are as follows:

                     2000                 $ 302,898
                     2001                    23,761
                     2002                    12,477
                     2003                     3,757
                     2004                     2,118
                                          ---------
                                          $ 345,011
                                          ---------
                                          ---------

NOTE 8 - SHORT-TERM BORROWINGS

Short-term borrowings consist of securities sold under agreements to repurchase,federal funds purchased, and U.S. Treasury demand note accounts. These short-term borrowings are financing arrangements. Physical control is maintained for securities sold under repurchase agreements.

Information concerning short-term borrowings follows:

                                                                      1999                 1998                 1997
                                                                   ---------            ----------          ----------
   End of year
       Outstanding balance                                         $ 112,191            $   65,540          $   46,207
       Weighted average interest rate                                   5.47%                 4.92%               5.28%
   During the year
       Average outstanding balance                                 $  63,198            $   51,656          $   45,276
       Maximum outstanding balance                                   112,191                65,540              54,899
       Weighted average interest rate                                   5.01%                 5.25%               5.46%

The carrying value and fair value of the securities underlying the above agreements at December 31, 1999 follow:

   Carrying value                                                  $ 121,496
   Fair value                                                        119,437

At December 31, 1999, securities sold under agreements to repurchase are summarized below:

                                                                                                  Collateral
                                                                                                  ----------
                                                                                                 U.S. Treasury
                                                                   Weighted                     and Government
                                                                    Average                    Agency Securities
                                                                                       -------------------------------
      Original                                  Repurchase         Interest             Amortized               Fair
        Term                                     Liability           Rate                 Cost                  Value
    -------------                              -----------        --------             -----------         -----------
    Up to 30 days                              $   1,825            5.27%              $   3,046           $    2,968
    30 to 90 days                                 39,591            5.55                  46,260               45,111
    Over 90 days                                  65,079            5.51                  64,845               63,199
                                               -----------        --------             -----------         -----------
                                               $ 106,495            5.52%              $ 114,151           $  111,278
                                               -----------        --------             -----------         -----------

At December 31, 1999, the Company had unused lines of credit to purchase federal funds from other banks totaling $40,000,000.

NOTE 9 - LONG-TERM DEBT

The Company had a term note payable to another financial institution of $1,800,000 which accrued interest at the London Interbank Offered Rate plus 175 basis points and required quarterly principal payments of $125,000 plus interest. The note was paid off in its entirety in February 1999.

The Company had debentures payable of $1,259,000 to certain former stockholders of Plano Bancshares, Inc. The debentures required semi-annual interest payments at the national prime interest rate. The remaining principal balance was paid off in October 1999.

NOTE 10 - INCOME TAXES

Income tax expense consists of the following:

                                                                      1999                 1998                 1997
                                                                   ---------            ----------          ---------
   Currently payable tax
       Federal                                                     $   5,680            $    4,464          $    4,379
       State                                                             280                   310                 145
   Deferred tax expense (benefit)                                       (754)                   40                (222)
                                                                   ---------            ----------          ---------
       Income tax expense                                          $   5,206            $    4,814          $    4,302
                                                                   ---------            ----------          ---------
                                                                   ---------            ----------          ---------

A reconciliation of income tax expense and the amount computed by applying the statutory federal income tax rate of 35% to income before income taxes follows:

                                               1999                            1998                           1997
                                       ------------------             --------------------            --------------------
                                         Amount       %                Amount           %             Amount           %
                                       ---------    -----             --------        ----            -------        -----
   Income tax at statutory rate        $  5,474      35.0%            $  5,089        35.0%          $  4,717        35.0%
   Increase (decrease)
     resulting from
       State income taxes,
         net of federal benefit             117        .7                  190         1.3                 71          .5
       Tax-exempt income                   (659)     (4.2)                (675)       (4.6)              (707)       (5.3)
       Nondeductible
         interest expense                    73        .5                   79          .5                 80          .6
       Goodwill amortization                218       1.4                  218         1.5                218         1.6
       Other items, net                     (17)      (.1)                 (87)        (.6)               (77)        (.5)
                                       ---------    -----             --------        ----            -------        -----
          Income tax expense           $  5,206      33.3%            $  4,814        33.1%          $  4,302        31.9%
                                       ---------    -----             --------        ----            -------        -----
                                       ---------    -----             --------        ----            -------        -----

Net deferred tax assets and liabilities included in the balance sheet consist of the following components at year end.

                                                                      1999                 1998
                                                                   ---------            ----------
   Deferred tax assets
       Securities available-for-sale                               $   1,095            $       34
       Allowance for loan losses                                       2,328                 1,962
       Other items, net                                                  170                   104
                                                                   ---------            ----------
                                                                       3,593                 2,100
   Deferred tax liabilities
       Premises and equipment                                         (1,057)               (1,236)
       Intangibles                                                      (732)                 (811)
       Purchase accounting adjustments and other items, net             (383)                 (447)
                                                                   ---------            ----------
                                                                      (2,172)               (2,494)
                                                                   ---------            ----------
          Net deferred tax assets (liabilities)                    $   1,421            $     (394)
                                                                   ---------            ----------
                                                                   ---------            ----------

No valuation allowance was considered necessary for deferred tax assets.

NOTE 11 - COMMITMENTS AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

At December 31, 1999, reserves of approximately $19.4 million were required as deposits with the Federal Reserve Bank or as cash on hand. These reserves do not earn interest.

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of customers. These financial instruments include commitments to extend credit and standby letters of credit, which, to varying degrees, involve elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheet.

The Company's exposure to credit loss on commitments to extend credit and standby letters of credit in the event of nonperformance by the customer is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments.

A summary of the contract amounts of the Company's exposure to off-balance-sheet risk at year end follows:

                                                                      1999                 1998
                                                                   ---------            ----------
   Financial instruments whose contract amounts
     represent credit risk
       Loan commitments, including unused lines of credit          $  63,133            $   69,092
       Standby letters of credit                                      12,509                16,833

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained is based on management's credit evaluation of the customer.

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

NOTE 13 - CAPITAL REQUIREMENTS

The Bank is limited in the amount of dividends that can be paid without prior approval of the banking regulatory agencies. As of December 31, 1999, the Bank could pay dividends to the Company of $6,776,000 without obtaining prior approval of the bank regulatory agencies.

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

The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as are asset growth and expansion, and plans for capital restoration are required. The minimum requirements under the prompt corrective action regulations are:

                                               Capital to Risk-
                                                Weighted Assets
                                            -----------------------      Tier 1 Capital
                                            Total            Tier 1     to Average Assets
                                            ---------------------------------------------
Well capitalized                             10%               6%              5%
Adequately capitalized                        8%               4%              4%
Undercapitalized                              6%               3%              3%

For the Company and the Bank, Tier I capital consists of stockholders' equity (excluding unrealized gains and losses on securities available-for-sale), less intangible assets, and related deferred taxes. Total capital consists of Tier I capital plus the allowance for loan losses. At December 31, 1999, consolidated actual capital levels and minimum required levels for the consolidated Company and the Bank were:


                                                                                      Minimum Amount Required
                                                                                      -----------------------
                                                                                                          To Be Well
                                                                                   For                    Capitalized
                                                   Actual                         Capital                Under Prompt
                                             --------------------                Adequacy              Corrective Action
                                             Ratio         Amount                Purposes                 Regulations
                                             ---------------------               --------              -----------------
   Total capital (to risk-weighted
     assets)
       Consolidated                          13.41%       $  88,051              $  52,515                $  65,643
       Bank                                  13.28           87,052                 52,445                   65,557
   Tier I capital (to risk-weighted
     assets)
       Consolidated                          12.52           82,181                 26,257                   39,386
       Bank                                  12.38           81,182                 26,223                   39,334
   Tier I capital (to average assets)
       Consolidated                           8.33           82,181                 39,469                   49,336
       Bank                                   8.34           81,182                 38,931                   48,663

At December 31, 1999 and 1998, the Company and the Bank were categorized as well capitalized per the banking regulations described above. There are no conditions or events since that notification that management believes have changed the Company and the Bank's categorization.

Actual capital ratios at year end are summarized below:

                                                        Consolidated
                                                           Company                                 Bank
                                                      -----------------                     ------------------
                                                      1999         1998                     1999          1998
                                                      ----         ----                     ----          ----
   Total capital to risk-weighted assets             13.41%        13.43%                  13.28%         13.78%
   Tier I capital to risk-weighted assets            12.52         12.59                   12.38          12.94
   Tier I capital to average assets                   8.33          8.43                    8.34           8.67

NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS AND INTEREST RATE RISKS

The carrying amount and estimated fair value of financial instruments as of December 31, follow:


                                                             1999                                    1998
                                                   ------------------------               -------------------------
                                                   Carrying           Fair                 Carrying           Fair
                                                    Amount            Value                 Amount            Value
                                                   --------        --------               ---------         -------
   Financial assets
       Cash and due from banks                    $  57,449        $  57,449              $  39,710        $  39,710
       Federal funds sold                            64,700           64,700                 31,000           31,000
       Securities available-for-sale                 71,250           71,250                 66,927           66,927
       Securities held-to-maturity                  198,166          193,667                193,733          195,526
       Loans, net                                   585,058          582,114                536,000          540,276
       Accrued interest receivable                    7,006            7,006                  7,142            7,142

   Financial liabilities
       Deposits                                     809,609          810,334                746,316          748,104
       Short-term borrowings                        112,191          112,191                 65,540           65,540
       Long-term debt                                     -                -                  3,059            3,059
       Accrued interest payable                       3,523            3,523                  3,550            3,550

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

SECURITIES: Fair values for securities are based on quoted market prices, where available. If quoted prices are not available, fair values are based on quoted market prices of comparable instruments and information about the issuer.

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

ACCRUED INTEREST: The carrying amounts of accrued interest receivable and payable approximate their fair value.

DEPOSIT LIABILITIES: The fair values of non-interest-bearing demand, NOW, savings, and money market deposits equal their carrying amounts which represent the amount payable on demand. Fair values for time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregate expected maturities on time deposits.

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

NOTE 15 - CASH FLOW INFORMATION
Supplemental disclosures of cash flow information are as follows:

                                                                            1999               1998               1997
                                                                            ----               ----               ----
     Cash payments for
        Interest                                                         $ 26,873           $  27,786          $ 26,696
        Income taxes                                                        6,509               4,634             4,688

     Noncash investing and financing activities
        Other real estate acquired in settlement
          of loans                                                            153                 157                 -
        Common stock contributed
          to profit sharing plan                                              448                 404                 -

NOTE 16 - CONDENSED PARENT COMPANY FINANCIAL INFORMATION

The condensed financial statements of First National Bancorp, Inc. (parent company only) are presented below:

                                 BALANCE SHEETS

                                                                             1999                     1998
                                                                             ----                     ----
ASSETS
Cash                                                                      $     614                $      15
Investments in subsidiary                                                    86,999                   84,962
Land                                                                            106                      106
Other assets                                                                     26                      447
                                                                          ---------                ---------
   Total assets                                                           $  87,745                $  85,530
                                                                          ---------                ---------
                                                                          ---------                ---------

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
   Long-term debt                                                         $       -                $   3,059
   Other liabilities                                                            480                      363
Stockholders' equity                                                         87,265                   82,108
                                                                          ---------                ---------
   Total liabilities and stockholders' equity                             $  87,745                $  85,530
                                                                          ---------                ---------
                                                                          ---------                ---------

                              STATEMENTS OF INCOME

                                                                     Years Ended December 31,
                                                             --------------------------------------
                                                            1999             1998             1997
                                                          -------          -------          -------
Dividends from subsidiary                                 $ 7,241          $ 7,227          $ 6,222
Interest and other expenses                                   741            1,070            1,132
                                                          -------          -------          -------
Income before income taxes and equity
  in undistributed net income of subsidiary                 6,500            6,157            5,090
Income tax benefit                                            286              443              449
                                                          -------          -------          -------
Income before equity in undistributed net
  income of subsidiary                                      6,786            6,600            5,539
Equity in undistributed net income of subsidiary            3,649            3,127            3,635
                                                          -------          -------          -------
Net income                                                $10,435          $ 9,727          $ 9,174
                                                          =======          =======          =======

                            STATEMENTS OF CASH FLOWS

                                                                              Years Ended December 31,
                                                             ----------------------------------------------
                                                                1999               1998               1997
                                                             --------           --------           --------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                $ 10,435           $  9,727           $  9,174
   Adjustments to reconcile net income to net
     cash provided by operating activities
       Undistributed net income of subsidiary                  (3,649)            (3,127)            (3,635)
       Change in other assets and other liabilities               538                 21               (153)
                                                             --------           --------           --------
          Net cash from operating activities                    7,324              6,621              5,386

CASH FLOWS FROM FINANCING ACTIVITIES
   Principal payments on long-term debt                        (3,059)            (1,758)            (2,134)
   Common stock purchased from terminated
     pension plan                                                   -             (1,140)                 -
   Common stock contributed to profit sharing plan
     in exchange for cash received from subsidiary                448                  -                  -
   Cash dividends paid                                         (4,114)            (3,756)            (3,648)
                                                             --------           --------           --------
          Net cash from financing activities                   (6,725)            (6,654)            (5,782)
                                                             --------           --------           --------
          Net change in cash                                      599                (33)              (396)

CASH
   Beginning of year                                               15                 48                444
                                                             --------           --------           --------
   End of year                                               $    614           $     15           $     48
                                                             ========           ========           ========
Noncash financing activity
   Common stock contributed to profit sharing plan
     in exchange for receivable due from subsidiary           $     -           $    404           $      -

NOTE 17 - OTHER COMPREHENSIVE INCOME

Other comprehensive income components and related taxes were as follows:

                                                                   1999                 1998                 1997
                                                                 -------             --------             --------
   Unrealized holding gains and losses on
     available-for-sale securities                               $(2,658)            $      2             $     59
   Less reclassification adjustments for gains
     later recognized in income                                      (15)                (121)                 (13)
                                                                 -------             --------             --------
   Net unrealized gains and loses                                 (2,673)                (119)                  46
   Tax effect                                                      1,061                   47                  (18)
                                                                 -------             --------             --------

       Other comprehensive income (loss)                         $(1,612)            $    (72)            $     28
                                                                 -------             --------             --------
                                                                 -------             --------             --------

NOTE 18 - QUARTERLY RESULTS OF OPERATIONS (Unaudited)

                                  Year Ended December 31, 1999                    Year Ended December 31, 1998
                           ------------------------------------------       ----------------------------------------
                                         Three Months Ended                             Three Months Ended
                           ------------------------------------------       ----------------------------------------
                           Dec. 31    Sep. 30     June 30    March 31       Dec. 31    Sep. 30    June 30   March 31
                           -------    -------     --------   --------       -------    -------    -------    -------
Net interest income        $ 9,468    $ 9,487     $ 9,261     $ 8,909       $ 9,102    $ 8,756    $ 8,695    $ 8,515
Provision for loan losses    1,025        525         375         375           975        375        375        309
Noninterest income           1,836      1,803       1,808       1,771         1,931      1,774      1,732      1,702
Noninterest expense          7,797      6,452       6,334       5,819         7,350      6,112      6,210      5,960
                           -------    -------     -------     -------       -------    -------    -------    -------
Income before income
  taxes                      2,482      4,313       4,360       4,486         2,708      4,043       3,842     3,948
Income tax expense             761      1,440       1,478       1,527           844      1,356       1,281     1,333
                           -------    -------     -------     -------       -------    -------    -------    -------

Net income                 $ 1,721    $ 2,873     $ 2,882     $ 2,959       $ 1,864    $ 2,687     $ 2,561   $ 2,615
                           =======    =======     =======     =======       =======    =======     =======   =======
Earnings per share         $   .71    $  1.19     $  1.19     $  1.22       $   .77    $  1.11     $  1.05   $  1.08
                           =======    =======     =======     =======       =======    =======     =======   =======
Average common
  shares outstanding     2,420,495  2,420,436   2,420,436   2,420,436   2,414,600   2,416,038  2,431,804 2,431,804

NOTE 19 - SUBSEQUENT EVENT

On January 13, 2000, the Company's Board of Directors approved a resolution to increase the number of authorized common stock shares from 5,500,000 shares to 10,000,000 shares. Such resolution is subject to stockholder approval at the March 9, 2000 annual meeting.

             [LOGO] FIRST NATIONAL BANK
                    OF JOLIET


                                     JOLIET
                                     ------
                             78 North Chicago Street
                                Scott & Jefferson
                               Midland & Campbell
                                Black & Essington
                        1590 N. Larkin (Inside Cub Foods)
                        191 S. Larkin (Inside Cub Foods)

                            SHOREWOOD BANKING CENTER
                            ------------------------
                              Route 52 & Brookshore

                            CHANNAHON BANKING CENTERS
                            -------------------------
                                 24745 W. Eames
                         Route 6 & I-55 (Inside Franks)

                             MINOOKA BANKING CENTER
                             ----------------------
                                 207 W. Mondamin

                            PLAINFIELD BANKING CENTER
                            -------------------------
                             Route 59 & Renwick Road

                           ROMEOVILLE BANKING CENTERS
                           --------------------------
                               626 Townhall Drive
                                80 S. Weber Road

                             LOCKPORT BANKING CENTER
                             -----------------------
                              826 East Ninth Street

                          HOMER TOWNSHIP BANKING CENTER
                          -----------------------------
                            159th Street & Cedar Road

                           BOLINGBROOK BANKING CENTER
                           --------------------------
                               225 Lily Cache Lane

                              PLANO BANKING CENTER
                              --------------------
                               2005 West Route 34

              [LOGO] FIRST NATIONAL BANCORP, INC.

                     78 North Chicago Street
                      Joliet, Illinois 60432