Form 10-K405, Exhibit 13
period 2000-12-31
FIRST NATIONAL BANCORP INC /IL/
filed 2001-03-23
CIK 788783

                              FINANCIAL HIGHLIGHTS

In thousands, except per share data          2000           1999          % Increase
-----------------------------------          ----           ----          ----------
Total Assets At Year End                  $1,067,781      $1,014,840          5.22%
Net Income                                $   11,506      $   10,435         10.26%
Earnings Per Share                        $     3.79      $     3.45          9.86%
Stockholders' Equity                      $   96,034      $   87,265         10.05%
Book Value Per Share                      $    31.61      $    28.78          9.83%


                        STOCKHOLDERS' EQUITY AT YEAR END
                                 (IN THOUSANDS)

1998           $82,108
1999           $87,265
2000           $96,034


                            TOTAL ASSETS AT YEAR END
                                 (IN THOUSANDS)

1998           $  902,675
1999           $1,014,840
2000           $1,067,781

                                    CONTENTS

Letter to Shareholders ......................................     2
2000 Highlights .............................................     4
Condensed Consolidated Balance Sheets .......................     6
Condensed Consolidated Statements of Income .................     7
Condensed Consolidated Statements of Stockholders' Equity ...     8
Report of Independent Auditors ..............................     8
Selected Financial & Common Stock Date ......................     9
Directors ...................................................    10
Officers ....................................................    12

                                 STANDING TALL
                               WITH OUR COMMUNITY

          IN 2000, WE TOOK OUR ROLE AS A COMMUNITY BANK TO A NEW LEVEL
       BY FOCUSING ON PERSONAL SERVICE; EXPANDING OUR LEVEL OF COMMUNITY REINVESTMENT; AND INCREASING OUR PERSONAL INVOLVEMENT IN CIVIC AND
       SERVICE ORGANIZATIONS. IN THE PAGES TO FOLLOW, YOU WILL MEET A FEW
      INDIVIDUALS WHO MAKE ALL OF US PROUD TO BE A PART OF AN INSTITUTION
         AND A COMMUNITY WHICH HAVE STOOD TALL TOGETHER FOR 143 YEARS.


                                   NET INCOME
                                 (IN THOUSANDS)

1998           $ 9,727
1999           $10,435
2000           $11,506

                               EARNINGS PER SHARE

1998           $3.21
1999           $3.45
2000           $3.79

                          [PICTURE OF KEVIN T. REARDON]

                                Kevin T. Reardon
               Chairman of the Board and Chief Executive Officer


Meeting our customers' banking needs with comprehensive services, influencing the success of the individuals we serve, and maintaining growth was our primary objective for the year 2000, as it has been for the past 143 years.

We are pleased to report that First National Bancorp has once again produced record net income and earnings per share.

Net income reached an all time high of $11.5 million, an increase of $1.1 million over last year. With this record net income, earnings per share increased by 10% to $3.79 and stockholders' equity grew to $96.0 million by year-end.

As you may recall, during 2000 our board of directors approved a 5-for-4 stock split payable to shareholders of record on March 16, 2000. Cash dividends paid in 2000 were $1.44 per share, a 5.9% increase from the previous year.

First National Bancorp's total assets grew to $1.07 billion, up $52.9 million from 1999. Commercial loans also grew to a new year-end high of $237.0 million. This growth is further indication of our strong market position in Will County, the fastest growing county in the state.

We continue to focus on strengthening and expanding our market position in Will, Grundy and Kendall Counties. First National Bancorp has continued to renovate several facilities to maintain a high quality of service to our existing customers and enhance visibility with potential clients. Our efforts to grow and expand have also proved to be successful. In September, we opened our first branch in Manhattan, Illinois south of Interstate 80, along with a drive-thru ATM and future branch site in the nearby community of Elwood.

While convenient banking center locations are important in serving our customers, an increasing number of consumers chose other convenient ways to conduct their banking. This is evidenced by a record number of calls logged by First Fone, our twenty-four hour telephone banking service. It received well over one million inquiries during the past year. We see significant transaction growth on our ATM network. In just the past year alone, the transactions on our network increased over 18%. In an added effort to meet this growing demand, we have also expanded our ATM network by acquiring new ATM locations in retail shopping malls throughout Chicago's suburbs.

We also continue to invest in upgrades to our information systems in order to take advantage of new technologies, such as document imaging and Internet banking. These products continue to give us a strong presence in the marketplace by providing easy access to accounts, added convenience, and service for all of our customers.

At First National Bancorp, we want our customers to know their bankers well. We have created an environment that encourages a one-on-one relationship, and developed a match between customers' needs and our ability to meet them. We pride ourselves on retaining individuals who show a concern for their customers, their workplace and community while keeping our traditional principles in place. Principles we believe portray the spirit of First National Bancorp.

Facing the future with confidence, we anticipate our markets will continue to grow and prosper. Our bank is well positioned to take advantage of this growth, and our staff is well trained and ready to meet the challenges of a highly competitive marketplace. As always, we strive to enhance shareholder value through strategic expansion of our facilities, services and the use of technology.

We gratefully acknowledge the efforts of our directors, officers and employees who have contributed to the growth and profitability of First National Bancorp, Inc. and their communities through their creativity, loyalty and dedication.

It is the core values of customer convenience, community, involvement and consistent financial growth that epitomize First National as a pillar of strength, standing tall in our community as we begin our 144th year.


/s/ Kevin T. Reardon

Kevin T. Reardon
Chairman of the Board and Chief Executive Officer


/s/ Albert G. D' Ottavio
Albert G. D' Ottavio
President and Chief Operating Officer


                        [PICTURE OF ALBERT G. D' OTTAVIO]
                              Albert G. D' Ottavio
                     President and Chief Operating Officer

SELECTED FINANCIAL DATA

(in thousands, except share data)

                                                   2000             1999             1998             1997             1996
                                                ----------       ----------       ----------       ----------       ----------
STATEMENT OF INCOME
  Net interest income                           $   37,695       $   37,125       $   35,068       $   32,922       $   30,440
  Provision for loan losses                          1,875            2,300            2,034            1,118            1,024
  Noninterest income                                 7,808            7,218            7,139            5,899            5,491
  Noninterest expense                               26,889           26,402           25,632           24,227           22,249
  Income before income taxes                        16,739           15,641           14,541           13,476           12,658
  Net income                                        11,506           10,435            9,727            9,174            8,521

BALANCE SHEET - END OF YEAR BALANCES
  Securities                                    $  341,758       $  269,416       $  260,660       $  216,701       $  214,828
  Loans, net                                       572,002          585,058          536,000          521,943          464,372
  Total assets                                   1,067,781        1,014,840          902,675          860,756          824,570
  Deposits                                         844,067          809,609          746,316          726,156          690,513
  Stockholders' equity                              96,034           87,265           82,108           76,945           71,391

BALANCE SHEET - AVERAGE BALANCES
  Securities                                       307,339       $  260,583       $  211,946       $  234,941       $  213,653
  Loans, net                                       579,007          560,077          529,752          493,790          441,619
  Total assets                                   1,009,031          936,199          867,915          829,878          773,792
  Deposits                                         818,288          781,893          724,894          696,068          640,485
  Stockholders' equity                              91,262           85,232           80,098           74,040           68,269

WEIGHTED AVERAGE SHARES OUTSTANDING (1)(2)       3,031,934        3,025,564        3,029,368        3,039,755        3,039,755

PER SHARE DATA (1)(2)
  Book value                                    $    31.61           $26,78       $    27.14       $    25.31       $    23.49
  Earnings                                            3.79             3.45             3.21             3.02             2.80
  Cash dividends                                      1.44             1.36             1.24             1.20             1.20

SELECTED FINANCIAL RATIOS
  Average net loans to average deposits              70.76%           71.63%           73.08%           70.74%           68.95%
  Return on average assets                            1.14%            1.11%            1.12%            1.11%            1.10%
  Return on average equity                           12.61%           12.24%           12.14%           12.39%           12.48%
  Net interest margin (3)                             4.18%            4.44%            4.53%            4.47%            4.47%
  Average equity to average assets                    9.04%            9.10%            9.23%            8.92%            8.82%
  Dividend payout ratio                              37.95%           39.43%           38.61%           39.76%           42.80%


(1) Per share data for the years 1999, 1998, 1997, and 1996 have been restated for a 5-for-4 stock split effected in the form of a 25% stock dividend in 2000.

(2) Per share data for the year 1996 has been restated for a 5-for-4 stock split effected in the form of a 25% stock dividend in 2000 and a 2-for-1 stock split effected in the form of a 100% stock dividend in 1997.

(3) Net interest income (on a fully tax equivalent basis assuming an income tax rate of 35%) divided by average interest earning assets.

COMMON STOCK PRICE RANGE, DIVIDENDS 2000-1999 (UNAUDITED)

                     Price Range         Cash Dividends                               Price Range         Cash Dividends
                    -------------           Declared                                 -------------           Declared
2000                High      Low          Per Share             1999                High      Low          Per Share
                    ----     ----        --------------                              ----     ----        --------------
4th quarter         $ 68     $ 64            $ 0.36              4th quarter (1)     $ 68     $ 64            $ 0.34
3rd quarter           69       60              0.36              3rd quarter (1)       66       62              0.34
2nd quarter           68       63              0.36              2nd quarter (1)       64       58              0.34
1st quarter (1)       69       60              0.36              1st quarter (1)       60       55              0.34


(1) Per share information restated for the 5-for-4 stock split effected in the form of a 25% dividend in 2000.

                    [FIRST NATIONAL BANCORP, INC. GRAPHIC]

                     [FIRST NATIONAL BANCORP, INC. LOGO]



                              FINANCIAL REPORT 2000
          -------------------------------------------------------------
                                    CONTENTS

Management's Discussion and Analysis ..........................................1

Additional Statistical Information ...........................................12

Report of Independent Auditors ...............................................17

Financial Statements

     Consolidated Balance Sheets .............................................18

     Consolidated Statements of Income .......................................19

     Consolidated Statements of Stockholders' Equity .........................20

     Consolidated Statements of Cash Flows ...................................21

     Notes to Consolidated Financial Statements ..............................22

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                      ------------------------------------
                       (table dollar amounts in thousands)

The following presents management's discussion and analysis of the results of operations and financial condition of First National Bancorp, Inc. (the Company) as of the dates and for the periods indicated. This discussion should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto and other financial data appearing elsewhere in the Annual Report.

The statements contained in this management's discussion and analysis that are not historical facts are forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiary bank include, but are not limited to, changes in: interest rates; general economic conditions; legislation and regulation; monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Federal Reserve Board; the quality or composition of the loan or securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company's market area; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. Further information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

All per share data for years prior to 2000 has been restated to reflect the 5-for-4 stock split effected in the form of a 25% stock dividend in 2000.

OVERVIEW

The Company is a bank holding company providing financial and other banking services to customers located primarily in the Will, Grundy, and Kendall Counties, Illinois areas. The Company was originated on September 30, 1986 with the merger of First National Bank of Joliet. While the principal office of the Company and the First National Bank of Joliet continue to be located in Joliet, Illinois, expansion has occurred through the acquisition in January 1989 of Southwest Suburban Bank, located in Bolingbrook, Illinois (25 miles southwest of Chicago), and the acquisition in December 1990 of Bank of Lockport (35 miles southwest of Chicago). In March 1992, the First National Bank of Joliet acquired the Minooka facility of Morris Federal Savings Bank. Plano Bancshares, Inc., the parent of Community Bank of Plano (45 miles west of Chicago), was acquired in October 1994. In 1998, the Company merged Southwest Suburban Bank, Bank of Lockport, and Community Bank of Plano into First National Bank of Joliet. In September 2000, the First National Bank of Joliet acquired the Manhattan branch facility of Marquette National Bank. At December 31, 2000, the Company now has 18 customer banking locations and total assets of $1.1 billion compared to $1.0 billion at the end of 1999. Five new branch offices have been opened in the past five years, including the branch facility acquired during 2000. These acquisitions and branch openings are reflective of management's strategic plan to expand in areas where the Company either already has market penetration or where the Company's present customer service area borders the new market.

FINANCIAL CONDITION

In both 2000 and 1999, the Company experienced continued growth in deposits, earning assets, total assets, and stockholders' equity. Average earning assets for 2000 were $933.0 million, an increase of $72.7 million, or 8.4%, from $860.3 million in 1999. The 2000 average earning asset growth is primarily related to increases in the average loan portfolio, which grew 3.4%, and the securities portfolio, which grew 18.0%. This growth was funded through average deposit growth of 4.7% in 2000 and 7.9% in 1999 and average short-term borrowing growth of 51.9% in 2000 and 22.3% in 1999. Economic factors remain generally favorable, and management expects loan and deposit growth to continue as the markets the Company serves continue to expand.

Total deposits continued to grow in 2000, as they have for several years in a row. Total deposits increased 4.3% and 8.5% in 2000 and 1999, respectively, based on year-end amounts. Each category of deposits, except time deposits, experienced growth in 2000. Time deposits showed a slight decrease of $83,000 in 2000, as the Company did not match the high certificate of deposit rates offered by some competitors, particularly in the latter part of 2000. An important source of deposit growth has been the opening of new branch offices during the past few years.

In 2000, funding provided by short-term borrowings continued to increase. Short-term borrowings consist of securities sold under agreements to repurchase, federal funds purchased, and U.S. Treasury demand note accounts. The increase in short-term borrowings over the past few years has been influenced by the amount of funds available to municipalities and government offices in the market areas served by the Company. The increase in available funds has been a result of favorable economic factors related to the market areas served by the Company, including continued commercial and residential development and overall population growth. Future availability of these sources of funding cannot be predicted with any certainty. Short-term borrowings represented 12.6% and 12.2% of funding liabilities as of December 31, 2000 and 1999, respectively.

The Company's stockholders' equity increased 10.0% and 6.3% in 2000 and 1999, respectively, based on year-end amounts. Retained earnings has been the primary source of growth in stockholders' equity in 2000 and 1999. The fair value of the Company's securities available-for-sale increased in value as market interest rates changed, resulting in unrealized gains on securities available-for-sale, net of tax, of $1.3 million in 2000.

Total stockholders' equity at December 31, 2000 was $96.0 million, an increase of $8.8 million from the prior year end. Book value per share increased to a record high of $31.61 at December 31, 2000. Total equity and book value per share have increased for several consecutive years.

RESULTS OF OPERATIONS

For the year ended December 31, 2000, the Company earned $11.5 million, or $3.79 per share, as compared to $10.4 million, or $3.45 per share, and $9.7 million, or $3.21 per share, in 1999 and 1998, respectively. Net income for 2000 increased by 10.3% over that of 1999, while a 7.3% increase was achieved in 1999. The operating performance of bank holding companies is often measured, and comparisons made, based on net income to average assets and net income to average equity. The Company's return on average assets was 1.14% in 2000, compared to 1.11% and 1.12% in 1999 and 1998, respectively. Return on average equity was 12.61% in 2000, 12.24% in 1999, and 12.14% in 1998.

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

On a tax equivalent basis (35% income tax rate), the Company's net interest income expressed as a percentage of average interest earning assets (net interest margin) was 4.18% in 2000, as compared to 4.44% in 1999 and 4.53% in 1998. In 2000, the yield on earning assets increased 21 basis points to 7.77% and the yield on interest-bearing liabilities increased 57 basis points to 4.37%. The increase in the yield on earning assets during 2000 was due primarily to the generally higher level of interest rates in 2000 compared to 1999. For example, the average prime rate in 2000 was approximately 9.2% compared to 8.0% in 1999 and 8.4% in 1998. The increase in the yield on interest-bearing liabilities is primarily due to the significantly higher volume and cost of time deposits and short-term borrowings in 2000.

The yield on earning assets decreased 38 basis points to 7.56% and the yield on interest-bearing liabilities decreased 34 basis points to 3.80% in 1999. The decrease in the yield on earning assets was due primarily to the generally lower level of market interest rates in 1999 compared to 1998. The decrease in the yield during 1999 on interest-bearing liabilities is due primarily to a combination of the increase in the volume of lower cost savings, NOW, and money market deposits and the decrease in rates paid on higher cost time deposits and short-term borrowings.

Net interest income on a tax-equivalent basis increased by $812,000 in 2000 and $2.1 million in 1999. In 2000, the increase in volume of earning assets net of interest-bearing liabilities produced $1.6 million of the net interest income increase while changes in interest rates reduced income by $830,000. The increase in the volume of earning assets net of interest-bearing liabilities produced $3.0 million of the net interest income increase while changes in interest rates reduced income by $856,000 in 1999.

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

                                                                   For the Years Ended December 31,
                                   --------------------------------------------------------------------------------------------
                                                2 0 0 0                          1 9 9 9                        1 9 9 8
                                   -----------------------------    -----------------------------   ---------------------------
                                                          Yield/                           Yield/                        Yield/
                                      Average              Rate        Average              Rate      Average             Rate
                                      Balance   Interest    (%)        Balance  Interest     (%)      Balance  Interest    (%)
                                      -------   --------    ---        -------  --------     ---      -------  --------    ---
INTEREST-EARNING ASSETS:
Federal funds sold                 $   46,646   $ 2,937    6.30%     $ 39,669    $ 1,965    4.95%    $ 54,945   $ 2,981   5.43%
Taxable securities                    267,972    15,983    5.96       231,278     13,612    5.89      181,130    11,025   6.09
Tax-exempt securities                  39,427     3,160    8.01        29,305      2,380    8.12       30,816     2,629   8.53
Loans                                 579,007    50,426    8.71       560,077     47,094    8.41      529,752    46,589   8.79
                                   ----------   -------              --------    -------            ---------   -------
     Total interest-
       earning assets                 933,052    72,506    7.77       860,329     65,051    7.56      796,643    63,224   7.94
                                   ----------   -------              --------    -------            ---------   -------

NON-INTEREST-EARNING ASSETS:
Cash and due from banks                42,013                          40,499                          35,750
Premises and equipment                 19,891                          19,256                          18,693
Intangibles and other
  assets                               14,075                          16,115                          16,829
                                   ----------                        --------                       ---------
     Total non-interest-
       earning assets                  75,979                          75,870                          71,272
                                   ----------                        --------                       ---------

         Total assets              $1,009,031                        $936,199                        $867,915
                                   ==========                        ========                       -========

INTEREST-BEARING LIABILITIES:
Deposits
     NOW and
       money market                $  149,358   $ 4,949    3.31%     $144,378    $ 4,015    2.78%    $123,460   $ 3,436   2.78%
     Savings                          179,023     4,114    2.30       188,505      4,093    2.17      173,803     4,264   2.45
     Time                             341,343    18,671    5.47       309,563     15,472    5.00      301,369    16,353   5.43
Short-term
  borrowings                           95,987     5,755    6.00        63,198      3,166    5.01       51,656     2,711   5.25
Long-term debt                              -         -       -         1,245        100    8.03        4,315       366   8.48
                                   ----------   -------              --------    -------            ---------   -------
         Total interest-
           bearing
           liabilities                765,711    33,489    4.37       706,889     26,846    3.80      654,603    27,130   4.14
                                   ----------   -------    ----      --------    -------    ----    ---------   -------   ----

NON-INTEREST-BEARING LIABILITIES:
Demand deposits                       148,564                         139,447                         126,262
Other liabilities                       3,494                           4,631                           6,952
STOCKHOLDERS' EQUITY                   91,262                          85,232                          80,098
                                   ----------                       ---------                       ---------
     Total liabilities and
      stockholders' equity         $1,009,031                        $936,199                        $867,915
                                   ==========                       =========                       =========

NET INTEREST INCOME                             $39,017                          $38,205                        $36,094
                                                =======                          =======                        =======

NET INTEREST SPREAD                                        3.40%                            3.76%                         3.80%
                                                           ====                             ====                          ====

NET INTEREST MARGIN
  TO AVERAGE INTEREST
  EARNING ASSETS                                           4.18%                            4.44%                         4.53%
                                                           ====                             ====                          ====

As the following table illustrates, the Company has maintained consistent levels of average interest earning assets to total average assets and to average interest-bearing liabilities over the past three years. The ratio of average time deposits and short-term borrowings to average interest-bearing liabilities has also been relatively stable during this period.

                                                        2000      1999      1998
                                                        ----      ----      ----
Interest-earning assets to total assets                  .92       .92       .92
Interest-earning assets to interest-
  bearing liabilities                                   1.22      1.22      1.22
Time deposits and short-term borrowings
  to interest-bearing liabilities                        .57       .53       .54


PROVISION FOR LOAN LOSSES

The provision for loan losses is based on management's judgment of the amount necessary to maintain the allowance for loan losses at an adequate level. The provision for loan losses amounted to $1.9 million in 2000 as compared to $2.3 million and $2.0 million in 1999 and 1998, respectively. The provision is determined by management through an evaluation which takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions. On December 31, 2000, the allowance for loan losses was $6.3 million, or 1.09% of outstanding loans, compared to $5.9 million, or .99% of outstanding loans, at December 31, 1999.

One measurement used by management in assessing the risk inherent in the loan portfolio is the level of nonperforming loans. Nonperforming loans are comprised of those loans on which interest income is not being accrued and those loans which are past due ninety days or more. The increased percentage of the allowance for loan losses to total loans at December 31, 2000 is consistent with higher levels of nonperforming loans to total loans compared to the prior year end. Nonperforming loans were $2,159,000 and $1,494,000, or .37% and .25% of total loans, respectively, at December 31, 2000 and 1999.

Nonperforming assets, which include other real estate and other assets (primarily automobiles) acquired in satisfaction of loans, at each of the past five year ends are as follows:

                                                                   NONPERFORMING ASSETS
                                      ----------------------------------------------------------------------------
                                          2000            1999            1998            1997            1996
                                      ------------    ------------    ------------    ------------    ------------
Non-accrual loans                     $        569    $        870    $        955    $      1,153    $        785
Other loans contractually past
  due ninety days or more                    1,590             624           2,209             952           1,072
Other real estate and repossessions            223             416              56               5              13
                                      ------------    ------------    ------------    ------------    ------------

                                      $      2,382    $      1,910    $      3,220    $      2,110    $      1,870
                                      ============    ============    ============    ============    ============

Nonperforming loans to
  total loans                                  .37%            .25%            .59%            .40%            .40%
Allowance for loan losses
  to nonperforming loans                    293.28          392.90          156.32          210.78          237.70
Total nonperforming assets
  to total stockholders' equity               2.48            2.19            3.92            2.74            2.62
Total nonperforming assets
  to total assets                              .22             .19             .36             .25             .23

Impaired loans totaled $1,730,000 and $1,076,000 at December 31, 2000 and 1999, respectively. Impaired loans consist of commercial and commercial real estate loans. Management has allocated $433,000 and $175,000 of the allowance for loan losses specifically to impaired loans as of December 31, 2000 and 1999, respectively. Interest income recognized on impaired loans during 2000 and 1999 was immaterial.

There have been no restructured loans or leases in the past five years. As of December 31, 2000, management has identified other potential problem loans by type of loan in the table below. Generally, these loans are considered substandard by management. These amounts exclude the non-accrual and past due loans listed above in the Nonperforming Assets table.

Commercial                       $ 3,050
Commercial real estate               361
Agriculture                           65
Residential real estate              169
Consumer                             364
                                 -------

                                 $ 4,009
                                 =======


In determining the provision for loan losses, management was influenced by the Company's consistent growth in average loans outstanding, the amount of net charge-offs in each year, and the trend in nonperforming loans. Other factors such as changes in the loan portfolio mix, delinquency trends, current economic trends, review of large and known problem credits, and the results of internal loan reviews and regulatory examinations are also considered by management in assessing the adequacy of the allowance for loan losses and determining the provision for loan losses.

The management process for evaluating the adequacy of the allowance for loan losses also includes reviewing each month's loan committee reports, which list all loans that do not meet certain internally developed criteria as to collateral adequacy, payment performance, economic conditions, and overall credit risk. These reports, in narrative form, also address the current status and actions in process on each listed loan. The provision for loan losses recorded in 2000 is less than the provision in each of the prior two years due primarily to the reduction in the consumer loan portfolio. During 2000, the consumer loan portfolio decreased by 12.8%, after increasing by 15.1% and 12.2% in 1999 and 1998, respectively. The Company's ratio of the allowance for loan losses to nonperforming loans has been over 1.5 : 1 for the past five years. The ratio of nonperforming loans to total loans has been .59% or less for the past five years, which management considers relatively low. The Company's ratio of net loan charge-offs to average loans was .24%, .25%, and .29% in 2000, 1999, and 1998, respectively. Net loan charge-offs are primarily attributable to the consumer loan portfolio.

Based on the manageable levels of nonperforming loans and historical losses and the decrease in the consumer loan portfolio as discussed above, management believes that the allowance for loan losses is adequate.

NONINTEREST INCOME

Noninterest income consists primarily of service charges on customer deposit accounts and fees earned on trust services. Total noninterest income increased $590,000, or 8.2%, in 2000 compared with an increase of $79,000, or 1.1%, in 1999. The ratio of noninterest income to income before taxes was 47%, 46%, and 49% in 2000, 1999, and 1998, respectively.

Trust fee income increased $357,000, or 26.4%, in 2000 as compared with an increase of $200,000, or 17.3%, in 1999. The market value of trust assets increased approximately .9% and 49.8% during 2000 and 1999, respectively, totaling $423.2 million at December 31, 2000, as compared to $419.6 million at December 31, 1999. Much of the growth in the trust assets during 1999 occurred in the fourth quarter, thus contributing to the increase in trust fees during 2000. The 1999 growth also included one significant account which contained approximately $70 million in assets. Absent this one significant account, growth in 1999 was approximately 24.9%.

Service charges on deposit accounts increased $176,000, or 4.4%, in 2000 after increasing $66,000, or 1.7%, in 1999. Both years' increases are generally reflective of greater overdraft and demand deposit service charges as a result of increases in the number of demand deposit accounts.

Other income increased $68,000, or 3.6%, in 2000 after decreasing $81,000, or 4.2%, in 1999. The Company began recording mortgage servicing rights in 2000 which increased other income. The effects of not recording mortgage servicing rights in years prior to 2000 was not material to the Company's financial statements. The 1999 decrease is primarily attributable to the decrease in gains on loans sold as a result of a reduction in the volume of loans sold.

NONINTEREST EXPENSE

Total noninterest expense increased $487,000, or 1.8%, in 2000 after increasing $770,000, or 3.0%, in 1999. Details of noninterest expense for the three years in the period ended December 31, 2000 are presented in the following schedule:

                                                      2000         1999         1998
                                                    --------     --------     --------
Salaries and employee benefits                      $ 13,860     $ 13,388     $ 13,099
Occupancy expense                                      2,021        1,878        1,857
Data processing                                        1,672        1,553        1,485
Equipment expense                                      1,929        1,776        1,681
FDIC insurance and bank examination assessments          360          271          256
Printing, stationery, and supplies                       594          635          665
Postage                                                  399          468          538
Advertising                                              388          596          501
Amortization of intangibles                            1,022        1,005        1,004
All other expenses                                     4,644        4,832        4,546
                                                    --------     --------     --------

   Total noninterest expense                        $ 26,889     $ 26,402     $ 25,632
                                                    ========     ========     ========

Salaries and employee benefits, which represent the largest component of noninterest expense, increased by $472,000, or 3.5%, in 2000 after increasing $289,000, or 2.2%, in 1999. The 2000 increase is attributable to general pay increases and an increase in retirement plan costs partially offset by reductions in health insurance costs and a lesser number of full-time equivalent employees. Health insurance premiums for employee co-pay amounts were increased in 2000. The 1999 increase is attributable to general pay increases and a higher number of employees partially offset by reductions in health insurance costs and retirement plan costs. At December 31, 2000, 1999, and 1998, the Company's number of full-time equivalent employees was 366, 384, and 356, respectively.The decrease in the number of full-time equivalent employees is due to less employees added for the holiday season in 2000 combined with some reductions associated with centralizing certain operational functions.

Occupancy expense increased $143,000, or 7.6%, in 2000. The 2000 increase is due to higher real estate taxes attributable to new branch locations. Higher repair and maintenance expenses were also incurred during the year due to a full year's operation of the two new branches established in 1999, the branch location acquired in September 2000, and increased snow removal costs during December of 2000. During 1999, occupancy expenses were consistent with the prior year increasing only $21,000, or 1.1%.

Data processing expense increased 7.7% and 4.6% in 2000 and 1999, respectively. Growth in the volume of deposit accounts contributed to the continued trend of higher data processing expenses. Additionally, the establishment of the Bank's Internet banking product increased data processing expense during 2000.

Equipment expense increased 8.6% and 5.7% in 2000 and 1999, respectively. The 2000 increase is due to higher repair and maintenance expenditures and higher depreciation charges. Equipment expense has increased in 2000 and 1999 due to the growing number of branch offices. The total number of branches was 18, 17, and 15 in 2000, 1999, and 1998, respectively.

FDIC insurance and bank examination assessments increased 32.8% and 5.9% in 2000 and 1999, respectively. The 2000 increase is primarily due to an increase in the FDIC insurance assessment rate combined with an increase in deposits. The increase for 1999 is attributable to an increase in deposits.

Printing, stationery, and supplies expense decreased 6.4% and 4.5% in 2000 and 1999, respectively. Since the merger of the subsidiary banks in 1998, the Company has focused on reducing this category of expense by ordering items on a centralized basis for all locations and purchasing items in larger quantities to take advantage of discounts available from vendors.

Postage decreased 14.7% and 13.0% in 2000 and 1999, respectively. The 2000 decrease is primarily attributable to the implementation of a check imaging system on a full time basis in 2000. Postage decreased during 1999 as a result of certain one-time 1998 expenses associated with the merger of the subsidiary banks. In 1998, postage expense increased 15.2% primarily as a result of certain customer notifications mailed regarding the merger of the subsidiary banks.

Advertising decreased 34.9% in 2000 after increasing 19.0% in 1999. In 2000, management consciously reduced advertising expenditures since significant advertising efforts had been made during the past few years in connection with the merger of the subsidiary banks and new corporate logo. During 1999, the Company increased its marketing and advertising expenditures as a result of the merger of the subsidiary banks and also focused advertising efforts on specific products, such as home equity loans, and the opening of two new branch offices.

INCOME TAXES

The Company's income tax expense was $5.2 million in both 2000 and 1999 compared to $4.8 million in 1998. Income tax expense as a percentage of income before income taxes was 31.3%, 33.3%, and 33.1% in 2000, 1999, and 1998, respectively. The decline in the effective income tax rate in 2000 is primarily attributable to higher federally tax-exempt interest income and lower state income taxes. Lower state income taxes in 2000 and 1999 result from increased interest income on U.S. government agency securities exempt from Illinois taxation.

ASSET/LIABILITY MANAGEMENT

The primary objectives of the Company's asset/liability management program are to achieve a stable net interest margin, to follow prudent investment strategies, and to maintain adequate liquidity to meet the withdrawal requirements of depositors and the financing needs of prospective borrowers. Management continually monitors the liquidity requirements and rate sensitivity of its short-term sources of funds. The accompanying schedule illustrates repricing of the Company's rate-sensitive assets and liabilities position at December 31, 2000.

                                                        Less Than         90 to          1 to 5          Over
                                                         90 Days         365 Days         Years         5 Years
                                                        ----------      ----------      ----------     ----------
Rate-sensitive assets
     Taxable securities                                 $    6,000      $   46,812      $  223,940     $   12,661
     Tax-exempt securities                                     989           3,315          13,972         34,069
     Federal funds sold                                     63,200               -               -              -
     Loans                                                 151,245          74,242         255,905         96,942
                                                        ----------      ----------      ----------     ----------

        Total interest-earning assets                   $  221,434      $  124,369      $  493,817     $  143,672
                                                        ==========      ==========      ==========     ==========

        Cumulative interest-earning assets              $  221,434      $  345,803      $  839,620     $  983,292
                                                        ==========      ==========      ==========     ==========

Rate-sensitive liabilities
     Deposits
        NOW and money market                            $  156,935      $        -      $        -     $        -
        Savings                                            177,195               -               -              -
        Time                                               107,831         177,727          59,370              -
     Short-term borrowings                                  68,752          52,520               -              -
                                                        ----------      ----------      ----------     ----------

        Total interest-bearing liabilities              $  510,713      $  230,247      $   59,370     $        -
                                                        ==========      ==========      ==========     ==========

Cumulative interest-bearing liabilities                 $  510,713      $  740,960      $  800,330     $  800,330
                                                        ==========      ==========      ==========     ==========

Excess interest-earning assets (liabilities)            $ (289,279)     $ (105,878)     $  434,447     $  143,672

Cumulative excess interest-earning
  assets (liabilities)                                    (289,279)       (395,157)         39,290        182,962

Cumulative rate sensitivity ratio (interest-earning
  assets divided by interest-bearing liabilities)             0.43            0.47            1.05           1.23

Included in "Less Than 90 Days" rate-sensitive liabilities are $177 million of savings deposits and $157 million of NOW and money market deposits which management considers more core deposit in nature than time deposits. Approximately $181.6 million of securities are callable in 2001 and are included in the above table based upon their contractual terms. Most of these callable securities are issued by U.S. government agencies.

While the shorter term negative GAP position represents a potential adverse impact on the Company's net interest income position in periods of rising interest rates, the same position generally results in a favorable impact when interest rates remain constant or decline.

The target GAP position, as defined by the Company's Asset & Liability Policy, is to maintain a ratio (as adjusted) of cumulative rate-sensitive assets to rate-sensitive liabilities of at least .75 and not more than 1.25 on a one-year measurement basis. Deviations from these prescribed parameters for three consecutive months require discussion of potential solutions and/or courses of action at the subsequent month's Board of Directors meeting.

For purposes of the policy parameters, management does not consider savings, NOW, and money market account deposits to be repriceable within 90 days. If these core deposits are assumed to reprice after one year, then the Company's cumulative excess interest-bearing liabilities would be $61.0 million at the one-year time horizon and the cumulative rate sensitivity ratio would be .85.

MARKET RISK

The Company does not engage in foreign currency transactions, forward-position or futures contracts, options, swaps, or other types of complex financial instruments, nor does it engage in trading account activities. Thus, market risk is primarily limited to the interest-rate risks associated with the investing, lending, customer deposit-taking, and borrowing activities. The Company's exposure to interest-rate risk primarily results from changes in either the short-term U.S. prime interest rate or the rates offered for short- and medium-term bonds and notes of the U.S. Treasury. The tables below and on page 9 present the interest rate sensitivity and expected maturities of securities, fixed-rate loans, time deposits, short-term borrowings, and long-term debt as of December 31, 2000 and 1999.

                                                              ANALYSIS AS OF DECEMBER 31, 2000
                                                    EXPECTED MATURITY AMOUNTS FOR YEARS ENDING DECEMBER 31,

                                                                        2003                                       Fair
                                                                       Through         After                       Value
                                            2001          2002          2005           2005           Total        Total
                                            ----          ----          ----           ----           -----        -----
Assets
   Securities, fixed rate
      Available-for-sale                $  16,998      $   7,011      $  67,028      $ 12,319      $ 103,356     $ 102,685
          Average interest rate              5.43%          6.21%          6.04%         6.82%          5.98%

      Held-to-maturity                     40,215         57,447        107,043        34,368        239,073       239,637
          Average interest rate              5.87%          5.83%          5.98%         5.17%          5.81%

   Loans, fixed rate (1)                  105,709         57,721        198,631        96,942        459,003       449,187
      Average interest rate                  8.78%          8.72%          8.48%         8.13%          8.51%

Liabilities
   NOW, money market, and
     savings deposits (2)               $ 334,130      $       -      $       -      $      -      $ 334,130     $ 334,130
      Average interest rate                  2.92%             -              -             -           2.92%

   Time deposits, fixed rate              285,558         36,630         22,740             -        344,928       343,749
      Average interest rate                  5.70%          5.90%          5.42%            -           5.70%

   Short-term borrowings,
     fixed rate                           121,272              -              -             -        121,272       121,272
      Average interest rate                  5.90%             -              -             -           5.90%

(1) Information on variable-rate loans by maturity period is not readily available. Interest-rate risk on loan commitments, unused lines of credit, and standby letters of credit is minimal since most are for terms of ninety days or less and include variable-rate features.

(2) NOW and savings accounts are fixed-rate deposits, whereas money market accounts are variable-rate deposits. These deposit accounts, while shown as maturing in 2001, are considered by management as core deposits for asset/liability management purposes with account lives extending beyond one year.

                                                              ANALYSIS AS OF DECEMBER 31, 1999
                                                    EXPECTED MATURITY AMOUNTS FOR YEARS ENDING DECEMBER 31,

                                                                        2002                                       Fair
                                                                       Through         After                       Value
                                            2000          2001          2004           2004           TOTAL        TOTAL
                                            ----          ----          ----           ----           -----        -----
Assets
   Securities, fixed rate
      Available-for-sale                $       -      $  16,996      $  49,008      $  8,005      $  74,009     $  71,250
          Average interest rate                 -           5.43%          5.63%         6.44%          5.67%

      Held-to-maturity                     12,591         33,243        146,160         6,172        198,166       193,667
          Average interest rate              6.10%          5.72%          5.87%         4.65%          5.82%

   Loans, fixed rate(1)                   101,653         60,284        207,795        90,066        459,798       456,854
      Average interest rate                  8.52%          8.52%          8.28%         7.96%          8.30%

Liabilities
   NOW, money market, and
     savings deposits(2)                $ 315,705      $       -      $       -      $      -      $ 315,705     $ 315,705
      Average interest rate                  2.57%             -              -             -           2.57%

   Time deposits, fixed rate              302,898         23,761         18,352             -        345,011       345,736
      Average interest rate                  4.96%          5.44%          5.65%            -           5.03%

   Short-term borrowings,
     fixed rate                           112,191              -              -             -        112,191       112,191
      Average interest rate                  5.47%             -              -             -           5.47%


(1) Information on variable-rate loans by maturity period is not readily available. Interest-rate risk on loan commitments, unused lines of credit, and standby letters of credit is minimal since most are for terms of ninety days or less and include variable-rate features.

(2) NOW and savings accounts are fixed-rate deposits whereas money market accounts are variable-rate deposits. These deposit accounts, while shown as maturing in 2000, are considered by management as core deposits for asset/liability management purposes with account lives extending beyond one year.

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

The Company's liquidity, represented by cash and due from banks, is a product of its operating, investing, and financing activities. Cash flows from operating activities were greater than accrual basis net income by $3.0 million, $8.4 million, and $645,000 in 2000, 1999, and 1998, respectively. Management expects ongoing operating activities to continue to be a primary source of cash flows for the Company.

The primary investing activities of the Company are the origination of loans and investment in securities. Principal collections on loans outpaced loans made to customers by $11.8 million in 2000. Loans made to customers, net of principal collections, were $55.6 million and $12.3 million in 1999 and 1998, respectively. The Company also makes significant investments in securities and federal funds sold. Investing in activities related to these investments resulted in net cash outflows of $68.5 million in 2000, $45.1 million in 1999, and $24.2 million in 1998. The Company realized a cash inflow of $7.6 million in 2000 through its acquisition of a commercial bank office in Manhattan, Illinois. The branch acquisition included the assumption of $8.7 million of deposit liabilities and the acquisition of a $606,000 core deposit intangible asset and $542,000 of premises and equipment.

Financing activities are centered primarily in deposits, short-term borrowings, and dividends paid. The Company has experienced growing deposit levels over the past several years, which have helped maintain an adequate level of cash for the Company's activities. The Company has established new branch offices in the past two years through acquisition and start-ups in an effort to increase the deposit base of the Company. Net cash inflows from deposits were $25.7 million, $63.3 million, and $20.1 million in 2000, 1999, and 1998, respectively. As competition for deposits is expected to remain strong, future deposit growth cannot be predicted with any certainty.

Many of the repurchase agreements are with municipalities, including county governmental offices. As such, the amount of the funds borrowed fluctuates from period to period. Short-term borrowings increased by $9.1 million, $46.7 million, and $19.3 million in 2000, 1999, and 1998, respectively.

Dividends paid to stockholders as a percentage of net income were 37.9%, 39.4%, and 38.6% in 2000, 1999, and 1998, respectively. Cash dividends per share were $1.44 in 2000, $1.36 in 1999, and $1.24 in 1998. The cash dividends per share for 1999 and 1998 have been restated to reflect the 5-for-4 stock split effected in the form of a 25% stock dividend in 2000.

Financing activities have also included long-term debt. The Company's long-term debt was incurred to acquire subsidiary banks. Cash flow activities related to long-term debt obligations consist of debt service requirements. No additional long-term debt has been issued in the last five years and all of the Company's long-term debt was repaid in 1999.

To help ensure the ability to meet its funding needs, including any unexpected strain on liquidity, the Company has $40 million of federal funds lines of credit from three independent banks. None of these lines were drawn upon as of December 31, 2000.

CAPITAL RESOURCES

In 2000, stockholders' equity increased by $8.8 million to $96.0 million. The amounts comprising this net increase were net income of $11.5 million, offset by dividends paid to stockholders of $4.4 million, net treasury stock transactions aggregating $406,000, and a $1.3 million change in unrealized losses (net of tax) on securities available-for-sale. At December 31, 2000, stockholders' equity represented 9.0% of total assets compared to the year earlier position of 8.6%.

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

EFFECTS OF INFLATION

A financial institution's assets and liabilities are primarily monetary. The net monetary assets of a financial institution are affected more by the general level of interest rates than by the prices of other goods and services. High rates of inflation are generally accompanied by higher than normal interest rates. Conversely, with a low inflation rate or the anticipation of lower rates of inflation, interest rates are usually lower. The Company generally is able to offset the higher cost of funds predominant in periods of higher inflation with increased yields on loans and securities. When inflation rates drop and interest rates follow that pattern, the Company's cost of funds and interest earned on assets are likely to decrease proportionately. An analysis of a financial institution's asset and liability structure provides useful information on how a financial institution is positioned to respond to changing interest rates and maintain profitability.

Assets such as premises and equipment are considered non-monetary in nature and are not directly affected by inflation in the normal flow of business. These assets are directly affected by current rates of inflation only when purchased or sold.

NEW ACCOUNTING PRONOUNCEMENTS

Beginning January 1, 2001, a new accounting standard will require all derivatives to be recorded at fair value. Unless designated as hedges, changes in these fair values will be recorded in the income statement. Fair value changes involving hedges will generally be recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not otherwise recorded. Adoption of this standard on January 1, 2001 did not have any effect on the Company's financial statements. The Company has no derivatives or hedging activities as defined in the new accounting standard.

                       ADDITIONAL STATISTICAL INFORMATION
                       ----------------------------------
                       (TABLE DOLLAR AMOUNTS IN THOUSANDS)

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

                                                 2000 Compared to 1999                        1999 Compared to 1998
                                                 ---------------------                        ---------------------
                                                     Changes Due To:                             Changes Due To:
                                          Volume          Rate          Change        Volume           Rate        Change
                                          ------          ----          ------        ------           ----        ------
Interest earned on:
Federal funds sold                       $   382       $   590         $   972       $  (774)       $  (242)      $(1,016)
Taxable securities                         2,183           188           2,371         2,962           (375)        2,587
Tax-exempt securities                        812           (32)            780          (126)          (123)         (249)
Loans                                      1,640         1,692           3,332         2,601         (2,096)          505
                                         -------       -------         -------       -------        -------       -------

   Total interest income                   5,017         2,438           7,455         4,663         (2,836)        1,827
                                         -------       -------         -------       -------        -------       -------

Interest expense on:
Deposits:
   NOW and money market                      143           791             934           582             (3)          579
   Savings                                  (211)          232              21           343           (514)         (171)
   Time                                    1,666         1,533           3,199           436         (1,317)         (881)
Short-term borrowings                      1,877           712           2,589           583           (128)          455
Long-term debt                              (100)         --              (100)         (248)           (18)         (266)
                                         -------       -------         -------       -------        -------       -------
   Total interest expense                  3,375         3,268           6,643         1,696         (1,980)         (284)
                                         -------       -------         -------       -------        -------       -------

      Net interest income                $ 1,642       $  (830)        $   812       $ 2,967        $  (856)      $ 2,111
                                         =======       =======         =======       =======        =======       =======


SECURITIES

The following table presents the carrying value of securities of the Company by category at year end for each of the past three years.

                                                2000         1999         1998
                                                ----         ----         ----
Available-for-sale (at fair value)
   U.S. Treasury                             $       -     $      -     $  6,048
   U.S. government agencies                     82,228       69,257       58,845
   Corporate                                       999          986        1,027
   Mortgage-backed                              18,451            -            -
   Federal Reserve Bank stock                    1,007        1,007        1,007
                                              --------     --------     --------
       Total available-for-sale                102,685       71,250       66,927
                                              --------     --------     --------

Held-to-maturity (at amortized cost)
   U.S. Treasury                                 2,000        7,007       16,021
   U.S. government agencies                    184,242      163,192      147,673
   Mortgage-backed                                 486            -            -
   States and political subdivisions            52,345       27,967       30,039
                                              --------     --------     --------
       Total held-to-maturity                  239,073      198,166      193,733
                                              --------     --------     --------

           Total                              $341,758     $269,416     $260,660
                                              ========     ========     ========


At December 31, 2000, the Company held no securities of any single issuer, other than the U.S. Treasury and U.S. government agencies, that exceeded 10% of stockholders' equity.

SECURITIES MATURITIES

The following table shows the relative maturities of debt securities (at carrying values) held by the Company at December 31, 2000 and the weighted average interest rate for each maturity range. Yields on tax-exempt securities are stated on a fully tax-equivalent basis, assuming a federal income tax rate of 35%.

                                                 Available-for-Sale
                                                 ------------------
                                                                                Weighted
                                            U.S.                                 Average
                                         Government                             Interest
                                          Agencies    Corporates      Total       Rate
                                          --------    ----------      -----       ----
Due in one year or less                   $ 16,901     $      -     $ 16,901      5.43%
Due after one year through five years       65,327          999       66,326      5.95
Mortgage-backed                             18,451            -       18,451      6.95
                                          --------     --------     --------

   Total                                  $100,679     $    999     $101,678
                                          ========     ========     ========



                                                 Held-to-Maturity
                                                 ----------------

                                                                                Weighted
                                 U.S.         U.S.      States and               Average
                               Treasury    Government    Political              Interest
                              Securities    Agencies   Subdivisions    Total      Rate
                              ----------    --------   ------------    -----      ----

Due in one year or less        $  2,000     $ 33,912     $  4,303     $ 40,215     6.18%
Due after one year through
  five years                          -      150,330       13,972      164,302     6.14
Due after five years                  -            -       12,753       12,753     7.73
Due after ten years                   -            -       21,317       21,317     8.02
Mortgage-backed                       -          486            -          486     6.50
                               --------     --------     --------     --------

   Total                       $  2,000     $184,728     $ 52,345     $239,073
                               ========     ========     ========     ========


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

COMMERCIAL, COMMERCIAL REAL ESTATE, CONSTRUCTION, AND AGRICULTURAL LOANS

This portfolio is comprised primarily of loans to small and mid-sized businesses and agricultural operations within the Company's local market. Commercial real estate loans consist of loans made for the purchase of commercial real estate, real estate development projects, and loans for other commercial purposes secured by real estate. Average loan size within this portfolio at year end was $240,000 for commercial and commercial real estate loans, $312,000 for construction loans, and $59,000 for agricultural loans. This category increased in 2000 by 4.5% from 1999.

RESIDENTIAL REAL ESTATE

This portfolio is comprised primarily of mortgages on 1-4 family residences. This category increased in 2000 by 4.0% from 1999.

Most residential loans are made on a basis to qualify them for sale to the Federal National Mortgage Association (Fannie Mae). In addition to those retained as part of the loan portfolio, the Company provides loan servicing for approximately 1,500 loans totaling $120 million that have been sold to Fannie Mae. Generally, the decision to retain or sell is based on rates and terms. Most fixed-rate loans with 15- or 30-year terms are sold.

CONSUMER LOANS

The consumer loan portfolio consists of direct and indirect automobile loans, revolving credit card lines, and other loans made for consumer purposes. Automobile loans account for 65.9% of this portfolio. Revolving credit card lines represent 2.4% of the portfolio. Net loan charge-offs for 2000 were .74% of consumer loans outstanding as compared to .71% and .53% for 1999 and 1998, respectively. The increases in 2000 and 1999 are generally reflective of a national trend in which personal bankruptcies have been on the rise despite high employment levels and a healthy economy. Lending activity is concentrated in the geographic markets served by the Company. This category decreased 12.80% in 2000 primarily as a result of a reduction in automobile loans.

LOAN PORTFOLIO BY MAJOR CATEGORY

The Company's loan portfolio by major category as of December 31 for each of the past five years is shown below.

                                   2000             1999             1998             1997             1996
                                   ----             ----             ----             ----             ----
Commercial                     $    131,919     $    124,965     $    115,152     $     90,009     $     81,981
Commercial real estate               91,978           87,507           69,836           91,334           76,354
Construction                         13,123           12,914           15,624           14,106           16,810
Agricultural                          9,978           11,015            9,763           10,769            8,692
Residential real estate             137,001          131,671          136,894          147,625          141,440
Consumer                            194,335          222,859          193,703          172,695          144,162
                               ------------     ------------     ------------     ------------     ------------
   Total loans                      578,334          590,931          540,972          526,538          469,439

Less:
   Unearned discount                      -               (3)             (26)            (158)            (653)
   Allowance for loan losses         (6,332)          (5,870)          (4,946)          (4,437)          (4,414)
                               ------------     ------------     ------------     ------------     ------------

      Net loans                $    572,002     $    585,058     $    536,000     $    521,943     $    464,372
                               ============     ============     ============     ============     ============

Ratio of net loans to
  total assets                        53.57%           57.65%           59.38%           60.64%           56.32%


LOAN MATURITIES AND RATE SENSITIVITY

The following table sets forth the maturity distribution and interest rate sensitivity of certain loan categories at December 31, 2000.


                                              Fixed Rate Loans
                              --------------------------------------------------
                                          After One                               Floating
                              One Year     Through        Over                      Rate       Combined
                              or Less     Five Years   Five Years     Total        Loans        Total
                              -------     ----------   ----------     -----        -----        -----
Maturity:
   Commercial                 $ 25,332     $ 39,297     $ 11,308     $ 75,937     $ 55,982     $131,919
   Agricultural                  5,324        2,405          874        8,603        1,375        9,978
   Construction                    234        1,374           80        1,688       11,435       13,123
   Commercial real estate        7,810       52,959       27,200       87,969        4,009       91,978
                              --------     --------     --------     --------     --------     --------

                              $ 38,700     $ 96,035     $ 39,462     $174,197     $ 72,801     $246,998
                              ========     ========     ========     ========     ========     ========

SUMMARY OF LOAN LOSS ACTIVITY

In determining the provision for loan losses, management considers the Company's consistent loan growth in average loans outstanding, the amount of net charge-offs each year, and trends in nonperforming loans. Other factors, such as changes in the loan portfolio mix, delinquency trends, current economic conditions and trends, reviews of larger loans and known problem credits, and the results of internal and regulatory loan examinations, are also considered by management in assessing the adequacy of the allowance for loan losses.

The following table details the component changes in the Company's allowance for loan losses for each of the past five years.


                                   2000          1999          1998          1997          1996
                                   ----          ----          ----          ----          ----
Allowance, beginning of year     $  5,870      $  4,946      $  4,437      $  4,414      $  3,931

Loans charged off:
   Commercial                         (24)          (70)         (411)         (227)          (39)
   Commercial real estate               -            (7)           (2)            -             -
   Construction                         -           (13)            -             -             -
   Agricultural                         -             -             -             -             -
   Residential real estate              -           (10)         (113)            -             -
   Consumer                        (2,255)       (2,115)       (1,340)       (1,073)         (661)
                                 --------      --------      --------      --------      --------
      Total loans charged off      (2,279)       (2,215)       (1,866)       (1,300)         (700)
                                 --------      --------      --------      --------      --------

Loan recoveries:
   Commercial                          55           298            14            30            19
   Commercial real estate               -             1             -             -             -
   Construction                         -             -             -             -             -
   Agricultural                         -             -            10             -             -
   Residential real estate              -             -             -             -             -
   Consumer                           811           540           317           175           140
                                 --------      --------      --------      --------      --------
      Total loan recoveries           866           839           341           205           159
                                 --------      --------      --------      --------      --------

Net loans charged off              (1,413)       (1,376)       (1,525)       (1,095)         (541)
Provision for loan losses           1,875         2,300         2,034         1,118         1,024
                                 --------      --------      --------      --------      --------

Allowance, end of year           $  6,332      $  5,870      $  4,946      $  4,437      $  4,414
                                 ========      ========      ========      ========      ========

Net loans charged off to
  average loans outstanding          0.24%         0.25%         0.29%         0.22%         0.12%

Allowance for loan losses to
  ending loans outstanding           1.09          0.99          0.91          0.84          0.94

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


LOAN TYPE         2000       %     1999       %     1998       %     1997       %     1996       %
---------         ----       -     ----       -     ----       -     ----       -     ----       -
Commercial       $  498      23   $  968      21   $  989      21   $  799      18   $  795      18
Commercial
  real estate     1,050      16      687      15      495      13      665      15      706      16
Construction        358       2      106       2      148       3      177       4      178       4
Agriculture         215       2      117       2       99       2       90       2       88       2
Residential
  real estate     1,268      24    1,174      22      742      25    1,109      25    1,280      29
Consumer          2,943      33    2,818      38    2,473      36    1,597      36    1,367      31
Unallocated           -       -        -       -        -       -        -       -        -       -
                 ------  ------   ------  ------   ------  ------   ------  ------   ------  ------
   Total         $6,332     100%  $5,870     100%  $4,946     100%  $4,437     100%  $4,414     100%
                 ======     ===   ======     ===   ======     ===   ======     ===   ======     ===

DEPOSITS

The following table shows the maturity schedule and amounts for the Company's time deposits of $100,000 or more at December 31, 2000.

       Under 3 months                 $30,936
       3 to 6 months                   18,339
       Over 6 to 12 months             20,848
       Over 12 months                  24,239
                                       ------

                                      $94,362
                                      =======

                               [CROWE CHIZEK LOGO]



                         REPORT OF INDEPENDENT AUDITORS


Board of Directors and Stockholders

First National Bancorp, Inc.

Joliet, Illinois

We have audited the accompanying consolidated balance sheets of First National Bancorp, Inc. as of December 31, 2000 and 1999 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First National Bancorp, Inc. as of December 31, 2000 and 1999 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000 in conformity with generally accepted accounting principles.






                                        /s/ Crowe, Chizek and Company LLP
                                        ---------------------------------
                                        Crowe, Chizek and Company LLP

Oak Brook, Illinois
January 19, 2001

CONSOLIDATED BALANCE SHEETS
---------------------------
(IN THOUSANDS, EXCEPT SHARE DATA)
DECEMBER 31, 2000 AND 1999

                                                                                     2000              1999
                                                                                 ------------      ------------
ASSETS
Cash and due from banks                                                          $     51,856      $     57,449
Federal funds sold                                                                     63,200            64,700
Securities available-for-sale                                                         102,685            71,250
Securities held-to-maturity (fair value of $239,637 in 2000
  and $193,667 in 1999)                                                               239,073           198,166
Loans                                                                                 578,334           590,928
     Allowance for loan losses                                                         (6,332)           (5,870)
                                                                                 ------------      ------------
        Loans, net                                                                    572,002           585,058
Premises and equipment, net                                                            19,992            20,034
Accrued interest receivable and other assets                                           11,909            10,703
Intangibles, net                                                                        7,064             7,480
                                                                                 ------------      ------------

     Total assets                                                                $  1,067,781      $  1,014,840
                                                                                 ============      ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
     Deposits
        Demand, non-interest-bearing                                             $    165,009      $    148,893
        NOW accounts                                                                  103,382            90,321
        Money market accounts                                                          53,553            49,308
        Savings                                                                       177,195           176,076
        Time deposits, $100,000 and over                                               94,362            86,681
        Other time deposits                                                           250,566           258,330
                                                                                 ------------      ------------
           Total deposits                                                             844,067           809,609
     Short-term borrowings                                                            121,272           112,191
     Accrued interest and other liabilities                                             6,408             5,775
                                                                                 ------------      ------------
        Total liabilities                                                             971,747           927,575

Stockholders' equity
     Preferred stock, no par value, 1,000,000 shares authorized; none issued                -                 -
     Common stock, $10 par value; shares authorized: 10,000,000 in 2000 and 5,500,000 in 1999; shares issued: 3,039,315 in 2000
       and 2,431,804 in 1999                                                           30,393            24,318
     Additional paid-in capital                                                           208               106
     Retained earnings                                                                 65,927            64,899
     Accumulated other comprehensive income (loss)                                       (404)           (1,664)
     Treasury stock, at cost (1,360 shares in 2000 and 5,968 shares in 1999)              (90)             (394)
                                                                                 ------------      ------------

        Total stockholders' equity                                                     96,034            87,265
                                                                                 ------------      ------------

           Total liabilities and stockholders' equity                            $  1,067,781      $  1,014,840
                                                                                 ============      ============

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF INCOME
---------------------------------
(IN THOUSANDS, EXCEPT SHARE DATA)
YEARS ENDED DECEMBER 31, 2000, 1999, AND 1998

                                                           2000            1999            1998
                                                       ------------    ------------    ------------
INTEREST INCOME
     Loans                                             $     50,210    $     46,847    $     46,483
     Securities
        Taxable                                              15,983          13,612          11,025
        Tax-exempt                                            2,054           1,547           1,709
     Federal funds sold                                       2,937           1,965           2,981
                                                       ------------    ------------    ------------
        Total interest income                                71,184          63,971          62,198

INTEREST EXPENSE
     Deposits                                                27,734          23,580          24,053
     Short-term borrowings                                    5,755           3,166           2,711
     Long-term debt                                               -             100             366
                                                       ------------    ------------    ------------
        Total interest expense                               33,489          26,846          27,130
                                                       ------------    ------------    ------------

Net interest income                                          37,695          37,125          35,068

Provision for loan losses                                     1,875           2,300           2,034
                                                       ------------    ------------    ------------

Net interest income after provision for loan losses          35,820          34,825          33,034

NONINTEREST INCOME
     Trust fees                                               1,710           1,353           1,153
     Service charges on deposit accounts                      4,157           3,981           3,915
     Securities gains, net                                        4              15             121
     Other income                                             1,937           1,869           1,950
                                                       ------------    ------------    ------------
        Total noninterest income                              7,808           7,218           7,139

NONINTEREST EXPENSE
     Salaries and employee benefits                          13,860          13,388          13,099
     Occupancy expense                                        2,021           1,878           1,857
     Equipment expense                                        1,929           1,776           1,681
     Data processing                                          1,672           1,553           1,485
     Amortization of intangibles                              1,022           1,005           1,004
     Other expenses                                           6,385           6,802           6,506
                                                       ------------    ------------    ------------
        Total noninterest expense                            26,889          26,402          25,632
                                                       ------------    ------------    ------------

Income before income taxes                                   16,739          15,641          14,541

INCOME TAX EXPENSE                                            5,233           5,206           4,814
                                                       ------------    ------------    ------------

NET INCOME                                             $     11,506    $     10,435    $      9,727
                                                       ============    ============    ============

Earnings per share                                     $       3.79    $       3.45    $       3.21

Weighted average shares outstanding                       3,031,934       3,025,564       3,029,368

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
-----------------------------------------------
(IN THOUSANDS, EXCEPT SHARE DATA)
YEARS ENDED DECEMBER 31, 2000, 1999, AND 1998

                                                                                              Accumulated
                                                                                                 Other
                                                    Common Stock                                Compre-
                                                    ------------        Additional              hensive
                                                                Par      Paid-In    Retained    Income     Treasury
                                                  Shares       Value     Capital    Earnings    (Loss)       Stock        Total
                                                 ---------   ---------   -------   ---------    -------    ---------    ---------
Balance, January 1, 1998                         2,431,804   $  24,318    $    -   $  52,607    $    20    $       -    $  76,945
     Comprehensive income
       Net income                                        -           -         -       9,727          -            -        9,727
       Other comprehensive income,
         net of tax
         Unrealized losses on securities,
           net of reclassification adjustment            -           -         -           -        (72)           -          (72)
                                                                                                                         ---------
             Total comprehensive income                                                                                     9,655
     Cash dividends declared - $1.24 per share           -           -         -      (3,756)         -            -       (3,756)
     17,268 common shares purchased from
       terminated pension plan                           -           -         -           -          -       (1,140)      (1,140)
     5,900 common shares contributed
       to profit sharing plan                            -           -        14           -          -          390          404
                                                 ---------   ---------   -------   ---------    -------    ---------    ---------
Balance, December 31, 1998                       2,431,804      24,318        14      58,578        (52)        (750)      82,108
     Comprehensive income
       Net income                                        -           -         -      10,435          -            -       10,435
       Other comprehensive income,
         net of tax
         Unrealized losses on securities,
           net of reclassification adjustment            -           -         -           -     (1,612)           -       (1,612)
                                                                                                                         ---------
             Total comprehensive income                                                                                     8,823
     Cash dividends declared - $1.36 per share           -           -         -      (4,114)         -            -       (4,114)
     5,400 common shares contributed
       to profit sharing plan                            -           -        92           -          -          356          448
                                                 ---------   ---------   -------   ---------    -------    ---------    ---------
Balance, December 31, 1999                       2,431,804      24,318       106      64,899     (1,664)        (394)      87,265
     Comprehensive income
       Net income                                        -           -         -      11,506          -            -       11,506
       Other comprehensive income,
         net of tax
         Unrealized gains on securities,
           net of reclassification adjustment            -           -         -           -      1,260            -        1,260
                                                                                                                         ---------
             Total comprehensive income                                                                                    12,766
     Cash dividends declared - $1.44 per share           -           -         -      (4,366)         -            -       (4,366)
     5-for-4 stock split effected in the form
       of a 25% stock dividend and payment
       of cash for fractional shares               607,511       6,075         -      (6,112)         -            -          (37)
     Purchase of 1,200 common shares                     -           -         -           -          -          (81)         (81)
     7,300 common shares contributed
       to profit sharing plan                            -           -       102           -          -          385          487
                                                 ---------   ---------   -------   ---------    -------    ---------    ---------

Balance, December 31, 2000                       3,039,315   $  30,393   $   208   $  65,927    $  (404)   $     (90)   $  96,034
                                                 =========   =========   =======   =========    =======    =========    =========

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF CASH FLOWS
-------------------------------------
(IN THOUSANDS)
YEARS ENDED DECEMBER 31, 2000, 1999, AND 1998

                                                                              2000              1999              1998
                                                                          ------------      ------------      ------------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                           $     11,506      $     10,435      $      9,727
     Adjustments to reconcile net income to net cash
       from operating activities
        Depreciation                                                             2,007             1,967             1,805
        Provision for loan losses                                                1,875             2,300             2,034
        Deferred income tax expense (benefit)                                     (702)             (754)               40
        Net amortization of securities                                            (205)              (13)               56
        Amortization of intangibles                                              1,022             1,005             1,004
        Common stock contributed to profit sharing plan                            487               448               404
        Securities gains, net                                                       (4)              (15)             (121)
        Proceeds from sales of loans                                            17,685            34,709            76,174
        Loans originated for sale                                              (18,063)          (30,444)          (79,772)
        Net gains on sales of loans                                               (231)             (217)             (396)
        Net gains on sales of other real estate owned                              (18)                -               (14)
        (Increase) decrease in accrued interest and other assets                (1,485)             (668)              377
        Increase (decrease) in accrued interest and other liabilities              633               123              (946)
                                                                          ------------      ------------      ------------
            Net cash from operating activities                                  14,507            18,876            10,372

CASH FLOWS FROM INVESTING ACTIVITIES
     Change in federal funds sold                                                1,500           (33,700)           19,800
     Proceeds from maturities of securities held-to-maturity                    32,822            76,831           192,130
     Proceeds from sale of securities available-for-sale                             -             6,982                 -
     Proceeds from maturities of securities available-for-sale                     144             6,000             3,500
     Purchase of securities available-for-sale                                 (29,489)          (19,994)          (58,715)
     Purchase of securities held-to-maturity                                   (73,522)          (81,220)         (180,928)
     Loans made to customers, net of payments                                   11,790           (55,559)          (12,254)
     Branch office acquisition, net                                              7,568                 -                 -
     Purchase of premises and equipment                                         (1,423)           (3,248)           (1,718)
     Proceeds from sales of other real estate owned                                171                 -               119
                                                                          ------------      ------------      ------------
        Net cash from investing activities                                     (50,439)         (103,908)          (38,066)

CASH FLOWS FROM FINANCING ACTIVITIES
     Net increase in deposit accounts                                           25,742            63,293            20,134
     Net increase in short-term borrowings                                       9,081            46,651            19,333
     Principal paid on long-term debt                                                -            (3,059)           (1,758)
     Dividends paid                                                             (4,366)           (4,114)           (3,756)
     Payment for fractional shares in connection with
       5-for-4 stock split                                                         (37)                -                 -
     Common stock purchased for treasury                                           (81)                -            (1,140)
                                                                          ------------      ------------      ------------
        Net cash from financing activities                                      30,339           102,771            32,813
                                                                          ------------      ------------      ------------

Net change in cash and due from banks                                           (5,593)           17,739             5,119

CASH AND DUE FROM BANKS
     Beginning of year                                                          57,449            39,710            34,591
                                                                          ------------      ------------      ------------

     End of year                                                          $     51,856      $     57,449      $     39,710
                                                                          ============      ============      ============

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------
             (TABLE DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

First National Bancorp, Inc. (the Company), through the branch network of its wholly-owned subsidiary, First National Bank of Joliet (the Bank), provides financial and other banking services to customers located primarily in the Will, Grundy, and Kendall Counties, Illinois areas. Customers in these areas are the primary users of the Company's loan, deposit, and trust services. A major portion of loans are secured by various forms of collateral including real estate, business assets, consumer property, and other items, although borrower cash flow is expected to be the primary source of repayment.

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

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of the Company and the Bank. In 1998, the Company merged all of its banking subsidiaries together under the charter of First National Bank of Joliet. Previously, these subsidiaries operated as four separate banks known as First National Bank of Joliet, Southwest Suburban Bank, Bank of Lockport, and Community Bank of Plano. Also in 1998, Plano Bancshares, Inc. (Plano) was merged into the Company. Prior to the merger, Plano was a wholly-owned subsidiary of the Company and Plano owned 100% of the stock of Community Bank of Plano.

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

Securities classified as available-for-sale are those securities that might be sold prior to maturity. Securities available-for-sale are carried at fair value with unrealized gains or losses reported in other comprehensive income.

Gains and losses on sales are determined using the amortized cost of the specific security sold. Interest income includes amortization of purchase premiums and discounts.

LOANS AND ALLOWANCE FOR LOAN LOSSES: Loans are reported at their unpaid principal outstanding, net of deferred loan fees and the allowance for loan losses. Interest on loans is calculated primarily by using the simple interest method on daily balances of the principal amount outstanding. Nonrefundable loan fees, net of related origination costs, are initially deferred with the resulting income recognized over the term of the related loan as an adjustment to the yield.

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

A loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature, such as residential mortgage and consumer loans, and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Principal payments on such loans are generally reported as principal reductions.

Interest income is discontinued at the time the loan is 90 days delinquent unless the loan is well secured and in the process of collection. Loans are placed on nonaccrual or charged off at an earlier date if collection of principal and interest is doubtful. Interest accrued but not collected is reversed against interest income.

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


INTANGIBLES: The portion of the purchase price of acquired banks or branch offices that represents the value assigned to the existing deposit base for which the annual interest and servicing costs are below market rates (core deposit intangibles) is being amortized on the straight-line method over five to ten years. The excess of cost over fair value of net assets acquired (goodwill) in the purchase of acquired banks is being amortized on the straight-line method over fifteen to twenty years.

SERVICING ASSETS: Servicing assets represent the allocated value of retained servicing rights on residential mortgage loans sold. Servicing assets are expensed in proportion to, and over the period of, estimated net servicing revenues. The Company began recording mortgage servicing rights in 2000. The effects of not recording mortgage servicing rights in years prior to 2000 is not material to the Company's financial statements.

LONG-TERM ASSETS: Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at discounted amounts.

REPURCHASE AGREEMENTS: Substantially all repurchase agreement liabilities represent amounts advanced by various customers. Securities are pledged to cover these liabilities, which are not covered by federal deposit insurance.

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

COMMON STOCK AND EARNINGS PER SHARE: On January 13, 2000, the Company's Board of Directors approved a resolution to increase the number of authorized common stock shares from 5,500,000 shares to 10,000,000 shares. Such resolution was approved by the Company's stockholders at the March 9, 2000 annual meeting. The Company's Board of Directors also approved a 5-for-4 stock split to be effected in the form of a 25% stock dividend to common stockholders of record as of March 23, 2000 with a payable date of April 6, 2000. The 5-for-4 stock split was also approved by the Company's stockholders at the March 9, 2000 annual meeting.

Earnings per share is calculated on the basis of the weighted average number of shares outstanding. Earnings and dividends per share in 1999 and 1998 have been restated to reflect the 5-for-4 stock split effected in the form of a 25% stock dividend in 2000.

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

RECLASSIFICATIONS: Certain reclassifications have been made in the prior years' financial statements to conform with the current year's presentation.

FINANCIAL INSTRUMENTS: Financial instruments include off-balance-sheet credit instruments such as unused lines of credit and commitments to make loans and standby letters of credit, which are issued to meet customers' financing needs. The face amount for these items represents the exposure to loss before considering customers' collateral or ability to repay. Such financial instruments are recorded when they are funded.

NOTE 2 - SECURITIES

The amortized cost and fair value of securities available-for-sale at year end are as follows:

                                                             Gross          Gross
                                             Amortized     Unrealized     Unrealized       Fair
                                               Cost          Gains          Losses         Value
                                             ---------     ---------      ---------      ---------
2000
     U.S. Government agencies                $  82,990     $      62      $    (824)     $  82,228
     Mortgage-backed securities                 18,347           104              -         18,451
     Corporate                                   1,012             -            (13)           999
                                             ---------     ---------      ---------      ---------
         Total debt securities                 102,349           166           (837)       101,678
     Federal Reserve Bank stock                  1,007             -              -          1,007
                                             ---------     ---------      ---------      ---------

                                             $ 103,356     $     166      $    (837)     $ 102,685
                                             ---------     ---------      ---------      ---------
                                             ---------     ---------      ---------      ---------

1999
     U.S. Government agencies                $  71,984     $       -      $  (2,727)     $  69,257
     Corporate                                   1,018             -            (32)           986
                                             ---------     ---------      ---------      ---------
         Total debt securities                  73,002             -         (2,759)        70,243
     Federal Reserve Bank stock                  1,007             -              -          1,007
                                             ---------     ---------      ---------      ---------

                                             $  74,009     $       -      $  (2,759)     $  71,250
                                             =========     =========      =========      =========

The amortized cost and fair value of securities held-to-maturity at year end are as follows:

                                                             Gross          Gross
                                             Amortized     Unrealized     Unrealized       Fair
                                               Cost          Gains          Losses         Value
                                             ---------     ---------      ---------      ---------
2000
     U.S. Treasury                           $   2,000     $       2      $       -      $   2,002
     U.S. Government agencies                  184,242           136         (1,049)       183,329
     Mortgage-backed securities                    486             2             (9)           479
     States and political subdivisions          52,345         1,534            (52)        53,827
                                             ---------     ---------      ---------      ---------

                                             $ 239,073     $   1,674      $  (1,110)     $ 239,637
                                             =========     =========      =========      =========

1999
     U.S. Treasury                           $   7,007     $      17      $       -      $   7,024
     U.S. Government agencies                  163,192             6         (4,559)       158,639
     States and political subdivisions          27,967           255           (218)        28,004
                                             ---------     ---------      ---------      ---------

                                             $ 198,166     $     278      $  (4,777)     $ 193,667
                                             =========     =========      =========      =========

The amortized cost and fair value of debt securities as of December 31, 2000, by earliest contractual maturity date, are shown below. Actual maturities may differ from the maturities presented because borrowers may exercise rights to call or prepay their obligations.

                                                Available-for-Sale           Held-to-Maturity
                                              -----------------------     -----------------------
                                              Amortized       Fair        Amortized       Fair
                                                Cost          Value         Cost          Value
                                              ---------     ---------     ---------     ---------
Due in 1 year or less                         $  16,998     $  16,901     $  40,215     $  40,159
Due after 1 through 5 years                      67,004        66,326       164,302       163,654
Due after 5 through 10 years                          -             -        12,753        13,314
Due after 10 years                                    -             -        21,317        22,031
Mortgage-backed securities                       18,347        18,451           486           479
                                              ---------     ---------     ---------     ---------

                                              $ 102,349     $ 101,678     $ 239,073     $ 239,637
                                              =========     =========     =========     =========

Securities with a carrying value of approximately $255,000,000 and $215,000,000 at December 31, 2000 and 1999 were pledged to secure public deposits, securities sold under agreements to repurchase, and for other purposes required or permitted by law.

No securities were sold in 2000 and 1998. Proceeds from the sale of securities available-for-sale in 1999 were $6,982,000, resulting in gross losses of $16,000. Securities called before their contractual maturity date resulted in gains of $4,000, $31,000 and $121,000 in 2000, 1999, and 1998, respectively.

NOTE 3 - LOANS

Loans at year end are as follows:

                                                2000           1999
                                             ---------      ---------
Commercial                                   $ 131,919      $ 124,965
Commercial real estate                          91,978         87,507
Construction                                    13,123         12,914
Agricultural                                     9,978         11,015
Residential real estate                        137,001        131,671
Consumer                                       194,335        222,856
                                             ---------      ---------
    Total loans                                578,334        590,928
Allowance for loan losses                       (6,332)        (5,870)
                                             ---------      ---------

    Loans, net                               $ 572,002      $ 585,058
                                             =========      =========

Included in residential real estate loans are loans held for sale totaling $1,157,000 and $548,000 at December 31, 2000 and 1999. The carrying value of loans held for sale approximated fair value at December 31, 2000 and 1999.

Impaired loans are as follows:

                                                      2000         1999         1998
                                                    --------     --------     --------
Average balance of impaired loans during
  the year                                          $  1,880     $    835     $    920
Impaired loans at year end                             1,730        1,076          786
Allowance for loan losses allocated to impaired
  loans at year end                                      433          175          118

A portion of the allowance for loan losses has been allocated to each impaired loan. Interest income recognized on impaired loans was immaterial in 2000, 1999, and 1998.

Activity in the allowance for loan losses follows:

                                                   2000          1999          1998
                                                 --------      --------      --------
Balance, beginning of year                       $  5,870      $  4,946      $  4,437
    Provision charged to operations                 1,875         2,300         2,034
    Loans charged-off                              (2,279)       (2,215)       (1,866)
    Recoveries                                        866           839           341
                                                 --------      --------      --------

Balance, end of year                             $  6,332      $  5,870      $  4,946
                                                 ========      ========      ========


Certain executive officers and directors and companies in which they have management or beneficial ownership are loan customers of the Company. These loans have similar terms to other customer loans. An analysis of the changes in these loans follows:

                                                   2000
                                                 --------
Total loans at beginning of year                 $  4,974
New loans                                           2,303
Repayments                                         (2,152)
                                                 --------

    Total loans at end of year                   $  5,125
                                                 ========

Loans serviced for others that are not reported as assets in the financial statements approximated $120,000,000 at both December 31, 2000 and 1999. In 2000, the Company began recording servicing rights on residential mortgage loans sold with servicing retained. At December 31, 2000, mortgage servicing rights, net of $10,000 of accumulated amortization, are $128,000.

NOTE 4 - PREMISES AND EQUIPMENT

Major classifications of premises and equipment are summarized as follows at year end.

                                                   2000          1999
                                                 --------      --------
Land and land improvements                       $  6,487      $  6,038
Buildings                                          16,671        16,103
Equipment                                          12,374        11,507
                                                 --------      --------
    Total cost                                     35,532        33,648
Accumulated depreciation                          (15,540)      (13,614)
                                                 --------      --------
    Carrying value                               $ 19,992      $ 20,034
                                                 ========      ========

NOTE 5 - INTANGIBLES

Goodwill of $11,059,000 is reported net of accumulated amortization of $6,047,000 and $5,424,000 as of December 31, 2000 and 1999, respectively. Core deposit intangibles of $4,753,000 and $4,147,000 as of December 31, 2000 and 1999, respectively, are reported net of accumulated amortization of $2,701,000 and $2,302,000 as of December 31, 2000 and 1999, respectively.

NOTE 6 - DEPOSITS

At December 31, 2000, the scheduled maturities of time deposits are as follows:

                     2001                 $ 285,558
                     2002                    36,630
                     2003                    18,258
                     2004                     3,222
                     2005                     1,260
                                          ---------

                                          $ 344,928
                                          =========

NOTE 7 - SHORT-TERM BORROWINGS

Short-term borrowings consist of securities sold under agreements to repurchase, federal funds purchased, and U.S. Treasury demand note accounts. These short-term borrowings are financing arrangements. Physical control is maintained for securities sold under repurchase agreements.

Information concerning short-term borrowings follows:

                                         2000          1999          1998
                                       --------      --------      --------
End of year
    Outstanding balance                $121,272      $112,191      $ 65,540
    Weighted average interest rate         5.90%         5.47%         4.92%
During the year
    Average outstanding balance        $ 95,987      $ 63,198      $ 51,656
    Maximum outstanding balance         126,317       112,191        65,540
    Weighted average interest rate         6.00%         5.01%         5.25%

The carrying value and fair value of the securities underlying the above agreements at December 31, 2000 follow:

   Carrying value                      $134,306
   Fair value                           133,828

At December 31, 2000, securities sold under agreements to repurchase are summarized below:

                                                         Collateral
                                                         ----------
                                                        U.S. Treasury
                                                       and Government
                                        Weighted      Agency Securities
                                         Average    ---------------------
      Original            Repurchase    Interest    Amortized     Fair
        Term               Liability      Rate        Cost        Value
      --------             ---------      ----      --------     --------
Up to 30 days               $  2,097      5.69%     $  2,201     $  2,191
30 to 90 days                 25,729      6.09        27,257       27,136
Over 90 days                  90,843      5.85        96,702       96,099
                            --------      ----      --------     --------

                            $118,669      5.90%     $126,160     $125,426
                            ========      ====      ========     ========

At December 31, 2000, the Company had unused lines of credit to purchase federal funds from other banks totaling $40,000,000.

NOTE 8 - INCOME TAXES
Income tax expense consists of the following:

                                             2000        1999        1998
                                           --------    --------    --------
Currently payable tax
    Federal                                $  5,778    $  5,680    $  4,464
    State                                       157         280         310
Deferred tax expense (benefit)                 (702)       (754)         40
                                           --------    --------    --------

    Income tax expense                     $  5,233    $  5,206    $  4,814
                                           ========    ========    ========


A reconciliation of income tax expense and the amount computed by applying the statutory federal income tax rate of 35% to income before income taxes follows:

                                        2 0 0 0              1 9 9 9              1 9 9 8
                                   ----------------     ----------------     ----------------
                                    Amount      %        Amount      %        Amount      %
                                   --------    ----     --------    ----     --------    ----

Income tax at statutory rate       $  5,859    35.0%    $  5,474    35.0%    $  5,089    35.0%
Increase (decrease)
  resulting from
    State income taxes,
      net of federal benefit             51      .3          117      .7          190     1.3
    Tax-exempt income                  (857)   (5.1)        (659)   (4.2)        (675)   (4.6)
    Nondeductible
      interest expense                  110      .6           73      .5           79      .5
    Goodwill amortization               218     1.3          218     1.4          218     1.5
    Other items, net                   (148)    (.8)         (17)    (.1)         (87)    (.6)
                                   --------    ----     --------    ----     --------    ----

       Income tax expense          $  5,233    31.3%    $  5,206    33.3%    $  4,814    33.1%
                                   ========    ====     ========    ====     ========    ====


Net deferred tax assets and liabilities included in the balance sheet consist of the following components at year end.

                                                             2000        1999
                                                           --------    --------
Deferred tax assets
    Securities available-for-sale                          $    267    $  1,095
    Allowance for loan losses                                 2,512       2,328
    Other items, net                                            111         170
                                                           --------    --------
                                                              2,890       3,593
Deferred tax liabilities
    Premises and equipment                                     (803)     (1,057)
    Intangibles                                                (524)       (732)
    Purchase accounting adjustments and other items, net       (268)       (383)
                                                           --------    --------
                                                             (1,595)     (2,172)
                                                           --------    --------

       Net deferred tax assets                             $  1,295    $  1,421
                                                           ========    ========

No valuation allowance was considered necessary for deferred tax assets.

NOTE 9 - EMPLOYEE BENEFIT PLANS

In January 1998, the Board of Directors approved the process of terminating the pension plan. No credit was given for participant service after January 31, 1998. Final distributions aggregating $6.5 million were made to participants in September 1998.

The amount charged to expense for the Company's pension plan during 1998 consisted of the following:

   Service cost                                         $ 119
   Interest cost on projected benefit obligation          444
   Expected return on plan assets                        (448)
   Net amortization                                        19
   Settlement loss, net of curtailment gain               287
                                                        -----

       Pension expense                                  $ 421
                                                        =====

   Assumptions used
       Discount rate                                     7.00%
       Expected return on plan assets                    8.00%
       Rate of compensation increase                     4.50%

Contributions to the 401(k) plan for the years ended December 31, 2000, 1999, and 1998 were $190,000, $188,000, and $177,000 respectively.

The Company's contribution to the profit sharing plan was 7,300, 5,400, and 5,900 shares of the Company's common stock valued at $487,000, $448,000, and $404,000 in 2000, 1999, and 1998, respectively. All shares contributed were allocated to participants as of each respective year end.

NOTE 10 - COMMITMENTS AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

At December 31, 2000, reserves of approximately $26 million were required as deposits with the Federal Reserve Bank or as cash on hand. These reserves do not earn interest.

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

A summary of the contract amounts of the Company's exposure to off-balance-sheet risk at year end follows:

                                                              2000       1999
                                                            --------   --------
   Financial instruments whose contract amounts
     represent credit risk
       Loan commitments, including unused lines of credit   $ 72,547   $ 63,133
       Standby letters of credit                              16,326     12,509

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

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan commitments to customers. Most of the Company's standby letters of credit are expected to expire without being drawn upon.

NOTE 11 - PREFERRED STOCK PURCHASE RIGHTS

Pursuant to a Rights Agreement dated November 14, 1996, there is attached to each share of common stock of the Company one preferred stock purchase right (Right). Each Right entitles the holder to buy from the Company one one-thousandth of a share of preferred stock at an exercise price of $120 (as restated to reflect the 5-for-4 stock split effected in the form of a 25% stock dividend in 2000). The exercise price is subject to adjustment.

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

In the event that, at any time following a Flip-In Event, (i) the Company is acquired in a merger or other business combination transaction or (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights that have become void as set forth previously) will thereafter have the right to acquire, upon exercise, shares of common stock of the acquiring company at 50% of their current per share market price.

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

NOTE 12 - CAPITAL REQUIREMENTS

The Bank is limited in the amount of dividends that can be paid without prior approval of the banking regulatory agencies. As of December 31, 2000, the Bank could pay dividends to the Company of $10.7 million without obtaining prior approval of the bank regulatory agencies.

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

For the Company and the Bank, Tier I capital consists of stockholders' equity (excluding unrealized gains and losses on securities available-for-sale), less intangible assets, and related deferred taxes. Total capital consists of Tier I capital plus the allowance for loan losses. At December 31, 2000, consolidated actual capital levels and minimum required levels for the consolidated Company and the Bank were:

                                                                                  Minimum Amount Required
                                                                                  Under Prompt Corrective
                                                                                    Action Regulations
                                                                                  -----------------------
                                                                                    For
                                                    Actual                        Capital
                                             ---------------------               Adequacy          To Be Well
                                             Ratio          Amount               Purposes          Capitalized
                                             -----          ------               --------          -----------
   Total capital (to risk-weighted
     assets)
       Consolidated                          14.62%       $  96,391              $  52,733         $  65,916
       Bank                                  14.52%       $  95,683              $  52,722         $  65,902
   Tier I capital (to risk-weighted
     assets)
       Consolidated                          13.66%       $  90,059              $  26,366         $  39,550
       Bank                                  13.56%       $  89,351              $  26,361         $  39,541
   Tier I capital (to average assets)
       Consolidated                           8.68%       $  90,059              $  41,491         $  51,864
       Bank                                   8.62%       $  89,351              $  41,485         $  51,856

At December 31, 2000 and 1999, the Company and the Bank were categorized as well capitalized according to the banking regulations described above. There are no conditions or events since that notification that management believes have changed the Company and the Bank's categorization.

Actual capital ratios at year end are summarized below:

                                                 Consolidated
                                                   Company                  Bank
                                            --------------------    --------------------
                                              2000        1999        2000        1999
                                            --------    --------    --------    --------
   Total capital to risk-weighted assets       14.62%      13.41%      14.52%      13.28%
   Tier I capital to risk-weighted assets      13.66       12.52       13.56       12.38
   Tier I capital to average assets             8.68        8.33        8.62        8.34

NOTE 13 - FAIR VALUE OF FINANCIAL INSTRUMENTS AND INTEREST RATE RISKS

The carrying amount and estimated fair value of financial instruments at year-end follow:

                                                    2000                    1999
                                            --------------------    --------------------
                                            Carrying     Fair       Carrying     Fair
                                             Amount      Value       Amount      Value
                                            --------    --------    --------    --------
   Financial assets
       Cash and due from banks              $ 51,856    $ 51,856    $ 57,449    $ 57,449
       Federal funds sold                     63,200      63,200      64,700      64,700
       Securities available-for-sale         102,685     102,685      71,250      71,250
       Securities held-to-maturity           239,073     239,637     198,166     193,667
       Loans, net                            572,002     562,186     585,058     582,114
       Accrued interest receivable             8,337       8,337       7,006       7,006

   Financial liabilities
       Deposits                              844,067     842,888     809,609     810,334
       Short-term borrowings                 121,272     121,272     112,191     112,191
       Accrued interest payable                3,201       3,201       3,523       3,523

The methods and assumptions used to estimate fair value are described as follows.

Carrying amount is the estimated fair value for cash and cash equivalents, short-term borrowings, accrued interest receivable and payable, deposits due on demand, and variable rate loans that reprice frequently and fully. Security fair values are based on market prices or dealer quotes and, if no such information is available, on the rate and term of the security and information about the issuer. For fixed rate loans or deposits and for variable rate loans with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of loans held for sale is based on market quotes. The fair value of loan commitments, unused lines of credit, and letters of credit are not material.

NOTE 14 - CASH FLOW INFORMATION

Supplemental disclosures of cash flow information are as follows:

                                                                 2000         1999         1998
                                                                 ----         ----         ----
      Cash payments for
         Interest                                              $ 33,811     $ 26,873     $ 27,786
         Income taxes                                             5,035        6,509        4,634

      Noncash investing and financing activities
         Other real estate acquired in settlement of loans            -          153          157

In September 2000, the Company acquired a commercial bank branch office in Manhattan, Illinois. In conjunction with the acquisition, liabilities assumed were as follows:

      Net cash received                             $  7,568
      Intangible assets acquired                         606
      Premises and equipment acquired                    542
                                                    --------

         Deposit liabilities assumed                $  8,716
                                                    ========

NOTE 15 - CONDENSED PARENT COMPANY FINANCIAL INFORMATION

The condensed financial statements of First National Bancorp, Inc. (parent company only) are presented below:

                                 BALANCE SHEETS

                                                    2000         1999
                                                  --------     --------
ASSETS
Cash                                              $    640     $    614
Investment in subsidiary                            95,326       86,999
Land                                                   106          106
Other assets                                            34           26
                                                  --------     --------

   Total assets                                   $ 96,106     $ 87,745
                                                  ========     ========


LIABILITIES AND STOCKHOLDERS' EQUITY
Income taxes payable and other liabilities        $     72     $    480
Stockholders' equity                                96,034       87,265
                                                  --------     --------

   Total liabilities and stockholders' equity     $ 96,106     $ 87,745
                                                  ========     ========


                              STATEMENTS OF INCOME

                                                            Years Ended December 31,
                                                     ------------------------------------
                                                       2000          1999          1998
                                                     --------      --------      --------
Dividends from subsidiary                            $  4,716      $  7,241      $  7,227
Interest and other income                                  92            15            14
Interest expense                                            -          (100)         (366)
Noninterest expense                                      (697)         (656)         (718)
                                                     --------      --------      --------

Income before income taxes and equity
  in undistributed net income of subsidiary             4,111         6,500         6,157
Income tax benefit                                        328           286           443
                                                     --------      --------      --------

Income before equity in undistributed net
  income of subsidiary                                  4,439         6,786         6,600
Equity in undistributed net income of subsidiary        7,067         3,649         3,127
                                                     --------      --------      --------

Net income                                           $ 11,506      $ 10,435      $  9,727
                                                     ========      ========      ========

                            STATEMENTS OF CASH FLOWS

                                                               Years Ended December 31,
                                                        ------------------------------------
                                                          2000          1999          1998
                                                        --------      --------      --------
Cash flows from operating activities
   Net income                                           $ 11,506      $ 10,435      $  9,727
   Adjustments to reconcile net income to net
     cash provided by operating activities
       Undistributed net income of subsidiary             (7,067)       (3,649)       (3,127)
       Change in other assets and other liabilities         (416)          538            21
                                                        --------      --------      --------
          Net cash from operating activities               4,023         7,324         6,621

Cash flows from financing activities
   Principal payments on long-term debt                        -        (3,059)       (1,758)
   Common stock purchased for treasury                       (81)            -        (1,140)
   Payment for fractional shares in connection
     with 5-for-4 stock split                                (37)            -             -
   Common stock contributed to profit sharing plan
     in exchange for cash received from subsidiary           487           448             -
   Cash dividends paid                                    (4,366)       (4,114)       (3,756)
                                                        --------      --------      --------
       Net cash from financing activities                 (3,997)       (6,725)       (6,654)
                                                        --------      --------      --------

Net change in cash                                            26           599           (33)

Cash
   Beginning of year                                         614            15            48
                                                        --------      --------      --------

   End of year                                          $    640      $    614      $     15
                                                        ========      ========      ========

Noncash financing activity
   Common stock contributed to profit sharing plan
     in exchange for receivable due from subsidiary      $     -      $      -      $    404


NOTE 16 - OTHER COMPREHENSIVE INCOME

Other comprehensive income components and related taxes were as follows:

                                                          2000          1999          1998
                                                        --------      --------      --------
Unrealized holding gains and losses on
  available-for-sale securities                         $  2,092      $ (2,658)     $      2
Less reclassification adjustments for gains
  later recognized in income                                  (4)          (15)         (121)
                                                        --------      --------      --------
Net unrealized gains and losses                            2,088        (2,673)         (119)
Tax effect                                                  (828)        1,061            47
                                                        --------      --------      --------

    Other comprehensive income (loss)                   $  1,260      $ (1,612)     $    (72)
                                                        ========      ========      ========

NOTE 17 - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following table sets forth certain unaudited income and expense and per share data on a quarterly basis for the three-month periods indicated:

                                          Year Ended December 31, 2000                   Year Ended December 31, 1999
                                          ----------------------------                   ----------------------------
                                               Three Months Ended                             Three Months Ended
                                             ----------------------                         ----------------------
                                  Dec. 31     Sep. 30    June 30     March 31    Dec. 31     Sep. 30     June 30     March 31
                                ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
Net interest income             $    9,508  $    9,348  $    9,413  $    9,426  $    9,468  $    9,487  $    9,261  $    8,909
Provision for loan losses              300         525         525         525       1,025         525         375         375
Noninterest income                   2,139       1,924       1,923       1,822       1,836       1,803       1,808       1,771
Noninterest expense                  7,818       6,485       6,383       6,203       7,797       6,452       6,334       5,819
                                ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
Income before income
  taxes                              3,529       4,262       4,428       4,520       2,482       4,313       4,360       4,486
Income tax expense                     923       1,352       1,443       1,515         761       1,440       1,478       1,527
                                ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------

Net income                      $    2,606  $    2,910  $    2,985  $    3,005  $    1,721  $    2,873  $    2,882  $    2,959
                                ==========  ==========  ==========  ==========  ==========  ==========  ==========  ==========

Earnings per share              $      .86  $      .96  $      .98  $      .99  $      .57  $      .95  $      .95  $      .98

Average common
  shares outstanding             3,031,767   3,031,855   3,031,855   3,032,257   3,025,619   3,025,545   3,025,545   3,025,545

Net income for the three months ended December 31, 2000 is lower than the previous calendar quarters of 2000 due to increased noninterest expenses including depreciation and other related occupancy and equipment expenses and Board of Director approved charitable contributions. Net income for the three months ended December 31, 1999 is lower than the previous calendar quarters of 1999 as a result of increased noninterest expenses similar to those occurring in the three months ended December 31, 2000 and an increase in the loan loss provision. The increased loan loss provision in the fourth quarter of 1999 was due to greater than anticipated consumer loan charge-offs.

                      [FIRST NATIONAL BANK OF JOLIET LOGO]


JOLIET
78 North Chicago Street
Scott & Jefferson
Midland & Campbell
Black & Essington
1590 N. Larkin (Inside Cub Foods)
191 S. Larkin (Inside Cub Foods)

SHOREWOOD BANKING CENTER
Route 52 & Brookshore

CHANNAHON BANKING CENTERS
24745 W. Eames
Route 6 & I-55 (Inside Franks)

MINOOKA BANKING CENTER
207 W. Mondamin

PLAINFIELD BANKING CENTER
Route 59 & Renwick Road

ROMEOVILLE BANKING CENTERS
626 Townhall Drive
80 S. Weber Road

LOCKPORT BANKING CENTER
826 East Ninth Street

HOMER TOWNSHIP BANKING CENTER
159th Street & Cedar Road

BOLINGBROOK BANKING CENTER
225 Lily Cache Lane

PLANO BANKING CENTER
2005 West Route 34

MANHATTAN BANKING CENTER
505 State Street

Member FDIC78
North Chicago Street
Joliet, Illinois 60432